As filed with the Securities and Exchange Commission on July 11, 1997
                                                     Registration No. 333-26039

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                             ---------------------


                                PRE-EFFECTIVE
                              AMENDMENT NO. TWO

                                      TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                            D&N CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


     DELAWARE                               6798                     31-1517665
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)   Classification Code Number)    Identification No.)



           400 QUINCY STREET, HANCOCK, MICHIGAN 49930 (906) 482-2700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                               KENNETH R. JANSON
                                   PRESIDENT
                            D&N CAPITAL CORPORATION
                               400 QUINCY STREET
                            HANCOCK, MICHIGAN 49930
                                 (906) 482-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------


                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                            James S. Fleischer, P.C.
                        SILVER, FREEDMAN & TAFF, L.L.P.
     (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                           Seventh Floor, East Tower
                           Washington, DC  20005-3934
                                 (202) 414-6100

                                Donald L. Kunz
                      HONIGMAN MILLER SCHWARTZ AND COHN
                         2290 First National Building
                              Detroit, Michigan  48226
                                (313) 256-7800

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED  JULY   , 1997


PROSPECTUS
                                1,100,000 SHARES

                            D&N CAPITAL CORPORATION
                      % NONCUMULATIVE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                 EXCHANGEABLE INTO PREFERRED STOCK OF D&N BANK
                               ------------------

    D&N Capital Corporation (the "Company") is hereby offering 1,100,000 shares
of its    % Noncumulative Exchangeable Preferred Stock, Series A, par value
$25.00 per share (the "Series A Preferred Shares"). The Company has been formed for the purpose of acquiring, holding and managing real estate mortgage assets that are intended to generate sufficient income to permit the declaration of dividends on the Series A Preferred Shares at the stated rate and to meet the operating expenses of the Company. Dividends on the Series A Preferred Shares
are payable at the rate of    % per annum of the liquidation preference (an
amount equal to $   per annum per share), if, when and as declared by the Board of Directors of the Company. Dividends are not cumulative and, if declared, are payable quarterly in arrears on the last day of March, June, September and December in each year, commencing September 30, 1997. If no dividend is declared on the Series A Preferred Shares by the Company for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period. Dividends in each dividend period will accrue from the first day of the period, whether or not declared or paid in the prior period.
                               ------------------
  SEE "RISK FACTORS" COMMENCING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED
  SHARES. AMONG THE RISKS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER ARE THE
                                   FOLLOWING:

     - NO PRIOR OPERATING HISTORY OF THE COMPANY;

     - DEPENDENCE ON D&N BANK (THE "BANK") AS ADVISOR AND SERVICER;

     - GEOGRAPHIC CONCENTRATION IN MICHIGAN OF PROPERTIES SECURING THE COMPANY'S INITIAL MORTGAGE LOAN PORTFOLIO;

     - POSSIBLE ADVERSE EFFECT ON THE COMPANY'S CASH FLOW IN THE EVENT OF A SIGNIFICANT DECLINE IN INTEREST RATES;

     - POSSIBLE RESTRICTIONS ON OPERATIONS OF THE COMPANY OR THE COMPANY'S ABILITY TO PAY DIVIDENDS BY FINANCIAL INSTITUTION REGULATORY AUTHORITIES;

     - IF THE BANK IS EXPERIENCING FINANCIAL DIFFICULTIES, SERIES A PREFERRED SHARES MAY BE EXCHANGED FOR SERIES A PREFERRED SHARES OF THE BANK WHICH WILL NOT BE LISTED ON THE NASDAQ NATIONAL MARKET OR ANY EXCHANGE AND HAVE OTHER DISTINCT RISKS;

     - POSSIBILITY OF CONFLICTS OF INTEREST BETWEEN THE COMPANY AND THE BANK AND AFFILIATES OF THE BANK AND THAT THE OWNER OF THE BANK'S COMMON STOCK MAY HAVE INVESTMENT GOALS AND STRATEGIES THAT DIFFER FROM THOSE OF THE HOLDERS OF THE SERIES A PREFERRED SHARES; AND

     - SINCE DIVIDENDS ARE NOT CUMULATIVE, IF NO DIVIDEND IS DECLARED ON THE SERIES A PREFERRED SHARES BY THE COMPANY FOR A DIVIDEND PERIOD, HOLDERS OF THE SERIES A PREFERRED SHARES WILL HAVE NO RIGHT TO RECEIVE A DIVIDEND FOR THAT PERIOD.

                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------
THE SERIES A PREFERRED SHARES ARE NOT DEPOSIT ACCOUNTS OR OTHER DEBT OBLIGATIONS OF THE BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
              ANY OTHER GOVERNMENTAL AGENCY OR OTHERWISE INSURED.

===========================================================================================================================
                                                      INITIAL PUBLIC            UNDERWRITING             PROCEEDS TO
                                                      OFFERING PRICE           COMMISSION(1)              COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------
Per Share......................................           $25.00                     $                        $
---------------------------------------------------------------------------------------------------------------------------
Total(3).......................................           $                          $                        $
===========================================================================================================================

(1) The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The Underwriters have agreed to an underwriting commission of 1.75% for all Series A Preferred Shares sold to directors, officers and employees of the Company and its affiliates, up to a maximum of 60,000 shares.
(2) Before deducting expenses payable by the Company estimated at $325,000.
(3) The Company has granted the several Underwriters an option for 30 days to purchase up to an additional 110,000 Series A Preferred Shares at the initial public offering price per Series A Preferred Share, less underwriting commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting commission and proceeds to Company will be $30,250,000, $_______ and $_______, respectively.
                               ------------------

    The Series A Preferred Shares are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series A Preferred Shares will be ready for delivery through the facilities of The
Depository Trust Company in New York, New York, on or about              , 1997
against payment therefor in immediately available funds.
                               ------------------
                              (RONEY & CO LOGO)


                 THE DATE OF THIS PROSPECTUS IS JULY   , 1997.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         The Series A Preferred Shares are not redeemable prior to [     ],
2002 (except upon the occurrence of a Tax Event as described herein). On and
after [           ], 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus the accrued and unpaid dividends for the most recent quarter, if any, thereon, subject to the receipt of prior approval from the Office of Thrift Supervision or any successor regulatory agency. The Series A Preferred Shares will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company.

         Under certain circumstances, each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued Series A preferred share of D&N Bank (the "Bank Preferred Shares"), a federally chartered and federally insured stock savings bank (the "Bank"), if the appropriate regulatory agency directs in writing (a "Directive") an exchange of the Series A Preferred Shares for Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion and even if the Bank is not "undercapitalized," anticipates the Bank becoming "undercapitalized" in the near term (the "Exchange Event"). CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED BY AN INVESTMENT IN BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH ELSEWHERE IN THIS PROSPECTUS. In the event of the Automatic Exchange, the Bank Preferred Shares would constitute a new series of preferred shares of the Bank, would have the same dividend rights, liquidation preference, redemption options and other attributes as the Series A Preferred Shares, except that the Bank Preferred Shares would not be listed on the Nasdaq National Market or any other quotation system, and would rank pari passu in terms of cash dividend payments and liquidation preference with any outstanding shares of preferred stock of the Bank. Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Shares voluntarily, and, absent the occurrence of the Automatic Exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to the Bank or any security of the Bank. See "Description of Series A Preferred Shares--Automatic Exchange".

         The Company expects that all of its mortgage assets will be acquired from the Bank, or its affiliates. All of the shares of the Company's common stock, par value $300.00 per share (the "Common Stock"), are owned by the Bank. The Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of Common Stock of the Company.

         A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR D&N FINANCIAL CORPORATION ("D&N"). NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR D&N.

         The Company expects to qualify as a real estate investment trust (a "REIT") for federal income tax purposes, commencing with the taxable year ending December 31, 1997. No person or persons acting as a group is permitted to beneficially own more than 9.9% of any series of preferred stock of the Company, including the Series A Preferred Shares, with limited exceptions.

         Prior to the offering, there has been no market for the Series A Preferred Shares. The Company has applied for listing of the Series A Preferred Shares on the Nasdaq National Market, subject to official notice of issuance, under the symbol "DNFCP". The Bank intends to register the Bank Preferred Shares with the OTS promptly following the issuance of such shares, but does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq System. Consequently, there can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.


IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
THE BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
POSSIBLE CONFLICTS OF INTEREST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
THE OFFERING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
THE FORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         The Formation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Benefits to the Bank and its Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
BUSINESS AND STRATEGY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
TAX STATUS OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         No Operating History; Dependence Upon Bank as Advisor and Servicer . . . . . . . . . . . . . . . . . . . . . . .  15
         Risk of Automatic Exchange Upon a Decline in the Bank's Capital Position or the
           Receivership of the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Dividend and Other Regulatory Restrictions on Operations of the Company  . . . . . . . . . . . . . . . . . . . .  17
         Risks Associated with Changes in Interest Rates that Would Adversely Affect the
           Company's Ability to Pay Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Dividends Not Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Risks Associated with Mortgage Loans Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Real Estate Market Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Delays in Liquidating Defaulted Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Legal Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Environmental Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Risk of Future Revisions in Policies and Strategies By Board of Directors  . . . . . . . . . . . . . . . . . . .  22
         Ability to Increase Leverage May Adversely Affect the Company's Interest Income  . . . . . . . . . . . . . . . .  22
         Relationship with the Bank and its Affiliates; Conflicts of Interest . . . . . . . . . . . . . . . . . . . . . .  22
         No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates . . . . . . . . . .  24
         Tax Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         No Prior Market for Series A Preferred Shares or for Bank Preferred Shares, If Issued  . . . . . . . . . . . . .  26
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
BUSINESS AND STRATEGY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Liquidity and Capital Resources  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         General Description of Mortgage Assets; Investment Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Acquisition of Initial Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Management Policies and Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Description of Initial Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Servicing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Independent Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Audit Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Credit Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Compensation of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Limitations on Liability of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

         The Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         The Formation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Benefits to the Bank and its Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
DESCRIPTION OF SERIES A PREFERRED SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Automatic Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Rights Upon Liquidation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Independent Director Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         Restrictions on Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Restrictions on Ownership and Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         Taxation of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Failure to Qualify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         Tax Treatment of Automatic Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Taxation of United States Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         Taxation of Foreign Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         Information Reporting Requirements and Backup Withholding Tax  . . . . . . . . . . . . . . . . . . . . . . . . .  80
         Other Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
ERISA CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         Plan Asset Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
         Effect of Plan Asset Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         Prohibited Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         Unrelated Business Taxable Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
CERTAIN INFORMATION REGARDING THE BANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         Operations of the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         Selected Consolidated Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         Risk Factors and Other Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86
UNDERWRITING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
RATINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
CERTAIN LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
ADDITIONAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
GLOSSARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
INDEX TO FINANCIAL STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. See "Glossary" commencing at page [__] for the definitions of certain terms used in this Prospectus. The offering of 1,100,000 shares of [____]% Noncumulative Exchangeable Preferred Stock, Series A, par value $25.00 per share (the "Series A Preferred Shares"), is referred to herein as the "Offering". Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option described in "Underwriting" is not exercised.

                                  THE COMPANY


         D&N Capital Corporation is a newly-formed Delaware corporation incorporated on March 18, 1997 and created for the purpose of acquiring, holding and managing real estate mortgage assets ("Mortgage Assets"). The Company has been formed by D&N Bank, a federally chartered savings bank, to provide the Bank and its parent, D&N Financial Corporation, a Delaware corporation ("D&N"), with a means of raising capital for bank regulatory purposes. The Series A Preferred Shares will be treated as core capital for regulatory purposes for the Bank.
The Company has five directors of which two are independent directors. An "Independent Director" is a director who, prior to and subsequent to appointment is not and will not be a director, officer, employee or 1% shareholder of D&N or the Bank and is not an officer or employee of the Company. The issuance of the Series A Preferred Shares by the Company is a more cost-effective means of raising capital for the Bank than if the Bank were to issue preferred stock itself, because of the Company's ability to deduct for income tax purposes the dividends payable on the Series A Preferred Shares as a result of its qualification as a REIT. The Company will elect to be subject to tax as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. In order to be treated as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to 95% of the Company's "REIT taxable income". See "Federal Income Tax Considerations" for a discussion of the requirements to qualify as a REIT. All of the shares of the Company's common stock, par value $300.00 per share (the "Common Stock"), are owned by the Bank. The Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of Common Stock of the Company. For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital Stock--Restrictions on Ownership and Transfer".


         The Company currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to approximately 100% of the Company's "REIT taxable income" (which excludes capital gains). Dividends will be declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors. Although there can be no assurances, because
(i) the Mortgage Assets are interest bearing, (ii) the Series A Preferred Shares represent only approximately 50% of the Company's capitalization and
(iii) the Company does not anticipate incurring any indebtedness, the Company currently expects that both its cash available for distribution and its "REIT taxable income" will be in excess of amounts needed to pay dividends on the Series A Preferred Shares. See "Risk Factors -- Risks Associated with Changes in Interest Rates."

         A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR D&N. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR D&N.

         The principal executive offices of the Company are located at 400 Quincy Street, Hancock, Michigan 49930, telephone number (906) 482-2700.


                                  RISK FACTORS


         The purchase of the Series A Preferred Shares offered hereby is subject to certain risks. See "Risk Factors" commencing on page 15. Among such risks are the following:


           - The Company is a newly organized corporation with no operating history. The Company will be dependent in virtually every phase of its operations on the diligence and skill of the officers and employees of the Bank and its affiliates. To the extent officers and employees of the Bank and its affiliates do not exercise an appropriate level of diligence and skill, the Company's results of operations may be adversely affected.



           - A decline in the performance or capital levels of the Bank or the placement of the Bank into conservatorship or receivership could lead to the exchange of the Series A Preferred Shares for Bank Preferred Shares, which would represent an investment in the Bank and not in the Company. An investment in the Bank is subject to certain risks that are distinct from the risks associated with an investment in the Company. For example, an investment in the Bank would involve risks relating to the capital levels of and other federal regulatory requirements applicable to the Bank and the performance of the Bank's loan portfolio. In the event of receivership of the Bank, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors will be entitled to a priority of payment over the claims of holders of equity securities such as the Bank Preferred Shares. As a result, if the Bank were to be placed into receivership after the Automatic Exchange or if the Automatic Exchange were to occur after receivership of the Bank, the holders of the Bank Preferred Shares likely would receive, if anything, substantially less than holders of the Series A Preferred Shares would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Shares. Potential investors in the Series A Preferred Shares should carefully consider the risks with respect to an investment in the Bank set forth in the Offering Circular attached hereto as Annex I. In addition, the Bank Preferred Shares will not be listed on the Nasdaq System and therefore will be an illiquid investment with a value not readily determinable. Each individual holder of Bank Preferred Shares will be required to determine the fair market value of the Bank Preferred Shares received to determine the tax effect of the Automatic Exchange. Any such determination may be subject to challenge by the IRS.



           - Because of the relationship between the Company and the Bank and its affiliates, conflicts of interest may arise between the Bank and its affiliates and the Company. The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, the Company's acquisition of the Initial Portfolio; future acquisitions of Mortgage Loans from the Bank or its affiliates; servicing of Mortgage Loans, particularly with respect to Mortgage Loans that become Classified or placed in Nonaccrual Status or which have been, more than once during the preceding twelve months, more than 30 days past due in the payment of principal and interest; future dispositions of Mortgage Loans to D&N and the Bank or any of their non-bank subsidiaries; and the modification of the Advisory Agreement or the Servicing Agreements. Any resolution of a conflict may adversely effect the Company's results of operations.



           - As a subsidiary of the Bank, the Company is subject to the risk that banking authorities will restrict the ability of the Company to transfer assets, to make distributions to stockholders, including dividends to the holders of Series A Preferred Shares, or to redeem shares of Preferred Stock. Under certain circumstances, certain of these restrictions could result in the Company's failure to qualify as a REIT which could result in the inability of the Company to pay dividends on the Series A Preferred Shares.



           - Because the rate at which dividends are to be paid is fixed and a majority of the Mortgage Loans that constitute the Initial Portfolio are adjustable rate Mortgage Loans, a significant decline in interest rates may adversely affect the Company's ability to pay dividends on the Series A Preferred Shares. In such an interest rate environment, the Company may experience an increase in prepayments on its Mortgage Loans and may find it more difficult to purchase additional Mortgage Loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares.

           - Dividends are not cumulative. Consequently, if the Board of Directors does not authorize and declare a dividend on the Series A Preferred Shares for any quarterly period, including if prevented by federal regulators from paying such dividend, the holders of Series A Preferred Shares would not be entitled to receive dividends whether or not funds are or subsequently become available. The board of directors of the Company (the "Board of Directors") may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter, even if funds are available. To remain qualified as a REIT, however, the Company must distribute annually at least 95% of its "REIT taxable" income to stockholders, and the Company expects that the Board of Directors will authorize dividends on the Series A Preferred Shares quarterly.

           - Risks associated with mortgage loans generally, and particularly the geographic concentration of the Company's mortgage loan portfolio in Michigan, could adversely affect the value of the Series A Preferred Shares and the Mortgage Loans (defined below) held by the Company. The quality of the Company's loan portfolio is dependent on the cash flow of borrowers, regional economic conditions and residential and commercial real estate values. Adverse changes affecting any of the above mentioned segments are likely to have an adverse impact on the Company's Mortgage Loans and, as a result, the Company's financial condition and results of operations may deteriorate which could adversely affect the Company's ability to pay dividends.


           - The Board of Directors may amend or revise (in certain circumstances subject to the approval of a majority of the Independent Directors) the policies of the Company set forth herein, including the Company's policy regarding incurring indebtedness. To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates, prepayment risk and risks of various hedging strategies which may adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.




           - The Company is subject to risks associated with the failure of the Company to maintain its status as a REIT. If the Company fails to maintain its status as a REIT for federal income tax purposes, it will be subject to corporate income tax and will not be permitted to deduct, for income tax purposes, dividends on the Series A Preferred Shares or the Common Stock and may not generate sufficient after-tax income to support payment of dividends on the Series A Preferred Shares.



                                    THE BANK


         The Bank is a federally chartered and federally insured stock savings bank which is wholly owned by D&N Financial Corporation. At December 31, 1996, D&N Financial Corporation had total assets of $1.47 billion and stockholders' equity of $86.1 million. Its common stock is listed on the Nasdaq National Market under the symbol "DNFC". At December 31, 1996, the Bank conducted business from 37 full service offices, seven savings agency offices and four mortgage banking offices in Michigan. At December 31, 1996, the Bank had total assets of $1.47 billion, total deposits of $964.1 million and total stockholders' equity of $79.9 million. For the year ended December 31, 1996, the Bank had net income of $9.3 million and a return on average assets of 0.69%. See "Certain Information Regarding the Bank--Selected Consolidated Financial Data".

         Under certain circumstances, each Series A Preferred Share will be exchanged automatically for one newly issued Series A preferred share of the Bank (a "Bank Preferred Share") if the appropriate regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or
(iii) the appropriate regulatory agency, in its sole discretion and even if the Bank is not "undercapitalized," anticipates the Bank becoming "undercapitalized" in the near term (the "Exchange Event"). CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED BY AN INVESTMENT IN BANK PREFERRED

SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH UNDER "CERTAIN INFORMATION REGARDING THE BANK". See also "Description of Series A Preferred Shares--Automatic Exchange". The Bank will be considered to be "undercapitalized" under the prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA"), if it has (i) a core capital (or leverage) ratio of less than 4.0%, (ii) a Tier 1 risk-based capital ratio of less than 4.0%, or (iii) a total risk-based capital ratio of less than 8.0%. Tier 1 or core capital consists of common shareholders' equity, noncumulative perpetual preferred stock, and minority interests in consolidated subsidiaries, less certain intangible assets and investments in certain subsidiaries. Total capital consists of core capital plus supplementary capital (which includes cumulative perpetual preferred stock, qualifying subordinated debt, and a limited amount of the allowances for loan and lease losses) to the extent such supplementary capital does not exceed 100% of core capital, less certain equity investments. For purposes of the prompt corrective action regulations, the Bank's capital category is determined as of the most recent date (i) certain quarterly financial reports are required to be filed with the regulators; (ii) a final report of examination has been delivered to the Bank; or (iii) the Bank is notified in writing by the OTS of its capital category or a change in such category. For its fiscal years ended December 31, 1996, 1995 and 1994, the Bank's core capital (or leverage) ratio was 5.11%, 5.41% and 5.09%, its Tier 1 risk-based capital ratio was 8.72%, 9.20% and 8.92%, and its total risk-based capital ratio was 9.94%, 10.45% and 10.08%, respectively. After giving effect to the Offering, the 1996 ratios would have been 6.84%, 11.87% and 13.10%, respectively. For a discussion of the capital requirements applicable to the Bank, see "Certain Information Regarding the Bank--Risk Factors and Other Considerations--Regulatory Capital Levels".

         The Bank Preferred Shares will only be issued upon the occurrence of the Automatic Exchange. The Bank Preferred Shares will not be registered with the Securities and Exchange Commission (the "Commission") but are being registered with the Office of Thrift Supervision (the "OTS"). A copy of the offering circular filed with the OTS relating to the Bank Preferred Shares is affixed to this Prospectus (the "Offering Circular") as Annex I. The principal executive offices of the Bank are located at 400 Quincy Street, Hancock, Michigan 49930, and its telephone number at such address is (906) 482-2700.


                         POSSIBLE CONFLICTS OF INTEREST


         The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, the Company's acquisition of the Initial Portfolio; future acquisitions of Mortgage Loans from the Bank or its affiliates; servicing of Mortgage Loans, particularly with respect to Mortgage Loans that become Classified or placed on Nonaccrual Status or which have been, more than once during the preceding twelve months, more than 30 days past due in the payment of principal and interest; future dispositions of Mortgage Loans to D&N and the Bank or any of their non-bank subsidiaries; and the modification of the Advisory Agreement or the Servicing Agreements.

         It is the intention of the Company, D&N and the Bank that any agreements and transactions between the Company, on the one hand, and D&N, the Bank or their affiliates, on the other hand, are fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Loans, including those in the Initial Portfolio, on their acquisition or disposition by the Company or in connection with the servicing of such Mortgage Loans. The requirement in the Certificate of Designation establishing the Series A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company, D&N, the Bank and their respective affiliates. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest" and"Business and Strategy--Management Policies and Programs--Conflict of Interest Policies".


                                  THE OFFERING


         For a more complete description of the terms of the Series A Preferred Shares specified in the following summary, see "Description of Series A Preferred Shares".

 Issuer  . . . . . . . . . . . . . .    D&N Capital Corporation,  a
                                        newly-formed Delaware corporation
                                        created for the purpose of acquiring,
                                        holding and managing Mortgage Assets.

 Securities Offered  . . . . . . . .    1,100,000 Series A Preferred Shares.
                                        The Company has granted the
                                        Underwriters an option for 30 days to
                                        purchase up to an additional 110,000
                                        Series A Preferred Shares at the
                                        initial public offering price solely
                                        to cover over-allotments, if any.

 Ranking . . . . . . . . . . . . . .    With respect to the payment of
                                        dividends and amounts upon
                                        liquidation, the Series A Preferred
                                        Shares will rank senior to the
                                        Company's Common Stock. Additional
                                        shares of preferred stock of the
                                        Company (the "Preferred Stock")
                                        ranking senior to the Series A
                                        Preferred Shares may not be issued
                                        without the approval of holders of at
                                        least two-thirds of the Series A
                                        Preferred Shares.  Additional shares
                                        of Preferred Stock ranking on a
                                        parity with the Series A Preferred
                                        Shares may not be issued without the
                                        approval of a majority of the
                                        Independent Directors. See
                                        "Description of Series A Preferred
                                        Shares--Independent Director Approval".

 Use of Proceeds . . . . . . . . . .    The net proceeds to the Company from
                                        the Offering, together with proceeds
                                        received in connection with the sale
                                        of shares of Common Stock to the
                                        Bank, will be used to purchase the
                                        Company's initial portfolio of Mortgage
                                        Assets and to pay the expenses of the
                                        Offering and the formation of the
                                        Company (currently estimated by the
                                        Company to be approximately $325,000
                                        in the aggregate).  See "Use of
                                        Proceeds".

 Dividends . . . . . . . . . . . . .    Dividends on the Series A Preferred
                                        Shares are payable at the rate of [  ]%
                                        per annum of the liquidation
                                        preference (an amount equal to $[ ] per
                                        annum per share), if, when and as
                                        declared by the Board of Directors
                                        of the Company.  If declared,
                                        dividends are payable quarterly in
                                        arrears on the last day of March,
                                        June, September and December in each
                                        year, commencing September 30, 1997.
                                        Dividends accrue in each quarterly
                                        period from the first day of such
                                        period, whether or not dividends are
                                        paid  with respect to the preceding
                                        period.  Dividends on the Series A
                                        Preferred Shares are not cumulative
                                        and, accordingly, if no dividend is
                                        declared on the Series A Preferred
                                        Shares by the Company for a quarterly
                                        dividend period, holders of the Series
                                        A Preferred Shares will have no right
                                        to receive a dividend for that
                                        period, and the Company will have no
                                        obligation to pay a dividend for that
                                        period, whether or not dividends are
                                        declared and paid for any future
                                        period with respect to either the
                                        Series A Preferred Shares or the
                                        Common Stock.  If no dividend is paid
                                        on the Series A Preferred Shares
                                        for a quarterly dividend period, the
                                        payment of dividends on the Common
                                        Stock (100% of which is owned by the
                                        Bank) will be prohibited for that
                                        period and at least the following
                                        three quarterly dividend periods.
                                        See "Description of Series A
                                        Preferred Shares--Dividends".

 Liquidation Preference  . . . . . .    The liquidation preference for each
                                        Series A Preferred Share is $25.00,
                                        plus an amount equal to the
                                        quarterly accrued and unpaid
                                        dividends, if any, thereon. See
                                        "Description of Series A Preferred
                                        Shares--Rights Upon Liquidation".

 Redemption  . . . . . . . . . . . .    The Series A Preferred Shares
                                        are not redeemable prior to [       ],
                                        2002 (except upon the occurrence of a
                                        Tax Event as defined in "Description of
                                        Series A Preferred Shares--Redemption").
                                        On and after  [     ], 2002, the Series
                                        A Preferred  Shares may be redeemed for
                                        cash at the option of the Company, in
                                        whole or in part, at any time and from
                                        time to time, at a redemption price of
                                        $25.00 per share, plus the accrued and
                                        unpaid dividends for the most recent
                                        quarter, if any, thereon. Upon the
                                        occurrence of a Tax Event, the Company
                                        will have the right at any time to
                                        redeem the Series A Preferred Shares in
                                        whole (but not in part) at a redemption price of $25.00 per share, plus the accrued and unpaid dividends for the most recent quarter, if any, thereon.
                                        The Series A Preferred Shares will not
                                        be subject to any sinking fund or
                                        mandatory redemption and will not be
                                        convertible into any other securities of the Company. See "Description of Series
                                        A Preferred Shares--Redemption".

 Automatic Exchange  . . . . . . . .    Each Series A Preferred Share will be
                                        exchanged automatically for one Bank
                                        Preferred Share upon the occurrence of
                                        the Automatic Exchange.  See
                                        "Description of Series A Preferred
                                        Shares--Automatic Exchange".

 Voting Rights . . . . . . . . . . .    Except as described herein with
                                        respect to certain voting rights in
                                        the Company, holders of Series A
                                        Preferred Shares will not have any
                                        voting rights.  In any matter on which
                                        the Series A Preferred Shares may vote
                                        (as expressly provided herein or as may
                                        be required by law), each Series A
                                        Preferred Share will be entitled to
                                        one vote. See "Description of Series A
                                        Preferred Shares--Voting Rights".

 Ownership Limits  . . . . . . . . .    Ownership of more than 9.9% of any
                                        outstanding series of Preferred
                                        Stock, including the Series A
                                        Preferred Shares offered hereby, is
                                        restricted in order to preserve the
                                        Company's status as a REIT for
                                        federal income tax purposes. See
                                        "Description of Capital
                                        Stock--Restrictions on Ownership and
                                        Transfer".

 Trading . . . . . . . . . . . . . .    The Company has applied for listing of
                                        the Series A Preferred Shares on the
                                        Nasdaq National Market, subject to
                                        official notice of issuance, under
                                        the symbol "DNFCP".

 Ratings . . . . . . . . . . . . . .    It is expected that the Series A
                                        Preferred Shares will be rated BB- by
                                        Duff & Phelps Credit Rating Co. A
                                        security rating is not a
                                        recommendation to buy, sell or hold
                                        securities and may be subject to
                                        revision or withdrawal at any
                                        time by the assigning rating
                                        organization.

                                 THE FORMATION

THE FORMATION

         Prior to or simultaneously with the completion of the Offering, the Company, D&N, the Bank and its affiliates will engage in the transactions described under "Certain Transactions Constituting the Formation--The Formation". These transactions are designed (i) to facilitate the Offering,
(ii) to transfer the ownership of the Initial Portfolio (defined below) to the Company and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

         The following chart outlines the relationship between the Company, the Bank and its affiliates relevant to the Offering following completion of the Offering.


                    ------------------------------
                   |                              |
                   |   D&N FINANCIAL CORPORATION  |
                   |             (D&N)            |
                   |                              |
                    ------------------------------
                                   |  100%
                                   |  Common
                                   |  Stock
                    ------------------------------
                   |                              |
                   |           D&N BANK           |
                   |          (THE BANK)          |                Public
                   |                              |                Preferred
                    ------------------------------              -- Stockholders
                                   |  100%       |  Advisory    |
                                   |  Common     |  Agreement   |  100%
                                   |  Stock      |              |  Series A
                 ----------------------------    |  Servicing   |  Preferred
                |                            |   |  Agreements  |  Shares
 ------------------------------          -----------------------------
|                              |        |                             |
|   D&N MORTGAGE CORPORATION   |        |   D&N CAPITAL CORPORATION   |
|                              |        |        (THE COMPANY)        |
 ------------------------------          -----------------------------


BENEFITS TO THE BANK AND ITS AFFILIATES

         The Bank is required by the OTS to maintain certain levels of capital for bank regulatory purposes. The Bank has informed the Company that the Series A Preferred Shares will be treated as capital of the Bank for regulatory purposes. The Bank has indicated to the Company that such treatment, together with the Company's ability to deduct, for income tax purposes, the dividends payable on the Series A Preferred Shares as a result of the Company's qualification as a REIT, will provide the Bank with a more cost-effective means of obtaining capital for regulatory purposes than if the Bank were to issue preferred stock itself.

         The Bank will realize certain other benefits from the Offering and the other transactions constituting the formation of the Company, including (i) the receipt by the Bank of the net proceeds from the sale of the Series A Preferred Shares in connection with the sale to the Company of the Initial Portfolio and
(ii) the receipt of advisory and servicing fees under the Advisory Agreement and the Servicing Agreements. It is also expected that the Bank will receive dividends in respect of the Common Stock held by the Bank. See "Certain Transactions Constituting the Formation--Benefits to the Bank and Its Affiliates".


                             BUSINESS AND STRATEGY


         The Company's principal business objective is to acquire, hold and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company expects that all of its Mortgage Assets will be acquired from the Bank or affiliates of the Bank as whole loans ("Mortgage Loans") secured by first mortgages or deeds of trust on single-family (one- to four-unit) residential real estate properties or by commercial real estate properties. The Company may also from time to time acquire mortgage securities that qualify as real estate assets under Section 856(c)(6)(B) of the Code, that are rated AA or higher by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of mortgage loans ("Mortgage-Backed Securities"). Mortgage loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multifamily or commercial real estate properties located in the United States.

         Simultaneously with the consummation of the Offering, the Bank will purchase shares of Common Stock for a price equal to $27.5 million. The Company will use the aggregate proceeds of $55 million received in connection with both the Offering and such sale of shares of Common Stock to the Bank to purchase a portfolio of Mortgage Loans (the "Initial Portfolio") from the Bank. If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments, the Bank will purchase additional shares of Common Stock for a price equal to the aggregate public offering price of the additional Series A Preferred Shares purchased pursuant to the Underwriters' over-allotment option, and the Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and shares of Common Stock to purchase additional Mortgage Loans of the types described in "Business and Strategy--Description of Initial Portfolio". Simultaneously with the consummation of the Offering (or upon the exercise by the Underwriters of their over-allotment option), the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting commissions and expenses incurred by the Company in connection with the Offering (including without limitation any underwriting commissions associated with the exercise by the Underwriters of their over-allotment option) and all expenses incurred by the Company in connection with its formation in order to provide the Company with funds sufficient to pay such expenses. See "Use of Proceeds".

         On March 24, 1997, the pool of Mortgage Loans from which the Initial Portfolio will be selected had an aggregate outstanding principal balance of $64,141,000. Approximately 90%

(measured by aggregate outstanding principal balance) of such pool consists of Mortgage Loans secured solely by first mortgages or deeds of trust on single-family (one- to four-unit) residential properties ("Residential Mortgage Loans"). See "Business and Strategy--Description of Initial Portfolio--Residential Mortgage Loans". The remainder of such pool consists of Mortgage Loans secured by first mortgages or deeds of trust on commercial real estate properties ("Commercial Mortgage Loans"). See "Business and Strategy--Description of Initial Portfolio--Commercial Mortgage Loans". The Bank will enter into servicing agreements with respect to the Residential Mortgage Loans and the Commercial Mortgage Loans (the "Servicing Agreements") pursuant to which it will service the Mortgage Loans included in the Initial Portfolio and will be entitled to receive fees in connection with the servicing of such Mortgage Loans. The Bank in its role as servicer under the Servicing Agreements is hereinafter referred to as the "Servicer". The Company will not receive income from servicing loans. See "Business and Strategy--Servicing".

         The Company and the Bank believe, based on Bank management's experience in evaluating mortgage loans, that the fair value of the Initial Portfolio will approximately equal the amount (approximately $55 million) that the Company will pay for the Initial Portfolio. However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio have been or will be obtained for purposes of the Offering. See "Risk Factors--No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates".

         The Company will enter into an advisory agreement with the Bank (the "Advisory Agreement") pursuant to which the Bank will administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor". The Advisor will be responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets and
(iii) holding documents relating to the Mortgage Assets as custodian on behalf of the Company. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets. The Advisor may, with the approval of a majority of the Board of Directors, as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. The Advisor and its personnel have substantial experience in mortgage finance and in the administration of Mortgage Loans.

         The Advisory Agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by the Company. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either not to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an annual advisory fee equal to $125,000. See "Management--The Advisor".

         See "Certain Transactions Constituting the Formation--Benefits to the Bank and Its Affiliates" for information regarding the aggregate amounts payable to the Bank and its affiliates in connection with the Offering and the transactions to be entered into in connection with the Offering.


         The Company's Board of Directors is composed of five members, two of whom will be Independent Directors. Certain actions by the Company require the prior approval of a majority of Independent Directors. See "Description of Series A Preferred Shares--Independent Director Approval". So long as there are only two Independent Directors, any action that requires the approval of a majority of the Independent Directors must be approved by both Independent Directors. Pursuant to the Certificate of Designation establishing the Series A Preferred Shares, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their approval. The Company currently has four officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Management".


         The Company may from time to time purchase additional Mortgage Loans or interests in Mortgage Loans out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock or Preferred Stock. Additional shares of Preferred Stock ranking senior to the Series A Preferred Shares may not be issued by the Company without the approval of holders of at least two-thirds of the outstanding Series A Preferred Shares. Additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares may not be issued by the Company without the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares--Voting Rights" and "-- Independent Director Approval". The Company does not currently intend to issue any additional shares of Preferred Stock unless it simultaneously issues additional shares of Common Stock to the Bank, and the aggregate proceeds to be received from such issuance of Common Stock approximately equals the sum of the aggregate offering price of such additional Preferred Stock and the Company's expenses (including any underwriting commissions or placement fees) incurred in connection with the issuance of such additional shares of Preferred Stock. It is currently anticipated that the Company will issue additional shares of Preferred Stock if such issuance would provide the Bank with the most cost-effective means of raising capital for bank regulatory purposes at the time. See "Certain Transactions Constituting the Formation--Benefits to the Bank and Its Affiliates".

         The Company currently anticipates that all of the Mortgage Loans that it may acquire in the future will be purchased from the Bank and affiliates of the Bank. No arrangements or procedures are currently in place regarding the acquisition by the Company of Mortgage Loans from unaffiliated third parties. The Company expects that any additional Mortgage Loans acquired by the Company will be whole loans, will represent first lien positions, will be acquired on a basis consistent with secondary market standards and will have been originated and underwritten in conformity with standards generally applied by the Bank or affiliates of the Bank at the time the Mortgage Loans were originated. The Company currently intends to maintain approximately 90% of its portfolio of Mortgage Assets in Residential Mortgage Loans and approximately 10% of its portfolio in Commercial Mortgage Loans. It is not currently anticipated that the Company will hold a significant amount of Mortgage-Backed Securities although there is no limit on the amount that may be purchased. The Company does not contemplate ownership of property other than Mortgage Assets and Mortgage-Backed Securities and does not contemplate ownership of 10% or more of the outstanding voting securities of any one issuer. The Company's current policy is not to acquire any Commercial Mortgage Loan if such Commercial Mortgage Loan would constitute more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. The Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. Mortgage Loans acquired by the Company in the future will be whole loans owned by the Bank or an affiliate of the Bank. Loans that are in Nonaccrual Status are generally loans that are past due 90 days or more in principal or interest and Classified loans are troubled loans which are deemed substandard or doubtful and where the full collectibility of principal and interest on such loan is doubtful.

         As a newly-formed entity, the Company has no prior operating history. As of the date hereof, it has $1,000 in assets, $1,000 in stockholder's equity and no indebtedness. Immediately after the issuance by the Company of the Series A Preferred Shares to the public and the Common Stock to the Bank and the purchase by the Company of the Initial Portfolio, the Company (assuming that (i) the Underwriters' over-allotment option is not exercised and (ii)
there are $[          ] in aggregate offering and organizational expenses) will
have $55 million in Mortgage Assets, $27.5 million of stated capital attributable to the Series A Preferred Shares, $8.65 million of stated capital attributable to the Common Stock and $18.85 million of additional paid-in capital. See "Capitalization".


                           TAX STATUS OF THE COMPANY


         The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock, including the Series A Preferred Shares.

         In the opinion of Coopers & Lybrand L.L.P., commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its "REIT taxable income". Notwithstanding qualification for taxation as a REIT, the Company may be subject to federal, state and/or local tax. See "Risk Factors--Tax Risks" and "Federal Income Tax Considerations".


                                  RISK FACTORS


         Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Series A Preferred Shares in the Offering. For a description of certain risk factors relating to the Bank and the Bank Preferred Stock, prospective investors should carefully review and consider the information contained in the section entitled "Risk Factors" in the attached Offering Circular. This Prospectus contains certain forward-looking statements and information relating to the Company and the Bank that are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company, the Bank or the Company's or the Bank's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company or the Bank with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company and the Bank do not intend to update these forward-looking statements.

NO OPERATING HISTORY; DEPENDENCE UPON BANK AS ADVISOR AND SERVICER


         The Company is a newly organized corporation with no operating history and no revenues to date. The Company will be dependent for the selection, structuring and monitoring of its Mortgage Assets on the diligence and skill of its officers (all of whom are also officers of the Bank or its affiliates) and the officers and employees of the Bank, as Advisor. See "Management". In addition, the Company will be dependent upon the expertise of the Bank, as Servicer, for the servicing of its Mortgage Loans. To the extent officers and employees of the Bank and its affiliates do not exercise an appropriate level of diligence and skill, the Company's results of operations may be adversely affected. The Advisor may subcontract all or a portion of its obligations under the Advisory Agreement, and the Servicer may subcontract all or a portion of its obligations under the Servicing Agreements, to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing or servicing, as the case may be, Mortgage Assets. In the event the Advisor or the Servicer subcontracts its obligations in such a manner, the Company will be dependent upon the subcontractor to provide any such services. See "Management--The Advisor" and "Business and Strategy--Servicing".

RISK OF AUTOMATIC EXCHANGE UPON A DECLINE IN THE BANK'S CAPITAL POSITION OR THE RECEIVERSHIP OF THE BANK

         The purchase of Series A Preferred Shares involves a high degree of risk with respect to the performance and capital levels of the Bank. A decline in the performance and capital levels of the Bank or the placement of the Bank into conservatorship or receivership could result in the exchange of the Series A Preferred Shares for Bank Preferred Shares, which would be an investment in the Bank and not in the Company. As a result, holders of Series A Preferred Shares would become preferred stockholders of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into conservatorship or receivership. An investment in the Bank is also subject to certain risks that are distinct from the risks associated with an investment in the Company. For example, an investment in the Bank would involve risks relating to the capital levels of, and other regulatory requirements applicable to, the Bank and the performance of the Bank's loan portfolio. An investment in the Bank is also subject to the general risks inherent in equity investments in depository institutions. In the event of a liquidation of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests such as the Bank Preferred Shares. As a result, if the Bank were to be placed into receivership after the Automatic Exchange or if the Automatic Exchange were to occur after receivership of the Bank, the holders of the Bank Preferred Shares likely would receive, if anything, substantially less than the holders of the Series A Preferred Shares would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Shares. Furthermore, there can be no assurance that the Bank would be in a financial position, after the occurrence of the Automatic Exchange, to make any dividend payments on the Bank Preferred Shares. Potential investors in the Series A Preferred Shares should carefully consider the risks with respect to an investment in the Bank set forth under "Certain Information Regarding the Bank--Risk Factors and Other Considerations". See also "Description of Series A Preferred Shares--Automatic Exchange".


         Although the Series A Preferred Shares will be listed on the Nasdaq National Market, the Bank does not intend to apply for listing of the Bank Preferred Shares, for which the Series A Preferred Shares will be exchanged automatically on a one-for-one basis upon the occurrence of the Automatic Exchange, on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq System. Consequently, there can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained. Therefore, the value of the Bank Preferred Shares will not be readily determinable. The Automatic Exchange will be a taxable exchange with respect to which each holder of the Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. Each individual holder will be required to determine the fair market value of the Bank Preferred Shares received to determine the tax effect of the Automatic Exchange. Any such determination may be subject to challenge by the IRS.

DIVIDEND AND OTHER REGULATORY RESTRICTIONS ON OPERATIONS OF THE COMPANY

         Because the Company is a subsidiary of the Bank, regulatory authorities will have the right to examine the Company and its activities. Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, such regulatory authorities will have the authority to restrict the ability of the Company to transfer assets, to make distributions to its stockholders (including dividends to the holders of Series A Preferred Shares, as described below), or to redeem shares of Preferred Stock, or even to require the Bank to sever its relationship with or divest its ownership of the Company. Such actions could potentially result in the Company's failure to qualify as a REIT. See "--Tax Risks".

         Payment of dividends on the Series A Preferred Shares could also be subject to regulatory limitations if the Bank becomes "undercapitalized" for purposes of the OTS prompt corrective action regulations, which is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% and a core capital (or leverage) ratio of less than 4.0%. At December 31, 1996, the Bank's total risk-based capital ratio was 9.94%, its Tier 1 risk-based capital ratio was 8.72% and its core capital (or leverage) ratio was 5.11%. Such ratios, adjusted to give effect to the sale of Series A Preferred Shares in the Offering, would have been 13.10%, 11.87% and 6.84%, respectively.

         If the Automatic Exchange occurs, the Bank would likely be prohibited from paying dividends on the Bank Preferred Shares. In all circumstances following the Automatic Exchange, the Bank's ability to pay dividends would be subject to various restrictions under OTS regulations.

         Furthermore, in the event the Bank is placed into conservatorship or receivership (whether before or after the Automatic Exchange), the Bank would likely be unable to pay dividends on the Bank Preferred Shares. In addition, in the event of a liquidation of the Bank, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors would be entitled to a priority of payment over the dividend and other claims of holders of equity interests such as the Bank Preferred Shares issued pursuant to the Automatic Exchange.

         Under OTS regulations, the ability of thrift institutions such as the Bank to make "capital distributions" (defined to include payment of dividends, stock repurchases, cash-out mergers and other distributions charged against the capital accounts of an institution) varies depending primarily on the institution's earnings and regulatory capital levels. While the Company believes that dividends on the Series A Preferred Shares should not be considered "capital distributions" for this purpose, there can be no assurances that the OTS would agree with this position. However, without addressing the issue of whether dividends on the Series A Preferred Shares are "capital distributions" subject to the regulations, in a similar situation the OTS has indicated that it would not object to the Company's payment of quarterly dividends on the Series A Preferred Shares in an amount up to the amount of the Company's net income for that quarter. The Company currently expects that its net income will be in excess of amounts needed to pay dividends on the Series A Preferred Shares. See "Business and Strategy--Dividends".

         Dividends on the Series A Preferred Shares in excess of the Company's net income could be treated as "capital distributions" by the OTS, in which case the Company's payment of such dividends would be subject to restrictions under the OTS capital distribution regulations. Under these regulations, institutions are divided into tiers. Tier 1 institutions are those in compliance with their "fully phased-in" capital requirements and which have not been notified by the OTS that they are "in need of more than normal supervision". Tier 1 institutions may make capital distributions without regulatory approval of up to the greater of (i) 100% of net income for the calendar year to date, plus up to one-half of the institution's surplus capital (i.e., the excess of capital over the fully phased-in requirement) at the beginning of the calendar year in which the distribution is made or (ii) 75% of net income for the most recent four quarters. Tier 1 institutions that make capital distributions under the foregoing rules must continue to meet the applicable capital requirements on a pro forma basis after giving effect to such distributions. Tier 1 institutions may seek OTS approval to pay dividends beyond these amounts.

         As of December 31, 1996, the Bank had sufficient levels of capital to be a Tier 1 institution. However, the OTS retains discretion under its capital distribution regulations to treat an institution that it believes is in need of more than normal supervision (after written notice) as a Tier 3 institution.

         The OTS retains general discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds and must be given 30 days advance notice of all capital distributions. Any such exercise of discretion would adversely affect the Bank's ability to pay dividends if the Automatic Exchange occurs.

RISKS ASSOCIATED WITH CHANGES IN INTEREST RATES THAT WOULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO PAY DIVIDENDS

         The Company's income will consist primarily of interest payments on the Mortgage Loans held by it. The Company anticipates that approximately 60% of its Commercial Mortgage Loans and approximately 50% of its Residential Mortgage Loans will bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the Mortgage Loans are based), then the Company will experience a decrease in income available to be distributed to its stockholders. In such an interest rate environment, the Company may experience an increase in prepayments on its Mortgage Loans and may find it more difficult to purchase additional Mortgage Loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares. In addition, certain Residential Mortgage Loan products which the Company will hold could allow borrowers in such an interest rate environment to convert an adjustable rate mortgage to a fixed rate mortgage, thus "locking in" a low fixed interest rate. Because the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed, there can be no assurance that a declining interest rate environment would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.

DIVIDENDS NOT CUMULATIVE

         In order to qualify as Tier 1 capital, dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors does not declare a dividend on the Series A Preferred Shares for any quarterly period, the holders of the Series A Preferred Shares would not be entitled to recover such dividend whether or not funds are or subsequently became available. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter notwithstanding that funds are available. Factors that would generally be considered by the Board of Directors in making this determination are the Company's financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions, and such other factors as the Board may deem relevant. To remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (not including capital gains) to stockholders. See "--Tax Risks," below and "Federal Income Tax Considerations--Taxation of the Company--Organizational Requirements".


RISKS ASSOCIATED WITH MORTGAGE LOANS GENERALLY


         An investment in the Series A Preferred Shares may be affected by, among other things, a decline in real estate values. In the event the Mortgage Assets held by the Company become nonperforming, the Company may not have funds sufficient to pay dividends on the Series A Preferred Shares. Factors that could affect the value of the Mortgage Assets held by the Company include the following:

         Concentration in Michigan. Geographically, the Company's Mortgage Loans will be generally concentrated in the State of Michigan. Geographic concentration of loans may present risks in addition to those present with respect to Mortgage Loans generally. Approximately 90% of the residential properties underlying the Company's Residential Mortgage Loans included in the Initial Portfolio are located in Michigan. The remaining 10% are secured by properties located in ten other states, the largest concentration being in Ohio which comprise 3.3% of the Initial Portfolio. All of the commercial properties underlying the Company's Commercial Mortgage Loans are located in Michigan. Mortgage Loans secured by properties located in Michigan may be subject to a greater risk of default than other comparable Mortgage Loans in the event of adverse economic, political or business developments or natural hazards that may affect Michigan and the ability of property owners in Michigan to make payments of principal and interest on the underlying mortgages. The Company complies with general hazard insurance policy requirements of Fannie Mae ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). The Company will not maintain, however, any special hazard insurance policies which could mitigate any damages caused by natural disasters (such as floods) which may occur in Michigan or any other state in which collateral underlying a Mortgage Loan is located. In the event of any such natural disaster, the Company's ability to pay dividends on the Series A Preferred Shares could be adversely affected. Certain other geographic regions of the United States may from time to time experience natural disasters or weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on

Mortgage Loans generally. Any concentration of the Mortgage Loans in any other region may present risks in addition to those present with respect to Mortgage Loans generally. See "Business and Strategy--Description of Initial Portfolio--Geographic Distribution" herein for further information regarding the geographic concentration of the Mortgage Loans in the Initial Portfolio.

         No Credit Enhancement or Special Hazard Insurance. As described in "--Concentration in Michigan" above, the Company generally does not intend to obtain credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for its Mortgage Loans, other than standard hazard insurance, which will in each case only relate to individual Mortgage Loans. Accordingly, during the time it holds Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from floods unless flood insurance has been obtained on an individual basis). In addition, in the event of a default on any Mortgage Loan held by the Company resulting from declining property values or worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from an insurer (or guarantor in the case of Commercial Mortgage Loans) and (ii) the amount owing on the Mortgage Loan.


         Special Risks Relating to Commercial Mortgage Loans. The Company anticipates that approximately 10% (measured by aggregate outstanding principal amount) of its portfolio of Mortgage Assets on an ongoing basis will consist of Commercial Mortgage Loans. Commercial Mortgage Loans have certain distinct risk characteristics. The Company's current policy is not to acquire any Commercial Mortgage Loan if such Commercial Mortgage Loan would constitute more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. Commercial Mortgage Loans generally lack standardized terms, which may complicate their structure. Commercial real estate properties themselves tend to be unique and are more difficult to value than residential real estate properties. Commercial Mortgage Loans also tend to have shorter maturities than Residential Mortgage Loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. In addition, commercial real estate properties are generally subject to relatively greater environmental risks than non-commercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. See "--Environmental Considerations". Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties. For example, tenants may seek the protection of the bankruptcy laws, which could result in termination of lease contracts.


RISKS ASSOCIATED WITH CHANGES IN REAL ESTATE MARKET CONDITIONS THAT MAY ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS


         The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as: (i) local and other economic conditions affecting real estate value; (ii) the ability of tenants to make lease payments; (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions; (iv) interest rate levels and the availability of credit to refinance such loans at or prior to maturity; and (v) increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations. The results of the Company's operations depend on, among other things, the level of interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. Further, no assurance can be given that the values of the properties securing the Mortgage Loans included in the Company's Initial Portfolio have remained or will remain at the levels existing on the dates of origination of such Mortgage Loans.

DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS

         Even assuming that the mortgaged properties underlying the Mortgage Loans held by the Company provide adequate security for such Mortgage Loans, substantial delays could be encountered in connection with the liquidation of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. An action to foreclose on a mortgaged property securing a Mortgage Loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a mortgaged property. In the event of a default by a mortgagor, these restrictions, among other things, may impede the ability of the Company to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, the Servicer will be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, including legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses, thereby reducing amounts available to the Company.


LEGAL CONSIDERATIONS THAT MAY LIMIT THE COMPANY'S COLLECTION OF PRINCIPAL AND INTEREST AND ADVERSELY EFFECT THE COMPANY'S RESULTS OF OPERATIONS



         Applicable state laws may regulate interest rates and other charges and require certain disclosures to borrowers. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the servicing and collection of the Mortgage Loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Company to collect all or part of the principal of or interest on the Mortgage Loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions. Management of the Company believes the laws of the State of Michigan with regard to Mortgage Loans do not impose any uniquely unfavorable burdens or conditions.

ENVIRONMENTAL CONSIDERATIONS THAT MAY ADVERSELY EFFECT THE COMPANY'S RESULTS OF OPERATIONS



         In the event that the Company is forced to foreclose on a defaulted Mortgage Loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which the Company has acquired in foreclosure or otherwise, the Company may be required to remove those substances and clean up the property. There can be no assurance that in such a case the Company would not incur full recourse liability for the entire cost of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up.

RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF DIRECTORS

         The Board of Directors has established the investment policies and operating policies and strategies of the Company, certain of which are described in this Prospectus. These policies may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. The ultimate effect of any change in the policies and strategies set forth in this Prospectus on a holder of Series A Preferred Shares may be positive or negative. See "Business and Strategy--Management Policies and Programs".

ABILITY TO INCREASE LEVERAGE MAY ADVERSELY AFFECT THE COMPANY'S INTEREST INCOME


         Although the Company does not currently intend to incur any indebtedness in connection with the acquisition and holding of Mortgage Loans, the Company may do so at any time (although indebtedness in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of Preferred Stock and Common Stock may not be incurred without the approval of a majority of the Independent Directors of the Company). To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates, prepayment risk and risks of various hedging strategies which may adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.



RELATIONSHIP WITH THE BANK AND ITS AFFILIATES; CONFLICTS OF INTEREST

         The Bank and its affiliates are involved in virtually every aspect of the Company's existence. The Bank is the sole holder of the Common Stock of the Company and administers the day-to-day activities of the Company in its role as Advisor under the Advisory Agreement. The

Bank also services the Company's Mortgage Loans in its role as Servicer under each of the Servicing Agreements. In addition, other than the Independent Directors, all of the officers and directors of the Company are also officers or directors of the Bank or its affiliates. As the holder of all of the outstanding voting stock of the Company, the Bank will have the right to elect all directors of the Company, including the Independent Directors.

         The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, the Company's acquisition of the Initial Portfolio; future acquisitions of Mortgage Loans from the Bank or its affiliates; servicing of Mortgage Loans, particularly with respect to Mortgage Loans that become Classified or placed on Nonaccrual Status or which have been, more than once during the preceding twelve months, more than 30 days past due in the payment of principal and interest; future dispositions of Mortgage Loans to D&N and the Bank or any of their non-bank subsidiaries; and the modification of the Advisory Agreement or the Servicing Agreements.

         For example, conflicts of interest may arise between the Bank and the Company with respect to the Commercial Mortgage Loans included in the Initial Portfolio. The Company's interest will be limited to its interest in the Commercial Mortgage Loan, but the Bank may have other interests as a result of the Bank's overall relationship with the mortgagor in the course of its commercial lending business. In addition, certain of the Commercial Mortgage Loans are cross-collateralized with other credit facilities with the Bank. As a result of the Bank having a relationship with the mortgagor of a Commercial Mortgage Loan, including as lender with respect to other outstanding loans to such mortgagor, the Bank, in its role as Advisor and Servicer, may have different interests with respect to such Commercial Mortgage Loan in the event that such Commercial Mortgage Loan becomes Classified or placed on Nonaccrual Status or is otherwise past due in the payment of principal and interest. As a result of such conflict, the Company may hold a Commercial Mortgage Loan for a shorter or longer period of time than would otherwise be the case if the Bank were not the Servicer of the Commercial Mortgage Loan or the Advisor to the Company.


         It is the intention of the Company, D&N and the Bank that any agreements and transactions between the Company, on the one hand, and D&N, the Bank or their affiliates, on the other hand, are fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Loans, including those in the Initial Portfolio, on their acquisition or disposition by the Company or in connection with the servicing of such Mortgage Loans. The requirement in the Certificate of Designation establishing the Series A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company, D&N, the Bank and their respective affiliates. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. Any resolution of a conflict may adversely effect the Company's results of operations. See "Business and Strategy--Management Policies and Programs--Conflict of Interest Policies".

NO THIRD PARTY VALUATION OF THE MORTGAGE LOANS; NO ARM'S-LENGTH NEGOTIATIONS WITH AFFILIATES

         The Company and the Bank intend that the fair value of the Initial Portfolio will approximately equal the amount (approximately $55 million) that the Company will pay for the Initial Portfolio. However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio were obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio does not differ from the purchase price payable by the Company.

         In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Loans even in circumstances where an affiliate of the Company is selling the Mortgage Loans to, or purchasing the Mortgage Loans from, the Company. Accordingly, although the Company, the Bank and D&N intend that future acquisitions or dispositions of Mortgage Loans will be on a fair value basis, there can be no assurance that the consideration to be paid (or received) by the Company to (or from) the Bank, D&N or any of their respective affiliates in connection with future acquisitions or dispositions of Mortgage Loans will not differ from the fair value of such Mortgage Loans.

TAX RISKS

         Adverse Consequences of Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT under the Code. Although the Company believes that it will be owned and organized and will operate in such a manner, and Coopers & Lybrand L.L.P. will render certain opinions, described under "Federal Income Tax Considerations" below, regarding the Company's qualification as a REIT, no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances, not entirely within the Company's control and not addressed by the opinion of Coopers & Lybrand L.L.P., may affect the Company's ability to qualify as a REIT. Although the Company is not aware of any proposal in Congress to amend the tax laws in a manner that would materially and adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation or new regulations, administrative interpretations or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         The Company is relying on the opinion of Coopers & Lybrand L.L.P., tax advisor to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. Such opinion is not binding on the Internal Revenue Service ("IRS").


         If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved which could result in the inability of the Company to pay dividends on the Series A Preferred Shares. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. A failure of the Company to qualify as a REIT would not by itself give the Company the right to redeem the Series A Preferred Shares. See "Description of Series A Preferred Shares--Redemption".

         Notwithstanding that the Company currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause the Company to determine that it is in the best interest of the Company and the holders of its Common Stock and Preferred Stock to revoke the REIT election. As long as any Series A Preferred Shares are outstanding, any such determination by the Company may not be made without the approval of a majority of the Independent Directors. The tax law prohibits the Company from electing treatment as a REIT for the four taxable years following the year of such revocation. See "Federal Income Tax Considerations".

         REIT Requirements with Respect to Stockholder Distributions. To obtain favorable tax treatment as a REIT qualifying under the Code, the Company generally will be required each year to distribute as dividends to its stockholders at least 95% of its "REIT taxable income" (excluding capital gains). Failure to comply with this requirement would result in the Company's income being subject to tax at regular corporate rates. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods.

         Redemption Upon Occurrence of a Tax Event. At any time following the occurrence of a Tax Event (as defined under "Description of Series A Preferred
Shares--Redemption"), even if such Tax Event occurs prior to [            ],
2002, the Company will have the right to redeem the Series A Preferred Shares in whole but not in part. See "Description of Series A Preferred Shares--Redemption". Upon the occurrence of a Tax Event, should the Company not redeem the Series A Preferred Shares, the Company's ability to pay dividends on the Series A Preferred Shares may be adversely affected.

         Automatic Exchange upon Occurrence of the Exchange Event. Upon the occurrence of the Exchange Event and a Directive, the outstanding Series A Preferred Shares will be automatically exchanged on a one-for-one basis into Bank Preferred Shares. See "Description of Series A Preferred Shares--Automatic Exchange". Assuming, as is anticipated to be the case, that the Bank Preferred Shares will be nonvoting, the Automatic Exchange will be taxable, and each holder of Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. Assuming that such holder's Series A Preferred Shares were held for more than one year prior to the Automatic Exchange and held as capital assets, any gain or loss will be long-term capital gain or loss. See "Federal Income Tax Considerations--Tax Treatment of Automatic Exchange".

NO PRIOR MARKET FOR SERIES A PREFERRED SHARES OR FOR BANK PREFERRED SHARES, IF ISSUED

         Prior to the Offering, there has been no public market for the Series A Preferred Shares and there can be no assurance that an active trading market will develop or be sustained or that the Series A Preferred Shares may be resold at or above the initial public offering price.

         In the event the Series A Preferred Shares are exchanged for Bank Preferred Shares, the Bank Preferred Shares will not be listed on the Nasdaq System or any exchange. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.


                                  THE COMPANY


         The Company is a newly-formed Delaware corporation created for the purpose of acquiring, holding and managing Mortgage Assets that will generate net income for distribution to stockholders. The Company has been formed by the Bank to provide the Bank with a means of raising capital for bank regulatory purposes. The Company is not a financial institution or insurance company for purposes of Section 856(a) of the Code. The Series A Preferred Shares will be treated as capital for the Bank for regulatory purposes. The issuance of the Series A Preferred Shares by the Company is a more cost-effective means of raising capital for the Bank than if the Bank were to issue preferred stock itself, because of the Company's ability to deduct for income tax purposes the dividends payable on the Series A Preferred Shares as a result of the Company's qualification as a REIT.

         The Company anticipates that approximately 90% of its portfolio of Mortgage Assets will represent interests in Residential Mortgage Loans and that approximately 10% of its portfolio of Mortgage Assets will represent interests in Commercial Mortgage Loans (in each case measured by aggregate outstanding principal amounts).

         The Company expects that all of its Mortgage Assets will be acquired as whole loans from the Bank or affiliates of the Bank. The Bank will administer the day-to-day operations of the Company in its role as Advisor under the Advisory Agreement. The Company will elect to be subject to tax as a REIT under the Code, and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT.

         All of the Common Stock of the Company is owned by the Bank, and all of the common stock of the Bank is owned by D&N. D&N is a thrift institution holding company organized under the laws of Delaware in 1988 and registered under the Home Owners Loan Act of 1933, as amended. The Bank conducts its business through a network of 37 full-service community banking offices, including its main office in Hancock, Michigan, seven savings agency offices which provide depository services and four mortgage banking offices. As of December 31, 1996, the Bank had total assets of $1.47 billion. For the year ended December 31, 1996, the Bank had a return on average assets of 0.69%.

         A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR D&N. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR D&N.

         The Series A Preferred Shares will be exchanged automatically on a one-for-one basis for Bank Preferred Shares upon the occurrence of the Automatic Exchange. CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED BY AN INVESTMENT IN BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH UNDER "CERTAIN INFORMATION REGARDING THE BANK". See also "Description of Series A Preferred Shares--Automatic Exchange".

         For a further description of the operations of the Company, see "Business and Strategy," "Management," "Risk Factors" and "Federal Income Tax Considerations".


                                USE OF PROCEEDS


         The proceeds to the Company from the sale of the Series A Preferred Shares offered hereby are expected to be $27.5 million (assuming the Underwriters' over-allotment option is not exercised). Simultaneously with the consummation of the Offering, the Bank will purchase shares of Common Stock for a price equal to $27.5 million. The Company will use the aggregate proceeds of $55 million received in connection with both the Offering and the sale of shares of Common Stock to the Bank to purchase the Initial Portfolio from the Bank. See "Business and Strategy".

         If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments in the Offering, the Bank will purchase additional shares of Common Stock for a price equal to the aggregate initial public offering price of such additional Series A Preferred Shares. The Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and shares of Common Stock to purchase additional Mortgage Loans of the types described in "Business and Strategy--Description of Initial Portfolio". The Company expects that it will purchase any such additional Commercial and Residential Mortgage Loans within six months from the exercise by the Underwriters of their over-allotment option. Pending such purchase, the Company will invest such additional proceeds in mortgage-backed securities or short-term money market investments.

         Simultaneously with the consummation of the Offering, the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting commissions and expenses incurred by the Company in connection with the Offering and all expenses incurred by the Company in connection with its formation and the offering of the Series A Preferred Shares (currently estimated by the Company to be approximately $325,000 in the aggregate) in order to provide the Company with funds sufficient to pay such expenses. Simultaneously with the consummation of any sale of additional Series A Preferred Shares in connection with the exercise by the Underwriters of their over-allotment option, the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting commissions and expenses incurred by the Company in connection with the exercise of such overallotment option in order to provide the Company with funds sufficient to pay such expenses.

         The following table illustrates the use of proceeds by the Company from the sale of the Series A Preferred Shares offered hereby (assuming the Underwriters' over-allotment option is not exercised) and the sale of shares of Common Stock to the Bank described above.


         Gross proceeds from the Offering of
          Series A Preferred Shares  . . . . . . . . . . . . . . . . . . .     $27,500,000
         Gross proceeds from the issuance of
          shares of Common Stock to the Bank . . . . . . . . . . . . . . .      28,826,250
         Public Offering Expenses:
          Underwriting commissions . . . . . . . . . . . . . . . . . . . .       1,001,250
         Other expenses of the formation
          and the Offering . . . . . . . . . . . . . . . . . . . . . . . .         325,000(1)
                                                                               -----------

         Net proceeds to be applied to the
          purchase of Mortgage Assets from
          the Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $55,000,000
                                                                               ===========

--------------
(1) Assumes that expenses incurred by the Company in connection with its formation and the Offering of the Series A Preferred Shares, other than underwriting commissions, are $325,000. If such expenses are in excess of $325,000, the Bank will purchase additional shares of Common Stock for a purchase price equal to such excess.


         Neither the Bank nor any of its affiliates will receive any transaction fees upon completion of the Offering, including any advance payment in respect of servicing or advisory fees.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of April 4, 1997 (the date of the most recent audited financial statement of the Company) and as adjusted to reflect (i) the consummation of the Offering (assuming the Underwriters' over-allotment option is not exercised) and (ii) the transactions described in "Certain Transactions Constituting The Formation--The Formation" and the use of the net proceeds therefrom as described under "Use of Proceeds".


                                                                                            April 4, 1997
                                                                              ----------------------------------------
                                                                                                            As
                                                                                    Actual               Adjusted
                                                                              -------------------  -------------------
                                                                                           (In Thousands)

               DEBT
                   Total long-term debt  . . . . . . . . . . . . . . . . .           $   ---              $   ---
                                                                                     -------              -------
               STOCKHOLDERS' EQUITY
                 Preferred Stock, par value $25.00; 2,500,000
                  authorized, none issued and outstanding,
                  actual; and 2,500,000 shares authorized,
                  1,100,000 shares issued and outstanding,                               ---               27,500
                  as adjusted  . . . . . . . . . . . . . . . . . . . . . .
                 Common Stock, par value $1.00 per share(1);
                  1,000 shares authorized, 1,000 shares issued and
                  outstanding, actual; and 250,000 shares authorized,
                  28,826 shares issued and outstanding, as adjusted  . . .                 1                8,648
                 Additional paid-in capital  . . . . . . . . . . . . . . .               ---               18,852
                                                                                     -------              -------
                   Total stockholders' equity  . . . . . . . . . . . . . .           $     1              $55,000
                                                                                     -------              -------

               TOTAL CAPITALIZATION  . . . . . . . . . . . . . . . . . . .           $     1              $55,000
                                                                                     =======              =======

-------------
(1) The Company was formed with an initial capitalization of $1,000. Prior to consummation of the Offering, the charter of the Company will be amended to increase the authorized capital of the Company and to increase the par value of the Common Stock to $300.00 per share. Since the par value per share of the Preferred Stock equals the issue price of a Series A Preferred Share, the full $27.5 million raised in the Offering will represent Preferred Stock capital. The par value of the Common Stock will equal 30% of its purchase price of $1,000 per share and, accordingly, the Bank will be acquiring 28,826 shares of Common Stock upon the consummation of the Offering for an aggregate purchase price of $28,826,250 (such number of shares of Common Stock includes Common Stock acquired by the Bank in order to provide sufficient funds to pay aggregate offering and organization expenses, currently estimated by the Company to be approximately $325,000). As a result of these issuances of Common Stock, the Common Stock capital amount, upon consummation of the Offering, will equal $8,647,800. The additional paid-in capital of $18,852,200 represents the excess of the purchase price for the Common Stock over the par value of such shares after deducting the aggregate amount of offering and organization expenses.

                             BUSINESS AND STRATEGY


GENERAL

         The Company's principal business objective is to acquire, hold and manage Mortgage Loans that will generate net income for distribution to stockholders. The Company does not expect to be in the business of selling or trading mortgage assets. The Company will acquire the Initial Portfolio of Mortgage Loans from the Bank for an aggregate purchase price of approximately $55 million. See "Certain Transactions Constituting the Formation".

         In order to preserve its status as a REIT under the Code, substantially all of the assets of the Company will consist of Mortgage Loans and other qualified REIT real estate assets of the type set forth in Section 856(c)(6)(B) of the Code. See "Federal Income Tax Considerations".

DIVIDENDS


         The Company currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to approximately 100% of the Company's "REIT taxable income" (excluding capital gains). In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (excluding capital gains) to stockholders.
The Company anticipates that none of the dividends on the Series A Preferred Shares and none or no material portion of the dividends on the Common Stock will constitute non-taxable returns of capital.

         The Company's income will consist primarily of interest payments on the Mortgage Loans held by it. The Company anticipates that a majority of its Mortgage Loans will bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the Mortgage Loans are based), then the Company will experience a decrease in income available to be distributed to its stockholders. In addition, in such an interest rate environment the Company may experience an increase in prepayments on its Residential Mortgage Loans and may find it more difficult to purchase additional Mortgage Loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares. In addition, certain Residential Mortgage Loan products which the Company may purchase could allow borrowers in such an interest rate environment to convert an adjustable rate mortgage to a fixed rate mortgage, thus "locking in" a low fixed interest rate. Because the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed, there can be no assurance that a declining interest rate environment would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.

         Dividends will be declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors. Although there can be no assurances, because (i) the Mortgage Assets are interest bearing, (ii) the Series A Preferred Shares represent only approximately 50% of the Company's capitalization and (iii) the Company does not anticipate incurring any indebtedness, the Company currently expects that both its cash available for distribution and its "REIT taxable income" will be in excess of amounts needed to pay dividends on the Series A Preferred Shares. Accordingly, the Company expects that it will, after paying the quarterly dividends on the Series A Preferred Shares, pay dividends to holders of its Common Stock. Assuming (i) the Mortgage Loans included in the Initial Portfolio are held for the 12-month period following completion of the Offering, (ii) principal repayments are reinvested in additional Mortgage Loans with characteristics similar to those of the Mortgage Loans included in the Initial Portfolio and (iii) interest rates remain constant during such 12-month period, the Company anticipates that the Initial Portfolio will generate interest income of approximately $3.9 million, after payment of servicing and advisory fees, during such 12-month period. Since the aggregate annual dividend
payment on the Series A Preferred Shares is $[    ] million, based on the
foregoing, the Company anticipates that $[    ] million would be available for
payment of dividends on the Common Stock held by the Bank.

         There are several limitations which restrict the Company's ability to pay dividends on the Common Stock (none of which should adversely affect either the ability of the Company to pay dividends in respect of the Series A Preferred Shares or the ability of the Company to maintain its status as a
REIT). First, under the Company's current dividend policy, the Company may not make any distribution in respect of the Common Stock with respect to any year to the extent that, after taking into account such proposed distribution, total cash or property distributions on the Company's outstanding shares of Preferred Stock and Common Stock with respect to that year would exceed 105% of the Company's "REIT taxable income" (excluding capital gains) for that year plus net capital gains of the Company for that year. This policy regarding the limitations on payment of dividends in respect of Common Stock may not be modified without the approval of a majority of the Independent Directors. Second, if the Company fails to declare and pay full dividends on the Series A Preferred Shares in any dividend period, the Company may not make any dividends or other distributions with respect to the Common Stock until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive dividend periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive dividend period. See, "Description of Series A Preferred Shares--Dividends". Third, Delaware law provides that dividends (as well as other distributions) may be paid on the capital stock of the Company only out of (i) the Company's capital surplus (i.e., the excess of the Company's net assets over the aggregate par value of all shares of capital stock issued by the Company) and (ii) the Company's net profits for the year in which the dividend is declared and for the preceding year. Because the aggregate par value of the Series A Preferred Shares and the outstanding shares
of Common Stock will, upon consummation of the Offering, equal $[     ] million
(assuming the Underwriters' over-allotment option is not exercised and there
are $[          ] of offering and organizational expenses), the amount of
dividends which the Company could legally pay on its Common Stock cannot exceed
an amount which would cause the Company's net assets to be less than $[     ]
million.

         The OTS prompt corrective action regulations prohibit thrift institutions such as the Bank from making "capital distributions" (defined to include a transaction that the OTS or FDIC determines, by order or regulation, to be "in substance a distribution of capital") unless the institution is at least "adequately capitalized" after the distribution. There can be no assurances that either the OTS or the FDIC would not seek to restrict the Company's payment of dividends on the Series A Preferred Shares under this provision if the Bank were to fail to maintain its status as "adequately capitalized". Currently, an institution is considered "adequately capitalized" if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage (or core capital) ratio of at least 4.0%. At December 31, 1996, the Bank's total risk-based capital ratio was 9.94%, Tier 1 risk-based capital ratio was 8.72% and core capital (or leverage) ratio was 5.11%. Such ratios, adjusted to give effect to the sale of Series A Preferred Shares in the Offering, would be 13.10%, 11.87% and 6.84%, respectively. In addition, the Exchange Event may take place under circumstances in which the Bank will not be considered "adequately capitalized" for purposes of the OTS prompt corrective action regulations. Thus, at the time of the Automatic Exchange, the Bank would likely be prohibited from paying dividends on the Bank Preferred Shares. Further, the Bank's ability to pay dividends on the Bank Preferred Shares following the Automatic Exchange also would be subject to various restrictions under OTS regulations and resolution of the Bank's board of directors. See "Certain Information Regarding the Bank--Risk Factors and Other Considerations--Restrictions on Bank Dividends". In the event that the Bank did pay dividends on the Bank Preferred Shares, such dividends would be paid out of the Bank's capital surplus.

         Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, regulatory authorities will have the authority to issue an order which restricts the ability of the Company to make dividend payments to its stockholders.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's principal liquidity need will be to fund the acquisition of additional Mortgage Loans as Mortgage Loans held by the Company are repaid. The acquisition of such additional Mortgage Loans will be funded with the proceeds of principal repayments on its portfolio of Mortgage Loans. The Company does not anticipate that it will have any other material capital expenditures. The Company believes that cash generated from the payment of interest and principal on its Mortgage Loan portfolio will provide sufficient funds to meet both operating requirements and payment of dividends by the Company in accordance with the REIT Requirements for the foreseeable future.

GENERAL DESCRIPTION OF MORTGAGE ASSETS; INVESTMENT POLICY


         Residential Mortgage Loans. The Company may from time to time acquire both conforming and nonconforming Residential Mortgage Loans consistent with its primary investment objective to acquire assets primarily for income. Conforming Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either the FHLMC or FNMA. Under current regulations, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $214,600 for one-unit residential loans to $442,450 for four-unit residential loans. Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC under their standard programs. The Company expects that approximately 33% of the

Residential Mortgage Loans it purchases in the Initial Portfolio will be nonconforming. These loans are nonconforming because they have original principal balances which exceed the requirements for FHLMC or FNMA programs. Although the Company's policy is to hold Mortgage Loans to maturity, a substantial portion of the Company's nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.


         Each Residential Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on single-family (one- to four-unit) residential properties. Residential real estate properties underlying Residential Mortgage Loans consist of individual dwelling units, individual condominium units, two- to four-family dwelling units, planned unit developments and townhouses.


         The Company currently expects that approximately 50% of the Residential Mortgage Loans to be acquired by it will be adjustable rate Mortgage Loans and that approximately 50% of the Residential Mortgage Loans will be fixed rate Mortgage Loans.

         Commercial Mortgage Loans. The Company may from time to time acquire Commercial Mortgage Loans secured by apartment buildings, industrial and warehouse properties, office buildings, retail space and shopping malls, hotels and motels. The Company expects that substantially all of the Commercial Mortgage Loans it acquires will be secured by real estate located in Michigan. The balance of the Commercial Mortgage Loans acquired are expected to be secured by real estate located in the states surrounding the Great Lakes (Illinois, Indiana, New York, Ohio, Pennsylvania and Wisconsin). Unlike Residential Mortgage Loans, Commercial Mortgage Loans generally lack standardized terms. Although Commercial Mortgage Loans are generally nonrecourse to the borrower, the Company anticipates that substantially all of the Commercial Mortgage Loans that it will acquire will either be recourse to the borrower or supported by a guarantee of an affiliate of the borrower. However, there is no requirement that Commercial Mortgage Loans acquired by the Company have third party guarantees. Commercial Mortgage Loans may also not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, generally giving rise to increased costs of compliance with environmental laws and regulations. See "Risk Factors--Risks Associated with Mortgage Loans Generally" and "--Environmental Considerations".

         The credit quality of a Commercial Mortgage Loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance the Commercial Mortgage Loan at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted Commercial Mortgage Loans are generally subject to a number of complicating factors, including environmental considerations, which are generally not present in foreclosures of Residential Mortgage Loans. The Company will sell any foreclosed

Mortgage Assets. See "Risk Factors--Risks Associated with Mortgage Loans Generally--Special Risks Relating to Commercial Mortgage Loans" and "--Environmental Considerations".

         Mortgage-Backed Securities. The Company may from time to time acquire Mortgage-Backed Securities rated AA or higher representing interests in or obligations backed by pools of Mortgage Loans. The Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multifamily or commercial real estate properties located throughout the United States. It is not currently anticipated that the Company will hold a significant amount of Mortgage-Backed Securities although there is no limit on the amount that may be purchased. The Company does not intend to acquire any interest-only, principal-only or high-risk Mortgage-Backed Securities. The Company will not be precluded from investing in Mortgage-Backed Securities where the Bank or one of its affiliates is the sponsor or issuer.

ACQUISITION OF INITIAL PORTFOLIO

         Simultaneously with the consummation of the Offering, the Company will acquire the Initial Portfolio pursuant to the terms of two mortgage purchase agreements with the Bank: the Residential Mortgage Loan Purchase and Warranties Agreement (the "Residential Mortgage Purchase Agreement") and the Commercial Mortgage Loan Purchase and Warranties Agreement (the "Commercial Mortgage Purchase Agreement", and, together with the Residential Mortgage Purchase Agreement, the "Mortgage Purchase Agreements"), each to be entered into simultaneously with the consummation of the Offering. The Residential Mortgage Loans in the Initial Portfolio will be sold to the Company pursuant to the Residential Mortgage Purchase Agreement. The Commercial Mortgage Loans in the Initial Portfolio will be sold to the Company pursuant to the Commercial Mortgage Purchase Agreement. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to its respective mortgage purchase agreement (each, a "Mortgage Loan Schedule"). Each Mortgage Loan Schedule will specify, among other things, with respect to each Mortgage Loan: the interest rate or interest rate formula applicable to each Mortgage Loan, the original principal amount and the unpaid principal balance as of the purchase date, the monthly payment, maturity date, mortgagor, type of mortgaged property, location of the mortgaged property and current interest rate.

         In addition, the Bank will deliver or cause to be delivered to the Company the mortgage note with respect to each Mortgage Loan (together with all amendments and modifications thereto) endorsed in blank, the original or certified copy of the mortgage (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available, and an original or certified copy of an assignment of the mortgage in recordable form. Such documents will initially be held by the Bank, as Advisor, acting as custodian for the Company. Although the Company will have the right to record the assignments of mortgage at any time, it does not currently anticipate doing so. The Company believes that maintaining record title of the Mortgage Loans in the name of the Servicer will facilitate the servicing of the Mortgage Loans. Once the assignments of mortgage are recorded, the Company's lien on the mortgaged properties will date back to the date of the original mortgages and rank ahead of any intervening mortgages granted by the borrowers. However, if the Bank, in violation of the Advisory Agreement and the Servicing Agreements, sells any of the Company's Mortgage Loans to a third party who records its assignment of mortgage before the Company records its assignment of mortgage with respect to such Mortgage Loan, the Company may lose its ownership interest in such Mortgage Loan. See "--Servicing" and "--Description of Initial Portfolio--General".

         The Bank will make certain customary representations and warranties with respect to the Mortgage Loans in the Initial Portfolio for the benefit of the Company, including, among other things: (i) the information provided with respect to the Mortgage Loans is correct in all material respects; (ii) each Mortgage Loan is subject to a valid first lien subject only to the lien for current real property taxes and assessments not yet due and payable, generally acceptable covenants, conditions, restrictions, rights of way, easements and other matters of public record present at the time of origination and other common matters; (iii) the validity of the mortgage documents; (iv) all required payments have been made; and (v) each Mortgage Loan complies with applicable federal and state laws, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, fair housing, equal credit opportunity and disclosure laws. See also "Description of Initial Portfolio". The Bank will be obligated to repurchase any Mortgage Loan sold by it to the Company as to which there is a material breach of any such representation or warranty, unless the Bank elects to substitute a qualified Mortgage Loan for such Mortgage Loan. The Bank will also indemnify the Company for damages or costs resulting from any such breach. The repurchase price for any such Mortgage Loan will be its outstanding principal amount plus accrued and unpaid interest on the date of repurchase plus any premium paid by the Company. In addition, under the terms of the Mortgage Purchase Agreements, the Company will acquire, in addition to the Mortgage Loans included in the Initial Portfolio, (i) all amounts, including payments of principal and interest (other
than payments of principal and interest due on or before [            ], 1997
with respect to the Residential Mortgage Loans and [         ], 1997 with
respect to the Commercial Mortgage Loans) held in one or more accounts maintained for the benefit of or in the name of the Company pursuant to the Servicing Agreements and (ii) all insurance policies relating to the Mortgage Properties and the proceeds thereof. See "--Servicing".

MANAGEMENT POLICIES AND PROGRAMS

         In administering the Company's Mortgage Assets, the Advisor has a high degree of autonomy. The Board of Directors, however, has adopted certain policies to guide administration of the Company and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. See also "--Dividends".

         Asset Acquisition and Disposition Policies. Subsequent to the acquisition of the Initial Portfolio, the Company anticipates that it will from time to time purchase additional Mortgage Loans from the Bank or its affiliates, although Mortgage Loans may be acquired from unaffiliated third parties, out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock and Preferred Stock. The

Company anticipates that additional Mortgage Loans purchased from the Bank or its affiliates will be purchased on terms that are substantially identical to those that could be obtained by the Company if such additional Mortgage Loans were purchased from third parties unaffiliated with the Company. No arrangements or procedures are currently in place regarding the purchase of additional Mortgage Loans from unaffiliated third parties. The Company currently anticipates that additional Mortgage Loans acquired by the Company will be of the types described in "--Description of Initial Portfolio", although if the Bank or its affiliates develop additional Mortgage Loan products, the Company may purchase such additional types of Mortgage Loans. In addition, the Company may from time to time acquire Mortgage-Backed Securities representing interests in or obligations backed by pools of Mortgage Loans that will be secured by single-family residential, multifamily or commercial real estate properties located throughout the United States. The Company currently anticipates that it will not acquire the right to service any Mortgage Loan it acquires in the future and that the Bank or an affiliate of the Bank will act as servicer of any such additional Mortgage Loans. The Company anticipates that any servicing arrangement that it enters into in the future with the Bank will contain fees and other terms that would be substantially equivalent to those that would be contained in servicing arrangements entered into with third parties unaffiliated with the Company.

         The Company currently intends to maintain approximately 90% of its portfolio of Mortgage Assets in Residential Mortgage Loans and approximately 10% of the Company's portfolio of Mortgage Assets in Commercial Mortgage Loans (in each case measured by aggregate outstanding principal balances). The Company's current policy is not to acquire any Commercial Mortgage Loan that constitutes more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. In addition, the Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent in the payment of principal or interest at the time of proposed acquisition; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest.

         The Company may choose, at any time subsequent to its acquisition of any Mortgage Loan, to require the Servicer of the Mortgage Loan to dispose of any Mortgage Loan, for any reason, including as a result of such mortgage loan becoming Classified or being placed in Nonaccrual Status or having been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. The Bank has indicated to the Company that it will purchase, at the then fair value, any Mortgage Loan of the Company that the Company chooses to dispose of for the foregoing reasons.

         Capital and Leverage Policies. To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of at least 95% of its "REIT taxable income" and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

         The Company will have no debt outstanding following consummation of the Offering, and the Company does not currently intend to incur any indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of debt, funded or otherwise, the Company might incur. Notwithstanding the foregoing, the Company may not, without the approval of a majority of the Independent Directors, incur debt for borrowed money other than debt not in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of all outstanding Preferred Stock and Common Stock of the Company. Any such debt incurred may include intercompany advances made by the Bank to the Company.

         The Company may also issue additional series of Preferred Stock. However, the Company may not issue additional shares of Preferred Stock senior to the Series A Preferred Shares without the consent of holders of at least two-thirds of the outstanding shares of Preferred Stock at that time, voting as a single class, including the Series A Preferred Shares, and the Company may not issue additional shares of Preferred Stock on a parity with the Series A Preferred Shares without the approval of a majority of the Company's Independent Directors. The Company does not currently intend to issue any additional series of Preferred Stock unless it simultaneously issues additional Common Stock to the Bank and the proceeds to be received from the issuance of the Common Stock are approximately equal to the aggregate offering price of such additional Preferred Stock plus the Company's expenses (including underwriting commissions or placement fees) in connection with the issuance of such additional shares of Preferred Stock. It is currently anticipated that the Company will issue additional shares of Preferred Stock if such issuance would provide the Bank with the most cost-effective means of raising capital for bank regulatory purposes at the time. See "Certain Transactions Constituting the Formation--Benefits to the Bank and Its Affiliates".

         Credit Risk Management Policies. The Company expects that each Mortgage Loan acquired from the Bank or one of its affiliates in the future will be a whole loan, will represent a first lien position and will be originated by the Bank or such affiliate in the ordinary course of its real estate lending activities based on the underwriting standards generally applied (at the time of origination) for its own account by the Bank or the affiliate of the Bank which originated the Mortgage Loan. See "--Description of Initial Portfolio--Underwriting Standards". The Company also expects that all Mortgage Loans held by the Company will be serviced pursuant to the Servicing Agreements, which require servicing in conformity with accepted secondary market standards, with any servicing guidelines promulgated by the Company and, in the case of Residential Mortgage Loans, with FNMA and FHLMC guidelines and procedures. The Company may also choose, at any time subsequent to its acquisition of any Mortgage Loan, to require the Servicer of such Mortgage Loans to dispose of any Mortgage Loan for any reason, including as a result of such Mortgage Loan becoming Classified or being placed in Nonaccrual Status or having been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal and interest.

         Conflict of Interest Policies. Because of the nature of the Company's relationship with the Bank and its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, the Company's acquisition of Mortgage Loans from, or disposition of Mortgage Loans to, the Bank, D&N or their respective affiliates, foreclosure on defaulted Commercial Mortgage Loans and the modification of the Advisory Agreement or either of the Servicing Agreements. It is the Company's policy that the terms of any financial dealings with the Bank, D&N and their respective affiliates will be consistent with those available from third parties in the mortgage lending industry. In addition, neither the Advisory Agreement nor either of the Servicing Agreements may be modified or terminated without the approval of a majority of the Independent Directors.

         Conflicts of interest between the Company and the Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or one of its affiliates may have with a mortgagor under a Mortgage Loan. Conflicts could also arise in connection with actions taken by the Bank as a controlling person in the Company. It is the intention of the Company, the Bank and D&N that any agreements and transactions between the Company, on the one hand, and D&N, the Bank or their affiliates, on the other hand, including without limitation the Mortgage Purchase Agreements and Servicing Agreements, are fair to all parties and are consistent with market terms for such types of transactions. The Servicing Agreements provide that (i) foreclosures and dispositions of the Mortgage Loans are to be performed with a view to maximizing the recovery by the Company as owner of the Mortgage Loans and (ii) the Servicer shall service the Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of the Bank or its affiliates. The requirement in the Certificate of Designation establishing the Series A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and D&N, the Bank and their respective affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.

         There are no provisions in the Company's Certificate of Incorporation limiting any officer, director, security holder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or from engaging in acquiring, holding and managing Mortgage Assets. As described herein, it is expected that the Bank and its affiliates will have direct interests in transactions with the Company (including without limitation the sale of Mortgage Assets to the Company); however, it is not currently anticipated that any of the officers or directors of the Company will have any interests in such Mortgage Assets.

         Other Policies. The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in exchange for property or (v) make loans to third parties, including, without limitation, officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase the Series A Preferred Shares and other shares of its capital stock in the open market or otherwise, provided, however, that the Company will not redeem or repurchase any shares of its Common Stock for so long as any Series A Preferred Shares are outstanding without the approval of a majority of the Independent Directors. The Company has no present intention of causing the Company to repurchase any shares of its capital stock, and any such action would be taken only in conformity with applicable federal and state laws and regulations and the requirements for qualifying as a REIT.

         The Company intends to publish and distribute to stockholders, in accordance with Exchange Act rules, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The Certificate of Designation establishing the Series A Preferred Shares provides that the Company shall maintain its status as a reporting company under the Exchange Act for so long as any of the Series A Preferred Shares are outstanding.

         The Company currently intends to make investments and operate its business at all times in such a manner as to be consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors, subject to approval by a majority of Independent Directors, to determine that it is in the best interests of the Company and its stockholders to revoke its REIT status.

DESCRIPTION OF INITIAL PORTFOLIO

         Information with respect to the Residential Mortgage Loans and the Commercial Mortgage Loans in the Initial Portfolio is presented as of March 24, 1997. The composition of the Initial Portfolio actually purchased by the Company contemporaneously with the consummation of the Offering will differ from the Initial Portfolio as described in this Prospectus only to the extent it is discovered prior to the consummation of the Offering that a Mortgage Loan included in the Initial Portfolio described herein (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. In such event a Mortgage Loan similar in aggregate outstanding principal balance and product type will be substituted for such non-purchased Mortgage Loan.

         References herein to percentages of Mortgage Loans included in the Initial Portfolio refer in each case to the percentage of the aggregate outstanding principal balance of the Mortgage Loans in the Initial Portfolio as of March 24, 1997, based on the outstanding principal balances of such Mortgage Loans as of such date, after giving effect to scheduled monthly payments due on or prior to such date, whether or not received.

         The detailed information set forth in this Prospectus with respect to the Mortgage Loans applies only to the Initial Portfolio and the Company's portfolio of Mortgage Assets in the future may or may not have the characteristics described below.

         General. The Initial Portfolio contains 489 Residential Mortgage Loans, representing approximately 90% of the unpaid principal balance of the Mortgage Loans contained in the Initial Portfolio, and 10 Commercial Mortgage Loans, representing approximately 10% of the unpaid principal balance of the Mortgage Loans contained in the Initial Portfolio. On March 24, 1997, the Mortgage Loans included in the Initial Portfolio had an aggregate outstanding principal balance of $64,141,000.

         Substantially all of the Residential Mortgage Loans included in the Initial Portfolio were originated by the Bank or the Bank's subsidiary, D&N Mortgage Corporation in the ordinary course of its real estate lending activities. All of the Residential Mortgage Loans included in the Initial Portfolio were originated consistent with the underwriting policies of the Bank at the time at which such Mortgage Loans were originated.

         Each Commercial Mortgage Loan included in the Initial Portfolio was originated by the Bank in the ordinary course of its commercial real estate lending activities.

         All of the Residential Mortgage Loans included in the Initial Portfolio were originated between 1985 and 1997, and have original terms to stated maturity of either 5, 10, 15, 20, 25 or 30 years. As of March 24, 1997, the average outstanding principal balance of a Residential Mortgage Loan was $115,000. The weighted average number of months since origination of the Residential Mortgage Loans included in the Initial Portfolio (calculated as of March 24, 1997) was approximately 21 months. The weighted average Loan-to-Value Ratio (defined below) of the Residential Mortgage Loans included in the Initial Portfolio is 73.25%; however, 22.44% of the Residential Mortgage Loans have Loan-to-Value Ratios of greater than 80%. "Loan-to-Value Ratio" means the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

         All of the Commercial Mortgage Loans included in the Initial Portfolio were originated between 1974 and 1996, and have original terms to stated maturity of between three and 30 years. Substantially all Mortgage Loans included in the Initial Portfolio have mortgage notes which contain "due-on-sale" provisions.

         None of the Mortgage Loans included in the Initial Portfolio (i) is delinquent in the payment of principal or interest as of March 24, 1997; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) was, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. If, prior to the acquisition of the Initial Portfolio, any Mortgage Loan included in the description of the Initial Portfolio herein falls within any of the foregoing categories, the Company will not purchase such Mortgage Loan but will instead purchase a Mortgage Loan similar in aggregate outstanding principal balance and product type which does not fall into any of these categories.

         Residential Mortgage Loans. The following types of Residential Mortgage Loan products, each of which is more fully described below, will be included in the Initial Portfolio: One-Year ARM, and 5, 10, 15, 20, 25 and 30-year fixed rate Residential Mortgage Loans.

         The following table sets forth certain information with respect to each type of Residential Mortgage Loan included in the Initial Portfolio:

                   TYPE OF RESIDENTIAL MORTGAGE LOAN PRODUCT


                                                                                     Percentage of
                                                                                        Initial
                                                                                      Residential
                                                Number of      Aggregate Principal     Portfolio      Weighted Average
                         Type                Mortgage Loans          Balance          by Aggregate     Remaining Term
              ---------------------------    --------------    -------------------  ---------------   ----------------
                                                                  (In Thousands)

              Fixed Rate  . . . . . . . .          248                  $28,470           50.46%         239 months
              One-Year ARM  . . . . . . .          241                   27,954           49.54          333 months
                                                   ---                  -------          ------

              Total . . . . . . . . . . .          489                  $56,424          100.00%
                                                   ===                  =======          ======



         Of the Residential Mortgage Loans included in the Initial Portfolio, approximately 50% bear interest at fixed rates (including adjustable rate Residential Mortgage Loans that have been converted, pursuant to their terms, to fixed rates). The interest rates of the fixed rate Residential Mortgage Loans included in the Initial Portfolio range from 7.00% per annum to 8.50% per annum. The weighted average interest rate of the fixed rate Residential Mortgage Loans included in the Initial Portfolio is approximately 7.63% per annum. The following tables contain certain additional data with respect to the interest rates of the fixed rate Residential Mortgage Loans included in the Initial Portfolio:

             INTEREST RATE OF FIXED RATE RESIDENTIAL MORTGAGE LOANS


                                                                                                   Percentage of
                                                                  Number of        Aggregate   Initial  Residential
                                                                  Mortgage         Principal       Portfolio by
                         Principal Interest Rate Balance            Loans           Balance          Aggregate
                     ---------------------------------------   --------------   ---------------   --------------
                                                                                 (In Thousands)

                     7.000%-7.249% . . . . . . . . . . . . .          33             $ 3,610             6.40%
                     7.250%-7.499% . . . . . . . . . . . . .          48               5,367             9.51
                     7.500%-7.749% . . . . . . . . . . . . .          72               8,890            15.76
                     7.750%-7.999% . . . . . . . . . . . . .          38               4,798             8.51
                     8.000%-8.249% . . . . . . . . . . . . .          18               2,502             4.43
                     8.250%-8.499% . . . . . . . . . . . . .          24               2,083             3.69
                     8.500%  . . . . . . . . . . . . . . . .          15               1,220             2.16
                                                                     ---             -------            -----

                         Total . . . . . . . . . . . . . . .         248             $28,470            50.46%
                                                                     ===             =======            =====

             ORIGINAL TERM OF FIXED RATE RESIDENTIAL MORTGAGE LOANS


                                                                                              Percentage of
                                                                           Aggregate        Initial Residential
                            Original Term             Number of            Principal           Portfolio
                              (in months)          Mortgage Loans           Balance            by Aggregate
                       ------------------------    --------------      -----------------    -----------------
                                                                        (In Thousands)

                        0 --  61  . . . . . .                1                $   265                0.47%
                       61 -- 121  . . . . . .               18                    994                1.76
                      121 -- 181  . . . . . .               66                  7,402               13.12
                      181 -- 241  . . . . . .               39                  3,139                5.56
                      241 -- 301  . . . . . .                2                    148                0.27
                      301 -- 361  . . . . . .              122                 16,522               29.28
                                                           ---                -------               -----
                               Total  . . . .              248                $28,470               50.46%



         Of the Residential Mortgage Loans included in the Initial Portfolio, approximately 50% bear interest at adjustable rates. The interest rates on the "adjustable rate mortgages" or "ARMs" contained in the Initial Portfolio are all tied to the one-year Treasury Index (defined below) ("One-Year ARM"), and adjust periodically. ARMs are typically subject to limitations on lifetime interest rates as well as periodic interest rate adjustments. The current interest rates of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs ranged from 6.25% per annum to 8.50% per annum as of March 24, 1997. As of March 24, 1997, the weighted average current interest rate of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs was approximately 7.32% per annum. The following table contains certain additional data as of March 24, 1997 with respect to the interest rates of the Residential Mortgage Loans included in the Initial Portfolio that are
ARMs:

                    CURRENT INTEREST RATE OF ADJUSTABLE RATE
                           RESIDENTIAL MORTGAGE LOANS


                                                                                                    Percentage of
                                                                 Number of        Aggregate      Initial Residential
                                                                 Mortgage         Principal         Portfolio by
                         Current Interest Rate Balance             Loans           Balance           Aggregate
                    ---------------------------------------   --------------   ---------------   -------------------
                                                                               (In Thousands)

                    6.250%-6.499% . . . . . . . . . . . . .          40             $ 4,753             8.42%
                    6.500%-6.749% . . . . . . . . . . . . .          19               3,592             6.37
                    6.750%-6.999% . . . . . . . . . . . . .           2                 468             0.83
                    7.000%-7.249% . . . . . . . . . . . . .           8               1,457             2.58
                    7.250%-7.499% . . . . . . . . . . . . .          24               3,110             5.51
                    7.500%-7.749% . . . . . . . . . . . . .          41               3,527             6.25
                    7.750%-7.999% . . . . . . . . . . . . .          44               5,402             9.57
                    8.000%-8.249% . . . . . . . . . . . . .          25               2,931             5.20
                    8.250%-8.499% . . . . . . . . . . . . .          36               2,396             4.25
                    8.500%  . . . . . . . . . . . . . . . .           2                 318             0.56
                                                                    ---             -------            -----
                        Total . . . . . . . . . . . . . . .         241             $27,954            49.54%
                                                                    ===             =======            =====

         "Gross Margin", with respect to a Residential Mortgage Loan that is an ARM, means the applicable fixed percentage which, when added to the applicable index, results in the current interest rate paid by the borrower of such Residential Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate Residential Mortgage Loans. As of March 24, 1997, the weighted average Gross Margin of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs was approximately 2.89%.

         The following table sets forth certain additional data as of March 24, 1997 with respect to the Gross Margins of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs:

                   GROSS MARGIN ON RESIDENTIAL MORTGAGE LOANS


                                                                                                    Percentage of
                                                                Number of          Aggregate     Initial Residential
                                                                 Mortgage          Principal         Portfolio by
                             Gross Margin Balance                 Loans             Balance           Aggregate
                   ----------------------------------------   --------------   ------------------   --------------
                                                                                 (In Thousands)

                   2.13%-2.63% . . . . . . . . . . . . . .           16                 $   953             1.69%
                   2.64%-3.13% . . . . . . . . . . . . . .          213                  23,341            41.37
                   3.14%-3.63% . . . . . . . . . . . . . .            8                   3,217             5.70
                   3.64%-4.25% . . . . . . . . . . . . . .            4                     443             0.78
                                                                    ---                 -------            -----
                       Total . . . . . . . . . . . . . . .          241                 $27,954            49.54%
                                                                    ===                 =======            =====



         The interest rate of each ARM loan included in the Initial Portfolio adjusts at the times (each, a "Rate Adjustment Date") and in the manner described below subject to lifetime interest rate caps, to minimum interest rates and to maximum annual interest rate increases or decreases, each as specified in the mortgage note relating to the ARM. Information set forth below regarding interest rate caps and minimum interest rates applies to the Initial Portfolio only. Mortgage Loans purchased by the Company after consummation of the Offering may be subject to different interest rate caps and minimum interest rates.

         Each ARM bears interest at its initial interest rate until its first Rate Adjustment Date. Effective with each Rate Adjustment Date, the monthly principal and interest payment on most of the adjustable rate Mortgage Loans included in the Initial Portfolio will be adjusted to an amount that will fully amortize the then-outstanding principal balance of such Residential Mortgage Loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. Certain of the ARMs contain an option, which may be exercised by the mortgagor, to convert the ARM into a fixed rate loan for the remainder of the mortgage term. If a Residential Mortgage Loan that is an ARM is converted into a fixed rate loan, the interest rate will be determined at the time of conversion as specified in the mortgage note relating to such Mortgage Loan and will remain fixed at such rate until the stated maturity of such Residential Mortgage Loan. Most of the Mortgage Loans included in the Initial Portfolio allow the mortgagor to prepay at any time some or all of the outstanding principal balance of the Mortgage Loan without fee or penalty.

         One-Year ARM. The interest rate with respect to each One-Year ARM is fixed at an initial rate for the first twelve monthly payments and adjusts annually thereafter on the date specified in the related mortgage note to a rate equal to the then-current Treasury Index (defined below) plus the Gross Margin set forth in such mortgage note, subject to a maximum annual interest rate increase or decrease of 2.00%, a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus 6% and to a minimum interest rate no less than the Gross Margin. The sum of the Treasury Index and the Gross Margin is rounded upwards to the nearest 0.125%. The "Treasury Index" with respect to each One-Year ARM is the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to the Advisor. Should the Treasury Index not be published or become otherwise unavailable, the Advisor will select a comparable alternative index over which it has no control and which is readily available.

         Certain One-Year ARMs (52 loans aggregating $7.0 million or 12.4% of the Initial Portfolio by aggregate) contain a conversion option which, if exercised, would convert the One-Year ARM into a fixed rate loan for the remainder of the term of the mortgage. Subject to conditions specified in the mortgage note related to a One-Year ARM, a mortgagor may have the right to convert the One-Year ARM to a fixed rate loan beginning with the first Rate Adjustment Date and on the first day of each month thereafter until and including the fifth Rate Adjustment Date. If the conversion option is exercised, the interest rate will be fixed for the remainder of the term of the mortgage and will equal the sum of a percentage equal to at least 0.625% and the FNMA Required Net Yield. The mortgagor must pay a conversion fee at the time the option is exercised.

         Fixed Rate Loans. The fixed rate Residential Mortgage Loans which are included in the Initial Portfolio or may be purchased by the Company will generally have original terms to stated maturity of 15 or 30 years. The interest rates of these Residential Mortgage Loans are fixed prior to origination or have been converted, pursuant to the terms of a mortgage note, to a fixed rate. The monthly principal and interest payment is calculated to fully amortize the initial outstanding principal balance of such Residential Mortgage Loan to its stated maturity.

         Commercial Mortgage Loans. The Commercial Mortgage Loans included in the Initial Portfolio will consist of multi-family residential rental properties, and light industrial, hotel and retail shopping mall properties located in Michigan. The borrowers of the Commercial Mortgage Loans included in the Initial Portfolio are primarily customers of the Bank to which the Bank has extended such Commercial Mortgage Loans in the ordinary course of its commercial real estate lending activities. Substantially all of the Commercial Mortgage Loans included in the Initial Portfolio are either recourse to the borrower or guaranteed as to the payment of principal and interest by an affiliate of the borrower. The outstanding principal balances of the Commercial Mortgage Loans included in the Initial Portfolio ranged from $111,000 to $2.1 million as of March 24, 1997.

         The following table sets forth certain information with respect to each type of commercial property underlying each Commercial Mortgage Loan included in the Initial Portfolio:

                        TYPE OF COMMERCIAL MORTGAGE LOAN


                                                              Percentage
                                                              of Initial        Weighted         Weighted         Weighted
                                                              Commercial        Average          Average          Average
                                                             Portfolio by       Original         Current          Expected
                                             Aggregate        Aggregate         Loan-to          Loan-to           Months
                                             Principal        Principal          Value            Value           Remaining
           Type of Mortgaged Property         Balance          Balance          Ratio(1)          Ratio(2)       to Maturity
           --------------------------      -------------     ------------       --------          --------       -----------
                                                                             (In Thousands)

       5-36 unit apartments  . . . . . .       $ 1,644            21.3%             61.3             44.2             46.2
       36+ unit apartments . . . . . . .           963            12.5              69.6             64.7             56.1
       Hotel . . . . . . . . . . . . . .         2,070            26.8              74.5             70.1             47.0
       Light industrial  . . . . . . . .         1,717            22.3              75.2             71.4             53.0
       Retail shopping mall  . . . . . .         1,321            17.1              55.5             52.9             20.0
                                               -------           -----
          Total  . . . . . . . . . . . .       $ 7,715           100.0%
                                               =======           =====


---------------
(1) Represents the ratio of the outstanding principal amount of each Commercial Mortgage Loan at the time of loan origination or modification, if any, to the value of the property securing such Commercial Mortgage Loan at the time of loan origination or modification, if any.

(2) Represents the ratio of the outstanding principal amount of the Commercial Mortgage Loan at March 24, 1997 to the value of the property securing such Commercial Mortgage Loan at the time of loan origination or modification, if any.


         Of the Commercial Mortgage Loans included in the Initial Portfolio, approximately 41% are not fully amortizing and will have significant principal balances or "balloon" payments due upon maturity.

         Of the Commercial Mortgage Loans included in the Initial Portfolio, 31% bear interest at fixed rates. The interest rates of the fixed rate Commercial Mortgage Loans included in the Initial Portfolio range from 8.25% per annum to 9.88% per annum. The following table contains certain additional data with respect to the interest rates of the fixed rate Commercial Mortgage Loans included in the Initial Portfolio (including those variable rate Commercial Mortgage Loans that have been converted, pursuant to their terms, to fixed rates):

             INTEREST RATE OF FIXED RATE COMMERCIAL MORTGAGE LOANS


                                                                                                Percentage of Initial
                                                            Number of                           Commercial Portfolio
                                                            Mortgage    Aggregate Principal         By Aggregate
                                                             Loans            Balance            Principal Balance
                                                           ----------   -------------------     ---------------------
                                                                               (In Thousands)

                 7.00 - 8.99%  . . . . . . . . . . . .         2                 $1,432                   18.6%
                 9.00 - 11.00% . . . . . . . . . . . .         2                    981                   12.7
                                                               -                 ------                   ----
                    Total  . . . . . . . . . . . . . .         4                 $2,413                   31.3%
                                                               =                 ======                   ====

         Of the Commercial Mortgage Loans included in the Initial Portfolio, 69% bear interest at variable rates which are typically tied to an index (such as the Bank's Prime Rate or the U.S. Treasury Index adjusted for a constant maturity of either one year or three years) and are adjustable periodically. The current interest rates borne by the variable rate Commercial Mortgage Loans included in the Initial Portfolio ranged from 9.00% per annum to 10.125% per annum as of March 24, 1997. The following table contains certain additional data as of March 24, 1997 with respect to the interest rates of the variable rate Commercial Mortgage Loans included in the Initial Portfolio:

                     CURRENT INTEREST RATE OF VARIABLE RATE
                           COMMERCIAL MORTGAGE LOANS


                                                                                                Percentage of Initial
                                                           Number of                            Commercial Portfolio
                                                            Mortgage       Aggregate Principal      By Aggregate
                                                             Loans               Balance          Principal Balance
                                                           ---------      -------------------   ---------------------
                                                                               (In Thousands)

                9.00 -  9.99%  . . . . . . . . . . .            5                $5,053                  65.5%
               10.00 - 11.00%  . . . . . . . . . . .            1                   251                   3.2
                                                                -                ------                  ----
                  Total  . . . . . . . . . . . . . .            6                $5,304                  68.7%
                                                                =                ======                  ====



         Underwriting Standards. The Bank has represented to the Company that all of the Residential Mortgage Loans included in the Initial Portfolio were originated generally in accordance with the underwriting policy customarily employed by the Bank at the time at which the Residential Mortgage Loan in the Initial Portfolio was originated. The Bank has represented to the Company that all of the Commercial Mortgage Loans included in the Initial Portfolio were originated generally consistent with the underwriting policies customarily employed by the Bank at the time at which the Commercial Mortgage Loans in the Initial Portfolio were originated.

         Residential Mortgage Loans. The underwriting standards applied at origination of the Residential Mortgage Loans were intended to evaluate the borrower's credit standing and repayment ability, and the value and adequacy of the underlying mortgaged property as collateral. Initially, each prospective borrower was required to provide a current balance sheet describing assets and liabilities and a statement of income and expenses, as well as, to the extent required by applicable state law, an authorization to apply for a credit report which summarized the borrower's credit history with merchants and lenders and any record of bankruptcy.

         For any prospective borrower, an employment verification was obtained from the borrower's employer wherein the employer reported the length of employment with the employer, the employee's current salary, and whether it was expected that the borrower would continue such employment in the future, or the borrower submitted such other evidence of employment (such as pay stubs) satisfactory to the Bank. For a self-employed prospective borrower, the borrower was generally required to submit copies of personal and business federal income tax returns for the previous two years. For certain prospective borrowers, the borrower authorized verification of all deposits at financial institutions at which the borrower had demand or savings accounts.

         Once the credit report and the employment and deposit verifications were received by the underwriting officer considering the loan application, a determination was made as to whether the prospective borrower had sufficient monthly income available (i) to meet the borrower's monthly obligations on the proposed Residential Mortgage Loan (determined on the basis of the monthly payments due in the year of origination) and other expenses related to the home (such as property taxes and hazard insurance) and (ii) to meet other financial obligations and monthly living expenses. In all instances, the Bank's underwriting policies (including those applied in originating the Mortgage Loans in the Initial Portfolio) may be varied in cases deemed appropriate by its underwriting officers.

         In determining the adequacy of the property as collateral, an independent appraisal was made of each property considered for financing. Each appraiser was selected in accordance with predetermined guidelines established for appraisers. The appraiser was required to inspect the property and verify that it was in good condition and that construction, if new, had been completed. If the appraiser reported any exceptions to the verification, the Bank (or its predecessor) or its agent determined that such property had been substantially completed to its satisfaction. The appraisal was based on the appraiser's judgment of value giving appropriate weight to both the market value of comparable properties and the cost of replacing the property and other factors as appropriate. The Bank's or its predecessors' underwriting standards also required a search of the public records relating to a mortgaged property for liens and judgments against such mortgaged property, as well as customary title insurance.

         Commercial Mortgage Loans. The loan underwriting procedures and guidelines utilized by the Bank in connection with the origination of the Commercial Mortgage Loans included in the Initial Portfolio were intended to assess the value of the related mortgaged property, the ability of such mortgaged property to be used by the borrower or its agents and the financial condition of the borrower, including its ability to service the Commercial Mortgage Loan. The underwriting guidelines included an internal system for rating the quality of the mortgaged property. The interest rate for the Commercial Mortgage Loans was determined, in part, upon this rating system.

         The underwriting guidelines took into account such factors as suitability of the mortgaged property for the proposed use; the availability, rental rates and relative value of comparable properties in the relevant market area and the anticipated growth or decline in both the immediate and broader geographic areas in which the mortgaged property is located; the current or projected occupancy or leasing ratios, if relevant; the condition and age of the mortgaged property; the management ability of the borrower, including its business experience and financial soundness; and such other economic, demographic or other factors as in the judgment of the Bank might affect the value of the mortgaged property and the ability of the borrower to service the Commercial Mortgage Loan. Each proposal for a Commercial Mortgage Loan was presented to the appropriate lending unit of the Bank, which analyzed the proposed transaction focusing on economic assumptions and the feasibility of the loan, identified and evaluated potential risks, and made a recommendation to approve or disapprove the loan. The proposed transaction was then presented to appropriate credit officers of the Bank for approval.

         Once a loan proposal was approved, a loan commitment was issued by the Bank to the proposed borrower, subject to, among other things, receipt of acceptable environmental (including Phase I) and appraisal reports and, if deemed appropriate, engineering reports. The Bank contracted with approved firms to prepare these reports for the account of the Bank. Any environmental exceptions were approved by appropriate officers of the Bank before the loan was funded. All Commercial Mortgage Loans were closed using a standardized set of loan documents to ensure consistency in the portfolio, subject to approved transaction specific requirements.

         Geographic Distribution. Approximately 90% of the residential real estate properties underlying the Company's Residential Mortgage Loans included in the Initial Portfolio are located in Michigan. Consequently, these Residential Mortgage Loans may be subject to a greater risk of default than other comparable Residential Mortgage Loans in the event of adverse economic, political or business developments and natural hazards in Michigan that may affect the ability of residential property owners in Michigan to make payments of principal and interest on the underlying mortgages. Standard hazard insurance required to be maintained with respect to Residential Mortgage Loans held by the Company may not protect the Company against losses occurring from tornados and other natural disasters. Consequently, in the event of a natural disaster, the Company's ability to pay dividends on the Series A Preferred Shares could be adversely affected as the Company will not maintain special hazard insurance to protect against such losses.

         All of the commercial mortgaged properties underlying its Commercial Mortgage Loans will be located in Michigan. Consequently, these Commercial Mortgage Loans may be subject to a greater risk of default than other comparable Commercial Mortgage Loans in the event of adverse economic, political or business developments in Michigan that may affect the ability of businesses in that area to make payments of principal and interest on the underlying mortgages.

         Loan-to-Value Ratios; Insurance. All of the Residential Mortgage Loans having Loan-to-Value Ratios of greater than 80% are insured under primary mortgage guaranty insurance policies. "Loan-to-Value Ratio" means the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property. At the time of origination of the Residential Mortgage Loans, each of the primary mortgage insurance policy insurers was approved by FNMA or FHLMC. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each Residential Mortgage Loan in an amount equal to the maximum insurable value of the improvements securing such Residential Mortgage Loan or the principal balance of such Residential Mortgage Loan, whichever is less. If the residential real estate property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan may also be covered by a flood insurance policy as required by law. No mortgagor bankruptcy insurance will be maintained by the Company with respect to the Residential Mortgage Loans in the Initial Portfolio, nor will any Residential Mortgage Loan be insured by the Federal Housing Administration or guaranteed by the Veterans Administration. The Company will not maintain any special hazard insurance policy with respect to any Residential Mortgage Loan which could mitigate damages caused by any natural disaster. In addition, the standard hazard insurance required to be maintained with respect to Residential Mortgage Loans does not protect the Company against losses occurring from natural disasters. In the event of any such natural disaster, the Company's ability to pay dividends on the Series A Preferred Shares could be adversely affected.

         A standard hazard insurance policy is also required to be maintained by the mortgagor with respect to each of the Commercial Mortgage Loans included in the Initial Portfolio. If the commercial real estate property securing a Commercial Mortgage Loan is located in a flood zone, such Commercial Mortgage Loan may be covered by a flood insurance policy as required by law. However, as with the Residential Mortgage Loans in the Initial Portfolio, no special hazard insurance or mortgagor bankruptcy insurance will be maintained by the Company with respect to the Commercial Mortgage Loans in the Initial Portfolio.

SERVICING

         The Mortgage Loans included in the Initial Portfolio will be sold to the Company by the Bank on a servicing retained basis. The Bank will service the Mortgage Loans included in the Initial Portfolio pursuant to the terms of the Servicing Agreements. The Bank in its role as servicer under the terms of the Servicing Agreements is herein referred to as the "Servicer". The Servicer will receive an annual servicing fee with respect to each Mortgage Loan serviced for the Company which shall equal the outstanding principal balance of such Mortgage Loans multiplied by a fee of .375%.

         Each Servicing Agreement requires the Servicer to service the Company's Mortgage Loans in a manner generally consistent with accepted secondary market practices, with any servicing guidelines promulgated by the Company and, in the case of Residential Mortgage Loans, with FNMA and FHLMC guidelines and procedures. The Servicing Agreements require the Servicer to service the Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of the Bank or its affiliates. The Servicer will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Mortgage Loans it services. The Servicer will also provide accounting and reporting services required by the Company for such Mortgage Loans. Each Servicing Agreement requires the Servicer to follow such collection procedures as are customary in the industry, including contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of unremedied defaults in accordance with servicing guidelines promulgated by the Company. The Servicer may, in its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies, provided that, in the case of Residential Mortgage Loans, no primary mortgage guarantee insurance coverage is adversely affected. The Servicer may also be directed by the Company, at any time during the servicing process, to dispose of any Mortgage Loan which becomes Classified, placed in Nonaccrual Status or which has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal and interest.

         The Servicer may from time to time subcontract all or a portion of its servicing obligations under the Servicing Agreements to one or more of its affiliates or, subject to approval of a majority of the Independent Directors, may subcontract all or a portion of its obligations under the Servicing Agreements to an unrelated third party. At March 24, 1997 the Bank serviced mortgage loans having an aggregate principal balance of approximately $1 billion. The Servicer will not, in connection with subcontracting any of its obligations under the Servicing Agreements, be discharged or relieved in any respect from its obligation to the Company to perform its obligations under the Servicing Agreements.

         Each Servicing Agreement requires the Servicer to pay all expenses related to the performance of its duties under such Servicing Agreement. In addition, the Servicer will be required to make advances of principal and interest and, with respect to the Residential Mortgage Loans and certain Commercial Mortgage Loans, taxes and required insurance premiums that are due from mortgagors, unless (with respect to advances of principal and interest) it determines that such advances are nonrecoverable. If such advances are made, the Servicer generally will be reimbursed prior to the Company out of proceeds related to such Mortgage Loan. The Servicer also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans serviced by it and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the Servicer's expenses in the sale, are less than the outstanding principal balance of the related Mortgage Loan. The Servicer will be responsible to the Company for any loss suffered as a result of its failure to make and pursue timely claims or as a result of actions taken or omissions made by it which cause the policies to be canceled by the insurer.

         In connection with any foreclosure proceedings that the Servicer may institute, the Servicer may exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Mortgage Loan by operation of law or otherwise in accordance with the terms of the relevant Servicing Agreement. The Servicer will not be permitted under the terms of the Commercial Mortgage Loan Servicing Agreement to acquire title to any commercial real estate property underlying a Commercial Mortgage Loan or take any action that would cause the Company to be an "owner" or an "operator" within the meaning of certain federal environmental laws, unless it has also previously determined, subject to the approval of the Advisor, based on a report prepared by an independent person who regularly conducts environmental assessments, that (i) the mortgaged property is in compliance with applicable environmental laws or that it would be in the best interests of the Company to take such actions as are necessary to cause the mortgaged property to comply therewith and (ii) there are no circumstances or conditions present at the mortgaged property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or, if any such materials are present for which such action could be required, that it would be in the best interest of the Company to take such actions with respect to the mortgaged property.

         The Company may terminate either Servicing Agreement upon the happening of one or more events specified in the Servicing Agreement. Such events relate generally to the Servicer's proper and timely performance of its duties and obligations under the Servicing Agreement. In addition, the Company may also terminate either Servicing Agreement without cause upon 30 days' notice and payment of a termination fee that is competitive with that which is generally payable in the industry.

         The termination fee will be equal to 2% of the aggregate outstanding principal amount of the loans then serviced under the applicable Servicing Agreement. As long as any Series A Preferred Shares remain outstanding, the Company may not terminate, or elect not to renew, either Servicing Agreement without the approval of a majority of the Independent Directors. As is customary in the mortgage loan servicing industry, the Servicer will be entitled to retain any late payment charges and penalties collected in connection with the Mortgage Loans serviced by it. In addition, the Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it. Each Servicing Agreement requires the Servicer to remit to the Company no later than the 20th day of each month all principal and interest due from borrowers of Mortgage Loans serviced by it (unless deemed nonrecoverable by the Servicer) on the first day of such month with respect to the Residential Mortgage Loans and from the last remittance date with respect to the Commercial Mortgage Loans.

         When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicer generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the exercise of the "due-on-sale" clause is prohibited under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations under the related mortgage note. Upon any assumption of a Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Mortgage Loan is typically required, which sum will be retained by the Servicer as additional servicing compensation.

         As a result of the relationship between the Servicer and the Company, certain conflicts of interest may arise. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest".

EMPLOYEES

         The Company has four officers, each of whom is described further below under "Management". The Company does not anticipate that it will require any additional employees because it has retained the Advisor to perform certain functions pursuant to the Advisory Agreement described below under "Management--The Advisor". It is currently anticipated that all of the officers of the Company will also be officers or employees of D&N, the Bank or their affiliates. The Company will maintain corporate records and audited financial statements that are separate from those of the Bank or any of its affiliates. None of the officers, employees or directors of the Company will have any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or will engage in acquiring, holding and managing Mortgage Assets.

COMPETITION

         The Company does not anticipate that it will engage in the business of originating Mortgage Loans. It does anticipate that it will purchase Mortgage Loans in addition to those in the Initial Portfolio and that all of these Mortgage Loans will be purchased from the Bank or affiliates of the Bank.

LEGAL PROCEEDINGS

         The Company is not the subject of any material litigation. None of the Company, the Advisor, the Bank or any of its affiliates is currently involved in nor, to the Company's knowledge, currently threatened with any material litigation with respect to the Mortgage Loans to be included in the Initial Portfolio, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.


                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         The Company's Board of Directors is composed of five members, two of whom are Independent Directors. These directors will serve until their successors are duly elected and qualified. There is no current intention to alter the number of directors comprising the Board of Directors. Pursuant to the Certificate of Designation establishing the Series A Preferred Shares, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their consent. In considering the interests of the holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to holders of Common Stock. The Company currently has four officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Business and Strategy--Employees".

         The persons who are directors and executive officers of the Company are as follows:

                        Name                                  Position and Offices Held
         ----------------------------------   --------------------------------------------------------

         James Bogan                          Director
         William J. McGarry                   Director
         George J. Butvilas                   Director
         Kenneth R. Janson                    Director, President and Chief Executive Officer
         Richard E. West                      Director and Vice President
         Daniel D. Greenlee                   Treasurer and Chief Financial Officer
         Peter L. Lemmer                      Secretary

         The following is a summary of the experience of the executive officers and directors of the Company:

         James Bogan, age 46, is Chief Executive Officer of Portage Health System, Hancock, Michigan. Prior to joining the Health System in June 1989, he held various positions involving health care management, the last three years as Chief Operating Officer of Trinity Medical Center, Minot, North Dakota. Mr. Bogan is responsible for directing the affairs of Portage Health System, which include a 44 bed acute care unit, a 30 bed nursing home unit, a medical group including 15 physicians, a home health agency, and two retail pharmacies.

         William J. McGarry, age 54, is the Treasurer and Chief Financial Officer of Michigan Technological University located in Houghton, Michigan. He was named to his current position at the University in December 1992, after serving two years as a senior associate with Coopers & Lybrand in Boston.
Prior to his term with Coopers & Lybrand, Mr. McGarry served as principal consultant with Information Associates of Rochester, New York, and was vice president in charge of the large financial services management consulting and systems integration practice of SEI Corporation of Cambridge, Massachusetts.
He has also served as senior director of finance and administration at Rensselaer Polytechnic Institute and as director of administrative systems at Lehigh University.

         George J. Butvilas, age 51, joined the Bank as President in May 1990. He was named Chief Executive Officer of the Bank in 1991 and Chief Executive Officer of D&N in 1992. Prior to joining the Bank, he had over 16 years experience as a commercial and community banker, most recently as Executive Vice President and Director of Boulevard Bancorp, Inc. of Chicago, Illinois.

         Kenneth R. Janson, age 45, is Executive Vice President/Chief Financial Officer and Treasurer of D&N and the Bank. Prior to joining the Bank in May 1988 as Vice President/Financial Analysis, he was affiliated with various universities, the last six years as Associate Professor of Accounting at Michigan Technological University. Mr. Janson is responsible for directing the accounting, investment and investor relations functions for the Bank and D&N.

         Richard E. West, age 50, is Executive Vice President/Wholesale Banking of the Bank. Prior to joining the Bank in January 1990, he was Servicing Manager for 20 years with Rothschild Financial Corporation and Valley National Bank of Arizona. Mr. West is responsible for directing the loan servicing, residential lending, consumer lending, bank operations and information systems functions of the Bank.

         Daniel D. Greenlee, age 45, is Senior Vice President/Controller of the Bank. He has been with the Bank in various capacities since 1984 and is presently responsible for the accounting, financial and regulatory reporting, financial analysis, tax and risk management functions of the Bank.

         Peter L. Lemmer, age 39, is Senior Vice President/General Counsel of D&N and the Bank. Prior to joining the Bank in October 1990, he held various positions involving legal services, the last five years as Senior Vice President/Compliance and Vice President, Associate General Counsel/Compliance Officer with Cal America Savings, later known as Columbus Savings, and American Federal Bank, respectively. Mr. Lemmer is responsible for the legal and regulatory functions of the Bank and D&N.

INDEPENDENT DIRECTORS

         The Company's Certificate of Designation establishing the Series A Preferred Shares requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors of the Company. See "Description of Series A Preferred Shares--Independent Director Approval". James Bogan and William McGarry are the Company's initial Independent Directors. For so long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors.

         If at any time the Company fails to declare and pay a quarterly dividend payment on the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two at the Company's next annual meeting and the holders of Series A Preferred Shares, voting together with the holders of any other outstanding series of Preferred Stock as a single class, will be entitled to elect two additional directors to serve on the Company's Board of Directors. Any member of the Board of Directors elected by holders of the Company's Preferred Stock will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares--Voting Rights".

AUDIT COMMITTEE

         Upon consummation of the Offering, the Company will establish an audit committee which will review the engagement and independence of its auditors. The audit committee will also review the adequacy of the Company's internal accounting controls. The audit committee will initially be comprised of Messrs. Bogan and McGarry.

CREDIT COMMITTEE

         Upon consummation of the Offering, the Company will establish a credit committee which will review and approve the acquisition of any additional Mortgage Loans by the Company, will review the status of all Mortgage Loans which have become Classified or have been placed in Nonaccrual Status, and will review the terms and conditions upon which any such Loans are modified or disposed of by the Company. The credit committee will initially be comprised of Messrs. Butvilas, Janson and West.

COMPENSATION OF DIRECTORS AND OFFICERS

         The Company intends to pay the Independent Directors of the Company fees for their services as directors. The Independent Directors will receive a fee of $250 for attendance (in person or by telephone) at each meeting of the Board of Directors or Committee of the Board. However, multiple fees shall not be paid for two or more meetings attended on the same day. The Company will not pay any compensation to its officers or employees or to directors who are not Independent Directors.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of a director to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty. The Company's Certificate of Incorporation empowers the Company to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any director or officer of the Company. The Company's Certificate of Incorporation also empowers the Company to purchase and maintain insurance to protect any director or officer against any liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.

         The by-laws of the Company (the "By-laws") require indemnification of the Company's directors and officers and specify that the right to indemnification is a contract right, setting forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws. The By-laws also entitle any director or officer to be reimbursed for the expenses of defending any claim against him or her arising out of his or her status as such. The By-laws of the Company also provide that the Company may enter into contracts with any director or officer in furtherance of the indemnification provisions contained in the By-laws and allow the Company to create a trust fund to ensure payment of amounts indemnified.

THE ADVISOR

         In connection with the consummation of the Offering and the formation of the Company as described herein, the Company will enter into the Advisory Agreement with the Bank to administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is herein referred to as the "Advisor". The Advisor will be responsible for (i) monitoring the credit quality of the Mortgage Assets held by the Company, (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets and (iii) maintaining custody of the documents related to the Company's Mortgage Loans. The Advisor may, from time to time, subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets or, with the approval of a majority of the Board of Directors as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. Notwithstanding the above, the Company will control the activities of the Advisor and the Company's directors will maintain the continuing and exclusive authority to manage the operations of the Company.

         The Advisor has substantial experience in the mortgage lending industry, both in the origination and in the servicing of mortgage loans. At December 31, 1996, the Advisor held approximately $614 million of residential mortgage loans and approximately $111 million of commercial mortgage loans. In its residential mortgage loan business, the Advisor originates and purchases residential mortgage loans and may sell such loans to investors, primarily in the secondary market, while generally retaining the rights to service such loans. In its commercial mortgage loan business, the Advisor typically services the commercial mortgage loans in its portfolio which it has originated.

         The Advisory Agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by the Company. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either not to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an annual advisory fee equal to $125,000 with respect to the advisory and management services provided by it to the Company.

         As a result of the relationship between the Bank and the Company, certain conflicts of interest may arise. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest".

         The principal executive offices of the Advisor are located at 400 Quincy Street, Hancock, Michigan 49930, telephone number (906) 482-2700.

                CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION


THE FORMATION

         Prior to or simultaneously with the completion of the Offering, the Company, the Bank and its affiliates will engage in the transactions described below which are designed (i) to facilitate the Offering, (ii) to transfer the ownership of the Initial Portfolio to the Company and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

         The transactions constituting the formation of the Company will include the following:

         - The Certificate of Incorporation of the Company will be amended to provide for 2,500,000 authorized shares of Preferred Stock and 250,000 authorized shares of Common Stock, and the Company will file a Certificate of Designation with the Secretary of State of the State of Delaware establishing the terms of the Series A Preferred Shares.

         - The Company will sell to the public 1,100,000 Series A Preferred Shares in the Offering (assuming the Underwriters' over-allotment option is not exercised).

         - The Bank will acquire 27,500 shares of Common Stock for a purchase price equal to $27.5 million. In addition, the Bank will acquire additional shares of Common Stock for a purchase price equal to the aggregate amount of underwriting commissions and expenses of the Offering and the formation of the Company.

         - The Bank will sell the Initial Portfolio to the Company for an aggregate purchase price equal to approximately $55 million pursuant to the terms of the Residential Mortgage Purchase Agreement and the Commercial Mortgage Purchase Agreement.

         - The Company will enter into the Advisory Agreement with the Bank pursuant to which the Bank, as Advisor, will manage the Mortgage Assets held by the Company and administer the day-to-day operations of the Company. See "Management--The Advisor".

         - The Company will enter into the Servicing Agreements with the Bank pursuant to which the Bank, as Servicer, will service the Mortgage Loans included in the Initial Portfolio. See "Business and Strategy--Servicing".
         The Bank currently owns, and following the completion of the Offering intends to continue to own, all of the issued and outstanding shares of Common Stock of the Company. The Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least a majority of the outstanding shares of Common Stock of the Company. D&N intends to maintain direct ownership of the Bank for the foreseeable future.

         A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR D&N. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR D&N.

         In addition to its ownership of 100% of the Common Stock of the Company, the Bank will also have responsibility for the day-to-day management and custody of the Company's assets, in its capacity as Advisor under the Advisory Agreement, and will have responsibility for servicing the Mortgage Loans as Servicer under the Servicing Agreements. See "Management--The Advisor" and "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest".

         The Company and the Bank intend that the fair value of the Initial Portfolio will approximately equal the amount (approximately $55 million) that the Company will pay for the Initial Portfolio. However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio have been or will be obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio will not differ from the purchase price to be paid by the Company. See "Risk Factors--No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates" and "--Relationship with the Bank and its Affiliates; Conflicts of Interest".

BENEFITS TO THE BANK AND ITS AFFILIATES

         The Bank and its affiliates expect to realize the following benefits in connection with the Offering and the formation of the Company:

         - The Bank is required by the OTS to maintain certain levels of capital for regulatory purposes. The Bank has informed the Company that the Series A Preferred Shares will be treated as capital of the Bank for regulatory purposes. The Bank would not be permitted to treat any securities issued by a trust established by the Bank to securitize its mortgage assets as capital for regulatory purposes.


         - As a result of the Company's qualification as a REIT, the dividends payable on the Series A Preferred Shares will be deductible for income tax purposes and will provide the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred stock itself.

         - The Bank will receive approximately $55 million at the consummation of the Offering (assuming no exercise by the Underwriters of their over-allotment option) in connection with the sale of the Initial Portfolio to the Company (approximately $27.5 million of which represents new funds after giving effect to the Bank's expense of purchasing the Company's Common Stock).

         - The Bank will be entitled to receive annual advisory and servicing fees and annual dividends in respect of the Common Stock. For the first 12 months following completion of the Offering, these annual fees and dividends are anticipated to be as follows:

                      Advisory Fee  . . . . . . . . . . . . . . . . .     $125,000
                      Servicing Fee(1)  . . . . . . . . . . . . . . .      214,000
                      Common Stock Dividend(2)  . . . . . . . . . . .     [______]

                                                                          $[     ]
                                                                          ========

---------------
(1) Assumes that for the first 12 months following completion of the Offering, the Company holds Residential Mortgage Loans and Commercial Mortgage Loans with the same outstanding principal balances as those Mortgage Loans included in the Initial Portfolio. See "Business and Strategy--Servicing" for a description of the basis upon which the servicing fees will be calculated.

(2) The amount of dividends to be paid in respect of the Common Stock is expected to be equal to the excess of the Company's "REIT taxable income" (excluding capital gains) over the amount of dividends paid in respect of Preferred Stock. The aggregate annual dividend amount of the Series A
    Preferred Shares is $[    ] million. Assuming that (i) the Mortgage Loans
    included in the Initial Portfolio are held for the 12-month period following completion of the Offering, (ii) principal repayments are reinvested in additional Mortgage Loans with characteristics similar to those of the Mortgage Loans included in the Initial Portfolio and (iii) interest rates remain constant during such 12-month period, the Company anticipates that the Initial Portfolio will generate "REIT taxable income" (excluding capital gains) of approximately $3.9 million, after payment of servicing and advisory fees, during such 12-month period.


         - The Bank will also be entitled to retain any late payment charges and penalties collected in connection with the Mortgage Loans serviced by it. In addition, the Bank, as Servicer, will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance escrow funds with respect to Mortgage Loans serviced by it.


                    DESCRIPTION OF SERIES A PREFERRED SHARES


         The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Certificate of Designation establishing the Series A Preferred Shares and the Company's Certificate of Incorporation, the forms of which have been filed with the Securities and Exchange Commission (the "Commission") as exhibits to the registration statement of which this Prospectus forms a part. See "Description of Capital Stock" below.

GENERAL

         The Series A Preferred Shares form a series of the Preferred Stock of the Company, which Preferred Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors or, if then constituted, a duly authorized committee thereof. The Board of Directors has authorized the Company to issue the Series A Preferred Shares.

         When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be convertible into shares of Common Stock or any other class or series of capital stock of the Company and will not be subject to any sinking fund or other obligation of the Company for its repurchase or retirement.

         The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be Illinois Stock Transfer Company, Inc. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

DIVIDENDS

         Holders of Series A Preferred Shares will be entitled to receive, when and as declared by the Board of Directors of the Company out of assets of the
Company legally available therefor, cash dividends at the rate of [    ]% per
annum of the initial liquidation preference (equivalent to $[     ] per share
per annum). If declared, dividends on the Series A Preferred Shares will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, at such annual rate, commencing on September 30, 1997. Dividends in each quarterly period will accrue from the first day of such period, whether or not declared or paid for the prior quarterly period. Each declared dividend will be payable to holders of record as they appear on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends payable on the Series A Preferred Shares for any period greater or less than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends payable on the Series A Preferred Shares for each full dividend period shall be computed by dividing the rate per annum by four.

         The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the Series A Preferred Shares for a quarterly dividend period, then holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A Preferred Shares or the Common Stock. If the Company fails to pay or declare and set aside for payment a quarterly dividend on the Series A Preferred Shares, holders





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of the Preferred Stock of the Company, including the Series A Preferred Shares, will be entitled to elect two directors.  See "--Voting Rights".

         If full dividends on the Series A Preferred Shares for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive dividend periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive dividend period.

         When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then-current dividend period, per share on the Series A Preferred Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods) and full dividends, including required or permitted accumulations, if any, on such other series of capital stock bear to each other.

         For a discussion of the tax treatment of distributions to stockholders, see "Federal Income Tax Considerations--Taxation of United States Stockholders" and "--Taxation of Foreign Stockholders" and for a discussion of certain potential regulatory limitations on the Company's ability to pay dividends, see "Risk Factors--Dividend and Other Regulatory Restrictions on Operations of the Company".

AUTOMATIC EXCHANGE

         Each Series A Preferred Share will be exchanged automatically for one newly issued Bank Preferred Share if the appropriate regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate regulatory agency, in its sole discretion and even if the Bank is not "undercapitalized," anticipates the Bank becoming "undercapitalized"





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
in the near term (i.e., the Exchange Event). Upon the Automatic Exchange, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series A Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one Bank Preferred Share. Any Series A Preferred Shares purchased or redeemed by the Company prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Exchange.

         The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the date for such exchange set forth in the Directive, or, if such date is not set forth in the Directive, as of 8:00 a.m. on the earliest possible date such exchange could occur consistent with the Directive (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time.
As of the Time of Exchange, all of the Series A Preferred Shares will be deemed cancelled without any further action by the Company, all rights of the holders of Series A Preferred Shares as stockholders of the Company will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for Series A Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares. All corporate action necessary for the Bank to issue the Bank Preferred Shares will be completed upon completion of the Offering. Accordingly, once the Directive is issued, no action will be required to be taken by holders of Series A Preferred Shares, by the Bank or by the Company in order to effect the Automatic Exchange as of the Time of Exchange.

         Absent the occurrence of the Exchange Event, no shares of Bank Preferred Shares will be issued. Upon the occurrence of the Exchange Event, the Bank Preferred Shares to be issued as part of the Automatic Exchange would constitute a newly issued series of preferred stock of the Bank and would constitute 100% of the issued and outstanding shares of Bank Preferred Shares. Holders of Bank Preferred Shares would have the same dividend rights, liquidation preference, redemption options and other attributes as to the Bank as holders of Series A Preferred Shares have as to the Company, except that the Bank Preferred Shares would not be listed on the Nasdaq System. Any accrued and unpaid dividends for the most recent quarter on the Series A Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends for the most recent quarter on the Bank Preferred Shares. The Bank Preferred Shares would rank pari passu in terms of dividend payment and liquidation preference with any outstanding shares of preferred stock of the Bank. The Bank intends to register the Bank Preferred Shares with the OTS pursuant to an Offering Circular, a copy of which is affixed to this Prospectus as Annex I and incorporated herein by reference. The Bank Preferred Shares will not be registered with the Commission and will be offered pursuant to an exemption from registration under Section 3(a)(5) of the Securities Act of 1933, as amended (the "Securities Act"). The Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq System. Absent the occurrence of the Exchange Event, however, the Bank will not issue any Bank Preferred Shares, although the Bank will be able to issue preferred stock in series. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.

         Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Shares voluntarily. In addition, absent the occurrence of the Automatic Exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series A Preferred Shares exist solely as to the Company.

VOTING RIGHTS

         Except as expressly required by applicable law, or except as indicated below, the holders of the Series A Preferred Shares will not be entitled to vote. In the event the holders of Series A Preferred Shares are entitled to vote as indicated below, each Series A Preferred Share will be entitled to one vote on matters on which holders of the Series A Preferred Shares are entitled to vote.

         If at the time of any annual meeting of the Company's stockholders for the election of directors the Company has failed to pay or declare and set aside for payment a quarterly dividend during any of the four preceding quarterly dividend periods on any series of Preferred Stock of the Company, including the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of the Series A Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Company's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director until the later of (i) the full term for which he or she shall have been elected or
(ii) the payment of four quarterly dividends on the Preferred Stock, including the Series A Preferred Shares.

         The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of each series of Preferred Stock of the Company, including the Series A Preferred Shares, voting as a single class without regard to series, will be required (a) to create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock of the Company other than a series which shall not have any right to object to such creation or (b) to alter or change the provisions of the Company's Certificate of Incorporation (including the Certificate of Designation establishing the Series A Preferred Shares) so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Company; provided that if such amendment shall not adversely affect all series of Preferred Stock of the Company, such amendment need only be approved by at least two-thirds of the holders of shares of all series of Preferred Stock adversely affected thereby.

REDEMPTION

         The Series A Preferred Shares will not be redeemable prior to [
], 2002 (except upon the occurrence of a Tax Event). On or after such date, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus the accrued and unpaid dividends for the most recent quarter to the date of redemption, if any, thereon. Any such redemption may only be effected with the prior approval of the OTS (unless at such time such approvals are not required). Unless full dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Company shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Company may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

         The Company will also have the right at any time, upon the occurrence of a Tax Event and with the prior written approval of the OTS, to redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus the accrued and unpaid dividends for the most recent quarter to the date of redemption, if any, thereon. "Tax Event" means the receipt by the Company of an opinion of a law or accounting firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

RIGHTS UPON LIQUIDATION

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of assets of the Company available for distribution to stockholders, before any





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
distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, liquidating distributions in the amount of $25 per share, plus the accrued and unpaid dividends for the most recent quarter thereon, if any, to the date of liquidation.

         After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         For such purposes, the consolidation or merger of the Company with or into any other entity, the consolidation or merger of any other entity with or into the Company or the sale of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

INDEPENDENT DIRECTOR APPROVAL

         The Certificate of Designation establishing the Series A Preferred Shares requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors. For so long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors. James Bogan and William McGarry are the Company's initial Independent Directors. See "Management--Independent Directors". In order to be considered "independent", a director must not, prior to appointment, be a current director, officer or employee of the Company, the Bank or any affiliate of the Bank or of any person or persons that, in the aggregate, own more than one percent of the Common Stock of D&N. In addition, any members of the Board of Directors of the Company elected by holders of Preferred Stock, including the Series A Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.

         The actions which may not be taken without the approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of Preferred Stock and Common Stock, (iii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock
would exceed an amount equal to the sum of 105% of the Company's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Company for that year, (iv) the acquisition of real estate assets other than Mortgage Loans or Mortgage-Backed Securities that (A) qualify as real estate assets under Section 856(c)(6)(B) of the Code, (B) are rated investment grade or better by at least one nationally recognized independent rating organization, (C) are not interest-only, principal-only or high-risk securities and (D) represent interests in or obligations backed by pools of mortgage loans, (v) the redemption of any shares of Common Stock, (vi) the termination or modification of, or the election not to renew, the Advisory Agreement or any Servicing Agreement or the subcontracting of any duties under the Advisory Agreement or the Servicing Agreements to third parties unaffiliated with the Bank, (vii) any dissolution, liquidation or termination of the Company prior to
[              ], 2002, (viii) any material amendment to or modification of either of the Mortgage Purchase Agreements, including, without limitation, any amendment to the representations, warranties and covenants contained in such agreements made in connection with the acquisition of additional Mortgage Loans and (ix) the determination to revoke the Company's REIT status or the amendment of any of the ownership limitations contained in the Certificate of Incorporation. The Certificate of Designation requires that, in assessing the benefits to the Company of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares. In considering the interests of the holders of Preferred Stock, including without limitation the holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to the holders of Common Stock.

RESTRICTIONS ON OWNERSHIP

         For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital Stock--Restrictions on Ownership and Transfer".


                          DESCRIPTION OF CAPITAL STOCK


         The following summary of the material terms and provisions of the capital stock of the Company does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and the Certificate of Incorporation of the Company.

COMMON STOCK

         General. The Company is authorized to issue up to 250,000 shares of Common Stock. Upon consummation of the Offering and the transactions described in "Certain Transactions Constituting the Formation", the Company will have
outstanding [       ] shares of Common Stock, all of which will be held by the
Bank.

         Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long





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
as any shares of Preferred Stock are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of all series of Preferred Stock, including accumulations in the case of noncumulative Preferred Stock, have been paid for the prior four quarters. In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual "REIT taxable income" (not including capital gains) to stockholders.

         Voting Rights. Subject to the rights, if any, of the holders of any class or series of Preferred Stock, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share. All of the issued and outstanding shares of Common Stock are currently, and upon consummation of the Offering will be, held by the Bank.

         Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

PREFERRED STOCK

         Subject to limitations prescribed by Delaware law and the Company's Certificate of Incorporation, the Board of Directors or, if then constituted, a duly authorized committee thereof is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

         Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Certificate of Designation relating to that class or series.

         A Certificate of Designation relating to each class or series of Preferred Stock will set forth the preferences and other terms of such class or series, including, without limitation, the following: (1) the title and stated value of such class or series; (2) the number of shares of such class or series offered and the liquidation preference per share of such class or series; (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series; (4) whether such class or series of Preferred Stock is noncumulative or not and, if noncumulative, the date from which dividends on such class or series shall accumulate; (5) the provision for a sinking fund, if any, for such class or series; (6) the provision for redemption, if applicable, of such class or series; (7) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; (8) any voting rights of such class or series; (9) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (10) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (11) any other specific terms, preferences, rights, limitations or restrictions of such class or series.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

         The Company's Certificate of Incorporation contains certain restrictions on the number of shares of Common Stock and Preferred Stock that individual stockholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in number or value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The capital stock of the Company must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). The ownership by the Bank of 100% of the shares of Common Stock of the REIT will not adversely affect the Company's REIT qualification because each stockholder of D&N (the sole stockholder of the Bank) counts as a separate beneficial owner for purposes of the Five or Fewer Test and the capital stock of D&N is widely held. Further, the Certificate of Incorporation of the Company contains restrictions on the acquisition of Preferred Stock intended to ensure compliance with the One Hundred Persons Test. Such provisions include a restriction that if any transfer of shares of capital stock of the Company would cause the Company to be beneficially owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

         Subject to certain exceptions specified in the Company's Certificate of Incorporation, no holder of Preferred Stock is permitted to own (including shares deemed to be owned by virtue of the attribution provisions of the Code) more than 9.9% (the "Ownership Limit") of any issued and outstanding class or series of Preferred Stock. The Board of Directors may (but in no event will be required to), upon receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

         The Certificate of Incorporation provides that shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit (the "Excess Shares") will automatically be transferred, by operation of law, to a trustee as a trustee of a trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transfer took place. Any distributions paid prior to the discovery of the prohibited transfer are to be repaid by the original transferee to the Company and by the Company to the trustee; any vote of the shares while the shares were held by the original transferee prior to the Company's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void ab initio. In liquidation, the original transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company.

         The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of a class or series of issued and outstanding Preferred Stock (or the acquisition of an interest in an entity that owns shares of such series of Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.9% of such class or series of Preferred Stock, and thus subject such stock to the Ownership Limit. Direct or constructive ownership in excess of the Ownership Limit would cause ownership of the shares in excess of the limit to be transferred to the trustee.

         All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

         The Ownership Limit provisions will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The Certificate of Incorporation may not be amended to alter, change, repeal or amend any of the Ownership Limit provisions without the prior approval of a majority of the Independent Directors.

         The Certificate of Incorporation requires that any person who beneficially owns 1% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Preferred Stock of the Company must provide certain information to the Company within 30 days of June 30 and December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.


                       FEDERAL INCOME TAX CONSIDERATIONS


         The following summary of material federal income tax considerations regarding the Offering is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of tax matters or tax conclusions, has been reviewed by Coopers & Lybrand L.L.P., and it is their opinion that such information is accurate in all material respects. The discussion below is based on existing federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the federal income tax laws.

         EACH PROSPECTIVE INVESTOR IS URGED TO SEEK INDIVIDUAL ADVICE CONCERNING THE EFFECT ON HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES A PREFERRED SHARES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING THE EFFECT OF POSSIBLE CHANGES IN TAX LAW.

TAXATION OF THE COMPANY

         General. The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Requirements" or the "REIT Provisions"), which are the requirements for qualifying as a REIT, commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

         The REIT Requirements are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         In the opinion of Coopers & Lybrand L.L.P., commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on certain factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters, such as the organization and expected manner of operation of the Company. In addition, this opinion is based upon factual assumptions and representations of the Company concerning its business and Mortgage Assets. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Coopers & Lybrand L.L.P. on a continuing basis. No assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify".

         If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently





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distributed to stockholders. Such treatment substantially eliminates the federal "double taxation" on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation.

         Despite the REIT election, the Company may be subject to federal income and excise tax as follows:

         First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

         Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any.

         Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

         Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

         Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

         Sixth, if the Company should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         The Company does not now intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event of such an acquisition, the Company could, under certain circumstances, be subject to tax upon disposition of such assets.

         Organizational Requirements. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership





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of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Requirements; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include private foundations and certain pension trusts and other entities) at any time during the last half of each taxable year; (vii) that is not a bank, an insurance company or certain other specified types of financial institutions; and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition
(vi), certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See "--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders".

         Coopers & Lybrand L.L.P. is of the opinion that, for purposes of condition (v) above, beneficial owners of both common and preferred shares of a corporation are counted toward the 100 holder requirement. The Company expects that the Series A Preferred Shares will be held by not less than 100 beneficial owners at all times such Shares are outstanding. Such ownership of the Series A Preferred Shares would allow the Company to meet condition (v). Coopers & Lybrand L.L.P. is of the opinion that, in determining whether condition (vi) above is met, shareholders of a corporation are treated as owning their proportionate share of any stock held by that corporation. The Company expects that the stock of the Company and of D&N will at no time be held directly or indirectly by five or fewer shareholders who are individuals, private foundations, pension trusts or other relevant entities that in the aggregate own more than 50 percent by value of the stock of the Company or D&N, respectively. Stock ownership of the Company and D&N in accordance with the Company's expectation will satisfy condition (vi) with respect to the Company. In addition, the Company's Certificate of Incorporation includes certain restrictions regarding transfer of its shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described under "Description of Capital Stock--Restrictions on Ownership and Transfer".

         In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in





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
the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the assets test.

         Income Tests. In order to maintain qualification as a REIT, the Company must annually satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages on real property, certain "rents from real property" or as gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) from the date of acquisition must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

         For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.

         Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income may be treated as qualifying for two years following foreclosure (which period may be extended by the IRS) so long as (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place and (iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income. In the event

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the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property may be subject to tax, as described above.

         Relief Provisions. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

         Asset Tests. At the close of each quarter of its taxable year, the Company must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

         After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

         Annual Distribution Requirements. In order to be treated as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of
(i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. The Code permits a stockholder to elect to be treated for tax purposes as having (i) received a distribution in the amount specified in the election and (ii) contributed the amount thereof to the capital of the Company. In the event the Company fails to distribute 100% of its income and capital gains, the Bank may elect to be so treated. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirement.

         "REIT taxable income" is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) it may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made.

         It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of the Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

         Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify. In addition, it would be subject to tax on any built-in gains on property held during the period during which it did not qualify if it sold such property within 10 years of requalification. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX TREATMENT OF AUTOMATIC EXCHANGE

         Upon the occurrence of the Automatic Exchange, the outstanding Series A Preferred Shares will be automatically exchanged on a one-for-one basis for Bank Preferred Shares. See "Description of Series A Preferred Shares--Automatic Exchange". The Automatic Exchange will be a taxable exchange with respect to which each holder of the Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. Because the Bank Preferred Shares will not be listed on the Nasdaq System or on any exchange, each individual holder will be required to determine the fair market value of Bank Preferred Shares received to determine the tax effect of the Automatic Exchange. Assuming that such holder's Series A Preferred
Shares were held as capital assets for more than one year prior to the Automatic Exchange, any gain or loss will be long-term capital gain or loss. Long-term capital losses are deductible, subject to certain limitations. The basis of the holder in the Bank Preferred Shares will be their fair market value at the time of the Automatic Exchange.

TAXATION OF UNITED STATES STOCKHOLDERS

         As used herein, the term "United States Stockholder" means a holder of Series A Preferred Shares that is for United States federal income tax purposes
(i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         Distributions Generally. As long as the Company qualifies as a REIT, distributions to a United States Stockholder up to the amount of the Company's current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States Stockholder's Series A Preferred Shares, and a distribution in excess of the United States Stockholder's tax basis in its Series A Preferred Shares will be taxable gain realized from the sale of such shares. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the





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Company during January of the following calendar year. Stockholders may not claim the benefit of any tax losses of the Company on their own income tax returns.

         The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "--Taxation of the Company--General" and "--Taxation of the Company--Annual Distribution Requirements" above. As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

         Losses incurred on the sale or exchange of Series A Preferred Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

         Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee's pension trust or other domestic tax-exempt stockholder will generally not constitute "unrelated business taxable income" unless the stockholder has borrowed to acquire or carry its shares of the Company. A tax-exempt employee's pension trust that holds more than 10% of the shares of the capital stock of the Company may under certain circumstances be required to treat a certain percentage of dividends as unrelated business taxable income if the Company is "predominantly held" by qualified trusts. For these purposes, a qualified trust is any trust defined under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

TAXATION OF FOREIGN STOCKHOLDERS

         The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates holding Series A Preferred Shares (collectively, "Foreign Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. A Foreign Stockholder should consult with its own tax advisor to determine the effect of federal, state, and local and country of tax residence income tax laws on an investment in the Company, including any reporting requirements.

         In general, a Foreign Stockholder will be subject to regular United States income tax to the same extent as a United States Stockholder with respect to income or gain derived from its investment in the Company if under all facts and circumstances such income or gain is "effectively connected" with such stockholder's conduct of a trade or business in the United States. See "-- Taxation of United States Stockholders". A corporate Foreign Stockholder that receives income that is effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion will apply to a Foreign Stockholder whose income or gain derived from investment in the Company is not so effectively connected in light of the facts and circumstances.

         The Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") significantly affects the federal income tax treatment of the sale or exchange of shares in REITs held by a Foreign Stockholder. Under FIRPTA, gain or loss realized on the sale or exchange of a "United States real property interest" ("USRPI") by a foreign taxpayer is treated by statute as effectively connected with a U.S. trade or business as a matter of law, without regard to the particular facts and circumstances. Shares of a corporation generally are treated as a USRPI only if the fair market value of USRPIs owned by the corporation equals or exceeds 50% of the fair market value of its total assets. If at no time within the five years preceding the sale or exchange of shares in the Company the shares constituted a USRPI, gain or loss on the sale or exchange will not be treated as effectively connected with a U.S. trade or business by reason of FIRPTA. While ownership of real property within the U.S. (including ownership of interests in certain entities) is always a USRPI, a loan secured by a mortgage on U.S. real property constitutes a USRPI only if the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. Because such contingent interest is not likely to be present in the residential mortgage loans to be owned by the Company that are expected to represent approximately 90% of the assets of the Company (although such interest is fairly common in commercial loans) the Company believes it is unlikely that its shares will be USRPIs or that it will derive significant gain from the sale or exchange of USRPIs, although whether its shares are a USRPI or it derives income from USRPIs will depend upon the facts as they ultimately develop. A distribution of cash to a Foreign Stockholder that is not attributable to gain from sales or exchanges by the Company of USRPIs and not designated by the Company as a capital gain dividend is not subject to FIRPTA but generally will be subject to the withholding of United States federal income tax at a rate of 30%, unless
(i) a lower treaty rate applies or (ii) the Foreign Stockholder files an IRS Form 4224 with the withholding agent certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Foreign Stockholder. A Foreign Stockholder who receives a distribution that has been subject to such withholding tax may file a claim for refund to the extent the withholding has been imposed on a portion of such distributions representing amounts in excess of current and accumulated earnings and profits. Under FIRPTA, distributions of proceeds attributable to gain from the Company's sale or exchange of a USRPI are subject to income tax at the normal capital gains rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). Also, these distributions may be subject to a 30% branch profits tax in the hands of a corporate Foreign Stockholder not entitled to a treaty exemption or reduced rate of tax. Treasury Regulations require the withholding of 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Foreign Stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the 28% maximum rate on capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of USRPIs are not subject to United States taxation if there is no requirement of withholding.

         If the shares of the Company do constitute a USRPI (or did so constitute within the previous five years), gain or loss on the sale or exchange of the shares will be treated as effectively connected with the conduct of a U.S. trade or business unless one or more special rules apply to preclude U.S. taxation.

         If the Company is a "domestically-controlled REIT," a sale of Series A Preferred Shares by a Foreign Stockholder generally will not be subject to United States taxation. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly, under Code attribution rules, by Foreign Stockholders. Because the Series A Preferred Shares will be publicly traded, no assurance can be given that the Company will constitute a domestically-controlled REIT or that it will be possible to ascertain whether or not it is domestically-controlled.

         If the Company is not a domestically-controlled REIT, a sale of Series A Preferred Shares would be subject to tax under FIRPTA as a sale of a USRPI and gain or loss would be effectively connected with a United States trade or business if either (i) the Series A Preferred Shares were not "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the Nasdaq System, on which the Series A Preferred Shares will be listed) during the quarter in which the Series A Preferred Shares were sold or (ii) even if the Series A Preferred Shares were "regularly traded", the selling stockholder held, directly or indirectly, more than 5% of the Series A Preferred Shares during the five-year period ending on the date of disposition. The applicable Treasury Regulations that define "regularly traded" for this purpose may be interpreted to provide that a security will not be "regularly traded" for any calendar quarter during which 100 or fewer persons (treating related persons as one person) in the aggregate own 50% or more of such security or the quarterly trading volume is less than 7.5% of the average number of the issued and outstanding shares of such security (2.5% if there are 2,500 or more stockholders of record). In the event that the Series A Preferred Shares were not "regularly traded" and the Company did not at that time constitute a domestically-controlled REIT, a Foreign Stockholder (without regard to its ownership percentage of Series A Preferred Shares) must treat as effectively connected with a United States trade or business any gain or loss on any sale or other disposition of Series A Preferred Shares that occurs within a calendar quarter during which the Series A Preferred Shares were not "regularly traded" and the shares were a USRPI.

         If the gain on the sale of the Company's Series A Preferred Shares were subject to taxation under FIRPTA, the Foreign Stockholder would be subject to the same treatment as a United States Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). Notwithstanding the foregoing, capital gain from sale of shares of a REIT not subject to FIRPTA will nonetheless be taxable to a Foreign Stockholder who is an individual (under rules generally applicable to United States Stockholders) if such person is in the United States for 183 days or more during the taxable year of disposition and certain other conditions apply. In any event, a purchaser of Series A Preferred Shares from a Foreign Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased Series A Preferred Shares are "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, under FIRPTA the purchaser of Series A Preferred Shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

         Shares of the Company owned by a nonresident alien decedent are subject to United States federal estate tax (which is imposed at rates up to 55%) unless an estate tax treaty binding upon the United States provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

         The Company will report to its stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

         United States Stockholders. Under certain circumstances, a United States Stockholder of Series A Preferred Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Series A Preferred Shares. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Stockholder will be allowed as a credit against such United States Stockholder's United States federal income tax liability and may entitle such United States Stockholder to a refund, provided that the required information is furnished to the IRS.

         Foreign Stockholders. Additional issues may arise pertaining to information reporting and backup withholding with respect to Foreign Stockholders, and a Foreign Stockholder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Foreign Stockholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Foreign Stockholder will be allowed as a credit against any United States federal income tax liability of such Foreign Stockholder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

         The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS


GENERAL

         In evaluating the purchase of Series A Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (a) whether the ownership of Series A Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Series A Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code;
(c) whether the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series A Preferred Shares should consider whether the ownership of Series A Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

         The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN ASSET REGULATION

         Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation", 29 C.F.R. Sec.2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security".

         For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the

Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Series A Preferred Shares will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act within the time periods specified in the Plan Asset Regulation.

         The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Series A Preferred Shares to be "widely held" upon the completion of the Offering.

         The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable". The Company believes that any restrictions imposed on the transfer of the Series A Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series A Preferred Shares to be "freely transferable".

         A Plan should not acquire or hold the Series A Preferred Shares if the Company's underlying assets will be treated as the assets of such Plan. However, the Company believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.

EFFECT OF PLAN ASSET STATUS

         ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the Plans receiving Series A Preferred Shares as a result of the Offering. However, if the assets of the Company were deemed to be assets of the Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

         If the assets of the Company were deemed to be Plan Assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series A Preferred Shares could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

         Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

         If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

         If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an IRA or his beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

         Thus, the acquisition of the Series A Preferred Shares by a Plan could result in a prohibited transaction if an Underwriter, the Company, the Bank, D&N or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Series A Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited Transaction Class Exemption ("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the Underwriters), reporting dealers, and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

         A Plan should not acquire the Series A Preferred Shares pursuant to the Offering if such acquisition will constitute a non-exempt prohibited transaction.

UNRELATED BUSINESS TAXABLE INCOME

         Plan fiduciaries should also consider the consequences of holding more than 10% of the Series A Preferred Shares if the Company is "predominantly held" by qualified trusts. See "Federal Income Tax Considerations--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders".


                     CERTAIN INFORMATION REGARDING THE BANK


         The following is a summary of certain information regarding the Bank. As an integral part of this Prospectus, a copy of the Bank's offering circular filed with the OTS relating to the Bank Preferred Shares to be issued upon the Exchange Event (the "Offering Circular"), including exhibits, is attached hereto as Annex I and is incorporated by reference herein. All material information relating to the Bank, including information relating to the Bank's financial position, can be found in these documents. There has been no material change in the Bank's affairs since the conclusion of the fiscal year ended December 31, 1996 which has not otherwise been disclosed by the Bank.

OPERATIONS OF THE BANK

         The Bank's primary business consists of attracting deposits from the general public and making real estate loans, consumer loans and other types of investments. The Bank conducts its business principally in the State of Michigan through a network of 37 full-service community banking offices, including its main office in Hancock, Michigan, seven savings agency offices which provide depository services and four mortgage banking offices. At December 31, 1996, the Bank had total assets of $1.47 billion, total deposits of $964.1 million and total stockholders' equity of $79.9 million. For the year ended December 31, 1996, the Bank had net income of $9.3 million and a return on average assets of 0.69%. The Bank's deposits are insured up to the maximum extent permitted by law by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a member of the Federal Home Loan Bank ("FHLB") of Indianapolis, which is one of the 12 regional banks comprising the FHLB System. The Bank is subject to supervision by the OTS and by the FDIC.

         Like many savings institutions, the operations of the Bank are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the OTS, the FDIC and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Its results of operations are largely dependent upon its net interest income, which is the difference between the interest it receives on its loans and investment securities, and the interest it pays on its liabilities.

SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial and other data of the Bank herein, as of and for the three months ended Mach 31,1997 and as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, have been derived from the Consolidated Financial Statements of the Bank and the unaudited financial statements of the Bank contained in Annex I. In the opinion of management all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the results of operations for such periods have been included. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year.


                                                   For the Three
                                                   Months Ended              For the Year Ended December 31,
                                                     March 31,   ----------------------------------------------------------
                                                       1997         1996         1995        1994        1993        1992
                                                   ------------- ----------  ----------  ----------  ----------  ----------
                                                                            (Dollars in thousands)

          INTEREST INCOME
          Loans . . . . . . . . . . . . . . . .     $  21,937      $ 86,151   $ 72,550    $ 58,274    $ 58,906    $ 72,729
          Mortgage-backed securities  . . . . .         4,436        10,930     10,577       7,875      12,935      31,878
          Investments and deposits  . . . . . .         1,962         7,228      7,638       5,462       8,233      12,921
                                                    ---------      --------   --------    --------    --------    --------
                   TOTAL INTEREST INCOME  . . .        28,335       104,309     90,765      71,611      80,074     117,528
          INTEREST EXPENSE
          Deposits  . . . . . . . . . . . . . .        11,288        43,859     38,639      29,806      33,815      46,607
          Securities sold under agreement to
            repurchase. . . . . . . . . . . . .           759         2,193      1,450         808           1         159
          FHLB advances and other borrowed money        5,030        15,558     13,445       7,446       9,757      21,997
          Interest rate instruments . . . . . .            --            --      2,521       9,812      15,309      18,876
                                                    ---------      --------   --------    --------    --------    --------
                   TOTAL INTEREST EXPENSE . . .        17,077        61,610     56,055      47,872      58,882      87,639
                                                    ---------      --------   --------    --------    --------    --------
                     NET INTEREST INCOME  . . .        11,258        42,699     34,710      23,739      21,192      29,889
          Provision for loan losses . . . . . .           300         1,100      2,400         100          --         117
                                                    ---------      --------   --------    --------    --------    --------
                   NET INTEREST INCOME AFTER
                     PROVISION FOR LOAN LOSS. .        10,958        41,599     32,310      23,639      21,192      29,772
          NONINTEREST INCOME
          Loan servicing and administrative
            fees, net . . . . . . . . . . . . .           521         1,914      1,882       2,228     (13,964)      3,431
          Deposit related fees  . . . . . . . .           921         3,621      3,147       3,098       3,002       3,356
          Gain (loss) on loans held for sale  .            26         1,031        882         227         777         (44)
          Other . . . . . . . . . . . . . . . .           135           470        222       1,173         672         765
                                                    ---------      --------   --------    --------    --------    --------
                   TOTAL OPERATING NONINTEREST
                     INCOME   . . . . . . . . .         1,603         7,036      6,133       6,726      (9,513)      7,508
          Gain (loss) on investment securities
            available for sale  . . . . . . . .            --           188       (120)       (221)        470         962
          Gain (loss) on sale of loans and
            mortgage-backed securities
            available for sale. . . . . . . . .             5            --        899         843     (12,968)        333
          Gain on sale of loan servicing rights            --            --         --         140         475       4,594
                                                    ---------      --------   --------    --------    --------    --------
                   TOTAL NONINTEREST INCOME . .         1,608         7,224      6,912       7,488     (21,536)     13,397
          NONINTEREST EXPENSE
             Compensation and benefits  . . . .         4,064        16,868     15,723      14,572      13,344      12,564
             Occupancy  . . . . . . . . . . . .           780         2,834      2,273       1,987       2,044       2,137
             Other expense  . . . . . . . . . .         2,495        11,429     10,481       9,902      14,171      11,581
                                                    ---------      --------   --------    --------    --------    --------
                   GENERAL AND ADMINISTRATIVE
                     EXPENSE  . . . . . . . . .         7,339        31,131     28,477      26,461      29,559      26,282
             Other real estate owned, net . . .           (22)           71       (999)     (2,136)      2,340       2,919
             Amortization of intangibles  . . .            --            --        370         448         767       1,933
             FDIC insurance . . . . . . . . . .           176         7,894      2,431       2,639       2,275       2,207
                                                    ---------      --------   --------    --------    --------    --------
                   TOTAL NONINTEREST EXPENSE  .         7,493        39,096     30,279      27,412      34,941      33,341
                                                    ---------      --------   --------    --------    --------    --------
                   INCOME (LOSS) BEFORE INCOME
                      TAX EXPENSE . . . . . . .         5,073         9,727      8,943       3,715     (35,285)      9,828
          Federal income tax expense (credit) .         1,781           349     (1,675)        150      (3,738)      4,254
                                                    ---------      --------   --------    --------    --------    --------
                    INCOME (LOSS) BEFORE                3,292         9,378     10,618       3,565     (31,547)      5,574
                      EXTRAORDINARY ITEMS . . .
          Extraordinary items and accounting
            changes, net of taxes . . . . . . .            --            --         --       --        (35,575)     (1,572)
                                                    ---------      --------   --------    --------    --------    --------
                   NET INCOME (LOSS)  . . . . .     $   3,292      $  9,378   $ 10,618   $   3,565    $(67,122)   $  4,002
                                                    =========      ========   ========   =========    ========    ========


                                       At or for the
                                        Three Months
                                           Ended                      At or for the Year Ended December 31,
                                         March 31,     -----------------------------------------------------------------------
                                           1997             1996          1995           1994           1993           1992
                                        ------------   ------------  ------------   ------------   ------------   ------------
                                                                        (Dollars in thousands)

   Total assets  . . . . . . . . . .      $1,528,466     $1,472,988    $1,228,495     $1,128,730   $1,080,324        $1,252,955
   Net loans receivable  . . . . . .       1,081,837      1,055,876       952,359        821,875      646,709           726,501
   Nonperforming assets  . . . . . .           5,714          8,091         9,701         24,520       43,593            56,056
   Mortgage-backed securities  . . .         273,460        251,256       127,709        151,293      171,983           241,040
   Excess of cost over net assets of
     association acquired  . . . . .          --             --            --                384          845(1)         36,380
   Mortgage servicing rights . . . .           1,404          1,443         1,113            968        9,870            29,198
   Deposits  . . . . . . . . . . . .       1,007,508        964,133       922,932        817,674      844,012           916,644
   Borrowings  . . . . . . . . . . .         417,485        404,037       216,295        226,956      101,648           174,232
   Stockholder's equity  . . . . . .          83,291         80,014        71,108         57,545       55,971           101,698
   Tangible stockholder's equity . .          82,299         49,003        69,985         57,484       56,133            67,232
   Number of offices . . . . . . . .              48             48            46             41           38                40

 SELECTED RATIOS:

   Return on average assets  . . . .            0.89%          0.69%         0.90%          0.33%       (5.50)%            0.28%
   Net interest margin . . . . . . .            3.13           3.26          3.04           2.31         1.95              2.28
   General and administrative expenses
     to average assets . . . . . . .                           2.31          2.42           2.45         2.42              1.83
   Nonperforming assets to total
     assets  . . . . . . . . . . . .            0.37           0.55          0.79           2.17         4.04              4.47
   Allowance for loan losses to
     nonperforming loans . . . . . .          244.81         166.77        122.21          46.38        38.21             34.79
   Allowance for loan losses to
     total loans . . . . . . . . . .            1.01           1.03          1.05           1.01         1.76              2.10
   Net loan charge-offs to average
     loans . . . . . . . . . . . . .            0.13           0.01          0.07           0.43         0.59              0.42
   Tangible capital ratio  . . . . .            5.15           5.11          5.41           5.05         4.89              4.32
   Core capital ratio  . . . . . . .            5.15           5.11          5.41           5.09         4.97              5.32
   Tier 1 risk-based capital ratio .            8.69           8.72          9.20           8.92         8.95              9.34
   Risk-based capital ratio  . . . .            9.85           9.94         10.45          10.08        10.21             10.57

____________________________________
(1) Includes cumulative effect of change in accounting for goodwill of ($34,754,000).


RISK FACTORS AND OTHER CONSIDERATIONS

         Because of the potential for the Automatic Exchange, the purchase of the Series A Preferred Shares involves a high degree of risk with respect to the performance and capital levels of the Bank. Prospective investors in the Series A Preferred Shares should carefully consider the following risk factors and other considerations relating to the Bank before deciding whether to invest in such shares.

         Effect of an Increase in Interest Rates on Operating Results. The Bank's operating results depend to a large extent on its net interest income, which is the difference between the interest the Bank receives from its loans, securities and other assets and the interest the Bank pays on its deposits and other liabilities. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of the Bank may affect interest rates. If generally prevailing interest rates increase, the "net interest spread" of the Bank, which is the difference between the rates of interest earned and the rates of interest paid by the Bank, is likely to contract, resulting in less net interest income.

         Although the Bank pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, the Bank's liabilities have shorter terms and are more interest-sensitive than its assets. At March 31, 1997, the Bank's one-year interest-sensitivity "gap" (the sum of all interest earning assets to be re-priced within one year minus all interest-bearing liabilities to be re-priced within one year, as a percentage of total assets) was a negative 11.15%. As a result of its gap position, the Bank's net interest spread will narrow, and its operating results will be adversely affected, during periods of rising market interest rates if the Bank is unable to reduce its gap. There can be no assurance that the Bank will be able to adjust its gap sufficiently to offset any negative effect of changing market interest rates.

         Regulatory Capital Levels. As a federal savings association, the Bank is subject to minimum capital requirements prescribed by federal statute and OTS regulations. At March 31, 1997, the Bank was in compliance with all of its regulatory capital requirements under FIRREA, with tangible, core and total risk-based regulatory capital ratios of 5.15%, 5.15% and 9.85%, respectively, compared to the regulatory requirements of 1.50%, 3.00% and 8.00%, respectively.

         The OTS prompt corrective action regulations establish five capital categories for thrift institutions: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. These categories are determined for the supervisory purposes of Section 38 of the Federal Deposit Insurance Act (which establishes a system of mandatory and discretionary supervisory actions which generally become more severe as capital levels decline) and may not necessarily constitute an accurate measure of the Bank's current overall financial condition or its future prospects. A thrift generally will be considered "well capitalized" if it has a core capital (or leverage) ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%. A thrift generally will be considered "adequately capitalized" if it has a core capital (or leverage) ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0%, and a total risk-based capital ratio of at least 8.0%. The Bank's core (or leverage), Tier 1 risk-based and total risk-based capital ratios at March 31, 1997 of 5.15%, 8.69% and 9.85%, respectively, exceeded the capital ratios established for "adequately capitalized" institutions. The OTS has the discretion to reclassify an institution from "well capitalized" to "adequately capitalized" and to treat an "adequately capitalized" institution as an "undercapitalized" institution for purposes of the prompt corrective action regulations (including imposing restrictions on the payment of dividends) if, after notice and an opportunity for a hearing, the OTS determines that the institution (i) is in an unsafe or unsound condition or (ii) has received and has not corrected a less than satisfactory examination rating for asset quality, management, earnings or liquidity.

         Risks Relating to Elimination of Thrift Charter. During the past few years, Congress has been considering legislation in various forms that would require federal thrifts, like the Bank, to convert their charters to national or state bank charters. Recent legislation requires the merger of the Bank Insurance Fund ("BIF") and the SAIF into a single Deposit Insurance Fund on January 1, 1999 but only if the thrift charter is eliminated by that date. In the absence of appropriate "grandfather" provisions, legislation eliminating the thrift charter could have a material adverse effect on the Bank. The Bank cannot determine whether, or in what form, such legislation will eventually be enacted and there can be no assurance that any such legislation that is enacted will contain adequate grandfather rights for the Bank.

         Absence of a Public Market for Bank Preferred Shares. If Bank Preferred Shares are issued, the Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq System. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares or that an active public market for the Bank Preferred Shares would develop or be maintained.

         Restrictions on Bank Dividends. If the Automatic Exchange occurs and the Bank has not been placed into conservatorship or receivership, the Bank would likely be prohibited from paying dividends on the Bank Preferred Shares as long as the Bank remains "undercapitalized" for purposes of the OTS prompt corrective action regulations or the OTS anticipates the Bank being "undercapitalized" in the near term. The prompt corrective action regulations prohibit thrift institutions such as the Bank from making "capital distributions" (defined to include a cash distribution) unless the institution is at least "adequately capitalized" after the distribution.

         However, if the Automatic Exchange occurs after the Bank has been placed into conservatorship or receivership, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors would be entitled to a priority of payment over the claims of holders of equity interests such as the Bank Preferred Shares issued pursuant to the Automatic Exchange.


                                  UNDERWRITING



         Subject to the terms and conditions of the underwriting agreement
dated [                ], 1997 (the "Underwriting Agreement") among the
Company, the Bank and the underwriters named below (the "Underwriters"), the Company has agreed that the Company will sell to each of the Underwriters, and each of such Underwriters for which Roney & Co., L.L.C. is acting as a representative (the "Representative") has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name below:



                                                                                          Number of Shares
                                                                                            of Series A
                                     Underwriter                                          Preferred Shares
                                     -----------                                          ----------------

 Roney & Co., L.L.C.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
                                                                                                 ---------

       Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               1,100,000
                                                                                                 =========


         Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series A Preferred Shares offered hereby, if any are taken.

         The Underwriters propose to offer the Series A Preferred Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $[    ] per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $[    ] per share
to certain brokers and dealers. After the Series A Preferred Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

         The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 110,000 additional Series A Preferred Shares solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Series A Preferred Shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,100,000 Series A Preferred Shares offered hereby.

         The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the Series A Preferred Shares or which are convertible or exchangeable into securities which are substantially similar to the Series A Preferred Shares without the prior written consent of the Representative, except for the Series A Preferred Shares offered in connection with the Offering.

         The Representative of the Underwriters has informed the Company that it does not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of Series A Preferred Shares offered by them.

         Prior to the Offering, there has been no public market for the Series A Preferred Shares.

         The Company has filed an application to list the Series A Preferred Shares, subject to official notice of issuance, on the Nasdaq National Market (the "Exchange"). In order to meet one of the requirements for listing the Series A Preferred Shares on the Exchange, the Underwriters have undertaken to sell the Series A Preferred Shares to a minimum of 400 beneficial holders. The Representative has advised the Company that it intends to make a market in the Series A Preferred Shares prior to commencement of trading on the Exchange, but is not obligated to do so and may discontinue any such market making at any time without notice.

         The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

         Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to affiliates of the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                    EXPERTS


         The balance sheet of D&N Capital Corporation as of April 4, 1997 included in this Prospectus has been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                    RATINGS


         It is expected that the Series A Preferred Shares will be rated BB- by Duff & Phelps Credit Rating Co. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Series A Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the Series A Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.


                             CERTAIN LEGAL MATTERS


         The validity of the Series A Preferred Shares offered hereby will be passed upon for the Company by Silver, Freedman & Taff, L.L.P., Washington, D.C. Certain tax matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Coopers & Lybrand L.L.P., Detroit, Michigan. The validity of the Series A Preferred Shares will be passed upon for the Underwriters by Honigman Miller Schwartz and Cohn, Detroit, Michigan.


                             ADDITIONAL INFORMATION


         The Company has filed with the Commission a registration statement (of which this Prospectus is a part) on Form S-11 (the "Registration Statement") under the Securities Act, with respect to the Series A Preferred Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Series A Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

         The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission can be inspected at and copies can be obtained from the Commission, Room

1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661 and at the offices of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Certificate of Designation establishing the rights, preferences and limitations of the Series A Preferred Shares provides that the Company shall maintain its status as a reporting company under the Exchange Act for so long as any of the Series A Preferred Shares are outstanding.

                                    GLOSSARY


         "Advisor" means the Bank in its role as advisor under the Advisory Agreement.

         "Advisory Agreement" means the agreement between the Bank and the Company pursuant to which the Bank will (i) administer the day-to-day operations of the Company, (ii) monitor the credit quality of the Mortgage Assets held by the Company, (iii) advise the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets and (iv) maintain custody of the documents related to the Company's Mortgage Loans.

         "ARM" or "adjustable rate mortgage" means a Mortgage Loan that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

         "Automatic Exchange" means the automatic exchange on a share-for-share basis of Series A Preferred Shares for Bank Preferred Shares upon the occurrence of the Exchange Event.

         "Bank" means D&N Bank, a thrift institution organized under the laws of the United States, and the parent of the Company.

         "Bank Preferred Shares" means the newly issued series of preferred stock of the Bank for which the Series A Preferred Shares will be exchanged automatically upon the occurrence of the Exchange Event.

         "Board of Directors" means the board of directors of the Company.

         "By-laws" means the by-laws of the Company.

         "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company.

         "Classified" means a loan which, for financial institution regulatory purposes, is designated as "substandard", "doubtful" or "loss". For such purposes, a substandard asset is one that is deemed inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any, because the asset has a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. An asset classified as doubtful has all the weaknesses inherent in one classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as loss are considered uncollectible.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercial Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a commercial real estate property.

         "Commercial Mortgage Purchase Agreement" means the Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank.

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Stock" means the common stock, par value $300.00 per share, of the Company.

         "Company" means D&N Capital Corporation, a Delaware corporation.

         "D&N" means D&N Financial Corporation, a Delaware corporation and the parent of the Bank.

         "Directive" means the writing issued by the appropriate regulatory agency directing the Automatic Exchange.

         "DOL" means the United States Department of Labor.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Shares" means the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Event" means the appropriate regulatory agency directs in writing an exchange of the Series A Preferred Shares for Bank Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate regulatory agency, in its sole discretion and even if the Bank is not "undercapitalized," anticipates the Bank becoming "undercapitalized" in the near term.

         "FHLMC" means the Federal Home Loan Mortgage Corporation.

         "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

         "Five or Fewer Test" means the Code requirement that not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code).

         "FNMA" means Fannie Mae.

         "FNMA Required Net Yield" means (i) with respect to any Mortgage Loan with an original term of 20, 25 or 30 years, FNMA's required net yield for 30-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan and (ii) with respect to any Mortgage Loan with an original term of 15 years, FNMA's required net yield for 15-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan.

         "Foreign Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) non-resident alien individuals, (ii) foreign corporations and foreign partnerships or (iii) foreign trusts and estates.

         "Gross Margin" means, with respect to a Residential Mortgage Loan that is an ARM, the applicable fixed percentage which, when added to the applicable index, calculates to the current interest rate paid by the borrower of the adjustable rate Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate loans.


         "Independent Directors" means the members of the Board of Directors who, prior to and subsequent to their appointment, are not and will not be directors, officers or employees of the D&N, the Bank or any affiliate of the Bank or of any person or persons that, in the aggregate, own more than one percent of the common stock of D&N or the Bank and are not officers or employees of the Company.


         "Initial Portfolio" means the initial portfolio of Mortgage Loans purchased by the Company from the Bank.

         "IRA" means an individual retirement arrangement under Section 408 of the Code.

         "IRS" means the United States Internal Revenue Service.

         "LIBOR" means the London Inter-Bank Offered Rate.

         "Lifetime interest rate cap" means, with respect to Mortgage Loans that are ARMs, the maximum interest rate that may accrue during any period over the term of such Mortgage Loan as stated in the governing instruments evidencing such Mortgage Loan.

         "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the mortgaged property underlying such Mortgage Loan and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

         "Mortgage Assets" means real estate mortgage assets.

         "Mortgage-Backed Securities" means securities that qualify as real estate assets under Section 856(c)(6)(B) of the Code, that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of Mortgage Loans.

         "Mortgage Loans" means whole loans secured by single-family (one- to four-unit) residential real estate properties or by commercial real estate properties.

         "Nonaccrual Status" means a loan on which, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement or on which the principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest.

         "Offering" means the offering of Series A Preferred Shares pursuant to the Prospectus.

         "Offering Circular" means the registration statement on Form OC pursuant to which the Bank Preferred Shares are being registered with the OTS.

         "One Hundred Persons Test" means the Code requirement that the capital stock of the Company be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

         "One-Year ARM" means an ARM that adjusts annually beginning in the month in which the 12th monthly payment is due.

         "OTS" means the Office of Thrift Supervision, Department of the Treasury.

         "Ownership Limit" means the provision in the Company's Certificate of Incorporation limiting any person from owning (including shares deemed to be owned by the attribution provisions of the Code) more than 9.9% of any issued and outstanding class or series of Preferred Stock.

         "Periodic interest rate cap" means, with respect to ARMs, the maximum change in the coupon rate permissible under the terms of the loan at each coupon adjustment date. Periodic interest rate caps limit both the speed by which the coupon rate can adjust upwards in a rising interest rate environment and the speed by which the coupon rate can adjust downwards in a falling rate environment.

         "Plan" means a pension, profit-sharing, retirement or other employee benefit plan.

         "Plan Asset Regulation" means the DOL regulations determining the assets of a Plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Code.

         "Preferred Stock" means preferred stock, par value $25.00 per share, of the Company.

         "Prime Rate" for any date means the lowest prime rate as published in the "Money Rates" table of The Wall Street Journal for that date.

         "Prospectus" means this prospectus, as the same may be amended.

         "Rate Adjustment Date" means, with respect to any ARM, a date on which the interest rate on such ARM adjusts.

         "Registration Statement" means the registration statement filed by the Company with the Commission on Form S-11 with respect to the Series A Preferred Shares.

         "REIT" means a real estate investment trust as defined pursuant to the REIT Provisions, or any successor provisions thereof.

         "REIT Provisions" and "REIT Requirements" means Sections 856 through 860 of the Code and the applicable Treasury Regulations.

         "REIT Taxable Income" shall have the meaning set forth in "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements".

         "Residential Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a single family (one-to four-unit) residential real estate property.

         "Residential Mortgage Purchase Agreement" means the Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series A Preferred Shares" means the shares of Preferred Stock of the Company offered hereby.

         "Servicer" means the Bank in its role as servicer of the Mortgage Loans under the Servicing Agreements.

         "Servicing Agreements" means the servicing agreements entered into by the Bank with respect to the Residential Mortgage Loans and the Commercial Mortgage Loans.

         "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law or accounting firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends payable by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "TIN" means Taxpayer Identification Number.

         "Treasury Index" means the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency.

         "Treasury Regulations" means the income tax regulations promulgated under the Code.

         "Underwriters" means those underwriters to which the Company will sell the Series A Preferred Shares pursuant to the terms of the Underwriting Agreement.

         "Underwriting Agreement" means the underwriting agreement by and among the Company, the Bank and the Underwriters.

         "United States Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) citizens or residents of the United States, (ii) corporations, partnerships, or other entities created or organized in or under the laws of the United States or of any political subdivisions thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         "USRPI" means United States real property interest.

                          INDEX TO FINANCIAL STATEMENT



Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Balance Sheet of D&N Capital Corporation as of April 4, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

Note to Financial Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-4

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
 D&N Capital Corporation:

We have audited the accompanying balance sheet of D&N Capital Corporation (the "Company") as of April 4, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of D&N Capital Corporation as of April 4, 1997, in conformity with generally accepted accounting principles.



/s/Coopers & Lybrand L.L.P.
Detroit, Michigan
April 7, 1997.

                            D&N CAPITAL CORPORATION
                                 BALANCE SHEET

                                 April 4, 1997

ASSETS
      Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,000
                                                                                                                         ------

STOCKHOLDER'S EQUITY
         Common Stock, par value $1.00 per share, 1,000 shares
           authorized; 1,000 shares issued and outstanding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $1,000
                                                                                                                         ------


   The Note to the Financial Statement is an integral part of this Statement.

                            D&N CAPITAL CORPORATION
                          NOTE TO FINANCIAL STATEMENT


1.       ORGANIZATION

         D&N Capital Corporation (the "Company"), a wholly-owned subsidiary of D&N Bank (the "Bank"), was incorporated on March 18, 1997 in the State of Delaware.

         The Company intends to invest in mortgage-related assets financed by common and preferred stock offerings and expects to generate income for distribution to its future preferred and common stockholders primarily from the net interest income derived from its investments in mortgage-related assets. The Company intends to purchase these mortgage-related assets from the Bank and its affiliates at their estimated fair values. These assets will be recorded in the Company's financial statements at the Bank's historical cost basis which will approximate their estimated fair values. The Company intends to operate in a manner that permits it to elect, and it intends to elect, to be subject to tax as a real estate investment trust for federal income tax purposes. The Company has not had any operations as of April 4, 1997.

         The Company intends to sell preferred stock in an underwritten public offering. The cost of this public offering will be paid by the Company out of proceeds from a sale of common stock to the Bank. If the public offering is not consummated, the Bank will pay any offering costs.

OFFERING CIRCULAR                                                        ANNEX I


                                1,100,000 SHARES
                                    D&N BANK

                [____%] NONCUMULATIVE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

     The [__%] Noncumulative Preferred Stock, Series A, par value $25.00 per share (the "Series A Preferred Shares"), of D&N Bank ("D&N" or the "Bank") will be issued only upon the automatic exchange of the [____%] Noncumulative Exchangeable Preferred Stock, Series A (the "Preferred Capital Shares") of D&N Capital Corporation, a wholly owned subsidiary of the Bank, upon the occurrence of certain events. See "Offering Circular Summary -- D&N Bank -- REIT Preferred Offering." Dividends on the Series A Preferred Shares will be payable at the same rate as the Preferred Capital Shares if, when and as declared by the Board of Directors of the Bank. For a description of the terms of the Series A Preferred Shares, see "Description of the Series A Preferred Shares" herein.

     The Series A Preferred Shares rank, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding up of the Bank, junior to all claims of the Bank's creditors, including the claims of the Bank's depositors. The Series A Preferred Shares rank superior and prior to the issued and outstanding common stock of the Bank with respect to dividend rights and rights upon voluntary or involuntary dissolution, liquidation or winding up of the Bank, and to all other classes and series of equity securities of the Bank hereafter issued, other than any class or series expressly designated as being on parity with or senior to the Series A Preferred Shares. The common stock of the Bank is the only class of equity securities currently outstanding.

     The Preferred Capital Shares have been registered with the Securities and Exchange Commission (the "SEC") and an application for listing on the Nasdaq National Market (the "NMS") has been filed to list the Preferred Capital Shares, under the symbol ["______"]. In the event the Preferred Capital Shares are exchanged into Series A Preferred Shares, the Bank does not intend to apply for listing of the Series A Preferred Shares on any national securities exchange or for quotation through the Nasdaq System.

     AN INVESTMENT IN THE SERIES A PREFERRED SHARES INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS AND OTHER CONSIDERATIONS RELATING TO THE BANK AND THE SERIES A PREFERRED SHARES. SEE "RISK FACTORS AND OTHER CONSIDERATIONS."

                              -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF
       THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL AGENCY,
          OR BY ANY STATE SECURITIES COMMISSION, NOR HAS SUCH OFFICE ,
               CORPORATION, COMMISSION, OTHER AGENCY OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                  OR ADEQUACY OF THIS OFFERING CIRCULAR.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS
       AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE
         CORPORATION OR ANY OTHER GOVERNMENT AGENCY.  THESE SECURITIES
             ARE BEING OFFERED PURSUANT TO AN OFFERING CIRCULAR ON
              FORM OC FILED WITH THE OFFICE OF THRIFT SUPERVISION.

            The date of this Offering Circular is [_________, 1997].

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Available Information . . . . . . . . . . . . . . . . . . . .        2
Information With Respect to the Registrant  . . . . . . . . .        3
Offering Circular Summary . . . . . . . . . . . . . . . . . .        4
Risk Factors and Other Considerations . . . . . . . . . . . .       11
Recent Developments . . . . . . . . . . . . . . . . . . . . .       16
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .       17
Capitalization  . . . . . . . . . . . . . . . . . . . . . . .       18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations . . . . . . . . . . . .       19
Results of Operations . . . . . . . . . . . . . . . . . . . .       22
Business  . . . . . . . . . . . . . . . . . . . . . . . . . .       30
Regulation  . . . . . . . . . . . . . . . . . . . . . . . . .       55
Management  . . . . . . . . . . . . . . . . . . . . . . . . .       70
Description of the Series A Preferred Shares  . . . . . . . .       79
Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . .       84
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .       84
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . .       85
Index to Financial Statements . . . . . . . . . . . . . . . .      F-1






                             AVAILABLE INFORMATION

     The Bank is not subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"). However, the Bank is wholly owned by D&N Financial Corporation which is subject to the requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Such reports and other information may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding the electronic filings of D&N Financial Corporation with the SEC.
The address of the SEC's web site is "http:// www.sec.gov."

     The Bank has filed with the Office of Thrift Supervision, Department of the Treasury ("OTS") a Registration Statement on Form OC (including any amendments thereto, the "Form OC") with respect to the securities covered by this Offering Circular. This Offering Circular does not contain all of the information set forth in the Form OC, certain items of which are contained in exhibits to the Form OC as permitted by the rules and regulations of the OTS. For further information with respect to the Bank and the securities offered hereby, reference is made to the Form OC, including the exhibits filed as a part thereof. Statements contained in this Offering Circular as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Form OC, each such statement being qualified in all respects by such reference. The Form OC and the exhibits thereto may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the OTS at 1700 G Street, N.W., Washington, D.C. 20552.

                   INFORMATION WITH RESPECT TO THE REGISTRANT


     As an integral part of this Offering Circular, the Bank has attached complete copies (including exhibits) of its audited financial statements for the fiscal year ended December 31, 1996 and its financial statements for the quarter ended March 31, 1997. All material financial information as of these periods relating to the Bank can be found in these documents. There has been no material change in the Bank's financial affairs since the conclusion of these periods, which has not otherwise been disclosed by the Bank in this Offering Circular.

                           OFFERING CIRCULAR SUMMARY

     This Offering Circular Summary, including the Selected Consolidated Financial and Other Data, does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Offering Circular. Capitalized terms used in the summary and not defined herein have the meanings ascribed to such terms elsewhere in this Offering Circular.

                                    D&N BANK

GENERAL

     D&N Bank ("D&N" or the "Bank") is a federally chartered and federally insured stock savings bank, headquartered in Hancock, Michigan. The Bank conducts its business through a network of thirty-seven full-service community banking offices, including its executive office, seven savings agency offices which provide depository services and four mortgage banking offices. The Bank was founded in 1889 and operated as a state-chartered mutual savings and loan association until February 1984, when it converted to a federal charter. In 1985, the Bank converted to a stock association, and in 1986, converted to a federal savings bank.

     The Bank adopted a holding company structure in July 1988, with D&N as the principal subsidiary of D&N Financial Corporation (the "Holding Company") organized under the laws of the State of Delaware. In December 1993, the Holding Company raised an additional $20.9 million of capital in a shareholder rights offering and began to implement growth and expansion strategies.

     D&N's primary business consists of attracting deposits from the general public and making real estate loans and consumer loans and other types of investments. The Bank's deposits are fully insured by the Savings Association Insurance Fund ("SAIF") which is administered by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum permitted by law of $100,000 per insured depositor. The Bank is a member of the Federal Home Loan Bank ("FHLB") of Indianapolis, which is one of the twelve regional banks comprising the FHLB System. The Bank is subject to comprehensive regulation, examination and supervision by the OTS and by the FDIC. At December 31, 1996, the Bank was in compliance with its regulatory capital requirements. Assets totalled $1.47 billion at December 31, 1996. D&N is the largest independent savings institution headquartered in Michigan.

     Like many savings institutions, the operations of the Bank are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of the various regulatory authorities, including the OTS, the FDIC and the Board of Governors of the Federal Reserve System. Its results of operations are largely dependent upon its net interest income which is the difference between the interest it receives on its loans and investment securities, and the interest it pays on its liabilities.

     The executive office of the Bank is located at 400 Quincy Street, Hancock, Michigan 49930, telephone (906) 482-2700.

REIT PREFERRED OFFERING

     A registration statement has been filed with the SEC for the public issuance of $27.5 million of Preferred Capital Shares by D&N Capital Corporation, a new real estate investment trust ("REIT") subsidiary of the Bank (the "REIT Subsidiary"). See "D&N Capital Corporation." The Preferred Capital Shares, which would be automatically exchanged for Series A Preferred Shares upon the occurrence of certain trigger events (specifically, if the appropriate regulatory agency directs in writing an exchange of the Preferred Capital Shares for Series A Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA"), (ii) the Bank is placed into conservatorship or receivership, or (iii) the appropriate regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term), are designed to qualify as core capital of the Bank under the regulatory capital requirements applicable to the Bank. The automatic exchange feature was designed to ensure that the Preferred Capital Shares provide the same level of capital support to the Bank on a consolidated basis as other forms of core capital by making the capital represented by the Preferred Capital Shares directly available to creditors of the Bank in certain circumstances. Proceeds from the issuance of the Preferred Capital Shares, together with capital contributions from the Bank to the REIT Subsidiary, will be used by the REIT Subsidiary to purchase certain REIT-qualified assets from the Bank's mortgage loan portfolio. Because the REIT Subsidiary will elect to qualify as a REIT for federal income tax purposes, dividends payable on the REIT Preferred Capital Shares will be deductible by the REIT Subsidiary for income tax purposes. The treatment of the REIT Preferred Capital Shares as core capital of the Bank and the REIT Subsidiary's ability to deduct, for income tax purposes, the dividends payable on the REIT Preferred Capital Shares will provide the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred stock itself. See "Regulation
- Regulatory Capital Requirements."

     The mortgage loans expected to be transferred to the REIT Subsidiary by the Bank have been selected from the Bank's existing portfolio of fixed and adjustable-rate mortgage loans. The Bank will determine the values of the selected mortgage loans using discounted cash flow analyses based on current market conditions.

                                  THE OFFERING


 Securities Offered  . . . . . . . . . . . . .         1,100,000 Series A Preferred Shares.

 Exchange  . . . . . . . . . . . . . . . . . .         The Series A Preferred Shares are to be issued, if
                                                       ever, in connection with an exchange of the
                                                       Preferred Capital Shares of D&N Capital Corporation,
                                                       a wholly owned subsidiary of the Bank.  See
                                                       "Exchange."

 Ranking . . . . . . . . . . . . . . . . . . .         The Series A Preferred Shares rank senior to the
                                                       Bank's common stock, par value $0.01 per share (the
                                                       "Common Stock") and junior to all claims of the
                                                       Bank's creditors, including the claims of the Bank's
                                                       depositors.  Additional shares of preferred stock
                                                       ranking senior to the Series A Preferred Shares may
                                                       not be issued without the approval of holders of at
                                                       least 2/3 of the Series A Preferred Shares.

 Dividends . . . . . . . . . . . . . . . . . .         Dividends on the Series A Preferred Shares are
                                                       payable at the rate of [___]% per annum of the
                                                       initial liquidation preference (an amount equal to
                                                       $[____] per annum per share), if, when, and as
                                                       declared by the Board of Directors of the Bank.  If
                                                       declared, dividends are payable quarterly in arrears
                                                       on the last day of March, June, September and
                                                       December in each year, or, if such day is not a
                                                       business day, on the next business day.  Dividends
                                                       on the Series A Preferred Shares are not cumulative
                                                       and, accordingly, if no dividend is declared on the
                                                       Series A Preferred Shares by the Bank for a
                                                       quarterly dividend period, holders of the Series A
                                                       Preferred Shares will have no right to receive a
                                                       dividend for that period, and the Bank will have no
                                                       obligation to pay a dividend for that period,
                                                       whether or not dividends are declared and paid for
                                                       any future period.

                                                       Upon the exchange of Preferred Capital Shares for
                                                       Series A Preferred Shares, any accrued and unpaid
                                                       dividends for the most recent quarter of the
                                                       Preferred Capital Shares at the time of the exchange
                                                       will be deemed to be accrued and unpaid dividends on
                                                       the Series A Preferred Shares.  See "Description of
                                                       the Series A Preferred Shares -- Dividends."  The
                                                       Bank's ability to pay cash dividends is subject to
                                                       regulatory and other restrictions described herein.

 Liquidation Preference  . . . . . . . . . . .         The liquidation preference for each Series A
                                                       Preferred Share is $25.00, plus an amount equal to
                                                       the accrued and unpaid dividends for the most recent
                                                       quarter, if any, thereon for the then-current
                                                       dividend period to the date fixed for liquidation.
                                                       See "Description of the Series A Preferred Shares --
                                                       Rights Upon Liquidation."

 Redemption  . . . . . . . . . . . . . . . . .         The Bank may not redeem the Series A Preferred
                                                       Shares before [______], 2002. After such date, the
                                                       Series A Preferred Shares may be redeemed for cash
                                                       at the option of the Bank, in whole or in part, at
                                                       any time and from time to time, at the redemption
                                                       price of $25.00 per share, plus the accrued and
                                                       unpaid dividends for the most recent quarter
                                                       thereon, to the date fixed for redemption, if any,
                                                       thereon.  Redemption of the Series A Preferred
                                                       Shares will be subject to compliance with applicable
                                                       regulatory and other restrictions.  See "Description
                                                       of the Series A Preferred Shares -- Redemption."

 Voting Rights . . . . . . . . . . . . . . . .         Holders of Series A Preferred Shares will not have
                                                       any voting rights, except as expressly provided
                                                       herein.  On any matter on which holders of the
                                                       Series A Preferred Shares may vote, each Series A
                                                       Preferred Share will be entitled to one vote.  See
                                                       "Description of the Series A Preferred Shares --
                                                       Voting Rights."

 Use of Proceeds . . . . . . . . . . . . . . .         The Series A Preferred Shares will only be issued in
                                                       connection with an exchange for the Preferred
                                                       Capital Shares.  The proceeds from the sale of the
                                                       Preferred Capital Shares were used by D&N Capital
                                                       Corporation to purchase a portfolio of mortgage
                                                       assets and to pay expenses associated with the
                                                       formation and offering of the Preferred Capital
                                                       Shares.  The conversion of Preferred Capital Shares
                                                       into Series A Preferred Shares will produce no
                                                       proceeds to the Bank.  See "Use of Proceeds."

 Absence of a Public Market  . . . . . . . . .         There is currently no public market for the Series A
                                                       Preferred Shares as such shares have not been issued
                                                       and such shares will not be listed on any securities
                                                       exchange or for quotation through the Nasdaq System.


                                  RISK FACTORS

         See "Risk Factors and Other Considerations" for a discussion of the risk factors and other considerations relating to the Bank and the Series A Preferred Shares.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


         The selected consolidated financial and other data of the Bank herein as of and for the three months ended March 31, 1997 and as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, have been derived from the Consolidated Financial Statements of the Bank and the unaudited financial statements of the Bank. In the opinion of management all adjustments (which consist of normal recurring accruals) necessary for a fair presentation of the results of operations for such periods have been included. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year.





                                            AT OR FOR THE
                                            THREE MONTHS
                                                ENDED                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                              MARCH 31,     --------------------------------------------------------------------
                                                1997           1996           1995            1994           1993        1992
                                            -------------   ----------     ----------      ----------     ----------  ----------
                                                                             (DOLLARS IN THOUSANDS)
  Total assets  . . . . . . . . . . . .       $1,528,466    $1,472,988     $1,228,495      $1,128,730    $1,080,324   $1,252,955
  Loans receivable, net . . . . . . . .        1,081,837     1,055,876        952,359         821,875       646,709      726,501
  Non-performing assets . . . . . . . .            5,714         8,091          9,701          24,520        43,593       56,056
  Mortgage-backed securities  . . . . .          273,460       251,256        127,709         151,293       171,983      241,040
  Excess of cost over net assets of
    association acquired  . . . . . . .              ---           ---            ---             384           845(1)    36,380
  Mortgage servicing rights . . . . . .            1,404         1,443          1,113             968         9,870       29,198
  Deposits  . . . . . . . . . . . . . .        1,007,508       964,133        922,932         817,674       844,012      916,644
  Borrowings  . . . . . . . . . . . . .          417,485       404,037        216,295         226,956       101,648      174,232
  Stockholder's equity  . . . . . . . .           83,291        80,014         71,108          57,545        55,971      101,698
  Tangible stockholder's equity . . . .           82,299        79,003         69,984          57,485        56,133       67,232
  Number of offices . . . . . . . . . .               48            48             46              41            38           40

SELECTED RATIOS:
  Return on average assets  . . . . . .             0.89%         0.69%          0.90%           0.33%        (5.50)%       0.28%
  Net interest margin . . . . . . . . .             3.13          3.26           3.04            2.31          1.95         2.28
  General and administrative expenses
    to average assets . . . . . . . . .                           2.31           2.42            2.45          2.42         1.83
  Nonperforming assets to total assets              0.37          0.55           0.79            2.17          4.04         4.47
  Allowance for loan losses to
    nonperforming loans . . . . . . . .           244.81        166.77         122.21           46.38         38.21        34.79
  Allowance for loan losses to total
    loans . . . . . . . . . . . . . . .             1.01          1.03           1.05            1.01          1.76         2.10
  Net loan charge-offs to average loans             0.13          0.01           0.07            0.43          0.59         0.42
  Tangible capital ratio  . . . . . . .             5.15          5.11           5.41            5.05          4.89         4.32
  Core capital ratio  . . . . . . . . .             5.15          5.11           5.41            5.09          4.97         5.32
  Tier 1 risk-based capital ratio . . .             8.69          8.72           9.20            8.92          8.95         9.34
  Risk-based capital ratio  . . . . . .             9.85          9.94          10.45           10.08         10.21        10.57

--------------------
(1) Includes cumulative effect of change in accounting for goodwill of ($34,754,000).


                                                      For the
                                                       Three
                                                      Months
                                                       Ended                          For the Year Ended December 31,
                                                     March 31,        -------------------------------------------------------------
                                                       1997             1996         1995          1994          1993         1992
                                                    -----------       --------      -------       -------      --------     -------
                                                                                          (In thousands)
 INTEREST INCOME
   Loans . . . . . . . . . . . . . . . . . . .          $21,937       $ 86,151      $72,550       $58,274      $ 58,906    $ 72,729
   Mortgage-backed securities  . . . . . . . .            4,436         10,930       10,577         7,875        12,935      31,878
   Investments and deposits  . . . . . . . . .            1,962          7,228        7,638         5,462         8,233      12,921
                                                        -------       --------      -------       -------      --------    --------
          TOTAL INTEREST INCOME  . . . . . . .           28,335        104,309       90,765        71,611        80,074     117,528
 INTEREST EXPENSE
 Deposits  . . . . . . . . . . . . . . . . . .           11,288         43,859       38,639        29,806        33,815      46,607
 Securities sold under agreement to repurchase              759          2,193        1,450           808             1         159
 FHLB advances and other borrowed money  . . .            5,030         15,558       13,445         7,446         9,757      21,997
 Interest rate instruments . . . . . . . . . .               --             --        2,521         9,812        15,309      18,876
                                                        -------       --------      -------       -------      --------    --------
          TOTAL INTEREST EXPENSE . . . . . . .           17,077         61,610       56,055        47,872        58,882      87,639
                                                        -------       --------      -------       -------      --------    --------
            NET INTEREST INCOME  . . . . . . .           11,258         42,699       34,710        23,739        21,192      29,889
 Provision for loan losses . . . . . . . . . .              300          1,100        2,400           100           ---         117
                                                        -------       --------      -------       -------      --------    --------
          NET INTEREST INCOME AFTER PROVISION
             FOR LOAN LOSS . . . . . . . . . .           10,958         41,599       32,310        23,639        21,192      29,772
 NONINTEREST INCOME
 Loan servicing and administrative fees, net .              521          1,914        1,882         2,228       (13,964)      3,431
 Deposit related   . . . . . . . . . . . . . .              921          3,621        3,147         3,098         3,002       3,356
 Gain on loans held for sale . . . . . . . . .               26          1,031          882           227           777         (44)
 Other . . . . . . . . . . . . . . . . . . . .              135            470          222         1,173           672         765
                                                        -------       --------      -------       -------      --------    --------
          TOTAL OPERATING NONINTEREST INCOME .            1,603          7,036        6,133         6,726        (9,513)      7,508
 Gain (loss) on investment securities available
         for sale  . . . . . . . . . . . . . .               --            188         (120)         (221)          470         962
 Gain on sale of loans and mortgage-backed
         securities available for sale . . . .                5             --          899           843       (12,968)        333
 Gain on sale of loan servicing rights . . . .               --             --           --           140           475       4,594
                                                        -------       --------      -------       -------      --------    --------
          TOTAL NONINTEREST INCOME . . . . . .            1,608          7,224        6,912         7,488       (21,536)     13,397
 NONINTEREST EXPENSE
    Compensation and benefits  . . . . . . . .            4,064         16,868       15,723        14,572        13,344      12,564
    Occupancy  . . . . . . . . . . . . . . . .              780          2,834        2,273         1,987         2,044       2,137
    Other expense  . . . . . . . . . . . . . .            2,495         11,429       10,481         9,902        14,171      11,581
                                                        -------       --------      -------       -------      --------    --------
          GENERAL AND ADMINISTRATIVE EXPENSE .            7,339         31,131       28,477        26,461        29,559      26,282
    Other real estate owned, net . . . . . . .              (22)            71         (999)       (2,136)        2,340       2,919
    Amortization of intangibles  . . . . . . .               --             --          370           448           767       1,933
    FDIC insurance . . . . . . . . . . . . . .              176          7,894        2,431         2,639         2,275       2,207
                                                        -------       --------      -------       -------      --------    --------
          TOTAL NONINTEREST EXPENSE  . . . . .            7,493         39,096       30,279        27,412        34,941      33,341
                                                        -------       --------      -------       -------      --------    --------
          INCOME BEFORE INCOME TAX EXPENSE . .            5,073          9,727        8,943         3,715       (35,285)      9,828
 Federal income tax expense (credit) . . . . .            1,781            349       (1,675)          150        (3,738)      4,254
                                                        -------       --------      -------       -------      --------    --------
          INCOME BEFORE EXTRAORDINARY ITEMS  .            3,292          9,378       10,618         3,565       (31,547)      5,574
 Extraordinary items and accounting changes,
         net of taxes  . . . . . . . . . . . .              --             ---          ---           ---       (35,575)     (1,572)
                                                        -------       --------      -------       -------      --------    --------
          NET INCOME . . . . . . . . . . . . .          $ 3,292       $  9,378      $10,618       $ 3,565      $(67,122)   $  4,002
                                                        =======       ========      =======       =======      ========    ========

                     RISK FACTORS AND OTHER CONSIDERATIONS

         An investment in the Series A Preferred Shares involves a high degree of risk. Investors should carefully consider the following risk factors and other considerations relating to the Bank and the Series A Preferred Shares.

THE AUTOMATIC EXCHANGE

         The Series A Preferred Shares will be issued in an automatic exchange for the Preferred Capital Shares, only if (i) the Bank becomes "undercapitalized" under prompt corrective action regulations, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate federal regulatory agency, in its sole discretion, anticipates the Bank becoming "undercapitalized" in the near term. As a result, holders of Preferred Capital Shares would become holders of preferred stock of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into conservatorship or receivership. In the event of receivership of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests such as the Series A Preferred Shares. As a result of such subordination, either if the Bank were to be placed into receivership after the automatic exchange or if the automatic exchange were to occur after receivership of the Bank, the holders of the Series A Preferred Shares likely would receive, if anything, substantially less than the holders of the Series A Preferred Shares would have received had the Preferred Capital Shares not been exchanged for Series A Preferred Shares.

BANK PREFERRED SHARES WILL NOT BE LISTED ON THE NASDAQ SYSTEM

         Although the Preferred Capital Shares will be listed on the Nasdaq System, the Bank does not intend to apply for listing of the Series A Preferred Shares, for which the Preferred Capital Shares will be exchanged automatically on a one-for-one basis upon the occurrence of an Exchange Event as defined hereafter under "Exchange", on any national securities exchange or for quotation of the Series A Preferred Shares through the Nasdaq System. Consequently, there can be no assurance as to the liquidity of the trading markets for the Series A Preferred Shares, if issued, or that an active public market for the Series A Preferred Shares would develop or be maintained.

DIVIDEND AND OTHER REGULATORY RESTRICTIONS ON OPERATIONS OF THE BANK

         Federal regulatory authorities have the right to examine the Bank and its activities. Under certain circumstances, including any determination that the Bank's activities constitute an unsafe and unsound banking practice, such regulatory authorities will have the authority to restrict the ability of the Bank to transfer assets, to make distributions to its stockholders (including dividends to the holders of Series A Preferred Shares, as described below), or to redeem shares of preferred stock. Furthermore, in the event the Bank is placed into conservatorship or receivership, the Bank would be unable to pay dividends on the Series A Preferred Shares. In addition, in the event of a liquidation of the Bank, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors would be entitled to a priority of payment over the dividend and other claims of holders of equity interests such as the Series A Preferred Shares issued pursuant to the Automatic Exchange.

         Payment of dividends on the Series A Preferred Shares could also be subject to regulatory limitations if the Bank became "undercapitalized" for purposes of the OTS prompt corrective action regulations, which is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0% and a core capital (or leverage) ratio of less than 4.0%. At December 31, 1996, the Bank was in compliance with all of its regulatory capital requirements. As of that date, the Bank's total risk-based capital ratio was 9.94%, its Tier 1 risk-based capital ratio was 8.72% and its core capital (or leverage) ratio was 5.11%. Such ratios, adjusted to give effect to the sale of Preferred Capital Shares in the Offering, would be 13.10%, 11.89% and 6.84%, respectively.

         Under OTS regulations, the ability of thrift institutions such as the Bank to make "capital distributions" (defined to include payment of dividends, stock repurchases, cash-out mergers and other distributions charged against the capital accounts of an institution) varies depending primarily on the institution's earnings and regulatory capital levels. The OTS retains general discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds and must be given 30 days advance notice of all capital distributions. Dividends on the Series A Preferred Shares in excess of the Bank's net income would be treated as "capital distributions" by the OTS, in which case the Bank's payment of such dividends would be subject to restrictions under the OTS capital distribution regulations. Under these regulations, institutions are divided into tiers. Tier 1 institutions are those in compliance with their "fully phased-in" capital requirements and which have not been notified by the OTS that they are "in need of more than normal supervision." Tier 1 institutions may make capital distributions without regulatory approval of up to the greater of (i) 100% of net income for the calendar year to date, plus up to one-half of the institution's surplus capital (i.e., the excess of capital over the fully phased-in requirement) at the beginning of the calendar year in which the distribution is made or (ii) 75% of net income for the most recent four quarters. Tier 1 institutions that make capital distributions under the foregoing rules must continue to meet the applicable capital requirements on a pro forma basis after giving effect to such distributions. Tier 1 institutions may seek OTS approval to pay dividends beyond these amounts.

         The category of Tier 2 institutions, which are defined as institutions that are in compliance with their current, but not their "fully phased-in" capital requirements, is no longer relevant because all deductions from capital requirements have been fully phased-in as of July 1, 1996.

         Tier 3 institutions have capital levels below their current required minimum levels and may not make any capital distributions without the prior written approval of the OTS.

         As of December 31, 1996, the Bank had sufficient levels of capital to be a Tier 1 institution. However, the OTS retains discretion under its capital distribution regulations to treat an institution that it believes is in need of more than normal supervision (after written notice) as a Tier 3 institution. Moreover, deteriorating collateral values or general economic conditions could result in recognition of losses on D&N's loan and REO portfolios and a consequent reduction in capital.

DIVIDENDS NOT CUMULATIVE

         Dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors does not declare a dividend on the Series A Preferred Shares for any quarterly period, the holders of the Series A Preferred Shares would not be entitled to recover such dividend whether or not funds are or subsequently become available. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Bank to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter notwithstanding that funds are available. Factors that would be considered by the Board of Directors in making this determination are the Bank's financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions, and such other factors as the Board may deem relevant.

         The Series A Preferred Shares will be issued upon an exchange of the Preferred Capital Shares. Each Preferred Capital Share will be exchanged automatically for one Series A Preferred Share if the appropriate regulatory agency directs in writing an exchange of the Preferred Capital Shares for Series A Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate regulatory agency, in its sole discretion, anticipates the Bank's becoming "undercapitalized" in the near term. The OTS' prompt corrective action regulations prohibit "capital distributions" (including dividends) unless an institution is at least "adequately capitalized." Thus, at the time of the exchange, by regulation, the Bank may not be permitted to pay dividends on the Series A Preferred Shares. In addition, the Bank's ability to pay dividends on the Series A Preferred Shares even if the Bank were "adequately capitalized" following the exchange would be subject to various restrictions under OTS regulations.

RISKS ASSOCIATED WITH CHANGES IN INTEREST RATES THAT WOULD ADVERSELY AFFECT THE BANK'S ABILITY TO PAY DIVIDENDS

         Many of the Bank's mortgage loans bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the mortgage loans are based), then the Bank will experience a decrease in income available to be distributed to its stockholders. In such an interest rate environment, the Bank may experience an increase in prepayments on its residential mortgage loans and may find it more difficult to originate additional mortgage loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares. In addition, certain residential mortgage loan products which the Bank holds could allow borrowers in such an interest rate environment to convert an adjustable rate mortgage to a fixed rate mortgage, thus "locking in" a low fixed interest rate. Because the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Bank's ability to pay dividends on the Series A Preferred Shares.

RISKS ASSOCIATED WITH MORTGAGE LOANS GENERALLY

         An investment in the Series A Preferred Shares may be affected by, among other things, a decline in real estate values. In the event the mortgage assets held by the Bank become nonperforming, the Bank may not have sufficient income or capital to pay dividends on the Series A Preferred Shares. Factors that could affect the value of the mortgage assets held by the Bank include the following:

         Geographic Concentration. Certain geographic regions of the United States may from time to time experience natural disasters or weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on mortgage loans generally. Any concentration of the mortgage loans in such a region may present risks in addition to those present with respect to mortgage loans generally. Substantially all of the residential properties underlying the Bank's residential mortgage loans are located in Michigan. All of the commercial properties underlying its commercial mortgage loans are located in Michigan. These mortgage loans may be subject to a greater risk of default than other comparable mortgage loans in the event of adverse economic, political or business developments or natural hazards that may affect this region and the ability of property owners in this region to make payments of principal and interest on the underlying mortgages. In the event of any such natural disaster, the Bank's ability to pay dividends on the Series A Preferred Shares could be adversely affected.

         Special Risks Relating to Commercial loans. The Bank's portfolio of mortgage assets contains commercial mortgage loans. Commercial mortgage loans have certain distinct risk characteristics. Commercial mortgage loans generally lack standardized terms, which may complicate their structure. Commercial real estate properties themselves tend to be unique and are more difficult to value than residential real estate properties. Commercial mortgage loans also tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. In addition, commercial real estate properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. See "--Environmental Considerations."
Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties. For example, tenants may seek the protection of the bankruptcy laws, which could result in termination of lease contracts.

REAL ESTATE MARKET CONDITIONS

         The results of the Bank's operations will be affected by various factors, many of which are beyond the control of the Bank, such as: (i) local and other economic conditions affecting real estate value, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions, (iv) interest rate levels and the availability of credit to refinance such loans at or prior to maturity and (v) increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations. The results of the Bank's operations depend on, among other things, the level of interest income generated by the Bank's mortgage assets, the market value of such mortgage assets and the supply of and demand for such mortgage assets. Further, no assurance can be given that the values of the properties securing the mortgage loans have remained or will remain at the levels existing on the dates of origination of such mortgage loans.

LEGAL CONSIDERATIONS

         Applicable state laws may regulate interest rates and other charges and require certain disclosures to borrowers. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the servicing and collection of the mortgage loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Bank to collect all or part of the principal of or interest on the mortgage loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Bank to damages and administrative sanctions.

ENVIRONMENTAL CONSIDERATIONS

         In the event that the Bank is forced to foreclose on a defaulted mortgage loan to recover its investment in such mortgage loan, the Bank may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although the Bank intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Bank's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which the Bank has acquired in foreclosure or otherwise, the Bank may be required to remove those substances and clean up the property. There can be no assurances that in such a case the Bank would not incur full recourse liability for the entire costs of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Bank could recoup any of such costs from any third party. The Bank may also be liable to tenants and other users of neighboring properties. In addition, the Bank may find it difficult or impossible to sell the property prior to or following any such clean-up.

RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF DIRECTORS

         The Board of Directors has established the investment policies and operating policies and strategies of the Bank, certain of which are described in the Offering Circular. These policies may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Bank's stockholders, including holders of the Series A Preferred Shares. The ultimate effect of any change in the policies and strategies set forth in the Offering Circular on a holder of Series A Preferred Shares may be positive or negative.

NO MARKET FOR SERIES A PREFERRED SHARES

         Prior to the Exchange Event, there has been no market for the Series A Preferred Shares as no such shares will have been issued, and there can be no assurance that an active trading market will develop or be sustained or at what price the Series A Preferred Shares may be resold.

RISK RELATING TO ELIMINATION OF THRIFT CHARTER

         In the past few years, the Congress has considered legislation in various forms that would require federal thrifts, like the Bank, to convert their charters to national or state bank charters. In addition, the United States Department of the Treasury recently released a form of proposed legislation that would restructure the regulation of the financial services industry by, among other things, eliminating the various restrictions on the ability of banks to affiliate with companies engaged in lines of business not generally currently permissible, such as securities and insurance activities. The legislation would also require the conversion of federal thrifts to national banks. Federal legislation also enacted in 1996 requires the merger of the Bank Insurance Fund ("BIF") and the SAIF into a single deposit insurance fund on January 1, 1999 but only if the thrift charter is eliminated by that date. Although the Bank believes that the form of legislation currently under consideration will not have a material adverse effect on the Bank, the Bank cannot determine whether, or in what form, such legislation will eventually be enacted or its effect on the Bank. See "Recent Developments--Legislative Action."

                              RECENT DEVELOPMENTS

LEGISLATIVE ACTION

         On September 30, 1996, President Clinton signed into law the Economic Development and Regulatory Paperwork Reduction Act of 1996 (the "Act"). The Act's principal provisions relate to recapitalization of SAIF, but it also contains numerous regulatory relief measures, some of which are directly applicable to the Bank.

         Pursuant to the Act, as of January 1, 1997, commercial banks will be required to share in the payment of interest due on Financial Corporation ("FICO") bonds used to rescue the savings and loan industry in the 1980's. Annual FICO assessments to be added to deposit insurance premiums are expected to equal approximately 6.4 basis points for SAIF members and 1.3 basis points for BIF members from January 1, 1997 through December 31, 1999, and approximately 2.4 basis points for both BIF and SAIF members thereafter.

         Although this provision of the Act establishes a time frame for the eventual elimination of the thrift charter, it contains no provisions concerning the form the current thrift charter may be required to take. The Bank cannot determine at this time what effect this provision will have on its financial position or operations. See "Risk Factors--Risks Relating to Elimination of Thrift Charter."

         The Act also increases the Bank's commercial lending authority from 10% to 20% of assets, provided that the additional 10% consists of small business loans.

         Finally, the Act contains several other provisions designed to reduce regulatory burdens associated with compliance with various consumer and other laws applicable to the Bank, including for example, provisions designed to coordinate the disclosure and other requirements under the Truth-in-Lending and Real Estate Settlement Procedures Act, modify certain insider lending restrictions, permit OTS to allow exemptions to anti-tying prohibitions an exempt certain transactions and simplify certain disclosures under the Truth-in-Lending Act.

         In addition, the United States Department of the Treasury recently released a form of proposed legislation that would restructure the regulation of the financial services industry by, among other things, eliminating the various restrictions on the ability of banks to affiliate with companies engaged in lines of business not generally currently permissible, such as securities and insurance activities. Although the Bank believes that the form of legislation currently under consideration will not have a material adverse effect on the Bank, the Bank cannot determine whether, or in what form, such legislation will eventually be enacted or its effect on the Bank.

                           D&N CAPITAL CORPORATION

   In 1997, the Bank established D&N Capital Corporation for the purpose of acquiring, holding and managing real estate mortgage assets. All of the D&N Capital Corporation's common stock is owned by the Bank. It is expected that substantially all of its mortgage assets will be acquired from the Bank. D&N Capital Corporation will enter into a subservicing agreement with the Bank pursuant to which the Bank will service mortgage assets. D&N Capital Corporation will be the issuer of the Preferred Capital Shares which, under certain circumstances, would be exchanged for the Series A Preferred Shares.

                                USE OF PROCEEDS

         The Series A Preferred Shares are to be issued, if ever, in connection with an exchange of the Preferred Capital Shares, which shares were sold pursuant to an effective registration statement filed with the SEC. The proceeds from the sale of the Preferred Capital Shares were used by D&N Capital Corporation to purchase a portfolio of mortgage assets. The exchange of Preferred Capital Shares into Series A Preferred Shares will produce no proceeds to the Bank.

                                 CAPITALIZATION


         The following table sets forth the actual capital of the Bank at December 31, 1996 and as adjusted as of such date to give effect to (i) the issuance of the Preferred Capital Shares by D&N Capital Corporation (assuming the Underwriters' over-allotment option is not exercised) and (ii) an exchange of the Preferred Capital Shares into Series A Preferred Shares of the Bank. This table should be read in conjunction with the Consolidated Financial Statements of the Bank and the notes thereto included elsewhere in this Offering Circular.




                                                                                 DECEMBER 31, 1996
                                                                     -----------------------------------------
                                                                                        AS             AS
                                                                       ACTUAL       ADJUSTED(1)     ADJUSTED(2)
                                                                     ----------     ----------      ----------
                                                                               (DOLLARS IN THOUSANDS)
LIABILITIES:
   Deposits . . . . . . . . . . . . . . . . . . . . . . . . .        $  964,133     $  964,133      $  964,133
   Borrowings . . . . . . . . . . . . . . . . . . . . . . . .           404,037        404,307         404,307
   Other  . . . . . . . . . . . . . . . . . . . . . . . . . .            24,804         24,804          24,804
                                                                     ----------     ----------      ----------
          Total liabilities . . . . . . . . . . . . . . . . .         1,392,974      1,392,974       1,392,974

Minority interest in capital stock of consolidated subsidiary               ---         27,500(3)          ---

STOCKHOLDER'S EQUITY:
   [   ]% Noncumulative Preferred Stock, Series A, $25.00 par
      value, 2,000,000 shares authorized; issued and outstanding,
      1,100,000 as adjusted . . . . . . . . . . . . . . . . .               ---            ---          27,500
   Common stock, $.01 par value, 10,000,000 shares authorized,
       3,650,636 shares, issued and outstanding . . . . . . .                37             37              37
   Capital contributed in excess of par . . . . . . . . . . .            48,590         48,590          48,590
   Retained earnings  . . . . . . . . . . . . . . . . . . . .            30,144         30,144          30,144
   Net unrealized holding gains . . . . . . . . . . . . . . .             1,243          1,243           1,243
                                                                     ----------     ----------      ----------
            Total stockholder's  equity . . . . . . . . . . .            80,014        107,514         107,514
                                                                     ----------     ----------      ----------
                  Total liabilities and stockholder's equity         $1,472,988     $1,500,488      $1,500,488
                                                                     ==========     ==========      ==========

REGULATORY CAPITAL RATIO
   Tangible . . . . . . . . . . . . . . . . . . . . . . . . .              5.11%          6.69%           6.84%
   Core (or leverage) . . . . . . . . . . . . . . . . . . . .              5.11%          6.69%(3)        6.84%
   Total risk-based . . . . . . . . . . . . . . . . . . . . .              9.94%         13.10%          13.10%
   Tier 1 risk-based capital  . . . . . . . . . . . . . . . .              8.72%         11.87%          11.87%


---------------
(1) Adjusted to give effect to the issuance of the Preferred Capital Shares by D&N Capital Corporation.

(2) Adjusted to give effect to the exchange of the Preferred Capital Shares into Series A Preferred Shares of the Bank.

(3) The preferred stock of D&N Capital Corporation, while outstanding, represents permanent capitalization of the Bank and, as such, is includable in the capital accounts of the Bank at up to 25% of the Bank's total leverage capital.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


GENERAL

     The Bank is a savings bank and wholly-owned subsidiary of the Holding Company. D&N's primary focus is the delivery of financial services through its community banking offices in Michigan and consumer loan origination network in the Great Lakes states. This discussion highlights important trends and events that have shaped the Bank's financial performance in 1996.

     In 1996, D&N reported income, before one-time regulatory charges, of $13.4 million. Net income in 1995 was $10.6 million, and in 1994 the Bank earned $3.6 million.

     D&N incurred a one-time charge in 1996 as its mandated contribution to replenish the Federal Deposit Insurance Corporation's depleted Savings Association Insurance Fund. The third quarter assessment was $5.5 million before consideration of its impact on federal taxes, and is expected to reduce the Bank's annual deposit insurance premiums by approximately $1.6 million.

     Also during the third quarter of 1996, the Bank recognized a $500,000 adjustment to its balance of deferred tax assets following the enactment in August of federal legislation which resolved the recapture status of previously allowed accelerated deductions for bad debts. Historically, thrift institutions such as the Bank had been permitted to deduct a portion of their income as bad debt allowances. This practice was more advantageous than the specific-loss method of deduction which was mandated for other classes of financial institutions. The opportunity to use the percentage-of-income method expired in 1995, but the status of previously accelerated deductions remained in question until the 1996 legislation was enacted. Notably, the presence of unresolved prior deductions was felt to be a hindrance to evolution and consolidation of the financial services industry because thrift institutions that had recorded such accelerated deductions were required to repay them before charter conversions or acquisitions by non-thrift institutions could be approved. The new legislation required that accelerated deductions recorded after 1987 would have to be repaid, but forgave that portion of institutions' accelerated loan loss deductions that were recorded before 1988.

     Including the non-recurring charges associated with the recapitalization of the SAIF and the recapture of previously recorded post-1987 bad debt deductions, the Bank's net income for 1996 was $9.4 million.

     On December 31, 1996, the Bank's balance sheet included total assets of $1.47 billion, compared to $1.23 billion at the end of 1995. This 20% growth reflected primarily the Bank's loan origination success, with $518 million of new loans funded in 1996. Outstanding loan balances totaled $1.07 billion at December 31, 1996, an increase of 11% during the year. Mortgage backed securities also increased by 97% to $251 million as the Bank securitized $120 million of its residential mortgage loan production with Fannie Mae ("FNMA").

     Equity and capital support for D&N's robust growth in 1996 came from the retention of earnings and as a consequence of the Bank's merger, in April, with Macomb Federal Savings Bank ("Macomb"). The acquisition, accounted for as a pooling of interests, added retail deposits, a quality loan portfolio, and a prime community banking location in St. Clair Shores, Michigan to the D&N franchise. In addition, the strong capital base of Macomb helped to support the robust loan production that D&N experienced throughout its networks.

     In 1996 the Bank made provisions for loan losses of $1.1 million, after making provisions of $2.4 million and $100,000 in 1995 and 1994, respectively. The increase in the provisions for loan losses in both 1996 and 1995 was the result of increases in the amount of loans receivable and also reflects increases in non-residential loans. See "- Loan Portfolio." At December 31, 1996, the allowance for loan losses was $11.0 million, or 1.03% of outstanding loans. D&N's portfolio of nonperforming assets declined during 1996 by $1.6 million or 17% to $8.1 million. At December 31, 1996, the allowance for loan losses was 167% of the loans deemed to be nonperforming. This ratio was 122% in 1995 and 46.4% in 1994.

     Noninterest income from operations increased by 14.7% in 1996 after experiencing a decline in 1995. In 1994 the Bank sold a substantial portion of its portfolio of purchased mortgage loan servicing rights, and focused its servicing efforts on its own customers' loans. The increases in both loan related and deposit related fee income experienced in 1996 reflects the successful implementation of servicing strategies designed to complement the Bank's community banking focus.

AVERAGE BALANCE SHEET/RATE-VOLUME

     The following tables set forth the extent to which the Bank's net interest income has been affected by changes in average interest rates and average balances of interest-earning assets and interest-bearing liabilities:

                                                                     Years Ended December 31, 1996 and 1995
                                       -------------------------------------------------------------------------------------------
                                          Average balance(1)     Average rate           Interest               Variance due to:(2)
                                       ----------------------    -------------  -----------------------------  -------------------
                                                                                                      Increase
                                          1996         1995      1996     1995    1996       1995    (Decrease)  Volume     Rate
                                       ----------   ---------    ----     ----  --------    -------   -------   -------    -------
                                                                           (Dollars in thousands)
 Interest-earning assets:
    Loans(3) . . . . . . . . . . . .   $1,062,108  $  892,364    8.11%    8.13% $ 86,151    $72,550   $13,601   $13,767    $  (166)
    Mortgage-backed securities(4)  .      146,560     140,093    7.46     7.55    10,930     10,577       353       484       (131)
    Investments and deposits(4)  . .      103,848     111,476    6.96     6.85     7,228      7,638      (410)     (525)       115
                                       ----------   ---------    ----     ----  --------    -------   -------   -------    -------
                                        1,312,516   1,143,933    7.95     7.93   104,309     90,765    13,544    13,726       (182)
                                       ----------  ----------    ----     ----  --------    -------   -------  --------    -------
 Interest-bearing liabilities:
    Deposits . . . . . . . . . . . .      938,484     852,382    4.67     4.53    43,859     38,639     5,220     4,020      1,200
    Borrowings . . . . . . . . . . .      309,516     236,242    5.71     6.29    17,687     14,855     2,832     4,283     (1,451)
    Interest rate instruments  . . .           --          --      --     0.23        --      2,521    (2,521)       --     (2,521)
                                       ----------  ----------    ----     ----  --------    -------   -------   -------    -------
                                        1,248,000   1,088,624    4.93     5.15    61,546     56,015     5,531     8,303     (2,772)
                                       ----------  ----------    ----     ----  --------    -------   -------   -------    -------
 Interest rate spread  . . . . . . .                             3.02     2.79
 Excess average earning assets . . .   $   64,516  $   55,309    7.95%    7.93%
                                       ==========  ==========    ====     ----
 Net interest margin . . . . . . . .                             3.26%    3.04% $ 42,763    $34,750   $ 8,013   $ 5,423    $ 2,590
                                                                 ====     ====  ========    =======   =======   =======    =======

                                                                     Years Ended December 31, 1995 and 1994
                                       -------------------------------------------------------------------------------------------
                                          Average balance(1)     Average rate           Interest               Variance due to:(2)
                                       ----------------------    -------------  -----------------------------  -------------------
                                                                                                      Increase
                                          1995        1994       1995     1994     1995      1994    (Decrease)   Volume    Rate
                                       ----------  ----------    ----     ----   -------    -------    -------    ------  -------
                                                                           (Dollars in thousands)
 Interest-earning assets:
    Loans(3) . . . . . . . . . . . .   $  892,364  $  769,733    8.13%    7.57%  $72,550    $58,274    $14,276    $9,744  $ 4,532
    Mortgage-backed securities(4)  .      140,093     135,669    7.55     5.80    10,577      7,875      2,702       264    2,438
    Investments and deposits(4)  . .      111,476     124,271    6.85     4.40     7,638      5,462      2,176      (611)   2,787
                                       ----------  ----------    ----     ----   -------    -------    -------    ------  -------
                                        1,143,933   1,029,673    7.93     6.95    90,765     71,611     19,154     9,397    9,757
                                       ----------  ----------    ----     ----   -------    -------    -------    ------  -------
 Interest-bearing liabilities:
    Deposits . . . . . . . . . . . .      852,382     822,112    4.53     3.63    38,639     29,806      8,833     1,134    7,699
    Borrowings . . . . . . . . . . .      236,242     155,420    6.29     5.28    14,855      8,207      6,648     4,854    1,794
    Interest rate instruments  . . .           --          --    0.23     1.00     2,521      9,812     (7,291)       --   (7,291)
                                        ---------   ---------    ----     ----   -------    -------    -------    ------  -------
                                        1,088,624     977,532    5.15     4.89    56,015     47,825      8,190     5,988    2,202
                                       ----------   ---------    ----     ----   -------    -------    -------    ------  -------
 Interest rate spread  . . . . . . .                             2.79     2.06
 Excess average earning assets . . .   $   55,309  $   52,141    7.93%    6.95%
                                       ==========  ==========    ====     ====
 Net interest margin . . . . . . . .                             3.04%    2.31%  $34,750    $23,786    $10,964    $3,409  $ 7,555
                                                                 ====     ====   =======    =======    =======    ======  =======

---------------
(1) Based on average daily balances.
(2) Changes in interest income and interest expense attributable to changes in both rate and volume have been attributed proportionately to the change due to rate and the change due to volume.
(3) Loans on nonaccrual are included in the average balances shown above. The variance due to rate includes the effect of such loans because no interest is earned on such loans.
(4) Average rates on mortgage-backed and investment securities available for sale are based on historical amortized cost balances.

                             RESULTS OF OPERATIONS

NET INTEREST INCOME

         The Bank's primary source of earnings is its net interest income, defined as the difference between the interest earned on its loans and investments and the interest paid on its deposits and other liabilities. Interest income and interest expense each increased in 1996 as the average size of the Bank's earning assets grew substantially. Interest income increased by $13.5 million, or 14.9%, in 1996. The average yield on earning assets increased by 2 basis points to 7.95% in 1996, from 7.93% in 1995. In 1994, earning assets yielded 6.95%. Driving the interest income gains in 1996 was D&N's 14.7% increase in average earning balances, while 1995's gains were more evenly attributable to larger balances and higher average earning rates.

         Interest expense increased by $5.6 million, or 9.9%, in 1996 as the average balance of interest-bearing liabilities increased by 14.6%, more than off-setting the 22 basis point decrease in the average rate paid on those liabilities. In 1996, interest-bearing liabilities had an average cost of 4.93%, compared to 5.15% in 1995 and 4.89% in 1994. Because the average yield on interest- earning assets increased and the average cost of interest-bearing liabilities decreased in 1996, the Bank's interest rate spread increased from 2.79% in 1995 to 3.02% in 1996. In 1994 the spread was 2.06%. Similarly, the Bank's net interest margin, or ratio of net interest income to average interest-earning assets, increased from 3.04% in 1995 to 3.26% in 1996. In 1994 the net interest margin was 2.31%. Average interest-earning assets exceeded average interest-bearing liabilities by $64.5 million in 1996 compared to $55.3 million in 1995 and $52.1 million in 1994.

         Spread and margin improvements in 1996 reflect the expiration, in late 1995, of the last of the Bank's portfolio of interest rate exchange agreements. In 1995 those contracts added 23 basis points to the average cost of interest bearing liabilities, while the burden was 100 basis points in 1994.

         Average balances of loans outstanding were higher in 1996 than 1995, as the Bank's loan originations increased significantly. Average balances of mortgage-backed securities were slightly higher, while the investment securities category declined. Loans increased by $169.7 million, or 19.0%; mortgage-backed securities increased by $6.5 million, or 4.6%; and investment securities declined by $7.6 million, or 6.8%. Average earning rates on loans and mortgage-backed securities were lower in 1996 than 1995, while the average earning rate on the investment portfolios increased modestly. In 1996, loans earned an average yield of 8.11% compared to 8.13% in 1995. Mortgage-backed securities earned an average of 7.46% in 1996, versus an average rate of 7.55% in 1995. Investment securities earned 6.96% in 1996, up from 6.85% in 1995. Even though average loan yields fell from the previous year, overall earning-asset performance increased as a greater proportion of the earning-asset portfolio was comprised of more profitable loan assets in 1996 than in 1995.

         The average balances of loan assets and mortgage-backed securities also increased from 1994 to 1995. As in 1996, average investment balances fell in 1995, reflecting the Bank's application of surplus liquidity assets to fund loan growth.

         Average deposit balances increased 10.1% to $938 million in 1996, from $852 million in 1995. The average cost of deposits increased 14 basis points, to 4.67%, in 1996, from 4.53% in 1995. From 1994 to 1995, average deposit balances increased by $30 million, or 3.7%. In 1994, the average cost of deposits was 3.63%.

         The average balance of borrowed funds increased by 31.0%, to $310 million in 1996, from $236 million in 1995. In 1994, the average balance of borrowed funds was $155 million.

         In 1995 and 1994, D&N's interest expense included the net costs of interest rate hedging instruments. During 1995, contracts written in the 1980s to exchange fixed interest payments for variable receipts ("interest rate swaps") resulted in net charges to interest expense of $2.5 million. During 1994, these costs totaled $9.8 million. The swap contracts, originally executed as hedges against rising interest rates, have expired, with the final contract maturing in November of 1995.

NONINTEREST INCOME

         D&N's noninterest income includes recurring fees from loan and deposit-related activities, recurring income from the marketing of assets that are originated for sale, and non-recurring gains and losses from events such as securities sales and sales of non-earning and depreciated assets.

         D&N's loan and deposit-related fee income totaled $5.5 million in 1996, up $509,000 or 10.1% from 1995, reflecting primarily the Bank's successful introduction of a new line of retail checking account products.

         In 1996, net loan servicing and administrative fees were unchanged from 1995 at $1.9 million. Deposit-related fees, on the other hand, increased by 15.1% in 1996.

         Gains on sales of loans totaled $1.0 million in 1996, up from $882,000 in 1995. In 1996, $66.1 million of D&N's residential mortgages were sold to secondary market investors, compared to $67.4 million in 1995. In each year, D&N Bank retained the rights to service all of these loans.

         Other income increased from $222,000 in 1995 to $470,000 in 1996 as D&N Bank's subsidiary, Quincy Insurance Agency, successfully initiated sales of annuities and other investment products.

NONINTEREST EXPENSE

         General and administrative expenses in 1996 included $1.4 million of non-recurring costs associated with the Bank's merger with Macomb Federal Savings Bank. Excluding these costs, general and administrative expenses were up by $1.5 million, or 5.1%, in 1996, following an increase of $2.0 million, or 7.6% in 1995. These increases reflect the costs of D&N's expanding retail delivery network, as the number of Bank and D&N Mortgage Company offices increased from 41 at the end of 1994 to 48 at the end of 1996.

         In 1996, noninterest expense included $71,000 of net operating costs related to other real estate owned ("OREO"). In 1995 and 1994, net recoveries on sales of OREO properties exceeded operating costs resulting in credits in this category of $1.0 million and $2.1 million, respectively.

         In 1995 and 1994, D&N's noninterest expense included amortization costs for goodwill associated with the Bank's 1982 merger with First Federal Savings and Loan Association of Flint, Michigan.

         Excluding the FDIC's SAIF recapitalization assessment of $5.5 million, deposit insurance premiums in 1996 were $2.4 million, unchanged from the 1995 level, and down from $2.6 million in 1994.

INCOME TAXES

         The Bank's effective income tax rates were 3.63% in 1996, (18.73%) in 1995, and 4.04% in 1994, primarily as a result of reductions in each year of a portion of the valuation allowance for deferred tax assets provided in prior years, when the Bank incurred substantial net operating losses.

         D&N's deferred tax assets represent temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In the case of the tax effect of net operating loss carryforwards, current operations are giving rise to income, the federal income tax on which is being provided by amortization of this item. As the Bank continues profitable operations, this item will be fully realized in the near future. Other items, such as the bad debt reserves which have not yet been deducted, will be realized through continuing operations as, for instance, actual loss experience perfects the deductibility of the reserves.

         Since the creation, in 1993, of a significant deferred tax asset attributable to the carryforward of net operating losses, the ultimate realizability of that asset has been regularly assessed. The criterion employed has focused upon that portion of the deferred tax asset that would likely be recovered through the realization of the next twelve months prospective income, a horizon deemed by management to be reasonably estimable. Amounts of deferred tax asset in excess of this criterion amount have been offset by a valuation allowance which, as profitable operations have occurred, has been reduced and ultimately eliminated. The valuation allowance has been eliminated as of December 31, 1996.

FINANCIAL CONDITION - BALANCE SHEET TRENDS

         At December 31, 1996, D&N's assets totaled $1.47 billion, an increase of $245 million, or 20%, from the previous year end. The Bank's balance sheet growth has been fueled by substantial loan production and increased capitalization.

         In 1996, net loans receivable increased by $104 million, or 10.9%, reflecting continued strong demand for the Bank's consumer loan products. Balances of mortgage-backed securities increased $124 million, or 97%, primarily as a consequence of securitization of $120 million of the Bank's residential mortgage loans. All of the servicing rights for sold and securitized mortgages were retained, resulting in an increase in the balances of loans serviced for others from $278 million to $415 million during the year.

         The Bank's liabilities increased by 20%, or $230 million, to $1.39 billion at December 31, 1996, compared to $1.16 billion at the end of 1995. Overall deposit balances increased by 4.5%, or $41.2 million, while core deposits experienced a 5.7% increase from $327.4 million at December 31, 1995, to $346.1 million at year end 1996. Borrowed funds increased by 87%, or $188 million, in 1996, while advance payments by borrowers and investors held in escrow increased from $11.3 million to $11.8 million.

         In 1996, D&N's stockholders' equity rose from $71.1 million to $80.0 million. Profitable operations contributed $9.4 million to the Bank's retained earnings offset by a decline of $472,000 in the market value attributable to investment and mortgage-backed securities held for sale. In accordance with the provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," unrealized gains such as these are recorded in the stockholders' equity section of the Bank's Statement of Financial Condition, but are not recognized through the Statement of Income.

         Under its federal charter, the Bank must maintain adequate levels of capital to assure the safety and soundness of its operations. At December 31, 1996, the Bank had a tangible capital ratio of 5.11%, a core capital ratio of 5.11%, and a risk-based capital ratio of 9.94%. D&N Bank's ratios continue to exceed the levels specified in the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") as minimally acceptable standards. At the close of 1996, those minimum standards were tangible capital of 1.50%, core capital of 3.0% (with a proposed regulation which would raise the core capital requirement to between 4.00% and 5.00%), and risk-based capital of 8.00%.

         The Bank's primary regulator, the OTS, has issued its final rules adding an interest rate risk component to the total capital that certain rate-sensitive institutions must maintain. The rule requires the OTS to measure an institution's interest rate risk as the percentage change in market value of its portfolio resulting from a hypothetical 200 basis point shift in interest rates. At December 31, 1996, D&N's level of interest rate risk was such that no additional capital was required.

LIQUIDITY AND CAPITAL RESOURCES

         The OTS also requires that institutions maintain liquid assets in the form of cash, short- term U.S. Government securities and other qualifying assets, in amounts equal to at least 5% of net withdrawable accounts and borrowed funds payable in one year or less. For the month of December 1996, the Bank's average liquidity ratio was 6.61%, down from the December 1995 ratio of 8.3%.

         Borrowing capacity can be viewed as a supplemental source of liquidity for the Bank. D&N's government bond and mortgage-backed securities portfolios include high quality investment securities which are readily acceptable as collateral for additional borrowed funds, obtainable from either the FHLB system or from other financial institutions. Also, much of the Bank's residential mortgage loan portfolio would be acceptable as collateral to support new advances from the FHLB. In the aggregate, by virtue of its inventory of unpledged security and mortgage loan collateral, D&N had approximately $180 million of unused borrowing capacity at December 31, 1996.

LOAN PORTFOLIO

         D&N's investment in loans increased by $104 million, or 10.9%, in 1996. Consumer loans and commercial loans experienced the most significant percentage increases, while residential mortgages grew at a more modest rate. The Bank's investment in mortgages on income-producing properties decreased for the sixth consecutive year and the year-end balance of construction loans was down slightly from the previous year. Consumer loans increased by $99.8 million, or 41.7% in 1996. Commercial loans increased by $4.6 million, or 58.9%, while residential mortgage loans increased during the year by $3.0 million, or 0.5%. Mortgages on income-producing properties decreased by $3.6 million, or 4.0%, as construction loan balances declined by $1.4 million, or 3.4%. At the end of 1996, 44% of the Bank's loan balances were in consumer or commercial- related loans, compared to a 38% weighting at the end of 1995.

         D&N originated $518 million of loans in 1996, up $113 million, or 28.0% from $405 million originated in 1995. Aggregate mortgage loan production was $228 million, an increase of $24 million, or 11.9%, from 1995. Construction lending accounted for $42.9 million of this total, up 8.6% from $39.5 million in 1995. Consumer loan production totaled $272 million in 1996, up by $76.5 million, or 39.2%, from 1995. Within the consumer category, home equity credit line production was again strong, increasing by $12.8 million, or 23.4%, over 1995.

CREDIT RISK MANAGEMENT AND PROVISION FOR LOSSES ON LOANS AND OTHER ASSETS

         At December 31, 1996, the Bank's nonperforming assets totaled $8.1 million, down from $9.7 million at the end of the previous year and $24.5 million at the end of 1994. The 1996 balance was comprised of $6.6 million of nonperforming loans and $1.5 million of OREO. At the end of 1996, nonperforming loans comprised just 0.62% of the loan portfolio, and the allowance for loan losses stood at 167% of the total balances of nonperforming loans.

         Allowances for losses on the loan portfolio increased by $1.0 million in 1996. Losses of $1.5 million were charged off and $1.4 million were recovered, as new provisions for loan losses of $1.1 million were recorded during the year. At December 31, 1996, the allowance for loan losses was $11.0 million, 1.03% of the total outstanding loan portfolio balance.

         At the end of 1996, $6.3 million of the allowance for loan losses was allocated to the commercial real estate mortgage portfolio while $3.5 million of the allowance was allocated to the consumer loan portfolio.

ANALYSIS OF CASH FLOWS

         The Bank's balances of cash and cash equivalents declined from $22.4 million to $12.8 million in 1996. During the year, $230 million of cash was provided from financing activities, primarily from expanded borrowings and increases in customers' deposit balances. Investing activities utilized $267 million of available cash and cash equivalents as loan purchases, mortgage-backed security purchases, and purchases of investment securties exceeded repayments in these categories. Operating activities provided $27.2 million of net cash in 1996.

ASSET/LIABILITY MANAGEMENT

         The Bank's objectives for the management of assets and liabilities include achieving and maintaining adequate and stable levels of both net interest income and market value for the Bank's net assets. The level of net interest income that can be attained is enhanced by assuming credit, liquidity and interest rate risks and by striving to keep nonearning asset balances to a minimum. Net interest income and market value of portfolio equity ("MVPE") stability is enhanced across various interest rate scenarios by properly matching maturity structures of assets and liabilities.

         The Bank employs various tools, including gap analysis, duration analysis and simulation analysis, to assess the sensitivity of its net interest income and MVPE to changes in interest rates. D&N's cumulative gap analysis for December 31, 1996 is presented in the following table:


                                    Maturity    Maturity    Maturity    Maturity        No
                                     0 to 3     4 to 12      1 to 5       Over       Maturity
                                     Months      Months      Years      5 Years        Date        Total
                                    ---------   ---------   --------    --------     --------    ----------
                                                              (In thousands)
ASSETS
  Cash and due from banks/other .   $  12,787   $     ---   $    ---    $    ---      $   ---    $    2,787
  Investment securities . . . . .      23,003      50,255     24,178      22,341          ---       119,777
  Mortgage derivative products  .         249         630      1,144         ---          ---         2,023
  Mortgage-backed certificates  .      16,206      50,510     93,430      89,087          ---       249,233
  Net loans receivable  . . . . .     232,114     327,417    476,162      20,183          ---     1,055,876
  Other assets  . . . . . . . . .       5,547       6,967      3,544      17,234          ---        33,292
                                    ---------   ---------   --------    --------      -------    ----------
     Total assets . . . . . . . .     289,906     435,779    598,458     148,846          ---     1,472,988
                                    ---------   ---------   --------    --------      -------    ----------

LIABILITIES
  Deposits  . . . . . . . . . . .     181,095     335,658    312,377     135,003          ---       964,133
  FHLB advances . . . . . . . . .     241,000      60,000     36,000       1,003          ---       338,003
  Other borrowed money  . . . . .      58,280         719      7,035         ---          ---        66,034
  Escrow funds  . . . . . . . . .         ---         ---        ---      11,808          ---        11,808
  Other liabilities . . . . . . .         ---         ---        ---      12,996          ---        12,996
                                    ---------   ---------   --------    --------      -------    ----------
     Total liabilities  . . . . .     480,375     396,378    366,411     160,810          ---     1,392,974

STOCKHOLDERS EQUITY
  Common stock  . . . . . . . . .         ---         ---        ---         ---           37            37
  Additional paid-in capital  . .         ---         ---        ---         ---       48,590        48,590
  Retained earnings and other . .         ---         ---        ---         ---       31,387        31,387
                                    ---------   ---------   --------    --------      -------    ----------

     Total liabilities and equity     480,375     396,378    355,411     160,810       80,014     1,472,988
                                    ---------   ---------   --------    --------      -------    ----------

Reprice difference  . . . . . . .    (190,469)     39,401    243,046     (11,964)
Cumulative gap  . . . . . . . . .    (190,469)   (151,068)    91,978      80,014
Percent of total assets . . . . .      -12.93%     -10.26%     6.24%        5.43%


     For each maturity category in the table above, the difference between interest-earning assets and interest-bearing liabilities reflects an imbalance between repricing opportunities for the two sides of the balance sheet. The consequence of a negative cumulative gap at the end of one year suggests that, if interest rates were to fall, the Bank's earnings stream would be enhanced as more liability balances would reprice to lower rates than would asset balances. Similarly, the negative cumulative gap suggests that if interest rates were to rise, liability costs would increase more quickly than asset yields, placing negative pressure on earnings.

     With a cumulative one-year gap of -10.3%, D&N's balance sheet is somewhat liability sensitive. At year-end, however, 46.0% of the Bank's loan portfolio carried variable or adjustable interest rates, and a growing proportion of the fixed-rate loan portfolio was comprised of relatively shorter-term installment consumer loans.

     The balances presented reflect contractual repricings for certificates of deposit. Certain demand deposit accounts and regular savings accounts, however, have been classified as repricing beyond one year. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0-3 month category, the gap in that time frame would be negative $379 million and the cumulative gap at twelve months would be negative $317 million.

SIGNIFICANT LITIGATION

     In 1989, FIRREA was passed, significantly altering the regulatory environment in which depository institutions in general, and the Bank in particular, would subsequently operate. A provision of the Act provided for the elimination, over time, of one form of regulatory capital that many institutions, including D&N, had utilized in their capital structures. The phased elimination of supervisory goodwill, an intangible asset previously created when companies such as D&N acquired weaker institutions at the request of Government-sponsored deposit insurance funds, resulted in many of the affected companies experiencing capital shortfalls. In D&N's case, $42 million of unamortized supervisory goodwill was permitted to be counted as regulatory capital in 1989 at the time of the FIRREA's passage, while $37 million remained in 1993 when its phase-out as qualifying capital was complete. The loss of this significant portion of D&N's regulatory capital base precipitated drastic changes in the Bank's strategic plans, including the 56% shrinkage of the balance sheet from $2.3 billion in 1988 to $1.0 billion in 1993, the closure of the Bank's national network of mortgage origination offices and the elimination of many jobs.

     A number of institutions, including D&N, that were adversely affected by the FIRREA legislation subsequently initiated legal actions against the United States. The institutions have claimed that the inducements offered by federal regulatory agencies to acquire weakened or insolvent thrifts constituted contractual guarantees that the goodwill created through the acquisition transactions would qualify as regulatory capital. FIRREA's mandated phase-out of regulatory capital treatment for supervisory goodwill, then, has been alleged to be a breach of a contract right. The United States Court of Federal Claims ("Court of Claims") has registered approximately 120 similar cases, including D&N's, which seek damages for such breach. Pursuant to a "Case Management Order" issued in September 1996, D&N and other similarly situated financial institutions were required to designate counsel to serve on a "Plaintiff's Coordinating Committee" (the "Committee") to bind all plaintiffs with respect to procedural matters. The Bank's counsel is in contact with the Committee and monitoring Committee actions on behalf of the Bank. The Bank is currently awaiting a decision on its motion for partial summary judgment requesting that the Court of Claims hold the government liable for breach of contract. The Bank cannot predict when the Court of Claims will rule on its motion.

     Early cases were bifurcated into questions of liability and damages, with the trial courts reasoning that, until the question of the government's liability was unequivocally established, efforts to determine damages or to develop damage theories were potentially irrelevant. Three early cases have proceeded through the Court of Claims, and after consolidation, through the Federal Circuit of the United States Court of Appeals, and the United States Supreme Court. In July of 1996, the Supreme Court found generally that the United States was liable for damages under a theory of contractual breach, and that claims of governmental immunity were not applicable in these cases. The cases were remanded to the Court of Claims where arguments concerning the extent of damages are scheduled to begin on March 17, 1997.

     In consideration of the complexities of the pending litigation, the similarity of issues in the various cases, and the potential magnitude of the damage amounts that might ultimately be awarded, the Court of Claims has issued a case management order on the remaining cases, in essence creating an orderly procedure for these lawsuits to proceed. At this time estimation of potential damages from this action is speculative.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for the subject matter based on consistent application of a financial component's approach that focuses on control. The standard will be adopted effective January 1, 1997 and is not expected to have any material effect on the financial statements.

     In March 1997, the FASB issued SFAS 128, "Earnings Per Share". SFAS 128 supersedes APB 15, "Earnings Per Share", and simplifies the computation of earnings per share ("EPS") by replacing the "primary" EPS requirements of APB 15 with a "basic" EPS computation based upon weighted shares outstanding. The new standard requires a dual presentation of basic and diluted EPS. Diluted EPS is similar to "fully diluted" EPS

                                    BUSINESS

LENDING ACTIVITIES

     General. The Bank, like most other savings institutions, has traditionally concentrated its lending activities on first mortgage conventional loans secured by residential real estate and, to a lesser extent, consumer loans and income producing property loans. Approximately $377.0 million or 54% of the Bank's total loans, excluding loans held for sale, secured by real estate as of December 31, 1996, permit periodic interest rate adjustments.

     Loan Portfolio Composition. The following table sets forth information concerning the composition of the Bank's loan portfolio in dollar amounts and percentages, by type of loan.

                                                                            December 31,
                            -------------------------------------------------------------------------------------------------------
                                     1996                 1995                  1994                 1993                 1992
                            --------------------   ------------------   -------------------   ------------------  -----------------
                              Amount     Percent    Amount    Percent    Amount     Percent    Amount    Percent   Amount   Percent
                            ----------   -------   --------   -------   --------    -------   --------   -------  --------  -------
                                                                         (Dollars in thousands)
TYPE OF LOAN
REAL ESTATE
One- to four-family
    Permanent               $  600,923     56.91%  $597,892     62.78%  $526,572     64.07%   $387,252     59.89% $457,196    62.93%
    Construction                13,201      1.25     19,982      2.10      2,159      0.26       2,083      0.32     1,289     0.18
Income producing property
    Permanent                   85,619      8.11     89,176      9.36    115,162      14.01    131,372     20.31   173,122    23.83
    Construction                26,472      2.51     21,074      2.21     17,741       2.16     10,475      1.62       933     0.13
                            ----------   -------   --------   -------   --------    -------   --------   -------  --------  -------
Total real estate loans        726,215     68.78    728,124     76.45    661,634      80.50    531,182     82.14   632,540    87.07

CONSUMER LOANS
    Automobile loans           141,056     13.36     81,885      8.60     46,711       5.68     34,220      5.29    32,494     4.47
    Home equity                 82,305      7.79     60,003      6.30     39,939       4.86     23,058      3.57    18,702     2.58
    Home improvement            46,545      4.41     41,542      4.36     39,279       4.78     40,017      6.19    46,368     6.38
    Mobile home loans              289      0.03        417      0.04        619       0.08        776      0.12     1,170     0.16
    Unsecured                   15,172      1.44     19,637      2.06     22,197       2.70     20,328      3.14     8,539     1.18
    Other                       53,901      5.10     35,975      3.78     22,194       2.70     16,245      2.51    12,188     1.68
                            ----------   -------   --------   -------   --------    -------   --------   -------  --------  -------
Total consumer loans           339,268     32.13    239,459     25.14    170,939      20.80    134,644     20.82   119,461    16.45

COMMERCIAL LOANS
    Revolving business loans     2,363      0.22      1,119      0.12         --         --         --        --        --       --
    Term business loans          9,982      0.95      6,650      0.70      4,748       0.58         --        --        --       --
                            ----------   -------   --------   -------   --------    -------   --------   -------  --------  -------
Total commercial loans          12,345      1.17      7,769      0.82      4,748       0.58         --        --        --       --
                            ----------   -------   --------   -------   --------    -------   --------   -------  --------  -------
Loans receivable, gross      1,077,828    102.08    975,352    102.41    837,321     101.88    665,826    102.96   752,001   103.52

Less:
    Discounts (premiums)
         on loans purchased     (2,035)    (0.19)    (1,709)    (0.18)       999       0.12      2,896      0.45     5,448     0.75
    Allowance for losses        11,042      1.05     10,081      1.06      8,349       1.02     11,570      1.79    15,611     2.15
    Undisbursed portion
         of loan proceeds       12,085      1.14     13,198      1.38      4,213       0.51      2,750      0.43       404     0.06
    Deferred income                860      0.08      1,423      0.15      1,885       0.23      1,900      0.29     3,993     0.55
    Unearned income on
         consumer loans             --        --         --        --         --         --          1        --        44     0.01
                            ----------   -------   --------   -------   --------    -------   --------   -------  --------  -------
                                21,952      2.08     22,993      2.41     15,446       1.88     19,117      2.96    25,500     3.52

Loans receivable, net       $1,055,876   100.00%   $952,359   100.00%   $821,875    100.00%   $646,709   100.00%  $726,501  100.00%
                            ==========   =======   ========   =======   ========    =======   ========   =======  ========  =======

         Loan Maturities.   The following schedule illustrates the maturity
structure of the Bank's loan portfolio at December 31, 1996. Loans are shown as maturing in the period in which payment is due. This schedule does not reflect the effects of possible prepayments or enforcements of due-on-sale clauses.


                                             Residential and
                           Commercial        Income Producing          Real Estate
                       Business Property         Property           Construction Loans      Consumer Loans                Total
                      -------------------   -------------------    --------------------   -------------------    -------------------
 Amounts Due in                 Weighted               Weighted                Weighted              Weighted               Weighted
 Years Ending                    Average                Average                 Average               Average                Average
 December 31,         Amount      Rate      Amount       Rate      Amount        Rate     Amount       Rate      Amount        Rate
 ----------------     ------    --------    ------     --------    ------      --------   ------     --------    ------     --------
                                                                   (Dollars in thousands)
 1997  . . . . . .    $ 4,046      9.50%   $ 23,357      9.22%     $23,494       9.10%   $ 66,178      9.22%   $  117,075      9.21%
 1998  . . . . . .      2,001      9.39       9,500      9.05        8,686       9.67      66,872      9.14        87,059      9.19
 1999  . . . . . .      1,516      9.35      16,063      8.68        6,214       9.79      67,238      8.91        91,031      8.94
 2000-2001 . . . .      3,868      9.54      27,587      8.50           49      10.09     115,743      9.02       147,247      8.94
 2002-2006 . . . .        572      9.35      45,483      8.41           32      10.24      18,306      9.67        64,393      8.78
 2007-2011 . . . .        136      9.14      80,881      7.97        1,060      10.01       2,811      8.63        84,888      8.02
 Thereafter  . . .        123      8.64     480,042      7.69           --         --          30      9.75       480,195      7.69
                      -------              --------                -------               --------              ----------
   Total . . . . .    $12,262      9.46%   $682,913      7.90%     $39,535       9.36%   $337,178      9.09%   $1,071,888      8.35%
                      =======              ========                =======               ========              ==========
 Plus:
   Accrued interest receivable,
    net of reserve for uncollected
    interest                                                                                                        5,940
   Deferred income and premiums                                                                                     1,175
 Less:
   Loans in process                                                                                                12,085
   Loss and valuation allowances                                                                                   11,042
                                                                                                                   ------
                                                                                                               $1,055,876
                                                                                                               ==========

         The total amount of loans, excluding loans held for sale, due after December 31, 1997 which have fixed interest rates is $322.1 million, while the amount of loans due after such date having floating or adjustable rates is $627.4 million.

         Loan Originations, Purchases and Sales. Federally chartered savings institutions, like the Bank, have general authority to make real estate loans throughout the United States. The Bank has originated residential mortgage loans secured by property both within and outside the State of Michigan. The Bank has also purchased residential mortgage loans secured by property located in various states. In addition, the Bank has originated income producing property loans secured by real estate located in the State of Michigan and has purchased such loans secured by property located in Michigan and elsewhere. Since 1990, the Bank has chosen to focus the activities of its community banking offices on loan originations in their market areas. At December 31, 1996, 75% of the Bank's real estate loans receivable (excluding government agency insured or guaranteed mortgage-backed and derivative products) were secured by real estate located in Michigan.

         At December 31, 1996, 5% of the Bank's real estate loans receivable (excluding government agency insured or guaranteed mortgage-backed securities) was secured by real estate located in California. At December 31, 1996, $351,000, or 1%, of real estate loans located in California were nonperforming.

         The following table presents information regarding the geographic location of the properties securing the Bank's residential mortgage and income producing property loans at December 31, 1996. See "- Classified Assets, Loan Delinquencies and Defaults" for a discussion of other real estate owned.


                                                                                    Outstanding Balance at
                                                                                       December 31, 1996
                                                                                     ---------------------
                                                                                          (In thousands)
 MICHIGAN
   One- to four-family residential . . . . . . . . . . . . . . .                              $448,387
   Apartments  . . . . . . . . . . . . . . . . . . . . . . . . .                                15,554
   Mini warehouse, storage . . . . . . . . . . . . . . . . . . .                                   848
   Mobile home parks . . . . . . . . . . . . . . . . . . . . . .                                 2,710
   Motels/hotels . . . . . . . . . . . . . . . . . . . . . . . .                                13,171
   Shopping centers and retail . . . . . . . . . . . . . . . . .                                17,455
   Office buildings  . . . . . . . . . . . . . . . . . . . . . .                                 8,317
   Industrial  . . . . . . . . . . . . . . . . . . . . . . . . .                                 3,907
   Condominiums and land development . . . . . . . . . . . . . .                                16,895
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                11,569
                                                                                            ----------
                                                                                               538,813
 CALIFORNIA
   One- to four-family residential . . . . . . . . . . . . . . .                                22,222
   Apartments  . . . . . . . . . . . . . . . . . . . . . . . . .                                 6,436
   Mobile home parks . . . . . . . . . . . . . . . . . . . . . .                                   133
   Shopping Centers and Retail . . . . . . . . . . . . . . . . .                                 3,950
   Office buildings  . . . . . . . . . . . . . . . . . . . . . .                                   726
   Industrial  . . . . . . . . . . . . . . . . . . . . . . . . .                                   390
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                   103
                                                                                            ----------
                                                                                                33,960
 MASSACHUSETTS
   One- to four-family residential . . . . . . . . . . . . . . .                                22,385
                                                                                            ----------
                                                                                                22,385
 NEW YORK
   One- to four-family residential . . . . . . . . . . . . . . .                                 5,836
   Apartments  . . . . . . . . . . . . . . . . . . . . . . . . .                                 2,037
                                                                                            ----------
                                                                                                 7,873
 NORTH CAROLINA
   One- to four-family residential . . . . . . . . . . . . . . .                                 4,778
                                                                                            ----------
                                                                                                 4,778

                                                                                     Outstanding Balance at
                                                                                        December 31, 1996
                                                                                     ----------------------
                                                                                          (In thousands)
 TEXAS
   One- to four-family residential . . . . . . . . . . . . . . .                                 8,762
                                                                                              --------
                                                                                                 8,762
 PENNSYLVANIA
   One- to four-family residential . . . . . . . . . . . . . . .                                 5,508
   Apartments  . . . . . . . . . . . . . . . . . . . . . . . . .                                   336
   Office buildings  . . . . . . . . . . . . . . . . . . . . . .                                    22
   Industrial  . . . . . . . . . . . . . . . . . . . . . . . . .                                   130
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                   119
                                                                                              --------
                                                                                                 6,115
 FLORIDA
   One- to four-family residential . . . . . . . . . . . . . . .                                 4,768
                                                                                              --------
                                                                                                 4,768
OTHER (31 STATES)
   One- to four-family residential . . . . . . . . . . . . . . .                                82,679
   Apartments  . . . . . . . . . . . . . . . . . . . . . . . . .                                 2,316
   Mobile home parks . . . . . . . . . . . . . . . . . . . . . .                                   783
   Motels/hotels . . . . . . . . . . . . . . . . . . . . . . . .                                   368
   Shopping centers and retail . . . . . . . . . . . . . . . . .                                 2,428
   Office buildings  . . . . . . . . . . . . . . . . . . . . . .                                    76
   Industrial  . . . . . . . . . . . . . . . . . . . . . . . . .                                   138
   Other . . . . . . . . . . . . . . . . . . . . . . . . . . . .                                   431
                                                                                              --------
                                                                                                89,219
 Rated conventional residential participation certificates . . .                                 5,775
                                                                                              --------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .                               722,448
 Plus
   Accrued interest receivable, net of
      reserve for uncollected interest . . . . . . . . . . . . .                                 3,767
 Less
   Deferred income, discounts and premiums, net  . . . . . . . .                                  (489)
   Loans in process  . . . . . . . . . . . . . . . . . . . . . .                                12,085
   Loss allowances . . . . . . . . . . . . . . . . . . . . . . .                                 7,173
                                                                                              --------
      Total  . . . . . . . . . . . . . . . . . . . . . . . . . .                              $707,446
                                                                                              ========


         Residential loan originations are attributable primarily to referrals from real estate brokers and builders, as well as walk-in customers. Construction loan originations have been obtained primarily by direct solicitation of builders and continued business from builders who have previously borrowed from the Bank. Income producing property loans have been obtained from mortgage broker referrals, previous borrowers and direct contacts with the Bank.

         The Bank has sold loans and loan participations in the secondary market, generally without recourse. Loans held for sale are recorded at the lower of cost or market value. At December 31,

1996, the Bank had $5.2 million of net loans held for sale consisting of 15- and 30-year fixed rate loans. These sales have provided additional funds for loan originations and investments and also generated income. The Bank generally continues, after the sale, to service the loans and loan participations sold. Loan sales are made on a yield basis with a portion of the difference between the yield to the purchaser and the amount paid by the borrower constituting servicing income to the Bank. On occasion, the Bank also purchased mortgage loan servicing rights from others in order to maintain its loan servicing portfolio economies of scale. During 1994, the Bank decided to sell the majority of its portfolio of purchased mortgage loan servicing rights in order to reduce the Bank's interest rate risk and balance sheet volatility. The scale of loan servicing operations has been reduced as the Bank concentrates its loan servicing activities on originated loans. The weighted average servicing fee for loans serviced for others was .29% at December 31, 1996. At December 31, 1996, the Bank serviced for others approximately $415 million in loans and loan participations.

         The Bank's investment in mortgage servicing rights ("MSR"s) totaled $1.4 million at December 31, 1996. The following table details the value of the Bank's investment in MSRs.

                                                                Year Ended December 31
                                                       -------------------------------------
                                                          1996         1995          1994
                                                       ----------   ----------    ----------
                                                                  (In thousands)
Balance at beginning of year  . . . . . . .              $ 1,113      $    968      $ 9,870
Additions:
  Capitalized servicing . . . . . . . . . .                  630           621           --
  Purchased servicing . . . . . . . . . . .                   --            --           --
                                                         -------       -------      -------
    Total . . . . . . . . . . . . . . . . .                  630           621           --
Reductions:
  Scheduled amortization  . . . . . . . . .                  267           169        1,315
  Additional amortization due to
    changes in prepayment assumptions . . .                   33            71          421
  Impairment  . . . . . . . . . . . . . . .                   --           234           --
  Sales . . . . . . . . . . . . . . . . . .                   --            --        7,148
  Transfers to loan portfolio under
    recourse and other provisions . . . . .                   --             2           18
                                                         -------       -------      -------
    Total . . . . . . . . . . . . . . . . .                  300           476        8,902
                                                         -------       -------      -------
Balance at end of year  . . . . . . . . . .              $ 1,443       $ 1,113      $   968
                                                         =======       =======      =======
Fair market value at end of year  . . . . .              $ 1,770       $ 1,161      $   912
                                                         =======       =======      =======

     The following table shows origination, purchase, sale and repayment activities of the Bank, including mortgage-backed securities, for the periods indicated.

                                                              Year Ended December 31,
                                          --------------------------------------------------------------
                                            1996         1995         1994          1993         1992
                                          --------     --------     --------      ---------    ---------
                                                                 (In thousands)
ORIGINATIONS
Real estate:
   One- to four-family residential  .     $194,357     $182,800     $ 81,279       $147,246     $121,468
   Income producing property  . . . .       33,816       17,614       17,620         13,014        2,711
 Non-real estate:
   Consumer   . . . . . . . . . . . .      271,622      195,109      132,836         95,129       85,254
   Commercial   . . . . . . . . . . .       11,437        3,739        4,478             --           --
                                          --------     --------     --------       --------     --------
     Total originations . . . . . . .      511,232      399,262      236,213        255,389      209,433

PURCHASES
 Real estate:
   One- to four-family residential  .      148,405      103,524      188,481         72,125        5,662
   Income producing property  . . . .           --           --        1,825             --        4,989
   Mortgage-backed securities . . . .       58,892           --       68,391        108,749       86,464
                                          --------     --------     --------      ---------    ---------
     Total purchases  . . . . . . . .      207,297      103,524      258,724        180,874       97,115
                                          --------     --------     --------      ---------    ---------
     Total additions  . . . . . . . .      718,529      502,786      494,937        436,263      306,548

SALES
 Real estate:
   One- to four-family residential  .       68,024      107,080       45,311        106,167       40,610
   Mortgage-backed securities(1)  . .           --        4,210       50,658        126,932      110,737
   Non-real estate:
   Consumer loans . . . . . . . . . .        2,810        2,976        2,894          2,229        2,934
                                          --------     --------     --------      ---------    ---------
     Total sales  . . . . . . . . . .       70,834      114,266       98,863        235,328      154,281
 Principal repayments . . . . . . . .      426,291      288,485      239,816        316,624      400,042
                                          --------     --------     --------      ---------    ---------
     Total reductions . . . . . . . .      497,125      402,751      338,679        551,952      554,323
 Transfers to other real estate owned       (3,373)      (1,936)      (2,861)        (9,380)      (6,259)
 Increase (decrease) in other items, net     9,033        8,801        1,079        (19,622)       4,477
                                          --------     --------     --------      ---------    ---------
     Net increase (decrease)  . . . .     $227,064     $106,900     $154,476      $(144,691)   ($249,557)
                                          ========     ========     ========      =========    =========

----------------
(1) Includes sales of mortgage derivative products which were carried at the lower of cost or market.

         Outstanding loan commitments of the Bank at December 31, 1996 amounted to $36.7 million for one- to four-family residential real estate loans and $32.7 million for commercial real estate loans.

         Residential Mortgage Loans. At December 31, 1996, the Bank had $614.1 million in residential mortgage loans representing 58.2% of the Bank's total loan portfolio. This amount represents a slight increase in the dollar value of the residential loan portfolio. However, it also represents a decrease in the percentage of the Bank's portfolio consisting of real estate loans as the Bank shifted its focus to emphasize the origination of consumer loans. The original contractual loan payment period for residential loans originated by the Bank normally ranges from 15 to 30 years. Because borrowers may refinance or prepay their loans, however, such loans often remain outstanding for a substantially shorter period of time.

         Prior to 1992, most of the Bank's residential mortgage loans were originated by its mortgage banking subsidiary. The mortgage banking subsidiary originated loans in southeastern Michigan, Illinois, Arizona, Texas and North Carolina. The Bank now originates loans primarily in its Michigan market area through its community banking and mortgage banking offices. Substantially all of the residential loans being originated by the Bank are in a form which permits their sale in the secondary market.

         The Bank's first mortgages customarily include "due-on-sale" clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. In general, the Bank enforces due-on-sale clauses in its first mortgages.

         In the case of conventional mortgage loans intended for sale, the Bank's policy is to lend a maximum of 95% of the appraised value of single-family residences. The Bank generally does not lend more than 90% of the appraised value of the property on those loans it intends to hold. Private mortgage insurance is required if the loan amount exceeds 80% of the appraised value, in an amount sufficient to reduce the Bank's exposure to 75% or less of the appraised value of the property. Property securing real estate loans made by the Bank is appraised by independent appraisers selected by the Bank and whose appraisals are reviewed by D&N personnel or other independent appraisers.

         Loans up to the maximum limits for single family homes of the Federal Home Loan Mortgage Corporation ("FHLMC") and the FNMA (currently $214,600) may be approved by qualified loan officers of the Bank. The Bank's Residential Loan Committee has single-family lending authority up to $500,000, if two members approve. Loans in excess of $500,000 must be approved by the Bank's Loan Committee (comprised of Messrs. Butvilas, Donnelly, Janson, West and
Sliwinski).   Loans in excess of $2 million must also be approved by the Bank's
Board of Directors.

         Title, fire and casualty insurance as well as surveys are generally required on all mortgage loans.

         D&N also offers a variety of Adjustable Rate Mortgages, ("ARM") loans which offer adjustable rates of interest, payments, loan balances or terms to maturity which vary according to specified indices. The Bank's ARMs generally have a loan term of 30 years with rate adjustments every year or every three years during the term of the loan. ARMs currently originated by the Bank contain a 2% limit as to the maximum amount of change in the interest rate at any adjustment period and a 6% limit over the life of the loan. The Bank generally originates ARMs to hold in its portfolio. At December 31, 1996, residential ARMs totaled $290 million, or 49% of the Bank's total residential one- to four-family mortgage loan portfolio. Of this total ARM portfolio, $153 million or 53% were purchased from others. Due to consumer demand, residential loans originated during 1996 were predominately fixed rate loans.

         Despite the benefits of ARMs to the Bank's asset/liability management program, such loans also pose potential additional risks, primarily because as interest rates rise, the underlying payment by the borrower rises, increasing the potential for default. At the same time, marketability of the underlying property may be adversely affected by higher interest rates.

         Mortgage-backed Securities. The Bank on occasion purchases mortgage-backed securities to supplement residential loan production. The types of securities purchased are based upon the Bank's asset/liability management strategy and balance sheet objectives. In 1996, the Bank purchased $58.7 million of fixed rate Collateralized Mortgage Obligations ("CMO") with expected average lives of 2.1 to 3.3 years. CMOs are securities derived by reallocating cash flows from mortgage pass-through securities or pools of mortgage loans held by a trust. The CMO securities purchased by the Bank in 1996 are backed by pass-through securities of either FHLMC, FNMA or Government National Mortgage Association ("GNMA").

         The Bank has in the past invested in interest only strip securities ("IOs") and principal only strip securities ("POs") as part of its asset/liability management strategy. At December 31, 1996, D&N had IOs with a book value and a market value of $2.0 million, and had no POs at that date.

         The following table sets forth information concerning the composition of D&N's mortgage- backed securities portfolio in dollar amounts and percentages, by type of security. See also Note E of Notes to Consolidated Financial Statements.


                                                                         December 31,
                            -------------------------------------------------------------------------------------------------------
                                  1996                 1995                 1994                   1993                  1992
                            ----------------     ----------------     -----------------      -----------------     ----------------
                            Amount   Percent     Amount   Percent     Amount    Percent      Amount    Percent     Amount   Percent
                            ------   -------     ------   -------     ------    -------      ------    -------     ------   -------
                                                                        (Dollars In thousands)
 TYPE OF SECURITY
 One- to four-family:
 Mortgage-backed
      securities. . . . .  $249,186    99.18%  $125,264     98.09%   $147,988     97.81%    $166,284     96.69%   $212,652    88.23%

    Interest only
      certificates. . . .     2,070     0.82      2,456      1.92       3,886      2.57        4,321      2.51      27,075    11.23

    Mortgage-backed
      securities, gross .   251,256   100.00    127,720    100.01     151,874    100.38      170,605     99.20     239,727    99.46

 Net (discounts)
     premiums . . . . . .        --       --        (11)    (0.01)       (581)    (0.38)       1,378      0.80       1,313     0.54
                           --------   ------   --------    ------    --------    ------     --------    ------    --------   ------
    Mortgage-backed
    securities, net . . .  $251,256   100.00%  $127,709    100.00%   $151,293    100.00%    $171,983    100.00%   $241,040   100.00%
                           ========   ======   ========    ======    ========    ======     ========    ======    ========   ======


         Income Producing Property Loans. The Bank has historically originated and purchased both permanent and, to a substantially lesser extent, construction loans secured by income producing property and land development loans. Essentially all permanent income producing property loans originated by the Bank to date have been secured by real property located in Michigan.

         To a substantially lesser extent, the Bank has also purchased income producing property loans and participation interests in these loans outside of Michigan. These loans may be in the form of mortgage-backed securities, may have fixed or variable interest rates and most have been outstanding for three to twelve years. At December 31, 1996, $24.0 million of D&N's portfolio of income producing property loans were purchased loans.

         During 1990, the Bank ceased all origination and purchase activity involving income producing and land development loans. Although the Bank was not originating new loans until 1993, it provided financing to facilitate the sale of real estate it had acquired through foreclosure or in settlement of loans. Some of this property has been in a distressed condition and has been difficult to market. To facilitate a sale, the Bank has, from time to time, provided financing at rates and terms which have not been reflective of true market conditions. When this has occured, the Bank reduced the carrying value of the below market loan by discounting the expected cash flows to a present value using a market rate of interest. Since 1993, the Bank has resumed originating income producing property loans secured by real estate.

         The following table shows the composition of the Bank's income
producing property and land development loans at December 31, 1996.   See
"Non-Performing Assets and Risk Elements."

                                                                                                Amount Non-
                                                             Loans           Percentage        Performing or
                                                          Outstanding         of Total          of Concern
                                                          -----------      --------------    ---------------
                                                                        (Dollars in thousands)
 Apartments and multi-family residences  . .                 $ 25,574             25.91%         $   168
 Other income producing property:
     Motels/hotels . . . . . . . . . . . . .                   13,630             13.81               --
     Offices . . . . . . . . . . . . . . . .                    6,711              6.80               69
     Mobile home parks . . . . . . . . . . .                    3,649              3.70               --
     Shopping centers  . . . . . . . . . . .                   23,740             24.05            2,487
     Industrial  . . . . . . . . . . . . . .                    4,595              4.66               --
     Other . . . . . . . . . . . . . . . . .                    7,651              7.75               --
                                                             --------            ------          -------
     Total . . . . . . . . . . . . . . . . .                   85,550             86.68            2,724
 Land development loans and other  . . . . .                   26,541             26.89               --
                                                             --------            ------          -------
     Total . . . . . . . . . . . . . . . . .                  112,091            113.57          $ 2,724
                                                                                                 =======
 Allowance for losses  . . . . . . . . . . .                   (6,314)            (6.40)
 Loans in process, deferred income and
     other miscellaneous credits . . . . . .                   (7,074)            (7.17)
                                                             --------            ------
         Total . . . . . . . . . . . . . . .                 $ 98,703            100.00%
                                                             ========            ======


         Consumer Lending. Federal regulations permit federal savings institutions to make secured and unsecured consumer loans, together with investments in commercial paper and corporate debt securities, in an amount up to 35% of the institution's assets. In addition, a federal savings institution has lending authority above the 35% category for certain consumer loans, such as home equity loans, property improvement loans, mobile home loans and deposit account secured loans.

         Consumer loans originated by the Bank are offered at fixed and adjustable rates of interest. The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         The Bank has established programs to originate consumer loans including automobile loans, home improvement loans, home equity loans, student loans under various guaranteed student loan programs, loans to depositors secured by pledges of their deposit accounts and unsecured loans. Although consumer loans involve a higher level of risk than one- to four-family residential mortgage loans, they generally carry higher yields and have shorter terms to maturity. The Bank has increased its origination of consumer loans during the past several years, and is continuing to emphasize these types of loans. At December 31, 1996, consumer loans totaled $339.3 million or 32% of the Bank's loan portfolio, an increase of $99.8 million, or 42% from December 31, 1995.

         During 1996, net consumer loan charge-offs were $926,000 compared to $642,000 in 1995, $411,000 in 1994, $354,000 in 1993 and $744,000 in 1992.

         Indirect loan originations totaled $115.5 million in 1996. Indirect receivables amounted to $141.4 million at December 31, 1996 and make up 42% of the consumer loan portfolio. Indirect loans are underwritten according to the same guidelines as direct loans, and the maximum dollar exposure to any one dealer is typically limited to $5 million.

         Home equity loans and home equity credit lines are extended at fixed or variable rates of interest and normally do not exceed 75% of the property's appraised value less the amount owing, if any, on a first mortgage. Home equity loans are repaid according to fixed monthly payments over a maximum term of ten years. Home equity credit lines require a monthly interest and principal payment based upon the outstanding balance. Home equity credit lines generally have five-year terms at which time the Bank may require payment in full or renew the loan for another five-year term. Amounts repaid are available for subsequent borrowing, subject to satisfactory loan performance.

         Home improvement loans are generally treated as home equity loans with a first or second mortgage lien securing the loan. A small number of home improvement loans are written as unsecured loans.

         The Bank has increased its emphasis in recent years on unsecured loans. These loans are underwritten according to strict guidelines, and loan officers generally have lower approval limits for unsecured loans than for secured loans.

         D&N is subject to various state and federal limitations on the maximum rates of interest it may charge on consumer and certain other loans. These limitations have not had a significant effect on D&N's consumer loan activities.

LOANS TO ONE BORROWER

         Under federal law, the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus. At December 31, 1996, the Bank's loans to one borrower limit was approximately $13.3 million. See "Regulation - Federal Savings Association Regulation". At December 31, 1996, the Bank had no loans to one borrower in excess of its lending limit.

CLASSIFIED ASSETS, LOAN DELINQUENCIES AND DEFAULTS

         The Bank's collection procedures provide that when a residential mortgage loan is 15 days past due, the borrower is contacted by mail and payment is requested. For loans secured by income producing property, the borrower is contacted by telephone when the loan is 15 days past due. If the delinquency continues, subsequent efforts are made by telephone and mail to contact the delinquent borrower. In certain instances, the Bank may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs. If the loan continues in a delinquent status for 90 days or more, the Bank generally initiates foreclosure proceedings.

         The process of non-judicial foreclosure in Michigan takes approximately six weeks. A sheriff's sale is then held at which the Bank normally bids for the purchase of the property. A conditional sheriff's deed is then awarded to the highest bidder, usually the Bank, and the customer is given six months (or in certain circumstances, one year) to redeem the conditional deed by repaying the bid amount in full. During this redemption period, the borrower may occupy and use the property as he sees fit. If he fails to redeem the sheriff's deed, then the Bank acquires clear title to the real estate and subsequently sells it to recover its investment. In most cases, it is not economical to obtain a deficiency judgment against the borrower if residential property is sold for less than the unpaid balance of the loan.

         The following table sets forth information concerning delinquent mortgage and other loans at December 31, 1996. The amounts presented represent the total remaining principal balances of the related loans (before reserves for losses), rather than the actual payment amounts which are overdue.

                                                                     Real Estate
                                                      ----------------------------------------
                                                                                 Income
                                                                                Producing
                                 Commercial              Residential             Property              Consumer
                              -----------------       -----------------     ------------------    -------------------
                              Number     Amount       Number     Amount     Number      Amount    Number       Amount
                              ------     ------       ------     ------     ------      ------    ------       ------
                                                            (Dollars in thousands)
 Loans delinquent for:
    30 - 59 days                --        $  --        128       $4,289       2         $1,116      517        $2,896
    60 - 89 days                 1           96         34        1,410       1            109      195           864
    90 days and over            --           --         58        3,047       5          2,724      145           658
                                --        -----        ---       ------       -         ------      ---        ------
    Total delinquent loans       1        $  96        220       $8,746       8         $3,949      857        $4,418
                                ==        =====        ===       ======       =         ======      ===        ======


         Federal regulations provide for the classification of loans and other assets such as debt and equity securities considered to be of lesser credit quality as "substandard," "doubtful" or "loss" assets. The regulation requires insured institutions to classify their own assets and to establish prudent general allowances for loan losses for assets classified "substandard" or "doubtful." For the portion of assets classified as "loss", an institution is required to either establish specific allowances for loan losses for assets of 100% of the amount classified or charge off such amount. In addition, the OTS may require the establishment of a general allowance for losses based on assets classified as "substandard" and "doubtful" or based on the general credit quality of the asset portfolio of an institution. At December 31, 1996, $10.4 million of the Bank's assets were classified as "substandard", $37,000 of such assets were classified as "doubtful" and $385,000 were classified as "loss". The Bank's classification of assets is consistent with OTS examination classifications.

         Hotels and motels account for $3.3 million of classified assets and apartments account for $4.3 million. The balance of classified assets consists of loans and real estate owned of various income producing properties, land, residential real estate and consumer loans. Classified assets amounting to $3.7 million, or 16% of total classified assets, are secured by real estate located in the state of California.

NONPERFORMING ASSETS AND RISK ELEMENTS

         Nonperforming assets, including other real estate owned, decreased to $8.1 million at December 31, 1996 compared to $9.7 million at December 31, 1995. The ratio of nonperforming assets to total assets was 0.55% at December 31, 1996 compared to 0.79% at December 31, 1995. Allowances for losses represented 136% of nonperforming assets at December 31, 1996.

         Loans are placed on nonaccrual status when the collection of principal and/or interest becomes doubtful. In addition, residential mortgage loans and income producing property loans are placed on nonaccrual status when the loan becomes 90 days or more contractually delinquent. All consumer loans more than 90 days delinquent are charged against the consumer loan allowance for loan losses. For 1996, the Bank would have recorded interest income of $558,000 if nonaccrual and restructured loans had performed in accordance with their original terms. The Bank recognized $6,000 of interest income on these loans in 1996. During 1996 and 1995, the amount of interest income on impaired loans was insignificant.

         The following table sets forth the amounts and categories of risk elements in Bank's loan portfolio:


                                                                               December 31
                                        March 31,    ------------------------------------------------------------------
                                          1997           1996        1995          1994         1993          1992
                                       ------------  ------------ ------------  ------------ ------------  ------------
                                                                (Dollars in thousands)
Nonaccruing loans . . . . . . . .       $ 4,488       $  6,621     $  8,225      $ 17,995     $ 30,102      $ 44,703
Accruing loans delinquent
    more than 90 days . . . . . .            --             --           24             5           13            --
Restructured loans  . . . . . . .            --             --           --            --          166           167
                                        -------       --------     --------      --------     --------      --------
    Total nonperforming loans . .         4,488          6,621        8,249        18,000       30,281        44,870
 Other real estate owned (OREO) .         1,226          1,470        1,452         6,520       13,312        11,186
                                        -------       --------     --------      --------     --------      --------
    Total nonperforming assets  .       $ 5,714       $  8,091     $  9,701      $ 24,520     $ 43,593      $ 56,056
                                        =======       ========     ========      ========     ========      ========
Nonperforming loans as a
    percentage of total loans . .          0.41%          0.62%        0.86%         2.17%        4.60%         6.05%
                                        =======       ========     ========      ========     ========      ========
Nonperforming assets as a
    percentage of total assets  .          0.37%          0.55%        0.79%         2.17%        4.04%         4.47%
                                        =======       ========     ========      ========     ========      ========
Allowance for loan losses as a
    percentage of nonperforming
    loans . . . . . . . . . . . .        244.81%        166.77%      122.21%        46.38%       38.21%        34.79%
                                        =======       ========     ========      ========     ========      ========
Allowances for loan and OREO losses
    as a percentage of
    nonperforming assets  . . . .        192.28%        136.47%      105.29%        35.40%       28.03%        30.08%
                                        =======       ========     ========      ========     ========      ========


OTHER REAL ESTATE OWNED

         Other real estate owned, net of reserves, totaled $1.5 million at December 31, 1996, compared with $1.3 million at December 31, 1995. Other real estate owned consisted of single family homes, multi-family dwelling units and commercial real estate. At foreclosure, real estate is recorded at estimated
fair value less disposal costs.   Any difference between estimated fair value
and the loan balance is charged to the allowance for loan losses.

         The largest asset in other real estate owned is a auto retail center located in Michigan. This asset has a carrying value of $743,000 at December 31, 1996.

OTHER LOANS OF CONCERN

         In addition to nonperforming assets, the Bank has other loans of concern aggregating $15.9 million. These are loans which are currently performing but which demonstrate a specific weakness or weaknesses which, if not corrected, could cause failure of the borrower and default. These loans are closely monitored by management, and as the weaknesses are corrected, may be reclassified as acceptable loans.

         Included in other loans of concern at December 31, 1996, are three income producing property loans totaling $4.7 million that have all paid as agreed but, for various reasons, indicate potential payment concerns.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established at levels considered appropriate based on management's judgment of potential losses in residential, income producing and consumer loan portfolios. The loan portfolios are reviewed at least quarterly for changes in performance, collateral value and overall quality. Allocated allowances are established for problem loans with expected losses, and in addition, allowances are established for unidentified potential losses. Regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based upon their judgment of the information available to them at the time of their examination. A $1.1 million provision for potential loan losses was made in 1996, compared to $2.4 million in 1995 and $100,000 in 1994. Management's judgment in determining the level of the allowance for loan losses is influenced by several factors during the quarterly reviews. These factors include, but are not limited to, past loan performance and loss experience, current economic and market conditions, collateral location and market values, industry and geographic concentrations and delinquency statistics and ratios. Management also considers the different levels of risk between income producing property loans, installment loans and one-to four-family residential loans. In addition, management considers the level of nonperforming assets and classified assets, the level of lending activity and the overall size of the loan portfolio.

         Income-producing property charge-offs were primarily due to writedowns of loans to estimated fair value. Consumer loan charge-offs increased somewhat, but charge-off ratios decreased as the consumer loan portfolio grew at a faster rate. See "Lending Activities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The following table sets forth an analysis of the Bank's allowance for loan losses:




                                                       Year Ended December 31
                                     ------------------------------------------------------------
                                        1996        1995        1994        1993          1992
                                     ---------  ----------- -----------  -----------  -----------
Balance at beginning of period        $ 10,081     $  8,349     $ 11,570    $ 15,611     $ 18,744
Charge-offs:
   Single family  . . . . . . .            314          169          110       1,136          329
   Income producing property  .             --        1,019        3,109       2,584        2,180
   Installment  . . . . . . . .          1,216          999          773         681        1,000
   Commercial . . . . . . . . .             --           --           --          --           --
                                      --------     --------     --------    --------     --------
                                         1,530        2,187        3,992       4,401        3,509
Recoveries:
   Single family  . . . . . . .              3          917            9          25           --
   Income producing property  .          1,098          245          300           8            3
   Installment  . . . . . . . .            290          357          362         327          256
   Commercial . . . . . . . . .             --           --           --          --           --
                                      --------     --------     --------    --------     --------
                                         1,391        1,519          671         360          259
Net charge-offs . . . . . . . .            139          668        3,321       4,041        3,250
Provision charged to operations          1,100        2,400          100         --           117
                                      --------     --------     --------    --------     --------
Balance at end of period  . . .       $ 11,042     $ 10,081     $  8,349    $ 11,570     $ 15,611
                                      ========     ========     ========    ========     ========
Net charge-offs as a percentage
  of average loans                       0.01%        0.07%        0.43%       0.59%        0.42%
                                      =======      =======      =======     =======      =======
Allowance for loan losses as a
  percentage of total loans              1.03%        1.05%        1.01%       1.76%        2.10%
                                      =======      =======      =======     =======      =======


         The following table summarizes the allocation of the allowance for loan losses by major categories at the dates indicated:



                                                                      December 31,
                           ---------------------------------------------------------------------------------------------------
                                  1996                1995                1994                 1993                1992
                           ------------------  ------------------  ------------------   ------------------  ------------------
                                     Percent             Percent             Percent              Percent             Percent
                                     of Loans            of Loans            of Loans             of Loans            of Loans
                           Amount    to Total  Amount    to Total  Amount    to Total   Amount    to Total  Amount    to Total
                           ------    --------  ------    --------  ------    --------   ------    --------  ------    --------
                                                                 (Dollars in thousands)
Residential mortgages  .    $   859      57%     $ 1,170     63%      $  813     63%     $   429     60%      $   380     63%
Mortgages on income
  producing property   .      6,314      10        6,115     11        6,423     17        9,617     19        13,353     21
Commercial loans   . . .        400       1          400      1           --     --           --     --            --     --
Consumer loans   . . . .      3,469      32        2,396     25        1,113     20        1,524     21         1,878     16
                            -------     ---      -------    ---       ------    ---      -------    ---       -------    ---
         Total   . . . .    $11,042     100%     $10,081    100%      $8,349    100%     $11,570    100%      $15,611    100%
                            =======     ===      =======    ===       ======    ===      =======    ===       =======    ===

INVESTMENT ACTIVITIES

         Federal savings institutions have authority to invest in various types of liquid assets, including U.S. Treasury obligations and securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Federal savings institutions are also permitted to invest in any account at a federally insured institution.

         Federal savings institutions may also invest a portion of their assets in certain commercial paper and corporate debt securities. They are also authorized to invest in mutual funds whose assets conform to the type of investment that a federal savings institution is authorized to make directly. There are various restrictions on the foregoing investments. For example, the commercial paper must be appropriately rated by at least two national investment rating services and the corporate debt securities must be appropriately rated in one of the two highest rating categories by at least one such service. In addition, the commercial paper must mature within nine months of issuance. Moreover, a federal savings institution's total investment in the commercial paper and corporate debt securities of any one issuer may not exceed the loans to one borrower limitation applicable to the savings institution, except that a federal savings institution may invest up to 5% of its assets in the shares of any appropriate mutual fund. At December 31, 1996, the Bank was in compliance with all such requirements.

         The Bank has invested in various securities which are acquired in the capital markets. These investments consist of loans, mortgage-backed securities, corporate debt securities and derivative mortgage instruments. Investments were funded with advances from the FHLB and short-term borrowings, primarily in the form of reverse repurchase agreements, and retail deposits. Various combinations of techniques and instruments, including interest rate exchange agreements, interest rate caps, interest rate floors, collateralized mortgage obligation residuals, interest only stripped mortgage-backed securities and principal only stripped mortgage-backed securities, have been used in an attempt to provide adequate and relatively stable returns over a variety of interest rate environments. The investments and financings are structured based upon forecasts of mortgage loan repayments for loans and mortgage-backed securities. If mortgage loan repayments differ significantly from the level upon which the investment was made, the interest rate spread and market value may be reduced.

         As a member of the FHLB System, the Bank must maintain minimum levels of liquid assets specified by federal regulations which vary from time to time. See "Regulation -- Federal Home Loan Bank System." Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to return on loans.

         Historically, the Bank has maintained liquid assets above the minimum requirements imposed by federal regulations and at a level believed adequate to meet requirements of normal daily activities, repayment of maturing debt and potential deposit outflows. Cash flow is regularly reviewed and updated to maintain adequate liquidity. For the month of December 1996, the Bank's average liquidity ratio (liquid assets as a percentage of net withdrawable deposits and current borrowings) was 6.6%, which was in excess of regulatory requirements.

         The following table sets forth information concerning the Bank's
investment securities at the dates indicated.   See also Note D of Notes to
Consolidated Financial Statements for additional information regarding the contractual maturities and weighted average yields of the Bank's investment securities.


                                                                             December 31,
                                             --------------------------------------------------------------------------
                                                     1996                        1995                       1994
                                             ----------------------      --------------------     ---------------------
                                              Book         Market         Book         Market       Book        Market
                                              Value         Value         Value        Value       Value         Value
                                             --------      --------      -------      -------     -------       -------
                                                                            (In thousands)
U.S. Treasury and government
  agencies and corporations . . .            $ 40,757      $ 40,801      $35,100      $35,229     $ 7,819       $ 7,819
U.S. Treasury available for sale               57,996        58,000       40,656       40,899      61,979        61,536
Valuation allowance . . . . . . .                   4            --          244           --        (443)           --
                                             --------      --------      -------      -------     -------       -------
                                               98,757        98,801       76,000       76,128      69,355        69,355
Investment in Federal Home Loan
  Bank stock  . . . . . . . . . .              19,959        19,959       19,953       19,953      19,937        19,937
Other equity securities . . . . .                  23            23          186          186          85            85
Other equity securities available
  for sale  . . . . . . . . . . .               1,032         1,038          110          298          14            14
Valuation allowance . . . . . . .                   6            --          187           --          --            --
                                             --------      --------      -------      -------     -------       -------
                                             $119,777      $119,821      $96,436      $96,565     $89,391       $89,391
                                             ========      ========      =======      =======     =======       =======


         The book value and market value of investment securities at December 31, 1996, by maturity ranges, were as follows:



                                                                                                       Weighted
                                                                                 Market                 Average
                                                           Book Value             Value                  Yield
                                                           ----------           ----------           -------------
                                                                            (Dollars in thousands)
U.S. Treasury and government agencies
    and corporate securities maturing:
In one year or less . . . . . . .                             $ 74,121             $ 74,124                 5.71%
After one year through five years                               24,632               24,677                 6.07
Valuation allowance . . . . . . .                                    4                   --                   --
                                                              --------             --------                 ----
                                                                98,757               98,801                 5.80
Equity securities . . . . . . . .                               21,014               21,020                 7.72
Valuation allowance . . . . . . .                                    6                   --                   --
                                                              --------             --------                 ----
                                                              $119,777             $119,821                 6.14%
                                                              ========             ========                 ====


SOURCE OF FUNDS

         General. Deposits are an important source of the Bank's funds for use in lending and for other general business purposes. In addition to deposits, the Bank derives funds from loan repayments, advances from the FHLB of Indianapolis and other borrowings, and at times has derived funds from reverse repurchase agreements and loan and securities sales. Scheduled loan repayments are a relatively stable source of funds, while loan prepayments and deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used to compensate for reductions in normal sources of funds, such as deposit inflows at less than projected levels or deposit outflows, or to support expanded activities. Historically, the Bank has borrowed primarily from the FHLB of Indianapolis, through institutional reverse repurchase agreements and, to a lesser extent, from other sources.

         Deposit Activities. The Bank attracts both short-term and long- term deposits from the general public by offering a wide assortment of accounts and rates. In recent years, market conditions have required the Company to rely increasingly on short-term accounts that are more responsive to market interest rates. The Bank offers regular savings accounts, checking accounts, various money market accounts, fixed interest rate certificates with varying maturities, negotiated rate certificates of deposit of $100,000 or above ("Jumbo CDS") and individual retirement accounts.

         The composition of the Bank's deposits at the end of recent periods is set forth in Note I of Notes to Consolidated Financial Statements. At December 31, 1996, the Bank had no brokered deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, the Bank believes that, based on its experience over the past five years, its savings accounts are stable sources of deposits.


                                                                        December 31,
                                        ---------------------------------------------------------------------------
                                                  1996                      1995                     1994
                                        ------------------------  -------------------------  ----------------------
                                                       Percent                    Percent                   Percent
                                                          of                        of                        of
                                        Amount          Total      Amount          Total      Amount         Total
                                        ------         -------     ------         -------     ------        -------
                                                                  (Dollars in thousands)
Regular Accounts:
  Savings accounts,
    1.75% - 5.07% . . . . . . .        $149,226         15.48%    $149,728         16.22%    $130,297        15.93%
  Checking and NOW accounts,
    0.00% - 1.50% . . . . . . .         107,550         11.16       91,621          9.93       91,484         11.19
  Money market accounts,
    variable  . . . . . . . . .          89,321          9.26       86,080          9.33       95,573         11.69
                                       --------        ------     --------        ------      -------        ------
          Total regular accounts        346,097         35.90      327,429         35.48      317,354         38.81
 Certificates:
    0.00 - 2.99%  . . . . . . .           9,864          1.02        6,218          0.67       15,697          1.92
    3.00 - 4.99%  . . . . . . .          74,620          7.74       67,887          7.36      264,075         32.30
    5.00 - 6.99%  . . . . . . .         476,651         49.44      443,782         48.08      150,810         18.44
    7.00 - 8.99%  . . . . . . .          52,073          5.40       59,847          6.48       51,327          6.28
    9.00 - 10.99% . . . . . . .           3,894          0.40       16,310          1.77       16,671          2.04
   11.00 - 12.99% . . . . . . .              --            --           --            --          450          0.05
                                       --------        ------     --------        ------      -------        ------
      Total certificates  . . .         617,102         64.00      594,044         64.36      499,030         61.03
 Accrued interest . . . . . . .             934          0.10        1,459          0.16        1,290          0.16
                                       --------        ------     --------        ------      -------        ------
      Total deposits  . . . . .        $964,133        100.00%    $922,932        100.00%    $817,674        100.00%
                                       ========        ======     ========        ======     ========        ======

         The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and has allowed it to respond with flexibility (by paying rates of interest more closely approximating market rates of interest) to, although not eliminate the threat of, disintermediation (the flow of funds away from depository institutions such as savings institutions into direct investment vehicles such as government and corporate securities). In addition, the Bank has become much more subject to short-term fluctuations in deposit flows. The ability of the Bank to attract and maintain deposits, and its cost of funds, have been, and will continue to be, significantly affected by money market conditions.

         The following table sets forth the deposit flows at D&N during the periods indicated.


                                                     Year Ended December 31,
                                       ------------------------------------------------
                                           1996              1995               1994
                                       ------------       -----------       -----------
                                                        (In thousands)
Opening balance . . . . . . . .        $    922,932       $   817,674       $   844,012
Deposits  . . . . . . . . . . .           2,425,493         1,992,613         1,741,646
Withdrawals . . . . . . . . . .          (2,422,882)       (1,922,325)       (1,794,778)
Interest credited . . . . . . .              39,115            34,801            27,579
Accrued interest  . . . . . . .                (525)              169              (785)
                                       ------------       -----------       -----------
Ending balance  . . . . . . . .        $    964,133       $    22,932       $   817,674
                                       ============       ===========       ===========


         The following table sets forth the change in dollar amount of deposits in the various types of deposit programs offered by the Bank for the periods indicated.



                                                      Year Ended December 31,
                                       -------------------------------------------------
                                            1996             1995              1994
                                       --------------   --------------    --------------
                                                         (In thousands)
Savings accounts  . . . . . . .            $   (502)         $ 19,431         $(10,022)
Checking and NOW accounts . . .              15,929               137             (640)
Money market accounts . . . . .               3,241            (9,493)         (20,754)
Certificates with maturities:
  7 to 91 days  . . . . . . . .               8,319            (2,162)          (2,120)
  92 days to 6 months . . . . .               1,133            12,448          (32,418)
  6 months to 1 year  . . . . .              33,200            21,925          (10,708)
  1 year to 1 1/2 years . . . .              16,156            15,004            6,858
  1 1/2 years to 3 years  . . .             (15,179)           34,840           44,249
  3 years to 10 years   . . . .             (26,232)            7,655           (2,432)
Negotiable rate certificates  .               5,661             5,304            2,434
                                           --------          --------         --------
  Increase (decrease) . . . . .              41,726           105,089          (25,553)
Change in accrued interest  . .                (525)              169             (785)
                                           --------          --------         --------
  Total increase (decrease) . .            $ 41,201          $105,258         $(26,338)
                                           ========          ========         ========

         The following table shows rate and maturity information for the Bank's deposits as of December 31, 1996.


                                                                                 Interest Rate Range -- Certificates
                                                                ------------------------------------------------------------------
                                                                   0.00          3.00         5.00          7.00            9.00
                                                       Percent      to            to           to            to              to
                                         Amount       of Total     2.99%         4.99%        6.99%         8.99%          10.99%
                                        -------       --------    -------       -------      --------      -------         ------
                                                                                   (Dollars in thousands)
   Savings accounts  . . . . . . .     $149,226         15.48%    $   --       $    --        $           $    --        $   --
   Checking and NOW accounts . . .      107,550         11.16         --            --              --         --            --
   Money market accounts   . . . .       89,321          9.26         --            --                         --            --
                                       --------        ------     ------       -------        --------    -------        ------
                                        346,097         35.90         --            --              --         --            --
   Certificate accounts
     maturing in quarter ending:
   03/31/97  . . . . . . . . . . .      136,674         14.17      3,324        37,974          84,136     11,234             6
   06/30/97  . . . . . . . . . . .      117,589         12.19      2,358        16,141          93,583      5,420            87
   09/30/97  . . . . . . . . . . .       61,958          6.42      1,536         8,369          51,149        904            --
   12/31/97  . . . . . . . . . . .       76,529          7.93        984         3,370          70,858      1,246            71
   03/31/98  . . . . . . . . . . .       43,264          4.49        623         1,910          35,039      5,596            96
   06/30/98  . . . . . . . . . . .       50,587          5.25        553         1,722          41,753      6,444           115
   09/30/98  . . . . . . . . . . .       43,338          4.50        153         1,447          38,513      3,115           110
   12/31/98  . . . . . . . . . . .       21,935          2.28         31           999          17,019      3,684           202
   03/31/99  . . . . . . . . . . .       11,524          1.20         66         1,016           5,077      3,700         1,665
   06/30/99  . . . . . . . . . . .        8,658          0.90        101           520           3,652      2,933         1,452
   09/30/99  . . . . . . . . . . .        2,693          0.28         --           346           1,857        400            90
   12/31/99  . . . . . . . . . . .        3,020          0.31         60           150           2,537        273            --
   Maturity over 3 years . . . . .       39,333          4.08         75           656          31,478      7,124            --
                                       --------        ------     ------       -------        --------    -------        ------
        Total  . . . . . . . . . .     $617,102         64.00     $9,864       $74,620        $476,651    $52,073        $3,894
                                                                  ======       =======        ========    =======        ======

   Interest accrued  . . . . . . .          934          0.10
                                       --------        ------

        Total deposits . . . . . .     $964,133        100.00%
                                       ========        ======


         The following table shows the scheduled maturities of certificates of deposit of $100,000 or greater as of December 31, 1996.


                                                                           December 31, 1996
                                                                           -----------------
                                                                             (In thousands)
                              Certificates with maturities:
                              Three months or less  . . . . . . . . . .           $ 30,059
                              Over three through six months . . . . . .             13,868
                              Over six through twelve months  . . . . .             17,291
                              Over twelve months  . . . . . . . . . . .             17,892
                                                                                  --------
                                   Total  . . . . . . . . . . . . . . .           $ 79,110
                                                                                  ========

     Borrowings. The FHLB of Indianapolis functions as a central reserve bank, providing credit for savings institutions within its assigned region. As a member of the FHLB of Indianapolis, D&N is required to own capital stock in the FHLB of Indianapolis and is authorized to apply for advances on the security of such stock and certain of its residential mortgage loans and other assets (principally, securities which are obligations of, or guaranteed by, the United States) provided certain standards related to creditworthiness have been met. See "Regulation -- Federal Home Loan Bank System." FHLB advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. The FHLB of Indianapolis prescribes the acceptable uses to which the advances pursuant to each program may be made as well as limitations on the size of advances. Depending on the program limitations, the amount of advances are generally based on the FHLB of Indianapolis' assessment of the institution's creditworthiness. The FHLB of Indianapolis is required to review its credit limitations and standards at least once every six months. The Bank utilizes borrowings, in part, to fund increases in loan demand.

     The Bank has entered into reverse repurchase agreements with major investment bankers utilizing government securities or various mortgage instruments as collateral. These reverse repurchase agreements are generally utilized in connection with the Bank's investments. See "Investment Activities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The following table sets forth the maximum month-end and average balance of FHLB advances, securities sold under agreements to repurchase and other borrowings as of the dates indicated.


                                                                                    Year Ended December 31,
                                                                         -----------------------------------------------
                                                                            1996             1995              1994
                                                                         ------------     ------------      ------------
                                                                                       (In thousands)
                Maximum Balance:
                  Advances from FHLB  . . . . . . . . . .                  $338,003         $226,003          $186,003
                  Securities sold under agreements
                    to repurchase . . . . . . . . . . . .                    74,621           52,579            54,911
                  Other borrowings  . . . . . . . . . . .                    13,385           12,368            17,213

                Average Balance:
                  Advances from FHLB  . . . . . . . . . .                   259,694          200,770           123,710
                  Securities sold under
                    agreements to repurchase  . . . . . .                    40,095           24,020            17,284
                  Other borrowings  . . . . . . . . . . .                     9,720           11,504            14,423

     The following table sets forth certain information as to the Bank's FHLB advances, securities sold under agreements to repurchase and other borrowings at the dates indicated. See also Note K of Notes to Consolidated Financial Statements.


                                                                                            At December 31,
                                                                            -----------------------------------------------
                                                                               1996              1995             1994
                                                                            ------------      ------------     ------------
                                                                                        (Dollars in thousands)
          Advances from FHLB  . . . . . . . . . . . . . . . . . .              $338,003          $206,003          $186,003
          Securities sold under agreements to repurchase  . . . .                58,040                --            28,627
          Other borrowings  . . . . . . . . . . . . . . . . . . .                 7,994            10,292            12,326
                                                                               --------          --------          --------
            Total borrowings  . . . . . . . . . . . . . . . . . .              $404,037          $216,295          $226,956
                                                                               ========          ========          ========
          Weighted average interest
            rate of advances from FHLB  . . . . . . . . . . . . .                  5.59%             5.82%             6.03%

          Weighted average interest rate of securities sold under
            agreements to repurchase  . . . . . . . . . . . . . .                  5.66                --              6.29

          Weighted average interest rate of other borrowings   . .                 9.76              9.59             10.00

          Weighted average interest rate of total borrowings   . .                 5.68              6.00              6.28


     The following table sets forth the Bank's maturity and rate structure of FHLB advances as of December 31, 1996.


                                                                                            Weighted
                                                                                             Average
                                                                            Rate             Amount
                                                                        ------------      -------------
                                                                              (Dollars in thousands)
                        Matures within:
                           One year . . . . . . . . . . . . . . . .        5.52%             $251,000(1)
                           Two years  . . . . . . . . . . . . . . .        5.77                43,000
                           Three years  . . . . . . . . . . . . . .        5.84                43,000
                           Four years . . . . . . . . . . . . . . .          --                    --
                           Thereafter . . . . . . . . . . . . . . .        4.00                 1,003
                                                                           ----              --------
                        Total FHLB advances . . . . . . . . . . . .        5.59%             $338,003
                                                                           ====              ========

           -----------------
           (1)  Includes variable rate advances which adjust quarterly.


SERVICE CORPORATION ACTIVITIES

     The Bank is permitted to invest an amount equal to 2% of its assets (excluding those of its subsidiaries) in its service corporations. Up to an additional 1% of assets may be invested in service corporations provided that such amount is used for certain types of community development projects. In addition, federal regulations permit institutions to make specified types of loans to such subsidiaries (other than special-purpose finance subsidiaries) in which the institution owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the institution's total capital as defined below. As of December 31, 1996, the Bank's investment in stock of and loans to its subsidiaries (other than its special-purpose finance subsidiary) was in compliance with the regulations and totaled $4.3 million. A federal institution may also invest up to 30% of its assets in special-purpose finance subsidiaries established and operated in accordance with federal regulations. The Bank's investment in its special purpose finance subsidiary, D&N Funding I Corp., was in compliance with these regulations at December 31, 1996. Federal law imposes special capitalization requirements on savings institutions such as the Bank which are engaged in activities through a subsidiary that are not permissible for national banks. See "Regulation -- Regulatory Capital Requirements." The following is a description of the Bank's service corporations.

     D&N Enterprises, Inc. ("Enterprises") was formed in 1972 for the purpose of developing real estate through joint venture arrangements. At December 31, 1996, the Company had a $300,000 investment in Enterprises and loans totaling approximately $1.4 million to the subsidiary.

     Enterprises entered into the Cumberland Joint Venture in February 1989 to acquire land (73 acres) and to develop the land into 168 residential building sites in Rochester Hills, Michigan. Enterprises sold this property in two separate transactions in 1993 and 1994 and provided financing to the new borrowers at market rates and terms. The sales resulted in a total gain of $662,000 recognized in 1994.

     Enterprises entered into the Northside Joint Venture in March 1989 to acquire and develop commercial sites in Shelby Township, Michigan. Enterprises is in the process of marketing this property in its entirety.

     D&N Holdings, Inc. ("Holdings") was formed in 1985 and is involved in the sale of mortgage life insurance through its investment in Minnesota Mutual Life Insurance Company ("MIMLIC") and also offers insurance products and annuity contracts through Quincy Insurance Agency, Inc., a subsidiary of Holdings formed in 1995. In Michigan, MIMLIC's mortgage life insurance policies are marketed and sold primarily through Michigan savings institutions. At December 31, 1996, D&N's investment in Holdings totaled approximately $200,000.

     Mortgage Banking. On May 1, 1984, D&N established a mortgage banking operation through a subsidiary, D&N Mortgage Corporation ("DNMC"). This subsidiary was relatively dormant from 1992 until 1995. Since restarting operations, D&N Mortgage Corporation has originated loans mainly for the Bank's portfolio. D&N Mortgage Corporation currently has four origination offices located in Michigan's lower peninsula in the cities of Grand Rapids, Hastings, West Bloomfield and St. Joseph. At December 31, 1996, the Bank had $2.4 million invested in this subsidiary.

     Finance Subsidiary. In 1986, D&N incorporated a special-purpose finance subsidiary, D&N Funding I Corp. ("Funding"). Funding was established solely for the purpose of issuing collateralized mortgage obligations ("CMOs"). In August 1986, Funding pledged $61.5 million in principal amount of FHLMC participation certificates to collateralize the issuance and sale of the CMOs from which the Bank received $56.4 million in net proceeds. The CMOs were sold through a third party conduit and were secured by the pledge of the participation certificates. D&N reinvested the proceeds from the sale of the CMOs in residential and commercial mortgage loans.

COMPETITION

     At December 31, 1996, the Bank ranked second among all savings institutions headquartered in the State of Michigan with respect to total assets. D&N is the largest financial institution based in the Upper Peninsula of Michigan.

     D&N experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the ability to offer attractive rates, the availability of convenient office locations and the range and quality of services offered.

     Direct competition for deposits comes from other savings institutions, credit unions and commercial banks. Additional significant competition for deposits comes from money market mutual funds and corporate and government securities. The primary factors in competing for loans are interest rates, loan origination fees and the range of services offered. Competition for origination of real estate loans and consumer loans normally comes from other savings institutions, credit unions, commercial banks, mortgage bankers, mortgage brokers and insurance companies.

     The deposit programs of savings institutions such as the Bank compete with government securities, money market mutual funds and other investment alternatives. Legislative and regulatory action has increased competition between savings institutions and other financial institutions, such as commercial banks, by expanding the ranges of financial services that may be offered by savings institutions such as interest bearing checking accounts, trust services and consumer loan products, while reducing or eliminating the difference between savings institutions and commercial banks with respect to long-term lending authority, taxation and maximum rates of interest that may be paid on savings deposits.

EMPLOYEES

     At December 31, 1996, the Bank had 526 employees, including 87 part-time employees. Management considers its relations with its employees to be satisfactory. The Bank's employees are not represented by any collective bargaining group.

     The Bank currently maintains a comprehensive employee benefit program providing, among other benefits, a 401(k) plan with an Employee Stock Ownership Program, hospitalization and major medical insurance, paid sick leave, long-term disability insurance and life insurance. The Bank terminated the pension plan and disbursed all of the assets in 1996. In connection with acquisitions of five savings and loan institutions in 1980, 1982, 1986, 1988, and 1996 employees of these institutions were made eligible to participate in the Bank's benefit programs and were given full credit for all years of service under prior plans of the acquired institutions.

                                   REGULATION

GENERAL

     The Bank is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Bank is subject to broad federal regulation and oversight extending to all operations. The Bank is a member of FHLB of Indianapolis and is subject to certain limited regulation by the Federal Reserve Board. As the savings and loan holding company of the Bank, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings institutions. The Bank is a member of the SAIF, and the deposits of the Bank are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over the Bank. Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

FEDERAL REGULATION

     The OTS has extensive authority over the operations of savings institutions. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examinations of the Bank were as of June 30, 1996. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves.

     The OTS has established a schedule for the assessment of fees upon all savings institutions to fund the operations of the OTS. The general assessment, to be paid on a semi-annual basis, is based upon the savings institution's total assets as reported in the institution's latest quarterly thrift financial report. The Bank's OTS assessment for the fiscal year ended December 31, 1996, was $239,000.

     The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank and the Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

     In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings institutions are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions.

     The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 1996, the Bank's lending limit under this restriction was $13.3 million. The Bank is in compliance with the loans-to-one-borrower limitation.

     The OTS, as well as the other federal banking agencies, has adopted safety and soundness standards on matters such as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards.
No assurance can be given as to the final form of the proposed regulations.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

     The Bank is a member of the SAIF, which is administered by the FDIC. Savings deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

     The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

     The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. In addition, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

     As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio, the

FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to 0.31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to .27% with a minimum annual assessment of $2,000. The SAIF rates, however, were not adjusted.

     Due to the shrinking deposit base for SAIF assessments and the requirement that SAIF premiums be used to make the interest payments on bonds issued by the Financing Corporation ("FICO") in order to finance the costs of resolving thrift failures in the 1980s, the SAIF would not attain the designated reserve ratio until the year 2002. As a result, SAIF insured members would generally be subject to higher deposit insurance premiums than BIF members until, all things being equal, the SAIF attains the required reserve ratio.

     In order to help eliminate this disparity and any competitive disadvantage due to disparate deposit insurance premium schedules, legislation to recapitalize the SAIF was enacted on September 30, 1996.

     The legislation required a special one-time assessment of approximately
65.7 cents per $100 of SAIF deposits held by the Bank at March 31, 1995. D&N recognized the one-time special assessment in a tax affected charge to earnings of approximately $3.6 million during the quarter ended September 30, 1996. The legislation is intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits will be charged FDIC premiums at the same rate beginning October 1, 1996.

     D&N, however, will continue to be subject to an assessment to fund repayment of the FICO bond obligation of 6.5 cents per $100 of deposits while BIF insured institutions will pay 1.3 cents per $100 of deposits until the year 2000 when the assessment will be imposed at the same rate on all FDIC insured institutions.

REGULATORY CAPITAL REQUIREMENTS

     Federally insured savings institutions, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

     The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of mortgage servicing rights
(MSRs) must be deducted from tangible capital. At December 31, 1996, the Bank had $1,443,000 of unamortized MSRs, none of which was required to be deducted from tangible capital.

     The OTS regulations establish special capitalization requirements for savings institutions that own subsidiaries. Under these regulations certain subsidiaries are consolidated for capital purposes and others are excluded from assets and capital. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the institution's level of ownership, including the assets of includable subsidiaries in which the institution has a minority interest that is not consolidated for GAAP purposes. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital, with a transition period ending on July 1, 1996, for investments made before April 12, 1989. At December 31, 1996, the Bank had approximately $1.7 million net investment in subsidiaries that will be excluded from capital pursuant to this transition rule.

     At December 31, 1996, the Bank had tangible capital of $76.0 million, or 5.11% of adjusted total assets, which is approximately $53.7 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

     The capital standards also require core capital equal to at least 3% of adjusted total assets (as defined by regulation). Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio.

     At December 31, 1996, the Bank had core capital equal to $76.0 million, or 5.11% of adjusted total assets, which is $31.4 million above the minimum leverage ratio requirement of 3% as in effect on that date.

     Pursuant to OTS guidelines the total amount of preferred stock that may be included in core capital should not exceed 25% of the institution's total core capital including the preferred stock. The OTS also has the discretion to exclude preferred stock from core capital inclusion if it concludes that the stock ceases to provide meaningful capital support and a realistic ability to absorb losses or otherwise raises supervisory concerns as a result of, among other things, the capital mix or asset structure of the institution.

     The OTS risk-based requirement requires savings institutions to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 1996, the Bank had $10.7 million of general loss reserves which could be counted as supplementary capital.

     Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. The Bank had no such exclusions from capital and assets at December 31, 1996.

     In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one-to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC.

     OTS regulations also require that every savings institution with more than normal interest rate risk to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings institution, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings institutions may appeal an interest rate risk deduction determination. The OTS is uncertain as to when this evaluation may be completed. Any savings institution with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. The Bank does not expect the rule to have a significant effect on its calculation of total capital.

     On December 31, 1996, the Bank had total capital of $86.7 million (including $76.0 million in core capital and $10.7 million in qualifying supplementary capital) and risk-weighted assets of $871.7 million (including $45.7 million in converted off-balance sheet assets); or total capital of 9.94% of risk-weighted assets. This amount was $16.9 million above the 8% requirement in effect on that date.

     The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against institutions that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized institution" (generally defined to be one with less than either a 4% core ratio, a 4% Tier 1 risk-based capital ratio or an 8% risk-based capital ratio). Any such institution must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions, discussed below, that are applicable to significantly undercapitalized institutions.

     As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

     Any savings institution that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of conservator or a receiver.

     If the OTS determines that an institution is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice, it is authorized to reclassify a well-capitalized institution as an adequately capitalized institution and if the institution is adequately capitalized, to impose the restrictions applicable to an undercapitalized institution. If the institution is undercapitalized, the OTS is authorized to impose the restrictions applicable to a significantly undercapitalized institution.

     The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on the Bank's operations and profitability.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

     OTS regulations impose various restrictions on institutions with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an institution from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the institution would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

     Generally, institutions such as the Bank, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Bank may pay dividends in accordance with this general authority.

     Savings institutions that will meet their current minimum capital requirement following a proposed capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during the 30-day period based on safety and soundness concerns. See " -- Regulatory Capital Requirements."

     The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal, a savings institution may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern and would remain adequately capitalized (as defined in the OTS prompt corrective action regulation) following the proposed distribution. Savings institutions that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings institution may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

LIQUIDITY

     All savings institutions, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 5%.

     In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the institution's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon institutions for violations of either liquid asset ratio requirement. At December 31, 1996, the Bank was in compliance with both requirements, with an overall liquid asset ratio of 6.6% and a short-term liquid asset ratio of 3.7%.

ACCOUNTING

     An OTS policy statement applicable to all savings institutions clarifies and reemphasizes that the investment activities of a savings institution must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, available for sale or trading) with appropriate documentation. The Bank is in compliance with these rules.

     The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

QUALIFIED THRIFT LENDER TEST

     All savings institutions, including the Bank, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets as defined by regulation in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At December 31, 1996, the Bank met the test and has always met the test since its inception.

     Any savings institution that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If the institution does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the Bank Insurance Fund. If an institution that fails the test has not yet requalified and has not converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any institution that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See " -- Holding Company Regulation."

COMMUNITY REINVESTMENT ACT

     Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

     The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in 1995 and received a rating of "Satisfactory".

TRANSACTIONS WITH AFFILIATES

     Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions are restricted to a percentage of the institution's capital. Affiliates of the Bank include the Company and any company which is under common control with the Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Bank's subsidiaries are not deemed affiliates; however, the OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

     Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

HOLDING COMPANY REGULATION

     The Holding Company is a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

     As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings institution as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings institution) would become subject to such restrictions unless such other institutions each qualify as a QTL and were acquired in a supervisory acquisition.

     If the Bank fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See " -- Qualified Thrift Lender Test."

     The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured institution. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings institutions in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings institution.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At December 31, 1996, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "--Liquidity."

     Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB of Indianapolis, which is one of 12 regional FHLBs, that administer the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of Indianapolis. At December 31, 1996, the Bank had $20.0 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 8.22% and were 7.84% for calendar year 1996.

     Under federal law the FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderate priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

     For the year ended December 31, 1996, the dividends paid by the FHLB of Indianapolis to the Bank totaled $1.6 million. The $394,000 dividend received for the quarter ended December 31, 1996 reflects an annualized rate of 7.89%.

FEDERAL AND STATE TAXATION

     The Holding Company and its subsidiaries file a consolidated federal income tax return on a calendar year basis using the accrual method of accounting.

     Savings institutions, such as the Bank, were permitted to establish reserves for bad debts and make annual additions thereto which could be taken as a deduction in computing taxable income for federal income tax purposes. This tax bad debt reserve method available to thrifts institutions was repealed for tax years beginning after 1995. As a result, the Bank was required to change from the reserve method to the specific charge-off method to compute its bad debt deduction. Basically, repeal of the thrift bad debt reserve method puts large thrifts, such as the Bank, on the tax method used by large commercial banks.

     Upon repeal, the Bank is required to recapture into income the portion of its bad debt reserves (other than the supplemental reserve) that exceeds its base year reserves (i.e. its tax reserves for the last tax year beginning before 1988). The recapture amount resulting from the change in the Bank's method of accounting for its bad debt reserves is taken into taxable income ratably (on a straight-line basis) over a six-year period.

     The base year reserve is frozen, not forgiven. Certain events can still trigger a recapture of the base year reserve. For example, while the base year reserve will not be recaptured if the thrift converts to a bank charter or is merged into a bank, it will be recaptured if the thrift ceases to qualify as a bank for federal income tax purposes. The base year reserves also remain subject to income tax penalty provisions which, in general, require recapture upon certain stock redemptions of, and excess distributions to, shareholders.

     In addition to the regular income tax, corporations, such as the Holding Company, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income.

     The Holding Company and its consolidated subsidiaries have been audited or their books closed without audit by the IRS with respect to consolidated federal income tax returns through December 31, 1993. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of open returns (including returns of subsidiaries and predecessors of, or entities merged into, the Holding Company) would not result in a deficiency which could have a material adverse effect on the financial condition of the Holding Company and its consolidated subsidiaries. See Note L of Notes to Consolidated Financial Statements.

     During the third quarter of 1996, the Bank recognized an adjustment to its balance of deferred tax assets following the enactment in August of federal legislation which resolved the recapture status of previously allowed accelerated deductions for bad debts. Thrift institutions such as the Bank had been permitted to deduct a portion of their income as bad debt allowances. This practice was more advantageous than the specific-loss method of deduction which was mandated for other classes of financial institutions. The opportunity to use the percentage-of-income method expired in 1995, but the status of previously accelerated deductions remained in question until the 1996 legislation was enacted. The presence of unresolved prior deductions was felt to be hindrance to evolution and consolidation of the financial services industry because thrift institutions that had recorded such accelerated deductions were required to repay them before charter conversions or acquisitions by non-thrift institutions could be approved. The new legislation required that accelerated deductions recorded after 1987 would have to be repaid, but forgave that portion of institutions' accelerated loan loss deductions that were recorded before 1988.

     Michigan Taxation. The State of Michigan imposes a tax on intangible personal property in the amount of $.20 per $1,000 of deposits of a savings bank or a savings and loan institution less deposits owed to the federal or Michigan state governments, their agencies or certain other financial institutions. The Michigan intangibles tax is being phased out over four years until the tax is fully repealed effective January 1, 1998. The State of Michigan also imposes a "Single Business Tax." The Single Business Tax is a value-added type of tax for the privilege of doing business in the State of Michigan. The major components of the Single Business Tax are federal taxable income, compensation and depreciation as increased by net operating loss carryforwards, if any, utilized in arriving at federal taxable income, and decreased by the cost of acquisition of tangible assets during the year. The tax rate is 2.30% of the Michigan adjusted tax base.

PROPERTIES

     Offices. The following table sets forth information with respect to D&N offices as of December 31, 1996.

                                                       Owned                                  Date
                                                        or                                 Acquired or       Net
                Office Locations                      Leased    Lease Expiration Date      Constructed    Book Value
                ---------------------------------    --------   ---------------------      -----------    ----------
                MAIN OFFICE:

                400 Quincy Street
                Hancock, Michigan . . . . . . . .        Owned            --                      1972      $2,989,880

                BRANCH OFFICES:

                1000 S. Carpenter Street
                Iron Mountain, Michigan . . . . .        Owned            --                      1968         289,797

                1930 U.S. 41, West
                Marquette, Michigan . . . . . . .        Owned            --                      1976       1,474,559

                2325 Ludington Street
                Escanaba, Michigan  . . . . . . .        Owned            --                      1975         323,553

                501 Court Street
                Sault Ste. Marie, Michigan  . . .        Owned            --                      1980         336,286

                U.S. 41
                Ishpeming, Michigan . . . . . . .        Owned            --                      1978         194,272

                1015 Tenth Street
                Menominee, Michigan . . . . . . .        Owned            --                      1976         258,730

                100 S. Suffolk Street
                Ironwood, Michigan  . . . . . . .        Owned            --                      1982         261,358

                330 Fifth Street
                Calumet, Michigan . . . . . . . .        Owned            --                      1980          83,022

                                                       Owned                                  Date
                                                        or                                 Acquired or       Net
                Office Locations                      Leased    Lease Expiration Date      Constructed    Book Value
                ---------------------------------    --------   ---------------------      -----------    ----------
                Festival Foods, Highway M-26
                Houghton, Michigan  . . . . . . .       Leased          Monthly                   1986           3,873

                Pat's Foods, 111 U.S. 41
                L'Anse, Michigan  . . . . . . . .       Leased     December 31, 1997              1992           7,406
                                                                      No Options

                901 W. Sharon Avenue, Suite 100
                Houghton, Michigan  . . . . . . .       Leased       May 25, 2000                 1995         178,169
                                                                   Two 5 Yr. Options

                23505 Greater Mack
                St. Clair Shores, Michigan  . . .        Owned            --                      1956         115,997

                141 S. Main Street
                Romeo, Michigan . . . . . . . . .        Owned            --                      1974         326,341

                460 S. Saginaw Street
                Flint, Michigan . . . . . . . . .        Owned            --                      1924         798,527

                300 Fenton Square
                Fenton, Michigan  . . . . . . . .        Owned            --                      1984         189,517

                2629 W. Pierson Road
                Flint, Michigan . . . . . . . . .       Leased      October 4, 2010               1995          57,471
                                                                      No Options

                3410 S. Dort Highway
                Flint, Michigan . . . . . . . . .       Leased     September 30, 1998             1961          55,389
                                                                   One 5 Yr. Option

                G-4409 Miller Road
                Flint, Michigan . . . . . . . . .        Owned            --                      1975         404,582

                1151 N. Ballenger Highway
                Flint, Michigan . . . . . . . . .       Leased      August 31, 1997               1975              --
                                                                     Yearly Option

                4400 South Saginaw, Suite 1310
                Flint, Michigan . . . . . . . . .       Leased     February 28, 1999              1994          56,682
                                                                   One 5 Yr. Option

                4495 Corunna Road
                Flint, Michigan . . . . . . . . .       Leased      March 10, 2006                1996          88,585
                                                                   Two 5 Yr. Options

                12770 S. Saginaw Street
                Grand Blanc, Michigan . . . . . .        Owned            --                      1981         338,523

                                                       Owned                                  Date
                                                        or                                 Acquired or       Net
                Office Locations                      Leased    Lease Expiration Date      Constructed    Book Value
                ---------------------------------    --------   ---------------------      -----------    ----------
                727 S. State Road
                Davison, Michigan . . . . . . . .        Owned            --                      1972         177,659

                1559 E. Pierson Road
                Flushing, Michigan  . . . . . . .        Owned            --                      1974         223,302

                G-6120 Fenton Road
                Flint, Michigan . . . . . . . . .        Owned            --                      1979         150,052

                3213 Genesee Road
                Flint, Michigan . . . . . . . . .        Owned            --                      1979         201,811

                1305 W. 14 Mile Road
                Clawson, Michigan . . . . . . . .       Leased      March 31, 1998                1995              --
                                                                   One 3 Yr. Option

                363 West Big Beaver, Suite 150
                Troy, Michigan  . . . . . . . . .       Leased       June 30, 2002                1995         323,510
                                                                   Two 3 Yr. Options

                3005 University Drive
                Auburn Hills, Michigan  . . . . .       Leased     December 14, 2006              1996          79,388
                                                                   Two 5 Yr. Options

                611 East Grand River
                Howell, Michigan  . . . . . . . .       Leased      January 1, 2002               1967          33,245
                                                                   Two 5 Yr. Options

                9880 East Grand River
                Brighton, Michigan  . . . . . . .       Leased     February 28, 1999              1988             252
                                                                   Two 5 Yr. Options

                419 South Lafayette
                South Lyon, Michigan  . . . . . .       Leased     October 31, 2000               1990         322,036
                                                                   One 10 Yr. Option

                1075 East Main Street
                Pinckney, Michigan  . . . . . . .        Owned            --                      1971         340,519

                10590 Highland Road
                Hartland, Michigan  . . . . . . .       Leased      August 1, 2000                1995          93,421
                                                                   Two 5 Yr. Options

                524 West Grand River
                Fowlerville, Michigan . . . . . .        Owned            --                      1974          63,194

                5844 N. Sheldon Road
                Canton, Michigan  . . . . . . . .       Leased       July 31, 1997                1995              --
                                                                   Two 3 Yr. Options

                                                       Owned                                  Date
                                                        or                                 Acquired or       Net
                Office Locations                      Leased    Lease Expiration Date      Constructed    Book Value
                ---------------------------------    --------   ---------------------      -----------    ----------
                OTHER OFFICE PROPERTIES:

                435 Building
                435 Mesnard Street
                Hancock, Michigan . . . . . . . .        Owned            --                      1974         280,885

                424 Building
                424 Hancock Street
                Hancock, Michigan . . . . . . . .        Owned            --                      1986         458,114

                Troy Commercial Lending
                363 W Big Beaver Road, Suite 201
                Troy, Michigan  . . . . . . . . .       Leased       June 30, 2002                1995          69,307

                Troy Corporate Center
                363 W. Big Beaver Road, Ste 100
                Troy, Michigan  . . . . . . . . .       Leased       June 30, 2002                1995          86,637
                                                                   Two 3 Yr. Options

                Marquette Residential Lending
                309 S. Front Street
                Marquette, Michigan . . . . . . .       Leased     October 31, 1997               1992           2,741
                                                                     Yearly Option

                Mortgage Corp. Lending Office
                3900 Sparks Drive SE, Suite 105
                Grand Rapids, Michigan  . . . . .       Leased     February 28, 1998              1994              --
                                                                      No Options

                Mortgage Corp. Lending Office
                2620 S. Cleveland Avenue, Suite 201
                St. Joseph, Michigan  . . . . . .       Leased      April 30, 1997                1994              --
                                                                   One 2 Yr. Option

                Mortgage Corp. Lending Office
                7071 Orchard Lake Road, Suite 100
                West Bloomfield, Michigan . . . .       Leased     November 1, 1998               1995              --
                                                                      No Options

                Mortgage Corp Lending Office
                145 W. State St.
                Hastings, Michigan  . . . . . . .       Leased     December 31, 1997              1996           7,867
                                                                     Yearly Option


      At December 31, 1996, the net book value of the land, buildings and leasehold improvements owned by D&N was $11,747,000, and the net book value of its office furniture, fixtures and equipment was $4,017,000.

      Computer Equipment. D&N processes all depositor and borrower customer files and transactions through a third party data services provider including general ledger accounting and information reporting. The book value of all computer equipment and software owned by the Bank was $738,000 at December 31, 1996. The Bank also leases an insignificant amount of data processing hardware and software.

LEGAL PROCEEDINGS

      The Bank is a defendant in a number of matters of litigation, substantially all of which have arisen in the ordinary course of business. It is the opinion of management that the resulting liabilities, if any, from these actions will not materially affect either the Bank's Consolidated Financial Statements.

      D&N is a plaintiff, like approximately 120 other institutions, in a currently pending claim in the United States Court of Federal Claims seeking substantial damages as a result of the 1989 Financial Institutions Reform, Recovery and Enforcement Act's mandatory phase-out of the regulatory capital treatment of supervisory goodwill. Arguments concerning the extent of damages in the cases of three initial plaintiffs are scheduled to begin March 17, 1997. The other cases, including D&N's, are scheduled to be considered after the initial cases are resolved. The ultimate outcome of these matters cannot be ascertained at this time. See "Management's Discussion and Analysis of Results of Operation -- Significant Litigation."

                                   MANAGEMENT

DIRECTORS

      Approximately one-third of the Bank's Board of Directors is elected annually.

INFORMATION REGARDING DIRECTORS

      The number of directors increased from eight to nine as a result of the merger with Macomb Federal Savings Bank on April 10, 1996. Stanley A. Jacobson was appointed to fill the newly created Board position until the 1996 Annual Meeting of the Stockholder. In addition, Thomas J. St. Dennis resigned from the Board of Directors effective October 4, 1996 due to other business commitments. On December 2, 1996, the Board of Directors appointed Steven E. Zack to fill the vacancy until the 1997 Annual Meeting of the Stockholder.

      The table below sets forth certain information regarding the composition of the Bank's Board of Directors, including terms of office.

                                                                                       Director of
                                                                                         Holding
                                                                                         Company     Term
                                         Positions Held in the Holding Company           Or Bank      To
          Name                 Age                    and the Bank                        Since      Expire
 ----------------------------- ---    -----------------------------------------------  ------------- ------
 Joseph C. Bromley . . . . .   68     Director of the Holding Company and the Bank     1980          2000(1)

 George J. Butvilas  . . . .   51     Director, President and Chief Executive          1990          1999
                                      Officer of the Holding Company and the Bank

 Stanley A. Jacobson . . . .   47     Director of the Holding Company and the Bank     1996          1998
                                      and Vice President/Business Development
                                      Officer of the Bank

 Randolph P. Piper . . . . .   48     Director of the Holding Company and the Bank     1982          1998

 Sharon A. Reese Dalenberg .   52     Director of the Holding Company and the Bank     1994          2000(2)

 Kenneth D. Seaton . . . . .   67     Director and Chairman of the Board of the        1964          1998
                                      Holding Company and the Bank

 B. Thomas M. Smith, Jr. . .   62     Director of the Holding Company and the Bank     1995          1999

 Peter Van Pelt  . . . . . .   65     Director of the Holding Company and the Bank     1988          2000

 Steven E. Zack  . . . . . .   47     Director of the Holding Company and the Bank     1996          1999

------------------------
(1) In accordance with the age limitation for directors in the Bylaws of the Holding Company and the Bank, Mr. Bromley is required to retire at the 1999 Annual Meeting of Stockholders following his 70th birthday. The Board of Directors has not made a determination at this time whether to fill the vacancy or to reduce the number of directors.

(2) The OTS extended an exemption from the Depository Institution Management Interlocks Act until July 26, 1997. While the Board of Directors has nominated Ms. Reese for a three-year term, the Company has not yet filed an application for an extension of this exemption.


         The business experience of each of the directors during the last five years is as follows:

         Joseph C. Bromley. Mr. Bromley has been associated with Churchill Transportation, Inc. of Detroit, Michigan, a 48-state truck load carrier, since October 1990 and presently serves as its Executive Vice President and Treasurer. Prior to that, he had been Director, President and Chief Executive Officer of Regency Motor Freight, Inc. in Detroit, Michigan. Mr. Bromley was a director of First Farmington Savings and Loan Association from 1959 until its merger with the Bank in 1980.

         George J. Butvilas. Mr. Butvilas joined D&N as President in May 1990. He was named Chief Executive Officer of the Bank in 1991 and Chief Executive Officer of the Holding Company in 1992.

Prior to joining D&N, he had over 16 years experience as a commercial and community banker, most recently as Executive Vice President and Director of Boulevard Bancorp, Inc. of Chicago, Illinois.

         Stanley A. Jacobson. Mr. Jacobson has served as Vice President/Business Development Officer of the Bank since April 1996. He also is an attorney and has been active in southeastern Michigan real estate developments for his own account and in association with Mark Jacobson & Associates, Inc. since 1986. Mr. Jacobson was President since 1989 and a director since 1975 of Macomb Federal Savings Bank until its merger with the Bank in 1996.

         Randolph P. Piper. Mr. Piper has been an attorney-at-law in Flint, Michigan for over 23 years. He was a director of First Federal Savings and Loan Association of Flint from 1979 until its merger with the Bank in 1982.

         Sharon A. Reese Dalenberg. Ms. Reese is founder and has been President of The Astor Group of Chicago, Illinois since 1978, which is a management consulting firm specializing in all aspects of human resource training and management development with Fortune Five Hundred and Fifty firms. Ms. Reese also is President and CEO of Continental Courier, Inc., a courier service provider in the Chicago metropolitan area. She also serves as a member of the Board of Directors for Standard Federal Bank in Chicago, Illinois.

         Kenneth D. Seaton. Mr. Seaton has been Chairman of the Board of the Holding Company since its formation in 1988 and served as its Chief Executive Officer from 1988 to 1992. He was Chief Executive Officer of the Bank from 1968 to 1991. He joined the Bank in 1957 and had been an executive officer since 1962.

         B. Thomas M. Smith, Jr. Mr. Smith was a consultant for ITT Corporation, a multi-national conglomerate headquartered in New York, from January 1996 to December 1996. Prior to that, he served as Vice President and Director of Corporate Purchasing for ITT.

         Peter Van Pelt. Mr. Van Pelt has served as the manager of North Wind Books (and its predecessor business, The Museum Shop) of Eagle Harbor, Michigan since January 1994. From 1990 to 1993, he was an independent management consultant. Prior to that, he served as President of Runzheimer International of Rochester, Wisconsin, a specialized management consulting firm.

         Steven E. Zack. Mr. Zack has served as President of Global Commercial Credit, a specialty insurance firm in Franklin, Michigan, since March 1996 and as Executive Vice President of J. A. Versical & Associates, Inc., a Michigan retail insurance broker, since May 1994. From May 1992 to May 1994, he served as an independent insurance consultant and prior to that, as the National Marketing Coordinator of Burns and Wilcox, Ltd., a wholesale insurance broker. Mr. Zack was a director of Macomb Federal Savings Bank from 1989 until its merger with the Bank in 1996.

EXECUTIVE OFFICERS

         The following information as to the business experience during the past five years is supplied with respect to executive officers of the Holding Company and the Bank, who do not serve on the Bank's Board of Directors. Executive officers are elected annually to serve until their successors are elected or until they resign or are removed by the Board of Directors. There are no arrangements or understandings between the persons named and any other person pursuant to which such officers were elected.

         Kenneth R. Janson, age 45, is Executive Vice President/Chief Financial Officer and Treasurer of the Holding Company and the Bank. Prior to joining the Bank in May 1988 as Vice President/Financial Analysis, he was affiliated with various universities, the last six years as Associate Professor of Accounting at Michigan Technological University. Mr. Janson is responsible for directing the Bank's accounting, investment and investor relations functions.

         Peter L. Lemmer, age 39, is Senior Vice President/General Counsel of the Holding Company and the Bank. Prior to joining D&N in October 1990, he held various positions involving legal services, the last five years as Senior Vice President/Compliance and Vice President, Associate General Counsel/Compliance Officer with Cal America Savings, later known as Columbus Savings, and American Federal Bank, respectively. Mr. Lemmer is responsible for the legal and regulatory functions of the Bank.

         Alfred J. Sliwinski, age 50, is Executive Vice President/Community Banking of the Bank. He has been employed by D&N in various community banking capacities since May 1977 and is presently responsible for the community banking function of the Bank.

         Richard E. West, age 50, is Executive Vice President/Wholesale Banking of the Bank. Prior to joining D&N in January 1990, he was Servicing Manager for 20 years with Rothschild Financial Corporation and Valley National Bank of Arizona. Mr. West is responsible for directing the loan servicing, residential lending, consumer lending, bank operations and information systems functions of the Bank.

         Linda K. Korpela, age 46, is Vice President/Corporate Secretary of the Holding Company and the Bank. She has been employed by the Bank since 1969 and served as Assistant Secretary of the Bank from 1978 to 1990.

         Donald W. Schulze, age 46, is Senior Vice President/Human Resources of the Bank. He has been with D&N in various capacities since 1986 and is presently responsible for the training and development, facilities management and human resources functions of the Bank.

         Frank R. Donnelly, age 56, is Senior Vice President/Commercial Lending of the Bank. He has been employed by the Bank in various capacities since 1965 and is presently responsible for business and commercial real estate loan development for the Bank.

         Robert J. Krupka, age 36, is Senior Vice President/Chief Credit Officer of the Bank. Prior to joining D&N in March 1997, he was Commercial Loan Officer and Credit Manager with Old Kent Bank. Mr. Krupka is responsible for the commercial loan credit analysis and operations functions.

         Leonard M. Bolduc, age 58, is Senior Vice President/Retail Loan Operations of the Bank, responsible for planning and directing the consumer lending and consumer and residential loan servicing functions. Prior to joining D&N in May 1988, he was employed by Citicorp Acceptance

Company for three years, most recently as Regional Credit Center Manager. Mr. Bolduc was also employed for 19 years in various capacities at ITT Consumer Financial Corporation, his last position being Vice President/Division Director.

         Daniel D. Greenlee, age 45, is Senior Vice President/Controller of the Bank. He has been with D&N in various capacities since 1984 and is presently responsible for the accounting, financial and regulatory reporting, financial analysis, tax and risk management functions of the Bank.

BOARD OF DIRECTORS MEETINGS, COMPENSATION AND COMMITTEES

         The Bank, as the principal subsidiary of the Holding Company, has certain standing committees of its Board of Directors. These committees consist of the Asset/Liability, Audit, Community Responsibility, Compensation, Executive and Loan Committees. The Bank's Board of Directors is comprised of the same individuals who currently serve on the Board of Directors of the Holding Company. During fiscal year 1996, the Board of Directors of the Bank held twelve meetings. No incumbent director of the Bank attended fewer than 96% of the total meetings of the Board of Directors and committees on which such director served during this period. The Bank has no standing nominating committee. The full Board of Directors acts as a nominating committee for the annual selection of its nominees for election as directors. During fiscal year 1996, the Board of Directors acting as a nominating committee met three times.

         During fiscal year 1996, directors received $8,500 per annum, payable monthly; the chairpersons of the Board's Asset/Liability, Audit, Community Responsibility, Compensation and Loan Committees received additional compensation of $50 per month; and the Chairman of the Board received additional compensation of $750 per month. In addition, directors received a fee of $400 per day for attendance at meetings of the Board of Directors and a fee of $400 for attendance at Board committee meetings. These are the total fees paid for representation on both the Holding Company and the Bank Boards of Directors and are allocated pursuant to a cost allocation agreement between the Holding Company and the Bank. A separate attendance fee is not received for a Holding Company Board or committee meeting if a fee is received for a meeting of the Bank Board or parallel Bank committee held on the same day. Directors who are full-time employees of the Holding Company or the Bank did not receive the Board meeting or committee meeting attendance fees.

         Set forth below is a list of the principal committees formed by the Board of Directors of the Holding Company and the Bank and members of those committees.

         Asset/Liability Committee. The Asset/Liability Committee is responsible for monitoring the Bank's exposure to interest rate risk in conjunction with credit, operational and liquidity risks as they affect net interest income, capital and return on equity and other aspects of asset/liability management. Directors Piper (Chairperson), Smith, Van Pelt and Zack currently compose the Asset/Liability Committee. This committee met four times during fiscal year 1996.

         Audit Committee. The Audit Committee meets with the Holding Company's independent auditors and oversees the internal audit functions of the Holding Company and the Bank. The Audit Committee currently is composed of Directors Van Pelt (Chairperson), Reese, Smith and Zack. The Bank's Audit Committee met four times during fiscal year 1996.

         Community Responsibility Committee. The Community Responsibility Committee is responsible for ensuring that an affirmative effort is made by the Bank to meet the banking and financial needs within its communities, with an understanding of the cultural diversity within these communities. The Community Responsibility Committee currently is composed of Directors Reese (Chairperson), Smith, Van Pelt and Zack. This committee met three times during fiscal year 1996.

         Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors senior officers' salaries, compensation and benefit programs and other aspects of personnel matters. Directors Bromley (Chairperson), Reese, Smith and Van Pelt currently compose the Compensation Committee. The Bank's Compensation Committee met four times during fiscal year 1996.

         Executive Committee. The Executive Committee is authorized to exercise all of the authority of the Board of Directors in the management of the Holding Company and the Bank between Board meetings, unless otherwise provided for in the Bylaws of such entities. The Executive Committee currently is composed of Directors Butvilas (Chairperson), Bromley, Jacobson, Seaton and Smith. The Executive Committee did not meet during fiscal year 1996.

         Loan Committee. The Loan Committee is responsible for monitoring the credit risk and other aspects of the Bank's lending operations. Members of the committee currently are Directors Jacobson (Chairperson), Piper and Seaton. This committee met twelve times during fiscal year 1996.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth information concerning the compensation paid or granted to the Holding Company's and the Bank's Chief Executive Officer and to each of the four other most highly compensated executive officers of the Bank whose aggregate cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term Compensation
                                                                                    --------------------------------
                                                                                             Awards          Payouts
                                                                                    ------------------------ -------
                                                   Annual Compensation                          Securities
                                         ---------------------------------------    Restricted   Underlying
                                                                   Other Annual        Stock     Options/     LTIP      All Other
    Name and Principal                    Salary         Bonus     Compensation       Award(s)     SARs      Payouts  Compensation
        Position               Year        ($)            ($)           ($)             ($)        (#)         ($)       ($)(2)
 ----------------------------- ----    ------------    ---------  --------------      -------  ----------- ---------  ------------
 George J. Butvilas  . . .     1996    $248,500(1)     $72,007               $0          $0       42,353        $0         $23,338
   President and Chief         1995     248,500(1)           0                0           0            0         0           5,270
   Executive Officer           1994     207,544(1)           0                0           0            0         0           5,208

 Kenneth R. Janson . . . .     1996    $109,651        $21,433               $0          $0       15,731        $0         $ 8,284
   Executive VP, Chief         1995     106,968          6,800                0           0            0         0           3,568
   Financial Officer and       1994     100,000              0                0           0            0         0           3,352
   Treasurer

 Alfred J. Sliwinski . . .     1996    $109,700        $19,818               $0          $0       14,706        $0         $ 8,215
   Executive VP/Community      1995      95,559          5,000                0           0            0         0           3,190
   Banking                     1994      86,029              0                0           0            0         0           2,953

 Richard E. West . . . . .     1996    $ 93,163        $19,508               $0          $0       12,671        $0         $ 7,120
  Executive VP/Wholesale       1995      86,161          5,750                0           0            0         0           2,908
   Banking                     1994      82,053              0                0           0            0         0           2,730

 Peter L. Lemmer . . . . .     1996    $ 91,709        $ 9,627               $0          $0       10,526        $0         $ 6,331
   Senior VP/General           1995      89,473          5,300                0           0            0         0           1,627
   Counsel                     1994      84,429              0                0           0            0         0           1,510

------------------
(1) Includes annual fees received as a director; no meeting or committee fees were received.

(2) Represents employer matching contribution under the D&N 401(k) Plan, contributions under a nonqualified supplemental executive retirement plan ("SERP"), and life insurance premiums paid by the Bank as follows:


                                                                                   Year      401(k)     SERP       Life Ins.
                                                                                   ----      ------     ----       ---------
           Butvilas  . . . . . . . . . . . . . . . . . . . . . . . . . .           1996      $9,500    $13,070        $768
                                                                                   1995       4,620          0         650
                                                                                   1994       4,619          0         589

           Janson  . . . . . . . . . . . . . . . . . . . . . . . . . . .           1996      $7,865    $     0        $419
                                                                                   1995       3,208          0         360
                                                                                   1994       2,999          0         353

           Sliwinski . . . . . . . . . . . . . . . . . . . . . . . . . .           1996      $7,771    $     0        $444
                                                                                   1995       2,866          0         324
                                                                                   1994       2,647          0         306

           West  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1996      $6,760    $     0        $360
                                                                                   1995       2,585          0         323
                                                                                   1994       2,462          0         268

           Lemmer  . . . . . . . . . . . . . . . . . . . . . . . . . . .           1996      $5,977    $     0        $354
                                                                                   1995       1,342          0         285
                                                                                   1994       1,266          0         244

         The following table sets forth certain information concerning stock options and stock appreciation rights ("SARs") in the Holding Company granted to named executive officers in 1996 pursuant to the Holding Company's stock based benefit plans.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                         Grant Date
                                                              Individual Grants                             Value
                                        -------------------------------------------------------------  --------------
                                           Number of       % of Total
                                          Securities     Options/SARs      Exercise
                                          Underlying      Granted to       Or Base                       Grant Date
                                         Options/SARs    Employees in       Price         Expiration    Present Value
                          Name             Granted(#)     Fiscal Year       ($/Sh)           Date           ($)(6)
                ----------------------- --------------  --------------   ------------  --------------  --------------
                Butvilas  . . . . . .       42,353(1)         18.04%         $12.75         3/30/06        $235,279
                Janson  . . . . . . .       15,731(2)          6.70%         $12.75         3/30/06        $ 87,389
                Sliwinski . . . . . .       14,706(3)          6.27%         $12.75         3/30/06        $ 81,695
                West  . . . . . . . .       12,671(4)          5.40%         $12.75         3/30/06        $ 70,390
                Lemmer  . . . . . . .       10,526(5)          4.48%         $12.75         3/30/06        $ 58,474

--------------------
(1) 14,118 options were exercisable on 3/31/96, and 14,118 and 14,117 options will become exercisable on 3/31/97 and 3/31/98, respectively.

(2) 5,244 options were exercisable on 3/31/96, and 5,244 and 5,243 options will become exercisable on 3/31/97 and 3/31/98, respectively.

(3) 4,902 options were exercisable on 3/31/96, and 4,902 and 4,902 options will become exercisable on 3/31/97 and 3/31/98, respectively.

(4) 4,224 options were exercisable on 3/31/96, and 4,224 and 4,223 options will become exercisable on 3/31/97 and 3/31/98, respectively.

(5) 3,509 options were exercisable on 3/31/96, and 3,509 and 3,508 options will become exercisable on 3/31/97 and 3/31/98, respectively.

(6) The fair value of grants made in fiscal 1996 was estimated to be $5.5552 per share on the date of grant using the Black-Scholes option pricing model with the following assumptions used: risk-free interest rate of 6.3%, expected volatility of 25.1%, expected lives of seven years and no dividend yield.

         The following table sets forth certain information concerning the number and value of stock options and SARs at December 31, 1996 held by the named executive officers. None of the named officers exercised any stock options or SARs during 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                     Number of Securities               Value of
                                                                          Underlying                   Unexercised
                                                                          Unexercised                  In-the-money
                                                                        Options/SARs at               Options/SARs at
                                  Shares                                    FY-End(#)                    FY-End($)
                                Acquired On           Value     ----------------------------   ------------------------------
                  Name          Exercise(#)        Realized($)  Exercisable    Unexercisable   Exercisable      Unexercisable
           ---------------    --------------      -----------   -----------    -------------   -------------    -------------
           Butvilas  . .                 0             N/A         189,562          28,235      $1,468,815        $112,940
           Janson  . . .                 0             N/A          28,500          10,487         227,108          41,948
           Sliwinski . .                 0             N/A          41,790           9,804         348,451          39,216
           West  . . . .                 0             N/A          20,311           8,447         161,674          33,788
           Lemmer  . . .                 0             N/A          18,626           7,017         150,144          28,068


EMPLOYMENT CONTRACTS

     The Bank has an employment contract with Mr. Butvilas, President and Chief Executive Officer of the Bank and the Holding Company. On February 26, 1997, the Board of Directors extended the expiration date of Mr. Butvilas' contract from May 1998 to May 2000.

     The employment contract provides for a salary as determined by the Board of Directors. Salary increases may be reviewed at least annually and are subject to the sole discretion of the Board of Directors, except that any new salary must not be less than the employee's prior year's salary. The contract also provides for, among other things, participation in an equitable manner in employee benefits applicable to executive personnel.

     This contract provides for termination upon the employee's death, for cause or in certain events as specified by OTS regulations. The contract is terminable by Mr. Butvilas upon 90 days notice to the Bank. Mr. Butvilas' contract also provides for a severance payment up to the remaining amount under his contract term with a minimum payment of 200% of his annual salary in the event of an involuntary termination or other specified circumstances in connection with a change of control or within one year thereafter, provided that the employee is not thereafter employed by the purchasing entity. Change of control means the acquisition of 25% or more of voting securities of the Bank or the Holding Company by any person or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934.

CERTAIN TRANSACTIONS

     The Bank has followed a policy of granting to its executive officers, directors and principal stockholders consumer loans as well as mortgage loans for purposes of purchasing or improving their residences. These loans were initially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons. Federal Reserve

Board Regulation O, 12 CFR Part 215 was amended to permit making certain kinds of loans to directors and executive officers at favorable interest rates. The Bank adopted a policy, effective September 30, 1996, of granting certain loans to executive officers at the same rates as are available to other Bank employees through the Employee Loan Program. Generally, employees may receive a loan benefit that provides up to a 1% interest rate reduction on eligible loans and a waiver of the loan processing/origination fee. There are limitations with regard to loan type and the frequency of receiving certain benefits. All participants in the Employee Loan Program must meet the same credit and approval standards that are applicable to the general public. It is the belief of management that these loans neither involve more than the normal risk of collectability nor present other unfavorable features. Loans to directors are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank.

     Set forth below is certain information as of December 31, 1996 regarding the indebtedness under the Bank's Employee Loan Program of each executive officer of the Bank and his or her affiliates whose aggregate indebtedness to the Bank under such program exceeded $60,000 at any time during the fiscal year ended December 31, 1996.

                                                                                      Largest
                                                                                       Amount
                                                                                    Outstanding
                                              Date of     Type of       Original       Since       Balance at  Interest Rate
         Name and Position                      Loan        Loan         Amount       12/31/95      12/31/96        Paid
         -----------------                  ----------- -------------  ----------  -------------  -----------  --------------
         George J. Butvilas  . . . . .         12/14/92   Mortgage        $226,600      $218,451      $215,913          7.0%
           Director, President and CEO of      05/26/92   Advantage         25,000        24,763        24,599          1.5%
           Holding Company and Bank                        Line of                                                  over prime
                                                           Credit

         Peter L. Lemmer . . . . . . .         05/31/95   Mortgage          95,200        93,127        89,289          6.5%
           Senior VP/General Counsel of
           Holding Company and Bank

         Donald W. Schulze . . . . . .         08/16/96   Mortgage         112,881       112,881       112,881         8.25%
           Senior VP/Human Resources
           of Bank

         Alfred J. Sliwinski . . . . .         10/04/96   Mortgage         224,050       224,050       224,050         8.25%
           Executive VP/Community              10/08/96   Auto              10,339        10,339        10,150          8.4%
           Banking of Bank


                  DESCRIPTION OF THE SERIES A PREFERRED SHARES

     The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Certificate of Designation establishing the Series A Preferred Shares and the Bank's charter, as amended, the forms of which have been filed with the OTS as exhibits to the registration statement of which this Offering Circular forms a part.

GENERAL

     The Series A Preferred Shares form an initial series of preferred stock of the Bank, which preferred stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Bank's Board of Directors or, if then constituted, a duly authorized committee thereof. The Board of Directors has authorized the Bank to issue the Series A Preferred Shares.

     When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Bank or any other securities of the Bank convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be convertible into shares of Common Stock or any other class or series of capital stock of the Bank and will not be subject to any sinking fund or other obligation of the Bank for their repurchase or retirement.

     The transfer agent, registrar and dividend disbursement agent for the Series A Preferred Shares will be Illinois Stock Transfer Company. The registrar for the Series A Preferred Shares will send notices to shareholders of any meetings at which holders of such shares have the right to elect directors of the Bank or to vote on any other matter.

DIVIDENDS

     Holders of Series A Preferred Shares shall be entitled to receive, if, when, and, as declared by the Board of Directors of the Bank out of assets of the Bank legally available therefor, cash dividends at the rate of [__]% per annum of the initial liquidation preference (equivalent to $[______] per share per annum). If declared, dividends on the Series A Preferred Shares shall be payable quarterly in arrears on the last day of March, June, September, and December of each year, or, if such day is not a business day, on the next business day, at such annual rate. Dividends in each quarterly period will accrue from the first day of such period. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Bank on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Bank or a duly authorized committee thereof. Upon the exchange of Preferred Capital Shares for Series A Preferred Shares, any accrued and unpaid dividends for the most recent quarter of the Preferred Capital Shares at the time of the conversion will be deemed to be accrued and unpaid dividends for the most recent quarter on the Series A Preferred Shares.

     The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the Series A Preferred Shares for a quarterly dividend period, then holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and the Bank will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the preferred stock or the Common Stock. If the Bank fails to declare and pay or declare and set aside for payment a quarterly dividend on the Series A Preferred Shares, holders of the preferred stock of the Bank, including the Series A Preferred Shares, will be entitled to elect two directors. See " --Voting Rights."

     If full dividends on the Series A Preferred Shares for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends shall be declared and paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Bank ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Bank ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such stock) by the Bank, except by conversion into, or exchange for, other capital stock of the Bank ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for three consecutive dividend periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive dividend period.

     If any Series A Preferred Shares are outstanding, no full dividends shall be declared and paid or set apart for payment and no other distribution shall be declared and made or set aside for payment on any series of capital stock of the Bank ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares for any dividend period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payments on the Series A Preferred Shares, for the then-current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon Series A Preferred Shares and any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then-current dividend period, per share on the Series A Preferred Shares, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods, and full dividends, including required or permitted accumulations, if any, on such other series of capital stock bear to each other.

REDEMPTION

     The Series A Preferred Shares will not be redeemable prior to [_______], 2002. On or after such date, the Series A Preferred Shares will be redeemable at the option of the Bank, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus the accrued and unpaid dividends for the most recent quarter to the date of redemption, if any, thereon.

     Any such redemption must comply with the prompt corrective action and capital distribution regulations of the OTS, which may prohibit a redemption or require the OTS' prior approval of a redemption. Unless full dividends on the Series A Preferred Shares have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Bank shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Bank may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

VOTING RIGHTS

     Except as expressly required by applicable law, or except as indicated below, the holders of the Series A Preferred Shares will not be entitled to vote. In the event the holders of Series A Preferred Shares are entitled to vote as indicated below, each Series A Preferred Share will be entitled to one vote on matters on which holders of the Series A Preferred Shares are entitled to vote.

     If at the time of any annual meeting of the Bank's stockholders, the Bank has declared and failed to pay or declared and failed to set aside for payment a quarterly dividend during any of the four preceding quarterly dividend periods on any series of preferred stock of the Bank, including the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Bank will be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Series A Preferred Shares, voting together as a single class with the holders of all other series of preferred stock as a single class will be entitled to elect such two additional directors to serve on the Bank's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the preferred stock shall continue to serve as such director until the later of (i) the expiration of the term of such director or (ii) the payment of four consecutive quarterly dividends on the Series A Preferred Shares.

     The affirmative vote or consent of the holders of at least 66-2/3% of the outstanding shares of each series of preferred stock of the Bank, including the Series A Preferred Shares, voting as a single class without regard to series, will be required (a) to create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of preferred stock of the Bank other than a series which shall not have any right to object to such creation or (b) to alter or change the provisions of the Bank's Charter (including the Certificate of Designation establishing the Series A Preferred Shares) so as to adversely affect the voting powers, preferences or special rights of the holders of a series of preferred stock of the Bank; provided that if such amendment shall not adversely affect all series of preferred stock of the Bank, such amendment need only be approved by at least 66-2/3% of the holders of shares of all series of preferred stock adversely affected thereby.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive or have funds set aside for such payments out of assets of the Bank available for distribution to stockholders, before any payment or distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, liquidating distributions in the amount of $25.00 per share, plus the accrued and unpaid dividends for the most recent quarter thereon, if any, to the date of liquidation.

     After receipt of payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Bank. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Bank are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Bank ranking on a parity with the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Bank, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     For such purposes, the consolidation or merger of the Bank with or into any other entity or the sale, lease or conveyance of all or substantially all of the property or business of the Bank, shall not be deemed to constitute liquidation, dissolution or winding up of the Bank.

APPROVAL OF INDEPENDENT DIRECTORS

     The Bank's Certificate of Designation establishing the Series A Preferred Shares requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Bank be approved by a majority of the Independent Directors of the Bank. At any time that there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors. "Independent Director" means any director of the Bank who (i) is not a current director, officer or employee of the Bank, of D&N Capital Corporation or of D&N Financial Corporation or of any affiliate of the Bank; and (ii) is not a person or persons that, in the aggregate, own more than one percent of the Common Stock of D&N Financial Corporation. In addition, any members of the Board of Directors of the Bank elected by holders of preferred stock, including the Series A Preferred Shares, will be deemed to be independent directors for purposes of approving actions requiring the approval of a majority of the Independent Directors. The actions which require the prior approval of a majority of the Independent Directors include:

          (i) the issuance of a series of preferred stock on a parity with the Series A Preferred Shares; and

          (ii) the redemption of any shares of Common Stock.

In assessing the benefits to the Bank of any proposed action requiring their consent, the Independent Directors shall take into account the interests of holders of both the Common Stock and the preferred stock, including, without limitation, the holders of the Series A Preferred Shares. In considering the interests of the holders of the preferred stock, including without limitation holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to holders of Common Stock.

CERTAIN DEFINITIONS

     "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

     "FHLB" means any of the regional Federal Home Loan Banks.

     "OTS" means the Office of Thrift Supervision or any successor thereto.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivisions thereof.

     "Regulatory Capital Requirements" means the minimum amount of capital required to meet each of the industry-wide regulatory capital requirements applicable to the Bank pursuant to 12 U.S.C. Section 1464(t) and 12 C.F.R.
Section 567 (and any amendment to either thereof) or any successor law or regulation, or such higher amount of capital as the Bank, individually, is required to maintain in order to meet any individual minimum capital standard applicable to the Bank pursuant to 12 U.S.C. Section 1464(s) and 12 C.F.R.
Section 567.3 (and any amendment to either such Section) or any successor law or regulation.

     "Series A Preferred Shares" means the 1,100,000 shares of the [___%] Noncumulative Series A Preferred Shares of the Bank.

                                    EXCHANGE

     The Series A Preferred Shares are to be issued, if ever, in connection with an exchange of the Preferred Capital Shares. The Preferred Capital Shares are subject to an automatic exchange in whole and not in part, on a share-for-share basis, into Series A Preferred Shares if the appropriate regulatory agency directs in writing an exchange of the Preferred Capital Shares for Series A Preferred Shares because (i) the Bank becomes "undercapitalized" under prompt corrective action regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership or (iii) the appropriate regulatory agency, in its sole discretion, anticipates the Bank's becoming "undercapitalized" in the near term (an "Exchange Event"). The Bank has registered with the OTS a total of 1,210,000 Series A Preferred Shares to cover an Exchange Event, if necessary, of the 1,100,000 Preferred Capital Shares offered by D&N Capital Corporation and the 110,000 share over-allotment option granted to the underwriters of the Preferred Capital Shares.

                                    EXPERTS

     The Consolidated Financial Statements of the Bank and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     The legality of the securities offered by this Offering Circular has been passed upon for the Bank by Silver, Freedman & Taff, L.L.P., Washington, D.C., a partnership including professional corporations and for the underwriters by Honigman Miller Schwartz and Cohn, Detroit, Michigan.

                                    D&N BANK

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                   Page
Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Consolidated Financial Statements:

Consolidated Statements of  Condition at December 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Consolidated Statement of Income for the Years Ended
 December 31, 1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Consolidated Statements of Stockholder's Equity for the
 Years Ended December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-5

Consolidated Statements of Cash Flows for the
 Years Ended December 31, 1996, 1995 and 1994   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-6

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-8

Consolidated Statements of Condition at March 31, 1997  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-30

Consolidated Statement of Income for the Three Months Ended
March 31, 1997 and 1996   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-31

Consolidated Statements of Cash Flows for the Three
Months Ended March 31, 1997 and 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-32

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-33

Management's Discussion and Analysis of Financial Condition
and Results of Operations for the Three Months Ended March 31, 1997 and 1996  . . . . . . . . . . . . . . . . . .  F-35

                        [COOPERS & LYBRAND LETTERHEAD]


                        REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Stockholder of D&N Bank

We have audited the Consolidated Statements of Condition of D&N Bank and Subsidiaries as of December 31, 1996 and 1995, and the related Consolidated Statements of Income, Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D&N Bank and Subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.

Detroit, Michigan
January 22, 1997

                      CONSOLIDATED STATEMENTS OF CONDITION
                                    D&N BANK

                                                                                       December 31
                                                                              ----------------------------
                                                                                 1996              1995
                                                                              ----------------------------
                                                                                      (In thousands)
ASSETS
 Cash and due from banks                                                      $       2,845     $    9,262
 Federal funds sold                                                                   8,600             --
 Interest-bearing deposits in other banks                                             1,342         13,176
     Total cash and cash equivalents                                                 12,787         22,438
 Investment securities
     (market value of $60,783,000 in 1996 and $55,368,000 in 1995)                   60,739         55,239
 Investment securities available for  sale (at market value)                         59,038         41,197
 Mortgage-backed securities
     (market value of $213,304,000 in 1996 and $73,647,000 in (1995)                214,690         72,668
 Mortgage-backed securities available for sale (at market value)                     36,566         55,041
 Loans receivable (including loans held for sale of $5,218,000 in 1996
     and  $21,713,000 in 1995)                                                    1,066,918        962,440
     Allowance for loan losses                                                     (11,042)       (10,081)
                                                                              ----------------------------
     Net loans receivable                                                         1,055,876        952,359
 Other real estate owned, net                                                         1,470          1,319
 Federal income taxes                                                                 6,002          5,374
 Office properties and equipment, net                                                15,764         14,850
 Other assets                                                                        10,056          8,010
                                                                              ----------------------------
                                                                              $   1,472,988     $1,228,495
LIABILITIES
 Checking and NOW accounts                                                    $     107,550     $   91,621
 Money market accounts                                                               89,321         86,080
 Savings deposits                                                                   149,226        149,728
 Time deposits                                                                      617,102        594,044
 Accrued interest                                                                       934          1,459
                                                                              ----------------------------
     Total deposits                                                                 964,133        922,932
 Securities sold under agreements to repurchase                                      58,040             --
 FHLB advances and other borrowed money                                             345,997        216,232
 Advance payments by borrowers and investors held in escrow                          11,808         11,329
 Payable to DNFC                                                                      6,105            879
 Other liabilities                                                                    6,891          6,015
                                                                              ----------------------------
     Total liabilities                                                            1,392,974      1,157,387

STOCKHOLDER'S EQUITY
 Preferred stock (2,000,000 shares authorized; none issued)                             --             --
 Common stock, $.01 par value per share (shares authorized - 10,000,000;
     shares issued - 3,650,636 in 1996 and 1995)                                         37             37
 Additional paid-in capital                                                          48,590         48,590
                                                                              ----------------------------
          Total paid-in capital                                                      48,627         48,627
 Retained earnings - substantially restricted                                        30,144         20,766
 Unrealized holding gains on debt securities available for sale, net of tax           1,243          1,715
                                                                              ----------------------------
          Total stockholder's equity                                                 80,014         71,108
                                                                              ----------------------------
                                                                              $   1,472,988     $1,228,495
                                                                              ============================


See Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                                    D&N BANK


                                                                                Year Ended December 31
                                                                    --------------------------------------------
                                                                       1996             1995            1994
                                                                    --------------------------------------------
                                                                                   (In thousands)
INTEREST INCOME
  Loans                                                             $ 86,151         $  72,550          $ 58,274
  Mortgage-backed securities                                          10,930            10,577             7,875
  Investments and deposits                                             7,228             7,638             5,462
                                                                    --------------------------------------------
      TOTAL INTEREST INCOME                                          104,309            90,765            71,611
INTEREST EXPENSE
  Deposits                                                            43,859            38,639            29,806
  Securities sold under agreements to repurchase                       2,193             1,450               808
  FHLB advances and other borrowed money                              15,558            13,445             7,446
  Interest rate instruments                                               --             2,521             9,812
                                                                    --------------------------------------------
      TOTAL INTEREST EXPENSE                                          61,610            56,055            47,872
                                                                    --------------------------------------------
      NET INTEREST INCOME                                             42,699            34,710            23,739
  Provision for loan losses                                            1,100             2,400               100
                                                                    --------------------------------------------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSS               41,599            32,310            23,639
NONINTEREST INCOME
  Loan servicing and administrative fees, net                          1,914             1,882             2,228
  Deposit related                                                      3,621             3,147             3,098
  Gain on sale of loans held for sale                                  1,031               882               227
  Other                                                                  470               222             1,173
                                                                    --------------------------------------------
      TOTAL OPERATING NONINTEREST INCOME                               7,036             6,133             6,726
  Gain (loss) on investment securities available for sale                188              (120)             (221)
  Gain on sale of loans and mortgage-backed securities
    available for sale                                                    --               899               843
  Gain on sale of loan servicing rights                                   --                --               140
                                                                    --------------------------------------------
      TOTAL NONINTEREST INCOME                                         7,224             6,912             7,488
NONINTEREST EXPENSE
  Compensation and benefits                                           16,868            15,723            14,572
  Occupancy                                                            2,834             2,273             1,987
  Other expense                                                       11,429            10,481             9,902
                                                                    --------------------------------------------
      GENERAL AND ADMINISTRATIVE EXPENSE                              31,131            28,477            26,461
  Other real estate owned, net                                            71              (999)           (2,136)
  Amortization of intangibles                                             --               370               448
  FDIC insurance                                                       7,894             2,431             2,639
                                                                    --------------------------------------------
      TOTAL NONINTEREST EXPENSE                                       39,096            30,279            27,412
                                                                    --------------------------------------------
      INCOME BEFORE INCOME TAX EXPENSE                                 9,727             8,943             3,715
  Federal income tax expense (credit)                                    349            (1,675)              150
                                                                    --------------------------------------------
      NET INCOME                                                    $  9,378         $  10,618          $  3,565
                                                                    ============================================



See Notes to Consolidated Financial Statements

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                    D&N BANK

                                                                                         Unrealized
                                                                                          Holding
                                                                                           Gains
                                                                                          (Losses)
                                                             Additional                 on Securities       Total
                                             Common           Paid-In     Retained       Available     Stockholder's
                                              Stock           Capital     Earnings        For Sale         Equity
                                           -----------------------------------------------------------------------
                                                                     (Dollars In  thousands)
BALANCE DECEMBER 31, 1993                  $     37      $   48,543    $   6,583       $    808         $   55,971
Net income                                                                 3,565                             3,565
Capital contribution                                              1                                              1
Change in value of securities
   available for sale                                                                    (1,992)            (1,992)
                                           -----------------------------------------------------------------------

BALANCE DECEMBER 31, 1994                  $     37      $   48,544    $  10,148       $ (1,184)        $   57,545
Net income                                                                10,618                            10,618
Capital contribution                                             46                                             46
Change in value of securities
   available for sale                                                                     2,899              2,899
                                           -----------------------------------------------------------------------

BALANCE DECEMBER 31, 1995                  $     37      $   48,590    $  20,766       $  1,715         $   71,108
Net income                                                                 9,378                             9,378
Change in value of securities
   available for sale                                                                      (472)              (472)
                                           -----------------------------------------------------------------------

BALANCE DECEMBER 31, 1996                  $     37      $   48,590    $  30,144       $  1,243         $   80,014
                                           =======================================================================


See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    D&N BANK

                                                                                       Year Ended December 31
                                                                             1996               1995               1994
------------------------------------------------------------------------------------------------------------------------
                                                                                           (In thousands)
OPERATING ACTIVITIES
  Net income                                                                 $   9,378       $  10,618         $   3,565
  Adjustments to reconcile net income to net cash
  provided by operating activities:
     Provision for loan losses                                                   1,100           2,400               100
     Depreciation and amortization of office properties and equipment            1,954           1,843             1,841
     Amortization of net premiums (discounts) on purchased
       loans and securities                                                        (73)         (2,395)            1,132
     Originations and purchases of loans held for sale                         (56,132)        (91,203)          (15,432)
     Proceeds from sales of loans held for sale                                 73,658          75,928            48,181
     (Gain)loss on investment securities available for sale                       (188)            120               221
     Gain on loans and mortgage-backed securities available for sale                --            (899)             (843)
     Gain on sale of loan servicing rights                                          --              --              (140)
     Amortization and writedowns of mortgage servicing rights                      300             476             1,754
     Other                                                                      (2,750)         (7,925)            2,871
                                                                             -------------------------------------------
                  Net cash provided (used) by operating activities              27,247         (11,037)           43,250

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available for sale                  298          10,070            20,779
  Proceeds from maturities of investment securities                             83,970          44,025           138,879
  Purchases of investment securities to be held to maturity                   (107,012)        (60,309)         (135,304)
  Proceeds from sales of mortgage-backed securities available for sale              --           4,145            52,348
  Proceeds from sales of loans                                                      --          33,535                --
  Principal collected on mortgage-backed securities                             54,951          22,077            38,860
  Purchases of mortgage-backed securities                                      (58,661)             --          (66,922)
  Loans purchased                                                             (148,405)       (103,524)         (190,333)
  Net change in loans receivable                                               (94,006)        (43,299)          (20,931)
  (Increase) decrease in other real estate owned                                  (151)          4,871             6,472
  Proceeds from sales of loan servicing rights                                      --              --             7,288
  Change in payable to Parent Company                                            5,225             102              (421)
  Purchases of office properties and equipment                                  (2,868)         (2,333)             (785)
                                                                             -------------------------------------------
                  Net cash used by investing activities                       (266,659)        (90,640)         (150,070)

FINANCING ACTIVITIES
 Net change in time deposits                                                    23,058          94,581             5,863
 Net change in other deposits                                                   18,666          10,510           (31,070)
 Proceeds from notes payable, securities sold under agreements
  to repurchase and other borrowed money                                       309,040         203,000           255,627
 Payments on maturity of notes payable, securities sold under
  agreements to repurchase and other borrowed money                           (121,482)       (213,851)         (130,652)
 Net change in advance payments by borrowers and investors held in escrow          479          (4,022)          (51,626)
                                                                             -------------------------------------------
                  Net cash provided by financing activities                    229,761          90,218            48,142
                                                                             -------------------------------------------
                  Decrease in cash and cash equivalents                         (9,651)        (11,459)          (58,678)
 CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 22,438          33,897            92,575
                                                                             -------------------------------------------
     CASH AND CASH EQUIVALENTS AT END OF YEAR                                $  12,787       $  22,438         $  33,897
                                                                             ===========================================

                                                                                       Year Ended December 31
                                                                             1996               1995               1994
-------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
     Interest paid                                                           $   61,753      $  60,262         $   49,984
     Income taxes paid (refunded)                                            $      299            397             (4,650)
Noncash investing activities:
     Transfer of loans to other real estate owned                            $    3,373      $   1,936         $    2,861
     Loans to facilitate sale of other real estate owned                     $       --      $      --         $      782
Securitizations of loans into mortgage-backed securities                     $  119,717      $      --         $   15,086


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
D&N BANK, DECEMBER 31, 1996


NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     D&N Bank ("the Bank" or "the Company"), a federally-chartered stock savings bank is a wholly-owned subsidiary of D&N Financial Corporation ("DNFC"). The Bank's primary business is the delivery of financial services to consumers and businesses through its network of 48 community banking and financial services offices in Michigan.

     Principles of Consolidation: The consolidated financial statements include the accounts and transactions of the Bank and the Bank's wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: Cash and cash equivalents represent short-term highly liquid investments with original maturities of three months or less and include cash, demand deposits in other banks and interest-bearing deposits in other banks.

     Investment Classifications: Securities are classified as either held to maturity (amortized cost), available for trading (fair value, with unrealized gains and losses reported in income), or available for sale (fair value, with unrealized gains and losses reported directly in equity, net of taxes).

     Investment and Mortgage-Backed Securities: Investment and mortgage-backed securities which the Bank has the ability and the intent to hold until maturity are stated at amortized cost. Investment and mortgage-backed securities available for sale are carried at fair value. Fair value adjustments are included in stockholders' equity, net of tax. Gains or losses realized on the sale of investment and mortgage- backed securities are determined by the specific identification method and are included in securities gains (losses). Interest income is adjusted using the level-yield method for amortization of premiums and accretion of discounts.

     Mortgage Derivative Products: The Bank's interest only certificates are classified as available for sale and are recorded at fair value. Fair value adjustments are included in stockholders' equity and are classified on the Statements of Condition with mortgage-backed securities.

     Allowance for Loan Losses: The Bank adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118, as of January 1, 1994. Under this standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 did not result in any additional provision for loan losses as of January 1, 1994.

     The allowance for possible losses on loans is maintained at a level believed adequate by management to absorb potential losses from impaired loans as well as losses from the remainder of the portfolio. Management's determination of the level of the allowance is based upon evaluation of the portfolio, past experience, current economic conditions, size and composition of the portfolio, collateral location and values, cash flow positions, industry concentrations, delinquencies and other relevant factors.

     Mortgage Loans Held for Sale: The Bank enters into commitments to originate and does originate mortgage loans for sale to investors and in the secondary market.

     Loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. Commitment fees are amortized either over the commitment period or the combined commitment and loan period depending upon the probability of performance under the commitment.


     Interest on Loans: Interest on loans is credited to income when earned. An allowance for interest on loans is provided when management considers the collection of these loans doubtful and the accrual of interest is suspended when a loan becomes more than 90 days past due.

     Loan Fees: Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yields using the level-yield method.

     Other Real Estate Owned:  Real estate acquired through foreclosure and
                                     F-9
similar proceedings is recorded at the lower of the related loan balance or estimated fair value of the property at the acquisition date. Subsequent to the acquisition date, properties are carried at their fair value, less cost to sell. Operating expenses of such properties, net of any income, are charged to expense.

     Depreciation: Provisions for depreciation are computed using the straight-line method over the estimated useful lives of office properties and equipment.

     Securities Sold Under Agreements to Repurchase: The Bank enters into sales of investment and mortgage-backed securities under agreements to repurchase the same or essentially identical securities. The agreements are short-term and are accounted for as secured borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities which collateralize the agreements are reflected as an asset in the Consolidated Statement of Condition.

     Interest Rate Instruments: Interest rate instruments are used to adjust the maturity structure of liabilities and assets to manage the Bank's exposure to fluctuating interest rates. These instruments include interest rate exchange agreements and interest rate floors and caps. These instruments are used only to hedge specifically identified assets and liabilities and not for speculative purposes. Fees associated with swaps, floors and caps are amortized to expense on a straight-line basis over the lives of the agreements. Gains or losses upon termination of these instruments are deferred and amortized over the shorter of the remaining term to maturity of the related hedged asset or liability or the remaining life of the instrument. Interest paid or received associated with interest rate swap, floor or cap agreements, is reflected as a component of net interest margin. At December 31, 1996 and 1995, the Bank was not party to any interest rate instruments.

     Mortgage Servicing Rights: The Bank services mortgage loans for investors. Fees earned for and in connection with this activity are recognized as income when the related mortgage payments are received. Mortgage servicing costs are charged to expense as incurred.

     In May 1995, the Financial Accounting Standards Board issued SFAS 122, "Accounting For Mortgage Servicing Rights", which requires the Bank to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. As the Bank acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, it must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The capitalized cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income (servicing revenue in excess of servicing costs).

     Capitalized mortgage servicing rights are periodically assessed for impairment based on the fair value of those rights calculated on a discounted basis. This assessment is performed on a disaggregate basis, stratified by mortgage type, term and rate. Identified impairments are recognized through a valuation allowance.

     As permitted by SFAS 122, the Bank adopted the provisions of the Statement effective July 1, 1995. The effect of adopting SFAS 122 was to increase net income for the year ended December 31, 1995 by $621,000.

     Income Taxes: The Bank and its subsidiaries file a consolidated federal tax return with its parent, DNFC. Taxes are allocated to the Bank as if it had filed a separate consolidated income tax return. Deferred income taxes result from temporary differences between the tax bases of assets and liabilities and the bases reported in the consolidated financial statements. The deferred taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Reclassifications: Certain amounts in previously issued consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE B: BUSINESS COMBINATION

     On April 10, 1996, Macomb Federal Savings Bank ("Macomb") was merged into the Bank. At the time of the merger, Macomb had assets and stockholders' equity (unaudited) of $41,932,000 and $6,268,000, respectively. DNFC issued 716,497 shares of common stock and cash in lieu of fractional shares for all of the oustanding shares of Macomb. The merger was accounted for as a pooling-of-interests and accordingly, the financial statements have been restated to include the results of Macomb.

     A reconciliation of previously reported net interest income and net income is as follows:


                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                                                       1996                1995               1994
                                                                    ------------        ---------           ---------
                                                                            (In thousands)
Net interest income (as previously reported)                         $   9,453          $  33,592           $  22,567
Macomb Federal Savings Bank - net interest income                          218              1,118               1,172
                                                                     ---------          ---------           ---------
                            Total Net Interest Income                $   9,671          $  34,710           $  23,739
                                                                     =========          =========           =========

Net income (as previously reported)                                      3,574             10,341               3,273
Macomb Federal Savings Bank - net income                                    (8)               277                 292
                                                                     ---------          ---------           ---------
                            Total Net Income                         $   3,566          $  10,618           $   3,565
                                                                     =========          =========           =========

NOTE C:  RESTRICTIONS ON CASH AND NONINTEREST-BEARING BALANCES


      The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amounts of those reserve balances for the years ended December 31, 1996 and December 31, 1995 were $418,000 and $491,000, respectively.


NOTE D:  INVESTMENT SECURITIES

         Investment securities consisted of the following:

                                                                              December 31
                                                     ------------------------------------------------------
                                                               1996                           1995
                                                     ------------------------------------------------------
                                                      Book          Market             Book         Market
                                                      Value         Value              Value        Value
                                                     ------------------------------------------------------
                                                                          (In thousands)
U.S. Treasury securities                              $ 40,737     $ 40,781           $ 35,100     $ 35,229
Other securities                                            20           20                 --           --
Investment in Federal Home Loan Bank stock              19,959       19,959             19,953       19,953
Other equity securities                                     23           23                186          186
                                                      ---------------------           ---------------------
   Held to maturity                                     60,739       60,783             55,239       55,368

U.S. Treasury securities                                57,996       58,000             40,656       40,899
Other securities                                         1,032        1,038                110          298
Valuation allowances                                        10           --                431           --
                                                            --           --                ---           --
                                                      ---------------------           ---------------------
   Available for sale                                   59,038       59,038             41,197       41,197
                                                      ---------------------           ---------------------
                                                      $119,777     $119,821           $ 96,436     $ 96,565
                                                      =====================           =====================


         An analysis of gross unrealized gains and losses is as follows:

                                                                                  December 31
                                                   ----------------------------------------------------------------------
                                                                1996                               1995
                                                   ----------------------------------------------------------------------
                                                       Gross             Gross               Gross            Gross
                                                    Unrealized         Unrealized         Unrealized      Unrealized
                                                       Gains             Losses              Gains           Losses
                                                   ----------------------------------------------------------------------
                                                                               (In thousands)
Held to maturity
  U.S. Treasury securities                             $  79              $  (35)            $ 137            $ (7)
                                                       -----------------------------------------------------------
                                                          79                 (35)              137              (7)
Available for sale
  U.S. Treasury securities                                31                 (27)              244              --
  Other equity securities                                  6                  --               187              --
                                                       -----------------------------------------------------------
                                                          37                 (27)              431              --
                                                       -----------------------------------------------------------
                                                       $ 116              $  (62)              568           $  (7)
                                                       ===========================================================

     Proceeds from sales of   investment  securities available for sale
during 1996 were $298,000. Gross gains of $188,000 were realized on those sales. Proceeds from sales of investment securities available for sale during 1995 were $10,070,000. Gross losses of $120,000 were realized on those sales. Proceeds from sales of investment securities available for sale during 1994 were $20,779,000. Gross losses of $221,000 were realized on those sales.

     The book value and market value of debt securities at December 31, 1996, by contractual maturity, were as follows:

                                                            Less than one year                          1 - 5 Years
                                                    -------------------------------------------------------------------
                                                    Book          Market     Average      Book        Market    Average
                                                    Value         Value       Yield       Value       Value      Yield
                                                    -------------------------------------------------------------------
                                                                         (Dollars in thousands)
U.S. Treasury securities held to maturity           $20,146     $20,165      5.93%      $20,591     $20,616        6.02%
Other securities held to maturity                        --          --        --            20          20        6.00
                                                    -------------------------------------------------------------------
                                                     20,146      20,165      5.93%       20,611      20,636        6.02%

U.S. Treasury securities available for sale          53,975      53,959      5.62%        4,021       4,041        6.33%
                                                    -------------------------------------------------------------------

                                                    $74,121     $74,124      5.71%      $24,632     $24,677        6.07%
                                                    ===================================================================

NOTE E:  MORTGAGE-BACKED SECURITIES

        Mortgage-backed securities consisted of the following:

                                                                     December 31
                                              ---------------------------------------------------
                                                          1996                        1995
                                              ---------------------------------------------------
                                                  Book         Market         Book         Market
                                                  Value        Value          Value         Value
                                              ---------------------------------------------------
                                                              (In thousands)
Government agency securities                  $ 127,677    $ 126,576      $  12,149     $  12,451
Collateralized mortgage obligations              85,755       85,311         60,305        60,550
Accrued interest receivable                       1,417        1,417            646           646
Net discounts                                      (159)          --           (432)           --
                                              ----------------------------------------------------

  Held to maturity                              214,690      213,304         72,668        73,647

Government agency securities                     18,815       19,255         28,324        29,135
Collateralized mortgage obligations              14,767       15,005         22,810        23,110
Interest-only certificates                          639        2,023            984         2,400
Accrued interest receivable                         283          283            396           396
Net premiums                                        160           --            421            --
Valuation allowances                              1,902           --          2,106            --
                                              ----------------------------------------------------
  Available for sale                             36,566       36,566         55,041        55,041
                                              ----------------------------------------------------
                                              $ 251,256    $ 249,870      $ 127,709     $ 128,688
                                              ====================================================


     Mortgage-backed securities with a carrying value of $44,847,000 are specifically pledged as collateral for advances from the Federal Home Loan Bank of Indianapolis (FHLB). Mortgage-backed securities with a carrying value of $9,160,000 are pledged as collateral for other borrowings.

         An analysis of gross unrealized gains and losses is as follows:

                                                                   December 31
                                            -------------------------------------------------------
                                                         1996                        1995
                                            -------------------------------------------------------
                                               Gross          Gross         Gross           Gross
                                            Unrealized     Unrealized     Unrealized     Unrealized
                                               Gains          Losses        Gains          Losses
                                            -------------------------------------------------------
                                                                 (In thousands)
Government agency securities                $   764        $ (2,119)       $   302         $   --
Collateralized mortgage obligations             294            (325)           711            (34)
                                            -----------------------------------------------------
  Held to maturity                            1,058          (2,444)         1,013            (34)

Government agency securities                    287             (11)           425            (16)
Collateralized mortgage obligations             270             (28)           314            (33)
Interest only certificates                    1,384              --          1,416             --
                                            ------------------------------------------------------
  Available for sale                          1,941             (39)         2,155            (49)
                                            -----------------------------------------------------
                                            $ 2,999        $ (2,483)       $ 3,168         $  (83)
                                            =====================================================

     There were no sales of mortgage-backed securities during 1996.
Proceeds from sales of mortgage-backed securities available for sale during 1995 were $4,145,000. Gross gains of $267,000 were realized on those sales. Proceeds from sales of mortgage-backed securities available for sale during 1994 were $52,348,000. Gross gains of $865,000 and gross losses of $22,000 were realized on those sales.

     The book value and market value of mortgage-backed securities at December 31, 1996, by contractual maturity, were as follows:


                                           Held to Maturity                  Available For Sale
                                    -----------------------------------------------------------------
                                     Book        Market      Average      Book     Market     Average
                                     Value       Value        Yield       Value    Value       Yield
                                    -----------------------------------------------------------------
                                                            (Dollars in thousands)
Government agency securities
    Less than one year               $     --    $     --        -- %  $      --   $     --        -- %
    One to five years                      --          --        --           --         --        --
    Five to ten years                   1,832       1,778      6.78           --         --        --
    After ten years                   126,099     124,798      7.10       18,979     19,255      6.64
                                    -----------------------------------------------------------------
                                      127,931     126,576      7.09       18,979     19,255      6.64
Collateralized mortgage obligations
    Less than one year                     --          --        --           --         --        --
    One to five years                      --          --        --           --         --        --
    Five to ten years                     224         229     17.63           --         --        --
    After ten years                    85,118      85,082      6.90       14,763     15,005      7.02
                                    -----------------------------------------------------------------
                                       85,342      85,311      6.93       14,763     15,005      7.02
Interest only certificates
    Less than one year                     --          --        --           --         --        --
    One to five years                      --          --        --           --         --        --
    Five to ten years                      --          --        --            5         16    430.67
    After ten years                        --          --        --          634      2,007    110.68
                                    -----------------------------------------------------------------
                                           --          --        --          639      2,023    113.18
                                    -----------------------------------------------------------------
                                    $ 213,273    $211,887      7.03 %   $ 34,381   $ 36,283      8.78%
                                    =================================================================

     Mortgage-backed securities will mature according to the repayment characteristics of the underlying mortgage loans which collateralize the securities. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers have the right to prepay.

     The aggregate book value and aggregate market value of the securities of any one issuer, other than U.S. Government agencies, did not exceed 10% of stockholders' equity at December 31, 1996 or 1995.


NOTE F: LOANS RECEIVABLE

        The carrying amounts and fair values of loans receivable consisted of the following:

                                                                               December 31
                                                       ---------------------------------------------------------
                                                                   1996                          1995
                                                       --------------------------    ---------------------------
                                                       Carrying            Fair           Carrying         Fair
                                                       Amount              Value           Amount          Value
                                                       ---------------------------------------------------------
                                                                           (In thousands)
Residential mortgages                                  $   592,712    $   598,390    $   573,089      $  570,798
Residential mortgages held for sale                          5,218          5,218         21,713          21,963
Mortgages on income producing property                      84,983         79,704         88,491          79,985
Construction loans                                          39,535         39,404         40,882          37,160
Consumer loans                                             337,178        338,180        237,873         235,557
Commercial loans                                            12,262         11,959          7,717           7,298
Accrued interest receivable
                                                             5,940          5,940          5,588           5,588
                                                       --------------------------    ---------------------------
                                                         1,077,828      1,078,795        975,353         958,349

Less:
  Discounts on purchased loans                              (2,035)            --         (1,709)             --
  Allowance for loan losses                                 11,042             --         10,081              --
  Undisbursed portion of loan proceeds                      12,085             --         13,198              --
  Deferred income                                              860             --          1,424              --
                                                       --------------------------    ---------------------------
                                                       $ 1,055,876    $ 1,078,795    $   952,359      $  958,349
                                                       ==========================    ===========================



     Credit is extended based on evaluation of the borrower's financial condition, the value of the collateral and, in the case of income producing property, the sufficiency of net cash flows from the property's operation to service the debt. When loans are made to businesses, personal guarantees may also be required of owners or partners.

         Loans collateralized by income producing property are categorized as follows:

                                                    December 31
                                       ----------------------------------
                                             1996                1995
                                       ----------------------------------
                                                   (In thousands)
Multi-family apartments                   $ 25,404            $ 29,337
Motels/hotels                               13,540              14,105
Shopping centers                            23,582              20,232
Mobile home parks                            3,625               3,781
Offices                                      6,667               8,698
Industrial                                   4,565               6,584
Other                                        7,600               5,754
                                          --------            --------
                                          $ 84,983            $ 88,491
                                          ========            ========


         Loans collateralized by income producing property categorized by state are as follows:

                                                    December 31
                                       ----------------------------------
                                             1996                1995
                                       ----------------------------------
                                                   (In thousands)
Michigan                                  $ 65,645            $ 67,048
California                                  11,738              12,202
New York                                     2,037               3,413
Pennsylvania                                   607               1,396
Other                                        4,956               4,432
                                          --------            --------
                                          $ 84,983            $ 88,491
                                          ========            ========


         Changes in the allowance for loan losses are summarized as follows:

                                             1996                1995           1994
                                       ------------------------------------------------
                                                      (In thousands)
Balance at beginning of year             $ 10,081             $   8,349        $ 11,570
Provisions for loan losses                  1,100                 2,400             100
Transfers                                      --                    --             300
Net charge-offs                              (139)                 (668)         (3,621)
                                       ------------------------------------------------
Balance at end of year                  $  11,042            $   10,081        $  8,349
                                       ================================================


     At December 31, 1996 and 1995, the total recorded investment in impaired loans, as defined by SFAS 114, was $7,241,000 and $8,619,000, respectively. In 1996 the amount of the recorded investment in impaired loans for which there is a related allowance for loan losses is $145,000, and the amount of the recorded investment for which there is no related allowance for loan losses is $7,096,000. In 1995 none of the impaired loans required a specific allowance for loan losses. Interest income on impaired loans is recognized primarily on a cash basis. During 1996 and 1995, the amount of interest income recognized on impaired loans was insignificant. The balance of nonaccrual loans was $6,621,000 and $8,225,000 at December 31, 1996 and 1995, respectively.

     Changes in capitalized mortgage servicing rights, included in other assets in the Consolidated Statements of Condition, are summarized as follows:



                                                                  1996          1995          1994
                                                              ---------------------------------------
                                                                          (In thousands)
Balance at beginning of year                                  $  1,113     $     968       $  9,870
Additions                                                          630           621             --
Amortization, sales and writedowns                                (300)         (476)        (8,902)
                                                              ---------------------------------------
Balance at end of year                                        $  1,443     $   1,113       $    968
                                                              =======================================




     Changes in the valuation allowance for mortgage servicing rights are summarized as follows:

                                                                 1996           1995          1994
                                                               --------------------------------------
                                                                           (In thousands)
Balance at beginning of year                                   $   291     $       --      $   --
Additions:
   Purchased mortgage servicing rights                             151            222          --
   Originated mortgage servicing rights                             55             77          --
                                                               --------------------------------------
         Total additions                                           206            299          --
Reductions:
   Purchased mortgage servicing rights                             158              8          --
   Originated mortgage servicing rights                            118             --          --
                                                               --------------------------------------
         Total reductions                                          276              8          --
                                                               --------------------------------------

Balance at end of year                                         $   221     $      291      $   --
                                                               ======================================


     At December 31, 1996, and 1995, the fair value of capitalized mortgage Servicing rights was $1,770,000 and $1,161,000, respectively.

     Loans serviced for others amounted to $415,156,000, $278,051,000, and $243,834,000 at December 31, 1996, 1995 and 1994, respectively.

NOTE G:  OTHER REAL ESTATE OWNED

         Other real estate owned (OREO) consisted of the following:

                                                                                      December 31
                                                                      ---------------------------------------
                                                                             1996                  1995
                                                                      ---------------------------------------
                                                                                  (In thousands)
Real estate acquired through foreclosure                                   $ 1,365             $ 1,226
Real estate in judgment                                                        105                 226
                                                                           ---------------------------
                                                                             1,470               1,452
Less allowance for losses                                                      --                  133
                                                                           ---------------------------
                                                                           $ 1,470             $ 1,319
                                                                           ===========================

     Changes in the allowance for possible losses on OREO are summarized as follows:

                                                                 1996           1995          1994
                                                             ----------------------------------------
                                                                            (In thousands)
Balance at beginning of year                                 $     133            $ 330       $   650
Provision for losses                                                --              150            --
Net charge-offs                                                   (133)            (347)         (320)
                                                             ----------------------------------------
Balance at end of year                                       $      --            $ 133       $   330
                                                             ========================================

     The Bank recorded writedowns of other real estate owned amounting to $75,000 during 1996. The Bank did not record any writedowns of other real estate owned in 1995 or 1994.

     The Bank recognized gains on sale of OREO amounting to $164,000, $1,139,000 and $2,407,000 during 1996, 1995 and 1994 respectively.


NOTE H:  OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are summarized as follows:

                                                                                    December 31
                                                                          ----------------------------
                                                                               1996               1995
                                                                          ----------------------------
                                                                                  (In thousands)
Cost:
  Land                                                                    $  2,634           $   2,634
  Buildings and improvements                                                17,174              16,229
  Furniture and equipment                                                   16,839              15,780
                                                                          ----------------------------
                                                                            36,647              34,643
Less accumulated depreciation                                               20,883              19,793
                                                                          ----------------------------
                                                                          $ 15,764            $ 14,850
                                                                          ============================

     Depreciation and amortization expense was $1,954,000, $1,843,000 and $1,841,000 in 1996, 1995 and 1994, respectively.

     Rental expense for leased properties and equipment was $938,000, $643,000 and $488,000 in 1996, 1995 and 1994, respectively. The aggregate minimum annual rental commitments under these leases are approximately $1,003,000 in 1997, $771,000 in 1998, $619,000 in 1999, $573,000 in 2000, $500,000 in 2001 and
$992,000 thereafter.


NOTE I:  DEPOSITS

     The carrying amounts and fair values of deposits and the nominal rate of interest paid were as follows:

                                                                   December 31
                                 ---------------------------------------------------------------------------
                                                         1996                                   1995
                                 ---------------------------------------------------------------------------
                                                               Weighted                            Weighted
                                     Carrying        Fair      Average     Carrying       Fair      Average
                                     Amount         Value       Rate        Amount        Value      Rate
                                 ---------------------------------------------------------------------------

                                                           (Dollars in thousands)
Checking accounts                   $  46,882   $   46,882         --%   $   37,939   $   37,939       -- %
NOW accounts                           60,668       60,668       1.52        53,682       53,682     1.52
Money market accounts                  89,321       89,321       4.01        86,080       86,080     4.18
Savings deposits                      149,226      149,226       2.82       149,728      149,728     2.91
Certificates of deposit               617,102      622,040       5.79       594,044      598,070     6.00
Accrued interest                          934          934         --         1,459        1,459       --
                                    ------------------------------------------------------------------------
                                    $ 964,133   $  969,071       4.61%   $  922,932   $  926,958     4.82 %
                                    ========================================================================




     Included in deposits are $107,386,000 and $81,442,000 of deposit accounts with balances in excess of $100,000 as of December 31, 1996 and 1995, respectively.


     Certificates had the following maturities at December 31, 1996:

                                                          Weighted
                                         Amount         Average Rate
                                     ------------------------------------
                                              (Dollars in thousands)
        1997                            $  392,752                  5.54%
        1998                               159,122                  6.12
        1999                                25,894                  6.93
        2000                                 8,655                  6.64
        2001 and beyond                     30,679                  6.04
                                        ---------------------------------
                                        $  617,102                  5.79%
                                        =================================

     The average balance, interest expense and average rate on deposits were as follows:

                                        1996                             1995                          1994
                            ---------------------------------------------------------------------------------------------
                            Average   Interest   Average    Average    Interest   Average   Average   Interest   Average
                            Balance   Expense    Rate       Balance    Expense    Rate      Balance   Expense    Rate
                            ----------------------------------------------------------------------------------------------
                                                            (Dollars in thousands)
Checking accounts          $  40,349  $    --       --%    $  36,886    $    --      --%    $  36,138 $     --     --%
NOW and money
  market accounts            146,863    4,490     3.06       137,867      4,261    3.09       133,079    3,197   2.40
Savings deposits             153,701    4,446     2.89       139,685      3,723    2.67       172,875    4,174   2.41
Certificates of deposit      597,571   34,923     5.84       537,944     30,655    5.70       480,020   22,435   4.67
                            --------------------------------------------------------------------------------------------
                            $938,484  $43,859     4.67%    $ 852,382    $38,639    4.53%    $ 822,112 $ 29,806   3.63%
                            ============================================================================================



NOTE J:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase, in which the Bank will repurchase identical securities, consisted of the following:

                                                                              December 31
                                                     ----------------------------------------------------------
                                                                      1996                        1995
                                                     ----------------------------------------------------------
                                                       Carrying         Fair             Carrying         Fair
                                                       Amount           Value            Amount           Value
                                                     ----------------------------------------------------------
                                                                           (In thousands)

Collateral pledged:
Mortgage-backed securities with a book
  value including accrued interest of
  $59,835,000 and a market value of
  $59,750,000                                          $ 58,040        $ 58,040          $    --         $   --
                                                       ========================================================





     Securities sold under agreements to repurchase averaged $40,095,000 and $24,020,000 during 1996 and 1995, respectively, and the maximum amounts outstanding at any month-end during 1996 and 1995 were $74,621,000 and $52,579,000, respectively.

     The securities underlying the agreements were delivered to the dealers who arranged the transactions. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Bank essentially identical securities at the maturities of the agreements.

     Agreements to repurchase as of December 31, 1996, are as follows:

                                                                     Interest
             Broker                                   Borrowing        Rate            Maturity Date
-------------------------------------------------   -----------     ----------     ---------------------
                                                   (In thousands)
Morgan Stanley                                         $23,397          5.52%             January  1997
Federal National Mortgage Association                   34,643          5.76              January  1997
                                                      --------          ----

Total Reverse Repurchase Agreements                    $58,040          5.66%
                                                       =======          ====


NOTE K:  FHLB ADVANCES AND OTHER BORROWED MONEY

     The carrying amounts and fair values of FHLB advances and other borrowed money consisted of the following:

                                                                   December 31
                               --------------------------------------------------------------------------------------

                                              1996       1995          1996         1996           1995          1995
                               --------------------------------------------------------------------------------------
                                Year of          Weighted           Carrying        Fair          Carrying       Fair
                               Maturity      Average     Rate        Amount         Value          Amount       Value
                               --------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Advances from Federal Home
 Loan Bank of Indianapolis:
 Variable rate of interest:
   5.81 - 6.38 %. . . . . . .    1996          --%     5.86%       $     --      $     --       $124,000     $124,065
   5.47 - 6.80. . . . . . . .    1997         5.58      5.86        206,000       206,047         61,000       61,027
 Fixed rate of interest:
   5.20 - 5.42 %. . . . . . .    1997         5.25      5.42         45,000        44,977         10,000        9,977
   5.47 - 5.91. . . . . . . .    1998         5.77      5.47         43,000        42,566         10,000        9,965
   5.81 - 5.95. . . . . . . .    1999         5.84        --         43,000        42,233             --           --
           4.00. . . . . . .     2005         4.00      4.00          1,003           802          1,003          857
                               --------------------------------------------------------------------------------------
                                                                    338,003       336,625        206,003      205,891
Other borrowed money:
  Collateralized mortgage obligations                                 7,994         8,606         10,292       11,250
                                                                   --------------------------------------------------
                                                                   $345,997      $345,231       $216,295     $217,141
                                                                   ==================================================






     The Bank is required to maintain qualifying loans, investments and mortgage-backed securities as collateral for the FHLB advances.

     The collateralized mortgage obligation (CMO) was issued through a special purpose finance subsidiary established in 1986. The CMO is secured by mortgage-backed securities with unpaid principal balances of $9,160,000 and $11,709,000 at December 31, 1996 and December 31, 1995, respectively. The notes underlying the obligations bear interest, payable quarterly, at rates varying from 7.27% to 7.33%, with contractual maturity dates ranging from 2008 to 2010.

NOTE L:  FEDERAL INCOME TAXES

     Federal income tax expense (credit) consisted of the following:

                                                   1996             1995              1994
                                              ------------------------------------------------
                                                                   (In thousands)
Current                                       $      --           $    100           $     150
Deferred                                           3,228             3,959               1,199
Change in valuation allowance
   for deferred tax assets                        (2,879)           (5,734)             (1,199)
                                              ------------------------------------------------
                                              $      349          $ (1,675)          $     150
                                              ================================================


     Deferred income tax expense (credit) included in stockholders' equity related to unrealized holding gains (losses) on securities available for sale for 1996, 1995 and 1994 amounted to $(181,000), $850,000 and $-0-, respectively.

     A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                      1996               1995                 1994
                                                 ---------------------------------------------------
Statutory tax rate                                  35.00%            35.00%                 35.00%
Effect of:
  Change in valuation allowance
   for deferred tax assets                         (30.81)           (68.54)                (38.79)
  Adjustment to net operating loss
   carryforward                                        --             12.46                     --
  Other items, net                                  (0.56)             2.35                   7.83
                                                ----------------------------------------------------
Effective tax rate                                   3.63%           (18.73)%                 4.04%
                                                ====================================================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred and other tax assets and liabilities are as follows:

                                                                                         December 31
                                                                                 --------------------------
                                                                                      1996         1995
                                                                                ----------------------------
                                                                                       (In  thousands)
Deferred tax assets:
   Bad debt reserves not previously deducted                                        $ 3,036          $ 3,545
   Net deferral required by SFAS 91                                                     229              400
   Pension and other benefit obligations                                                695              580
   Tax effect of net of operating loss carryforward                                   3,258            6,307


   Other items, net                                                                     381              416
                                                                                    ------------------------
            Total deferred tax assets                                                 7,599           11,248
   Valuation allowance for deferred tax assets                                           --           (2,879)
                                                                                    ------------------------
            Total deferred tax assets less valuation allowance                        7,599            8,369

Deferred tax liabilities:
   Securities marked to market for tax purposes*                                        289              433
   Tax over book depreciation                                                           662              723
   FHLB stock dividends                                                               1,075            1,075
   Valuation adjustment on CMO residuals                                              1,408            1,333
   Excess general valuation allowances over base year reserves                           --              448
   Other items, net                                                                      68               92
                                                                                    ------------------------
            Total deferred tax liabilities                                            3,502            4,104
                                                                                    ------------------------
Total net deferred tax assets                                                         4,097            4,265
Current income tax receivable due to net operating loss
  carrybacks and other overpayments                                                   1,905            1,109
                                                                                    ------------------------
Total net federal income tax assets                                                 $ 6,002          $ 5,374
                                                                                    ========================

     * The amount shown is net of the $669,000 and $822,000 tax effect of SFAS 115 unrealized holding gains at December 31, 1996 and December 31, 1995 respectively.


     As of December 31, 1996, the Bank had a net operating loss carryforward for income tax purposes of $9,310,000 which expires on December 31, 2009.


NOTE M:  REGULATORY MATTERS

     OTS regulations governing the payment of dividends by savings institutions provide that an institution may only pay dividends with regulatory approval.

     During 1996, the Bank paid a one-time charge of $5.5 million pretax, ($3.6 million after tax) as the mandated contribution to replenish the Federal Deposit Insurance Corporation's depleted Savings Association Insurance Fund ("SAIF"). This charge is the result of federal legislation passed and signed into law on September 30, 1996, which requires all thrifts to pay a one-time assessment to restore the SAIF fund to its statutory reserve level. The assessment is 65.7 basis points (b.p.) of the institution's deposits as of March 31, 1995.

     On December 7, 1989, new capital standards were imposed on the thrift industry as a result of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"). Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of December 31, 1996, the Bank exceeded all regulatory capital standards.

     The table below summarizes as of December 31, 1996, the Bank's capital requirements under FIRREA and its actual capital ratios at that date:

                                               Regulatory                   Bank Actual
                                              Requirements                   Capital
                                       ----------------------------------------------------------
                                          Amount     Percent            Amount    Percent
                                       ----------------------------------------------------------
                                                       (Dollars in thousands)
Risk-based capital                        $ 69,740        8.00%          $ 86,669     9.94%
Core capital                                44,598        3.00             76,012     5.11
Tangible capital                            22,299        1.50             76,012     5.11

The table below provides a reconciliation of capital calculated under generally accepted accounting principles ("GAAP") and regulatory capital at December 31, 1996

                                                        December 31, 1996

GAAP Capital                                                  $80,014
Adjustment
Unrealized gains on available-for-sale securities              (1,243)
                                                              -------
Adjusted regulatory equity capital                             78,771

Less:
Intangible assets                                              (1,011)
Investments in and advances to nonincludible subsidiaries      (1,748)
                                                              -------
Tangible and core capital                                     $76,012
                                                              =======
     The FDIC Improvement Act of 1992 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. The OTS has adopted rules, based upon FDICIA's five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, the OTS is required to take supervisory action against institutions that are not deemed either "well capitalized" or "adequately capitalized". The rules generally provide that a savings institution is "well capitalized" if its total risk-based capital ratio is 10% or greater, its ratio of core capital to risk-based assets (tier 1 risk-based capital) is 6% or greater, its core capital (leverage) ratio is 5% or greater, and the institution is not subject to a capital directive. The Bank's tier 1 risk-based capital ratio at December 31, 1996 was 8.72%. At December 31, 1996, the Bank was considered adequately capitalized.

NOTE N:  EMPLOYEE BENEFIT PLANS

     The Bank sponsors an employee savings and investment plan in which all employees may participate after completing a minimum of 1,000 hours in an eligibility period. The plan allows participants to make contributions by salary deductions equal to 15% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Bank at the rate of 100 cents per dollar, up to 6% of the employee's salary. Employees vest immediately in their own contributions and over a six-year period in a variety of investments, including the Bank's contributions. Employee contributions may be invested in a variety of investments including the DNFC's common stock. The first 3% of the Bank's contribution for each individual is invested in the DNFC's common stock, the remainder of the Bank's contribution, (up to 6%, total) is invested at the direction of the participant. The Bank's contributions to the plan were $621,000, $273,000 and $193,000 in 1996, 1995 and 1994, respectively.

     The Bank terminated its noncontributory defined benefit retirement plan during 1996, with all assets being distributed to participants. No gain or loss was recorded on this transaction.

     The following table sets forth the market value of assets and distribution thereof on December 16, 1996, the date of distribution.

                                                              Before          Effect of           After
                                                           Termination        Termination     Termination
                                                           -----------        -----------     -----------
                                                                             (In thousands)
Assets and obligations:
         Accumulated benefit obligation                    $    (8,419)      $    8,419       $         0

         Plan assets at fair value                              11,238          (11,238)                0
                                                           -----------       -----------      -----------
         Excess assets                                     $     2,819       $   (2,819)      $         0
                                                           ===========       ===========     ============


     Benefits under the plan were based on years of service and the employee's compensation during the last five years of employment.

Pension expense included the following components:

                                                                          1996*          1995*         1994
                                                                       -------------------------------------
                                                                                    (In thousands)
Service cost-benefits earned during the period                         $      --      $     620    $     728
Interest cost on projected benefit obligation                                 --          1,071        1,055
Return on plan assets                                                         --         (2,030)        (362)
Net amortization                                                              --            512       (1,046)
                                                                       -------------------------------------
                                                                       $      --      $     173    $     375
                                                                       =====================================



     * Benefits were frozen as of September 30, 1995, therefore, no cost or amortization was subsequently recorded.


NOTE O: POSTRETIREMENT BENEFITS

     The Bank has a contributory unfunded benefit plan which provides postretirement medical benefits to certain employees who have retired prior to September 30, 1995. The Bank is recognizing its accumulated postretirement benefit obligation over a prospective 20-year period. During 1994, the plan was changed to provide certain caps on benefits for existing retirees and eliminate benefits for future retirees. The effect of the plan change was to reduce the accumulated postretirement benefit obligation by approximately $1,425,000.

     The following table sets forth the plan's status and amounts recognized in the Bank's Consolidated Statement of Condition:

                                                                                 December 31,
                                                                            1996              1995
                                                                         ---------------------------
                                                                               (In thousands)
Accumulated postretirement benefit obligation                             $  1,358          $ 1,322
Unrecognized net loss                                                         (233)            (178)
Unrecognized transition obligation                                            (829)            (877)
                                                                          --------------------------
Accrued postretirement benefit cost                                       $    296          $   267
                                                                          ==========================


   Postretirement benefit expense included the following components:


                                                           1996             1995           1994
                                                         -----------------------------------------
                                                                       (In thousands)
Service cost                                              $   --          $   --          $   44
Interest cost                                                 97              99             132
Amortization of transition obligation                         48              49              80
                                                         -----------------------------------------
                                                          $   145         $  148          $  256
                                                          ========================================


     A weighted average discount rate of 7.00% in 1996 and 1995 was used in determining the accumulated post retirement benefit obligation. The 1996 health care trend rate was projected to be 9.5% for participants under the age of 65, and this rate is assumed to trend downward until it reaches 5.5% and remains at that level thereafter. This trend rate assumption does not have a significant effect on the plan; therefore, a one percent change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.

NOTE P:   STOCK OPTION PLAN

     DNFC has stock option plans in which common shares of DNFC's common stock are granted to employees and directors of the Bank. Under the plans, the exercise price of any option will not be less than the fair market value of the common stock on the date of grant. The dates on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors and have generally vested over a two year period from the date of grant. The term on any option may not exceed ten years from the date of grant.

     During 1996, the Bank adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Accordingly, the fair value of each option grant to Bank employees and Directors in 1996 and 1995 was estimated using the Black-Scholes option pricing model with the following assumptions used:

                                                                                      1996              1995
                                                                                 ------------        ------------
Estimated weighted average fair value
 per share of options granted                                                       $4.61               $2.63



Assumptions:

 Annualized dividend yield ....................................................        --                  --
 Common-stock price volatility ................................................      25.1%              $25.1%
 Weighted average risk free rate of return ....................................       5.9%                7.4%
 Weighted average expected option term (in years) .............................         5                   4

     The Bank has elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, since all options are granted at a fixed price not less than the fair market value of DNFC's common stock on the date of grant, no compensation cost has been recognized for the stock option grants. Had stock option costs of these plans been determined based on the fair value at the 1996 and 1995 grant dates for award under those plans consistent with the methodology of SFAS 123, the pro forma effects on the Bank's net income and earnings per share would be as follows:


                                                                                              1996                1995
                                                                                           -----------       ------------

                                                                                                   (In thousands)

                                     Net income (as reported) ........................     $9,378              $10,618
                                     Stock option compensation cost ..................       (396)                 (74)
                                                                                             ----                  ---
                                      Pro forma net income ...........................     $8,982              $10,544
                                                                                           ======              =======

NOTE Q:  LITIGATION


     The Bank is a defendant, in a number of matters of litigation, substantially all of which have arisen in the ordinary course of business. It is the opinion of management that the resulting liabilities, if any, from these actions will not materially affect the Consolidated Financial Statements.

     D&N Bank is a plaintiff, like approximately 120 other institutions, in a currently pending claim in the United States Court of Federal Claims seeking substantial damages as a result of the 1989 Financial Institutions Reform,

Recovery and Enforcement Act's mandatory phase-out of the regulatory capital
treatment of supervisory goodwill.   Arguments concerning the extent of damages
in the cases of three initial plaintiffs, are scheduled to begin March 17,
1997.   The other cases, including the Bank's are scheduled to be considered
after the initial cases are resolved.   The ultimate outcome of these matters
cannot be ascertained at this time.

NOTE R:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is party to financial instruments with off-balance sheet risk (in the normal course of it's business) to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments may include commitments to originate or purchase loans, standby letters of credit, recourse arrangements on sold assets, and forward commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the Consolidated Statements of Condition. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments. For forward commitments, the contract amounts do not represent exposure to credit loss. The Bank controls the credit risk of those instruments through credit approvals, limits and monitoring procedures.

     The following table sets forth financial instruments with off-balance sheet risk and their contract amounts and fair values:

                                                                           December 31
                                                       -----------------------------------------------
                                                          1996        1996            1995       1995
                                                       -----------------------------------------------
                                                          Contract    Fair          Contract     Fair
                                                          Amount      Value         Amount       Value
                                                       -----------------------------------------------
                                                                         (In thousands)
Financial instruments whose contract amounts
  represent credit risk
    Commitments to originate and purchase loans         $ 69,383      $ (694)     $ 60,443   $ (604)
    Unused lines of credit                                78,303        (783)       56,867     (569)
    Standby letters of credit                                367          (4)        1,210      (12)
    Loans sold with recourse                               3,004        (150)        3,563     (178)

Financial instruments whose contract amounts
 exceed the amount of credit risk:
    Forward commitments to sell loans                      4,000         (40)           --       --

     Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the borrower's creditworthiness.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Additionally, the Bank has retained credit risk on certain residential and commercial mortgage loans sold with recourse with outstanding balances at December 31, 1996 of $1,430,000 and $1,574,000, respectively. These balances as of December 31, 1995 were $1,769,000 and $1,794,000, respectively. The maximum amount of loss to which the Bank is subject, which under the recourse provisions, is $1,587,000 at December 31, 1996. Management does not believe the recourse provisions subject the Bank to any material risk of loss. This credit risk is considered to be no more onerous than that existing on similar loans in the Bank's loan portfolio.

     Forward commitments to sell loans are contracts the Bank negotiates for the purpose of reducing the market risk associated with rate lock agreements with customers for new loan applications that we have not yet been closed. In order to fulfill a forward commitment, the Bank typically exchanges through FNMA, FHLMC or GNMA, its current production of loans for mortgage-backed securities, which are then delivered to a national securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Bank to originate loans to fulfill the contracts, in which case the Bank would normally purchase securities in the open market to deliver against the contracts.

NOTE S:   FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of financial instruments at the dates indicated. SFAS 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                                          December 31
                                                     ----------------------------------------------------
                                                           1996                             1995
                                                     ----------------------        ----------------------
                                                      Carrying         Fair         Carrying         Fair
                                                      Amount          Value         Amount          Value
                                                     -----------------------------------------------------
                                                                            (In thousands)
Cash and cash equivalents                              $ 12,787      $ 12,787       $ 22,438       $  22,438
Investment securities (Note D)                          119,777       119,821         96,436          96,565
Mortgage-backed securities (Note E)                     251,256       249,870        127,709         128,688
Loans receivable (Note F)                             1,055,876     1,078,795        952,359         958,349
Deposits (Note I)                                      (964,133)     (969,071)      (922,932)       (926,958)


Securities sold under agreement
   to repurchase (Note J)                               (58,040)      (58,040)           --             --
Debt (Note K)                                          (345,997)     (345,231)     (216,295)      (217,141)
Commitments to originate and
    purchase loans (Note Q)                                  --          (694)           --           (604)
Unused lines of credit (Note Q)                              --          (783)           --           (569)
Standby letters of credit (Note Q)                           --            (4)           --            (12)
Loans sold with recourse (Note Q)
Forward commitments to sell loans (Note Q)                   --           (40)           --             --

ESTIMATION OF FAIR VALUES
     SFAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the Statement of Condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

     The carrying amounts reported in the Statement of Condition for cash and cash equivalents approximate those assets' fair value.

     Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Fair values for the Bank's loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

     The fair values of checking and NOW accounts, money market accounts and savings deposits are the amounts payable on demand at the reporting date. The fair value for fixed-maturity time deposits is estimated using a discounted cash flow analyses using the rates currently offered for deposits with similar remaining maturities.

     The fair values of securities sold under agreement to repurchase and the Bank's debt are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for debt with similar terms and remaining maturities.

     Fair values for the Bank's off-balance sheet instruments ( guarantees and credit commitments) are based on current settlement or termination values and on fees currently charged to enter into similar agreements, given the remaining terms of the agreements and the counterparties' credit standing.

                                    D&N BANK
                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                                      March 31               December 31
                                                                                       1997                      1996
                                                                                   -------------------------------------
                                                                                               (In thousands)
                                                                                   -------------------------------------
                                                                                      (unaudited)
ASSETS
  Cash and due from banks                                                          $       1,798           $       2,845
  Federal funds sold                                                                       1,300                   8,600
  Interest-bearing deposits in other banks                                                   747                   1,342
                                                                                   -------------------------------------
      Total cash and cash equivalents                                                      3,845                  12,787

   Investment securities
      (market value of $98,517,00 in 1997 and $60,783,000 in 1996)                        98,639                  60,739
   Investment securities available for sale (at market value)                             40,868                  59,038
   Mortgage-backed securities
      (Market value $235,830,000 in 1997 and $213,304,000 in 1996)                       240,264                 214,690
   Mortgage-backed securities available for sale (at market value)                        33,196                  36,566
   Loans receivable (including loans held for sale
      of $219,000 in 1997 and $5,218,000 in 1996)                                      1,092,824               1,066,918
      Allowance for loan losses                                                          (10,987)                (11,042)
                                                                                   -------------------------------------
    Net loans receivable                                                               1,081,837               1,055,876
  Other real estate owned, net                                                             1,226                   1,470
  Federal income taxes                                                                     3,025                   6,002
  Office properties and equipment, net                                                    16,006                  15,764
  Other assets                                                                             9,560                  10,056
                                                                                   -------------------------------------
                                                                                   $   1,528,466           $   1,472,988
                                                                                   =====================================
LIABILITIES
   Checking and Now accounts                                                       $     103,248           $     107,550
   Money market accounts                                                                  90,154                  89,321
   Savings deposits                                                                      151,673                 149,226
   Time deposits                                                                         661,435                 617,102
   Accrued interest                                                                          998                     934
                                                                                    ------------------------------------


      Total deposits                                                                   1,007,508                 964,133
   Securities sold under agreements to repurchase                                         71,886                  58,040
   FHLB advances and other borrowed money                                                345,599                 345,997
   Advance payments by borrowers and investors held in escrow                              9,527                  11,808
   Payable to DNFC                                                                         5,510                   6,105
   Other liabilities                                                                       5,145                   6,891
                                                                                    ------------------------------------
                             Total liabilities                                         1,445,175               1,392,974

STOCKHOLDERS' EQUITY
   Preferred stock (2,000,000 shares authorized; none issued)
   Common stock, $.01 par value per share (shares authorized - 10,000,000;
      shares outstanding - 3,650,636 in 1997 and 1996)                                        37                      37
   Additional paid-in capital                                                             48,590                  48,590
                                                                                    ------------------------------------
                             Total paid-in capital                                        48,627                  48,627

   Retained earnings - substantially restricted                                           33,436                  30,144
   Unrealized holding gains on debt securities
      available for sale, net of tax                                                       1,228                   1,243
                                                                                    ------------------------------------
                             Total stockholders' equity                                   83,291                  80,014
                                                                                    ------------------------------------
                                                                                    $  1,528,466            $  1,472,988
                                                                                    ====================================


                                    D&N BANK
                CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                                      Three Months Ended
                                                                                           March 31,
                                                                                     1997             1996
                                                                              -------------------------------
                                                                                         (In thousands)
                                                                              -------------------------------
INTEREST INCOME
   Loans                                                                       $   21,937            $ 19,980
   Mortgage-backed securities                                                       4,436               2,276
   Investments and deposits                                                         1,962               1,744
                                                                               ------------------------------
       TOTAL INTEREST INCOME                                                       28,335              24,000

INTEREST EXPENSE
   Deposits                                                                        11,288              11,050
   Securities sold under agreements to repurchase                                     759                  94
   FHLB advances and other borrowed money                                           5,030               3,185
                                                                               ------------------------------
       TOTAL INTEREST EXPENSE                                                      17,077              14,329
                                                                               ------------------------------
       NET INTEREST INCOME                                                         11,258               9,671
Provision for loan losses                                                             300                 300
                                                                               ------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                         10,958               9,371

NONINTEREST INCOME
  Loan servicing and administrative fees, net                                         521                 324
  Deposit related fees                                                                921                 820
  Gain on loans held for sale                                                          26                 486
  Other                                                                               135                  95
                                                                               ------------------------------
          TOTAL OPERATING NONINTEREST INCOME                                        1,603               1,725
 Gain on loans and MBS available for sale                                               5                   5
                                                                               ------------------------------
          TOTAL NONINTEREST INCOME                                                  1,608               1,730

NONINTEREST EXPENSE
  Compensation and benefits                                                         4,064               4,079
  Occupancy                                                                           780                 712
  Other expense                                                                     2,495               2,867
                                                                               ------------------------------
                                                                                    7,339               7,658
  Other real estate owned, net                                                        (22)                 40
  FDIC insurance                                                                      176                 636
                                                                               ------------------------------
         TOTAL NONINTEREST EXPENSE                                                  7,493               8,334
                                                                               ------------------------------
         INCOME BEFORE INCOME TAX EXPENSE (CREDIT)                                  5,073               2,767
  Federal income tax expense (credit)                                               1,781                (799)
                                                                               ------------------------------
        NET INCOME                                                             $    3,292            $  3,566
                                                                               ==============================

                                   D&N BANK
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                      Three Months Ended
                                                                                           March 31,

                                                                                     1997           1996
                                                                                ---------------------------
                                                                                        (In thousands)
                                                                                ---------------------------
OPERATING ACTIVITIES
Net income                                                                       $   3,292        $  3,566
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                                                         300             300

     Depreciation and amortization of
         office properties and equipment                                               501             522
     Amortization of net premuium (discounts) on
         purchased loans and securities                                                108            (773)
      Originations and purchases of loans held for sale                             (5,297)        (12,121)
      Proceeds from sales of loans held for sale                                    11,377          26,930
      Amortization and writedowns of loan servicing rights                              73             201
      Other                                                                            640            (199)
                                                                                 --------------------------
      Net cash provided by operating activities                                     10,994          18,424

INVESTING ACTIVITIES
      Proceeds from maturities of investment securities                             22,988          39,946
      Purchases of investment securities                                           (42,713)         (8,848)
      Principal collected on mortgage-backed securities                             14,213          10,213
      Purchases of mortgage-backed securities                                      (36,684)         --
      Loans purchased                                                              (27,215)        (73,160)
      Net change in loans receivable                                                (5,165)        (14,610)
      Decrease in other real estate owned                                              244             246
      Change in payable to Parent Company                                              594            (335)
      Purchase of office properties and equipment                                     (733)           (827)
                                                                                 --------------------------
      Net cash used by investing activities                                        (74,371)        (47,375)

FINANCING ACTIVITIES
      Net change in time deposits                                                   44,333           2,469
      Net change in other deposits                                                  (1,022)         10,826
      Proceeds from notes payable, securities sold under
          agreements to repurchase and other borrowed money                        120,846          58,600
      Payments on maturity of notes payable, securities
          sold under agreements to repurchase and other
          borrowed money                                                          (107,440)        (28,680)
      Net change in advance payments by borrowers
          and investors held in escrow                                              (2,281)         (1,258)
                                                                                 --------------------------
      Net cash provided by financing activities                                     54,436          41,957
                                                                                 --------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    (8,941)          5,771
Cash and cash equivalents at beginning of period                                    12,786          22,438
                                                                                 --------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $    3,845        $ 35,446
                                                                                 ==========================

See notes to consolidated financial statements.

D&N BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1997 and 1996 are not necessarily indicative of the results that may be expected for the full year.

NOTE 2:  ALLOWANCE FOR LOAN LOSSES

The allowance for possible losses on loans is maintained at a level believed adequate by management to absorb potential losses from impaired loans as well as losses from the remainder of the portfolio. Management's determination of the level of the allowance is based upon evaluation of the portfolio, past experience, current economic conditions, size and composition of the portfolio, collateral location and values, cash flow positions, industry concentrations, delinquencies, and other relevant factors. The allowance is increased by a provision for losses charged against income.

Changes in the allowance for loan losses are summarized as follows:



                                                Three Months Ended
                                                      March 31,
                                                1997            1996
                                               -----------------------------
                                                    (In thousands)
Balance at beginning of period                  $ 11,042      $   9,931
Charge-offs:
   Single family                                      53             49
Income producing property                             --             --
   Commercial                                         --             --
   Installment                                       381            257
                                               ------------------------
     Total                                           434            306
Recoveries:
   Single family                                      --             --


   Income producing property                          --             --

   Commercial                                            --            --
   Installment                                           79            66
                                                 ------------------------
     Total                                               79            66
                                                 ------------------------
     Net charge-offs                                    355           240
Provision charged to operations                         300           300
                                                 ------------------------
Balance at end of period                           $ 10,987       $ 9,991
                                                 ========================



NOTE 3: FEDERAL INCOME TAXES

A federal income tax credit was recorded in the 1996 reporting period as the Bank offset taxes ordinarily payable by a realization, through a reduction in the valuation allowance previously provided, of prior years' net operating loss carryforwards.


NOTE 4:  ACQUISITION

On April 10, 1996, Macomb Federal Savings Bank ("Macomb"), a $43 million asset savings bank, was merged into the Bank. The Bank's Parent, D&N Financial Corporation, issued 716,497 shares of common stock and cash in lieu of fractional shares for all of the outstanding shares of Macomb. The merger was accounted for as a pooling-of-interests. No changes in accounting methods resulted from the business combination.



NOTE 5: RECLASSIFICATIONS

Certain amounts in the 1996 consolidated financial statements have been reclassified to conform with the current period presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996



        The following discussion and analysis provides information regarding the Bank's financial condition and results of operations for the three-month periods ended March 31, 1997 and 1996. Ratios for the three-month periods are stated on an annualized basis. Results of operations for the 1997 period are not necessarily indicative of results which may be expected for the entire year. This discussion and analysis should be read in conjunction with the consolidated financial statements and the notes thereto appearing elsewhere in this document.


RESULTS OF OPERATIONS

  NET INCOME


        The Bank recorded net income for the first quarter ended March 31, 1997 of $3.3 million, compared to net income of $3.6 million in the first quarter of 1996. Return on average assets and return on average equity were 0.89% and 16.13%, respectively, during the quarter ended March 31, 1997, compared to 1.15% and 19.60%, respectively, during the quarter ended March 31, 1996. The decrease in net income was due primarily to a tax credit usage of $799,000 in the first quarter of 1996, versus a tax expense of $1,781,000 in the first quarter of 1997. This shift of $2.6 million in taxes, was partially offset by an increase of $1.6 million in net interest income and a decrease in noninterest expense of $800,000.


  NET INTEREST INCOME

        Net interest income, or the difference between interest earned on interest earning assets such as loans and investment securities and interest paid on sources of funds such as deposits and borrowings, is a significant component of the Bank's earnings. Net interest income is affected by changes in both the balance of and the rates on interest earning assets and interest bearing liabilities and the amount of interest earning assets funded with non-interest or low-interest bearing funds.

        Net interest income increased $1.6 million to $11.3 million for the quarter ended March 31, 1997 compared to $9.7 million for the quarter ended March 31, 1996. The increase was due to increased volume and improved yields on loans originated and to lower relative expense on the Bank's borrowings due to repricing and more significantly aided by decreases in interest rates on deposits due to general decreases in market interest rates.

         By increasing its consumer and commercial lending activities, the Bank has been able to increase its net interest earning assets and to realize increased net yields. The result of these factors is that net interest income has steadily improved during recent quarters.


   PROVISION FOR LOAN LOSSES

         A provision for loan losses is charged to income based on the size and quality of the loan portfolio measured against prevailing economic conditions. This process is accomplished through a formal review analysis. The provision is recorded in sufficient amounts to maintain the allowance for possible loan losses at a level in excess of that expected by management to be required to cover specific exposures in the portfolio.

         The Bank recorded a $300,000 provision for loan losses during the quarter ended March 31, 1997 and during the quarter ended March 31, 1996. The allowance for loan losses has been maintained at approximately 1.00% of gross loans even as the loan portfolio has experienced significant growth over the past several fiscal quarters.


   NONINTEREST INCOME


         Total noninterest income decreased to $1.6 million during the quarter ended March 31, 1997, from $1.7 million recorded during the quarter ended March 31, 1996. The majority of this decrease was due to reduction in gain on sale of loans available for sale. Net loan servicing and administrative fees increased $198,000 as the Bank recorded recoveries on its portfolio of mortgage servicing rights due to increased market values caused primarily by lower loan prepayment experience. Deposit related fees were up approximately $100,000 in the current year quarter primarily due to an increase in fee income.

   NONINTEREST EXPENSE


         Total noninterest expense decreased $800,000 to $7.5 million during the quarter ended March 31, 1997, from $8.3 million recorded in the first quarter of 1996. Decreases in other expense represents D&N's continuing commitment to cost control. The primary areas of decrease were general office, furniture and equipment, marketing, legal and state tax expenses.



FEDERAL INCOME TAXES

         The first quarter of 1997 is presented on a fully-taxed basis versus a federal income tax credit of $818,000 being recorded in the first quarter of 1996.



FINANCIAL CONDITION

         Total assets at March 31, 1997 were $1.53 billion, an increase of $55.5 million from December 31, 1996. Earning assets represented approximately 98% of total assets as of March 31, 1997, substantially the same as at year-end 1996.


   CASH, DEPOSITS AND INVESTMENT SECURITIES

         Cash, deposits and investment securities were $143.3 million at March 31, 1997, up $10.7 million from December 31, 1996.


   MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities increased $22.2 million from year-end 1996 to $273.5 million at March 31, 1997. The increase was due to purchase of several short-term tranche CMO's of $36.4 million, reduced by repayments and amortization of $14.3 million.


   NET LOANS RECEIVABLE

         Net loans receivable increased $26.0 million during the period to $1.10 billion at March 31, 1997. Loan originations of $100.6 million and purchases of $27.1 million exceeded repayments and sales. Loan originations and purchases during the three months ended March 31, 1997 were: consumer loans, $58.5 million, while residential mortgage loans and commercial loans were $56.1 million and $13.1 million, respectively.




    NONPERFORMING ASSETS AND RISK ELEMENTS

         The following table sets forth the amounts and categories of risk elements in the Bank's loan portfolio.

                                                                 March 31,  December 31,
                                                                  1997            1996
                                                             -------------------------------
                                                                (Dollars in thousands)
Nonaccruing loans                                            $   4,488       $   6,621
Accruing loans delinquent more
    than 90 days                                                    --              --
Restructured loans                                                  --              --
                                                             -------------------------
    Total nonperforming loans                                    4,488           6,621
Other real estate owned (OREO)                                   1,226           1,470
                                                             -------------------------
    Total nonperforming assets                               $   5,714       $   8,091
                                                             =========================
Nonperforming loans as a
    percentage of total loans                                     0.41%           0.62%
                                                             =========================
Nonperforming assets as a
    percentage of total assets                                    0.37%           0.55%
                                                             =========================
Allowance for loan losses as a
    percentage of nonperforming loans                           244.81%         166.77%
                                                             =========================
Allowances for loan and OREO
  losses  as a percentage of
  nonperforming assets                                          192.28%         136.47%
                                                             =========================


         Nonperforming assets, before allowances for loan and OREO losses, decreased $2.4 million during the period primarily as a large commercial real estate loan secured by a shopping center was restored to accrual status after sale of the property.

   MORTGAGE SERVICING RIGHTS

    The Bank's net investment in MSRs increased during the period to $1.4 million at March 31, 1997. The following table details activity in the portfolio for the periods indicated.

                                                               Three Months             Year
                                                                   Ended               Ended
                                                           March 31, 1997    December 31, 1996
                                                          ------------------------------------
                                                                  (Dollars in thousands)
Balance at beginning of period                              $     1,443           $     1,113
Additions:
   Capitalized servicing                                             34                   630
Reductions:
   Scheduled amortization                                           (72)                 (267)
   Additional amortization due
     to changes in prepayment
     assumptions                                                     (1)                  (33)
                                                              ---------           -----------
       Total                                                        (73)                 (300)
                                                              ---------           -----------
Balance at end of period                                      $   1,404           $     1,443
                                                              =========           ===========

Fair market value at end of period                            $   1,836           $     1,770
                                                              =========           ===========


   DEPOSITS

         Deposits increased $43.4 million during the period to $1.01 billion at March 31, 1997. Certificates of deposit increased $44.3 million and savings deposits increased $2.5 million while checking accounts decreased $4.3 million
and money market accounts  increased $900,000.   The Bank's cost of deposits
increased to 4.73% at March 31, 1997, compared to 4.61% at December 31, 1996, a result of general increase in market rates of interest.

   BORROWINGS

         Total borrowings increased $13.4 million during the period to $417.5 million at March 31, 1997 in order to fund loan demand. The Bank's cost of borrowings was 5.79% at March 31, 1997, compared to 5.73% at December 31, 1996.

   CAPITAL

         According to federal regulations, the Bank must meet certain minimum capital ratios. As the following table indicates, the Bank's capital ratios at March 31, 1997 exceeded these requirements.

                                                                                                   Tier 1
                                        Tangible            Core           Risk-Based           Risk-based
                                         Capital           Capital          Capital               Capital
                                        ---------         ---------        ----------           -------------
                                                              (Dollars in thousands)
Actual capital                          $  79,332          $ 79,332        $ 89,897            $ 79,332
Required capital                           23,114            46,228          73,034              36,517
                                        ---------          --------        --------           ---------
Excess capital                          $  56,218          $ 33,104        $ 16,863            $ 42,815
                                        =========          ========        ========            ========

Actual ratio                                 5.15%             5.15%          9.85%               8.69%
                                        =========          ========        ========            ========

Required ratio                               1.50%             3.00%          8.00%               4.00%
                                        =========          ========        ========            ========


         Consolidated stockholders' equity was $83.3 million at March 31, 1997 and represents 5.45% of consolidated assets.


   LIQUIDITY

         Liquidity is the ability to meet financial obligations when due. Regulatory authorities require that thrift institutions maintain liquidity consisting of cash, short-term U. S. Government Securities and other specified assets, equal to at least 5% of net withdrawable accounts and borrowings payable in one year or less. For March, 1997, the Bank's average liquidity ratio was 6.54%. At March 31, 1997, unused borrowing capacity as measured by the Bank's inventory of readily available but unpledged collateral was approximately $172 million. The Bank considers its current liquidity and other funding sources sufficient to fund its outstanding loan commitments and scheduled liability maturities.

           =======================================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Table of Contents.....................      i
Prospectus Summary....................      1
The Formation.........................     10
Business and Strategy.................     11
Tax Status of the Company.............     14
Risk Factors..........................     15
The Company...........................     26
Use of Proceeds.......................     27
Capitalization........................     29
Business and Strategy.................     30
Management............................     52
Certain Transactions Constituting the
  Formation...........................     57
Description of Series A Preferred
  Shares..............................     59
Description of Capital Stock..........     66
Federal Income Tax Considerations.....     69
ERISA Considerations..................     81
Certain Information Regarding the
  Bank................................     84
Underwriting..........................     88
Experts...............................     90
Ratings...............................     90
Certain Legal Matters.................     90
Additional Information................     90
Glossary..............................     92
Index to Financial Statement..........    F-1
Annex I -- Offering Circular for Bank
  Preferred Shares....................   OC-1


                            ------------------------


THROUGH AND INCLUDING            , 1997 (THE 25TH DAY AFTER THE COMMENCEMENT OF
THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

           =======================================================
           =======================================================

                                1,100,000 SHARES

                                  D&N CAPITAL
                                  CORPORATION


                                  % NONCUMULATIVE

                           PREFERRED STOCK, SERIES A
                           --------------------------

                                   PROSPECTUS
                           --------------------------
                               (RONEY & CO. LOGO)


                                 July   , 1997


           =======================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

            Registration Fee  . . . . . . . . . . . . . . . . . . .  $ 10,000
            Rating Agency Fee . . . . . . . . . . . . . . . . . . .    35,000
            Printing and Out of Pocket Expenses . . . . . . . . . .    70,000
            Legal Fees and Expenses . . . . . . . . . . . . . . . .   150,000
            Accounting Fees and Expenses  . . . . . . . . . . . . .    50,000
            Blue Sky Fees and Expenses  . . . . . . . . . . . . . .    10,000
                                                                     --------
                      Total . . . . . . . . . . . . . . . . . . . .  $325,000
                                                                     ========

ITEM 31. SALES TO SPECIAL PARTIES.

     See response to Item 32 below.


ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the formation of D&N Capital Corporation (the "Company" or the "Registrant"), the Company issued 1000 shares of Common Stock, par value $1.00 per share, to D&N Bank (the "Bank"). Prior to the consummation of the Offering, the Company will amend its Certificate of Incorporation to change the par value of its Common Stock to $300.00 per share. Simultaneously with the consummation of the Offering, the Company will issue an aggregate of __________ shares of Common Stock to the Bank. The description of these transactions in the Prospectus under the heading "Certain Transactions Constituting The Formation" is incorporated herein by reference. These shares of Common Stock will be issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act").


ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

         The Amended and Restated Certificate of Incorporation of the Registrant provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         The Amended and Restated Certificate of Incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

         The Amended and Restated Certificate of Incorporation also empowers the Registrant by action of its Board of Directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against such individual or incurred by such individual in any such capacity arising out of such individual's status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

         In addition, the Registrant's By-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The By-laws provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

         The Registrant's By-laws also provide that the Registrant may enter into contracts with any director, officer, employee or agent of the Registrant in furtherance of the indemnification provisions in the By-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.


ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.


ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements

     See F-1 of the Prospectus for an index to financial statements included as part of the Prospectus.

         (b) Exhibits


 Exhibit
 Number                                  Description
 ------    ---------------------------------------------------------------------
 1         Form of Underwriting Agreement between the Company, the Bank and the
           Underwriter  *

 3(a)(i)   Certificate of Incorporation of the Company *

 3(a)(ii)  Form of Certificate of Designation establishing the Series A
           Preferred Shares *

 3(a)(iii) Form of Restated Certificate of Incorporation *

 3(b)      Bylaws of the Company *

 4         Specimen of certificate representing Series A Preferred Shares *

 5 Opinion of Silver, Freedman & Taff, L.L.P., counsel to the Company, relating to Series A Preferred Shares *

 8 Opinion of Coopers & Lybrand L.L.P., tax adviser to the Company, relating to certain tax matters

 10(a) Form of Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank *

 10(b) Form of Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank *

 10(c)     Form of Residential Mortgage Loan Servicing Agreement between the
           Company and the Bank *

 10(d)     Form of Commercial Mortgage Loan Servicing Agreement between the
           Company and the Bank *

 10(e)     Form of Advisory Agreement between the Company and the Bank *

 23(a)     Consent of Coopers & Lybrand L.L.P.

 23(b)     Consent of Tax Advisor

 23(c)     Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5) *

 23(d)     Consent of Honigman Miller Schwartz and Cohn *

 24        Powers of Attorney *


---------------

* Previously filed

ITEM 36. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer, or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:


        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hancock, Michigan, on the 10th day of July, 1997.


                                        D&N CAPITAL CORPORATION



                                        By:  /s/ Kenneth R. Janson
                                             ----------------------------
                                             Kenneth R. Janson, President


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Kenneth R. Janson                           *
----------------------------------              -------------------------------
Kenneth R. Janson                               Richard E. West
President, Director                             Director
(Principal Executive Officer)


July 10, 1997                                   July 10, 1997
---------------------------------               -------------------------------
Date                                            Date


*                                               /s/ James Bogan
--------------------------------                -------------------------------

Daniel D. Greenlee                              James Bogan
Treasurer (Principal Financial                  Director
and Accounting Officer)



July 10, 1997                                   July 10, 1997
----------------------------------              -------------------------------
Date                                            Date



*                                               /s/ William McGarry
----------------------------------              -------------------------------
George J. Butvilas                              William McGarry
Director                                        Director




July 10, 1997                                   July 10, 1997
----------------------------------              -------------------------------
Date                                            Date




*  By:  Kenneth R. Janson
        --------------------------
        Kenneth R. Janson,
        Attorney in Fact


July 10, 1997
----------------------------------
Date

                                Exhibit Index

 Exhibit
 Number                                  Description
 ------    ---------------------------------------------------------------------
 1         Form of Underwriting Agreement between the Company, the Bank and the
           Underwriter. *

 3(a)(i)   Certificate of Incorporation of the Company *

 3(a)(ii)  Form of Certificate of Designation establishing the Series A
           Preferred Shares *

 3(a)(iii) Form of Restated Certificate of Incorporation*

 3(b)      Bylaws of the Company *

 4         Specimen of certificate representing Series A Preferred Shares *

 5 Opinion of Silver, Freedman & Taff, L.L.P., counsel to the Company, relating to Series A Preferred Shares *

 8 Opinion of Coopers & Lybrand L.L.P., tax adviser to the Company, relating to certain tax matters

 10(a) Form of Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank *

 10(b) Form of Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank *

 10(c)     Form of Residential Mortgage Loan Servicing Agreement between the
           Company and the Bank *

 10(d)     Form of Commercial Mortgage Loan Servicing Agreement between the
           Company and the Bank *

 10(e)     Form of Advisory Agreement between the Company and the Bank *

 23(a)     Consent of Coopers & Lybrand L.L.P.

 23(b)     Consent of Tax Advisor

 23(c)     Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5) *

 23(d)     Consent of Honigman Miller Schwartz and Cohn *

 24        Powers of Attorney *


---------------

* Previously filed